UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under 14a-12

PILGRIM’S PRIDE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

common stock, par value $0.01 per share; 10.50% Subordinated Notes due March 4, 2011

(2)	Aggregate number of securities to which transaction applies:

Up to 39.4 million shares of common stock and approximately $194.6 million principal amount of 10.50% Subordinated Notes due March 4, 2011. The actual number of shares and principal amount of the notes to be issued will be determined at closing by reference to the stock price of the Registrant’s Class A common stock and the estimated book value of the business to be acquired.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$611,686,842, representing $100 million in cash to be paid at the closing by the Registrant, $194.6 million principal amount of 10.50% Subordinated Notes due March 4, 2011, and 31,163,326 shares of common stock valued at $10.175 per share, the average of the high and low sales prices reported on the New York Stock Exchange on August 19, 2003.

(4)	Proposed maximum aggregate value of transaction:

$ 611,686,842

(5)	Total fee paid:

$49,485

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Pilgrim’s Pride Corporation

110 South Texas Street

Pittsburg, Texas 75686

September     , 2003

Dear Fellow Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders of Pilgrim’s Pride Corporation to be held on Friday, September 26, 2003, at 9:00 a.m., Central time, at the Company’s headquarters building, 110 South Texas Street, Pittsburg, Texas.

At the special meeting, you will be asked to vote upon a proposal to reclassify our Class A common stock and Class B common stock into a single class of common stock. At the effective time of this reclassification, each share of Class A common stock and each share of Class B common stock will be reclassified into one (1) share of new common stock. The new common stock will have the voting and other rights described in the accompanying proxy statement. You will also be asked to vote upon a proposal to issue shares of Pilgrim’s Pride common stock to ConAgra Foods, Inc. in connection with the acquisition by Pilgrim’s Pride of the ConAgra chicken division. As more fully described in the accompanying proxy statement, we have entered into an agreement to acquire the ConAgra chicken division in exchange for cash, shares of common stock and subordinated notes. We intend that the proposed reclassification of the common stock will be completed prior to the closing of our acquisition of the ConAgra chicken division and ConAgra Foods will receive shares of our new common stock in the acquisition. If for any reason the proposed reclassification is not completed, then ConAgra Foods will receive shares of our existing Class A common stock.

This booklet includes the Notice of Special Meeting of Stockholders and the proxy statement. The proxy statement contains detailed information about the special meeting, the reclassification of our Class A common stock and Class B common stock, the acquisition and issuance of shares to ConAgra Foods, and Pilgrim’s Pride Corporation and the ConAgra chicken division. In addition, you may obtain information about Pilgrim’s Pride from documents that we have filed with the Securities and Exchange Commission. We encourage you to read all of this information carefully.

Your board of directors believes that the proposed reclassification of the Pilgrim’s Pride Class A common stock and Class B common stock into a single class of common stock and the issuance of shares of common stock to ConAgra Foods in connection with the acquisition are in the best interests of Pilgrim’s Pride and its stockholders. The Board recommends that you vote “FOR” each of these proposals.

Your vote is important. Whether or not you plan to attend the special meeting in person, please sign, date and return the enclosed proxy card in the enclosed postage-paid envelope. Voting by proxy will ensure your representation at the special meeting if you do not attend in person.

On behalf of your board of directors and the officers and employees of Pilgrim’s Pride Corporation, I would like to thank you for your continued support.

Very truly yours,

Lonnie “Bo” Pilgrim

Chairman of the Board

PILGRIM’S PRIDE CORPORATION

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders:

A Special Meeting of Stockholders of Pilgrim’s Pride Corporation will be held at the Company’s headquarters building, 110 South Texas Street, Pittsburg, Texas, at 9:00 a.m., Central time, on Friday, September 26, 2003, for the following purposes, as more fully described in the attached proxy statement:

1.	To consider and vote upon a proposal to amend Article Fourth of Pilgrim’s Pride’s certificate of incorporation to reclassify the Class A common stock and Class B common stock into a single class of common stock;

2.	To consider and vote upon a proposal to approve the issuance to ConAgra Foods, Inc. of shares of Pilgrim’s Pride Corporation common stock in connection with the proposed acquisition by Pilgrim’s Pride of the ConAgra chicken division, as contemplated by the Stock Purchase Agreement, dated June 7, 2003, as amended, between Pilgrim’s Pride and ConAgra Foods; and

3.	To transact any other business that may properly come before the special meeting or any adjournment or postponement thereof.

Stockholders of record of the Company’s Class A common stock and Class B common stock at the close of business on September 2, 2003 will be entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof.

Regardless of whether you will attend the special meeting, please sign, date and return the enclosed proxy card in the enclosed postage prepaid envelope as soon as possible to ensure that your shares will be voted at the special meeting in accordance with your instructions. Voting by proxy will not prevent you from voting in person at the special meeting.

By Order of the Board of Directors,

Richard A. Cogdill

Executive Vice President, Chief Financial Officer, Secretary and Treasurer

PILGRIM’S PRIDE CORPORATION

110 South Texas Street

Pittsburg, Texas 75686

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

to be held September 26, 2003

Our board of directors is furnishing you this proxy statement to solicit proxies on its behalf to be voted at a Special Meeting of Stockholders to be held at the Company’s headquarters building, 110 South Texas Street, Pittsburg, Texas, at 9:00 a.m., Central time, on Friday, September 26, 2003. The proxies also may be voted at any adjournments or postponements of the special meeting. We are first sending this proxy statement to stockholders on or about September     , 2003.

At the special meeting, stockholders will be asked to consider and vote upon proposals to (1) amend Article Fourth of our certificate of incorporation to reclassify our Class A common stock and Class B common stock into a single class of common stock and (2) approve the issuance to ConAgra Foods, Inc. of shares of our common stock in connection with our proposed acquisition of the ConAgra chicken division, as contemplated by the Stock Purchase Agreement, dated June 7, 2003, as amended, between us and ConAgra Foods.

Our board of directors has fixed the close of business on September 2, 2003 as the record date for the special meeting. Only holders of record of our Class A common stock or Class B common stock on that date are entitled to notice of and to vote at the special meeting, or at any adjournments or postponements of the special meeting. Each stockholder of record on the record date is entitled to one vote for each share of Class A common stock held and twenty votes for each share of Class B common stock held. On the record date, there were 13,523,429 shares of Class A common stock and 27,589,250 shares of Class B common stock issued and outstanding. Approval of the proposed reclassification of our Class A common stock and Class B common stock into a single class of common stock will require the vote of a majority of the outstanding shares of each of the Class A common stock and Class B common stock outstanding on the record date. Approval of the issuance of the shares to ConAgra Foods will require the vote of a majority of the combined voting power of the shares of Class A common stock and Class B common stock represented at and voting at the special meeting.

Our chairman, Lonnie “Bo” Pilgrim, and his son, Lonnie Ken Pilgrim, who is one of our directors and officers, collectively own or control 8,618,741 shares (63.7%) of the Class A common stock and 17,163,818 shares (62.2%) of the Class B common stock, and will vote for both proposals, and thus the approval of both proposals is assured.

When the accompanying proxy card is returned properly dated and signed and includes voting instructions, the shares represented by that proxy will be voted as directed by the stockholder submitting the proxy, unless the proxy is revoked before the special meeting. If a proxy is dated, signed and returned, but does not include voting instructions, the shares will be voted “FOR” each of the above proposals. On any other business that may come before the special meeting or any adjournments or postponements of the special meeting, the persons named on the accompanying form of proxy will vote in accordance with their best judgment.

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SUMMARY TERM SHEET

This summary term sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you as a Pilgrim’s Pride stockholder. Accordingly, we encourage you to carefully read this entire document and the documents to which we have referred you. You may obtain a copy of the documents to which we have referred you without charge by following the instructions in the section entitled “Where You Can Find More Information.”

•	The Companies

Pilgrim’s Pride Corporation. Pilgrim’s Pride Corporation is the second-largest poultry producer in the United States – the third-largest in chicken and fifth-largest in turkey – and the second largest chicken company in Mexico. We employ more than 24,500 persons and operate processing and further processing plants, distribution centers, hatcheries and feed mills in Texas, Arkansas, Arizona, North Carolina, Pennsylvania, Virginia and West Virginia and Mexico.

Our products are sold to foodservice, retail and frozen entrée customers. The Company’s primary distribution is through retailers and restaurants throughout the United States and in the Northern and Central regions of Mexico and to the foodservice industry nationwide in both countries. For more information, please see “Where You Can Find More Information” on page 73.

We are a Delaware corporation with principal executive offices located at 110 South Texas Street, Pittsburg, Texas 75686. The telephone number of our principal executive offices is (903) 855-1000.

ConAgra Foods, Inc. ConAgra Foods, Inc. (“ConAgra Foods”) is a leading packaged food company, serving a wide variety of food customers. ConAgra Foods operates in four business segments: packaged foods, food ingredients, meat processing and agricultural products. Historically, in its meat processing segment, ConAgra Foods produced and marketed fresh chicken for retail and foodservice customers. ConAgra Foods is a Delaware corporation with principal executive offices located at One ConAgra Drive, Omaha, Nebraska 68102. The telephone number of its principal executive offices is (402) 595-4000.

The ConAgra Foods Chicken Business (referred to in this proxy statement as the ConAgra chicken division) is the fourth-largest chicken producer in the United States. It is a fully-integrated chicken processing business engaged in the production, processing, marketing and distribution of fresh and frozen chicken products. It employs more than 16,000 persons and operates processing and further processing plants, distribution centers, hatcheries and feed mills in Alabama, Arkansas, Georgia, Kentucky, Louisiana, West Virginia and Puerto Rico, with additional facilities in California, Iowa, Mississippi, North Carolina, Tennessee, Texas, Utah, and Wisconsin. For more information, please see “Information Concerning the ConAgra Chicken Division” on page 54.

•	The Proposals

You are being asked to consider and vote upon proposals to:

•	amend Article Fourth of our certificate of incorporation to reclassify our Class A common stock and Class B common stock into a single class of common stock; and

•	approve the issuance to ConAgra Foods of shares of our common stock in connection with our proposed acquisition of the ConAgra chicken division, as contemplated by the Stock Purchase Agreement, dated June 7, 2003, as amended, between us and ConAgra Foods.

•	Reclassification of Class A common stock and Class B common stock (Pages 14 through 25)

You are being asked to consider a proposed amendment to our certificate of incorporation that would reclassify the Class A common stock and Class B common stock into a single class of common stock. At the effective time of this reclassification, each share of Class A common stock and each share of Class B common stock will be reclassified into one (1) share of new common stock. The reclassification of the Class A common stock and the Class B common stock on a one-for-one basis is referred to as the exchange ratio.

We believe that this simplified capital structure will enhance stockholder value by eliminating potential investor confusion and perceived negative impact on the market price of our common stock that results from having a dual class structure. We also believe that the reclassification of our Class A common stock and Class B common stock will potentially increase the liquidity, trading volume and trading efficiencies of our common stock, and potentially increase our investor base.

In connection with the proposed reclassification of the Class A common stock and Class B common stock, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) has delivered its written opinion dated August 20, 2003 to a special committee of our board of directors as to the fairness, from a financial point of view, of the exchange ratio pursuant to the proposed reclassification to both the holders of the Class A common stock and the Class B common stock, in each case other than members of the Pilgrim family and their affiliated entities. A copy of Merrill Lynch’s opinion is attached to this proxy statement as Annex A. Merrill Lynch’s opinion sets forth the assumptions made, matters considered and limits on the scope of review undertaken by Merrill Lynch. Each holder of Class A common stock and Class B common stock is encouraged to read Merrill Lynch’s opinion in its entirety. Merrill Lynch’s opinion was intended for the use and benefit of the special committee and the board of directors, does not address the merits of the underlying decision by Pilgrim’s Pride to engage in the reclassification and does not constitute a recommendation to any stockholder as to how that stockholder should vote on the reclassification or any related matter.

Except as to voting rights, the rights of the new common stock will be identical to the rights of the current Class A common stock and Class B common stock. Currently, the holders of Class A common stock are entitled to one vote per share and the holders of Class B common stock are entitled to twenty votes per share on all matters brought before the stockholders. Except as required by law, the Class A common stock and Class B common stock vote as a single class. Each share of existing Class A common stock or Class B common stock that is reclassified into our new common stock will be entitled to cast twenty votes on all matters submitted to a vote of the stockholders, until there is a change in the beneficial ownership of such share. After the reclassification, following a change in beneficial ownership of a share, the share will be entitled to only one vote. Shares of new common stock issued after the reclassification will also only be entitled to one vote per share, including the shares to be issued to ConAgra Foods in the ConAgra chicken division acquisition.

Because the Class A common stock currently carries one vote per share and the Class B common stock currently carries twenty votes per share, the reclassification will significantly increase the relative voting power of each Class A share and decrease the relative voting power of each Class B share. At present, the Class A shares and Class B shares possess 2.4% and 97.6%, respectively, of our total voting power. After giving effect to the reclassification, the Class A shares and Class B shares currently outstanding would possess 32.9% and 67.1%, respectively, of our total voting power.

Our chairman Lonnie “Bo” Pilgrim, and his son Lonnie Ken Pilgrim, who is one of our directors and officers, directly and through several family trusts and partnerships (collectively, the “Majority Stockholders”), collectively control 62.225% of our total voting power and will continue to control over 62% of our total voting power immediately after the reclassification and prior to the closing of the ConAgra chicken division acquisition. So that the reclassification does not increase the percentage of our total voting power controlled by the Majority Stockholders, they have agreed to enter into a voting agreement with us prior to the reclassification. The voting agreement will provide that, as long as the common stock is listed on the New York Stock Exchange, should the combined voting power of shares held by the Majority Stockholders exceed 62.225% of our total voting power, they will vote those shares in excess of that percentage proportionately with the votes of the other Pilgrim’s Pride stockholders.

The board of directors recommends that stockholders vote “FOR” approval of the proposed amendment.

•	The Acquisition (Pages 25 through 53)

In accordance with the Stock Purchase Agreement, we have agreed to acquire the ConAgra chicken division through the purchase from ConAgra Foods of all of the issued and outstanding capital stock of four of its wholly-owned subsidiaries. The ConAgra chicken division can generally be viewed as consisting of all of ConAgra Foods’ integrated chicken business (including grow-out, slaughter, processing, further processing, rendering, sales and distribution, both in retail and foodservice, and related assets and employees). The ConAgra chicken division does not include (and we are not acquiring) certain branded packaged foods operations, including the Butterball, Banquet, Marie Callender’s and Country Skillet further chicken processing and marketing operations. Additionally, we will not be acquiring the ConAgra, Butterball, Banquet, Marie Callender’s and Country Skillet trade names.

The purchase price will be calculated based on the “final adjusted net book value” (as defined in the Stock Purchase Agreement) of the assets and liabilities of the ConAgra chicken division on the closing date of the acquisition. The consideration payable to ConAgra Foods will consist of a combination of cash, shares of our common stock and our 10.50% subordinated notes due March 4, 2011 (the “Notes”); provided that at our option we may pay the Note portion of the purchase price with cash, subject to certain limitations. The actual number and dollar amount of shares and the principal amount of Notes to be issued, subject to post-closing adjustment, will be determined at the closing of the acquisition by reference to the estimated final adjusted net book value of the ConAgra chicken division on the closing date and the volume weighted average stock price of the Class A common stock on the New York Stock Exchange from June 10, 2003 (the day after the parties announced the acquisition) through the date five trading days prior to the closing date. The volume weighted average stock price used to compute the number of shares to be issued to ConAgra Foods is subject to adjustment in certain circumstances. See “The Stock Purchase Agreement – Purchase Price – Share Portion.” In addition, the amount we will record on our financial statements for the stock portion of the purchase price will be based on the market price of our common stock on the closing date; however the volume weighted average stock price is used to compute the number of shares to be issued to ConAgra Foods.

If the estimated final adjusted net book value of the ConAgra chicken division were $535,566,000 (which was the adjusted net book value at May 25, 2003) and the closing date were August 26, 2003, the stock portion of the purchase price would consist of 31,163,326 shares (based on a volume weighted average price of the Class A common stock of $7.7336 from June 10 through August 19, 2003) and the balance of the consideration would be payable in $100 million in cash and, assuming no post-closing adjustment, approximately $194.6 million in a combination of cash and Notes. On August 13, 2003, we completed the public offering of $100 million of 9 5/8% Senior Notes due 2011. We intend to pay cash to ConAgra Foods using the proceeds of that offering instead of issuing Notes; provided, however, that if we issue any Notes to ConAgra Foods, the initial principal amount of the Notes must be at least $100 million or such lesser amount as may be acceptable to ConAgra Foods. The acquisition would be valued on our financial statements at approximately $610 million plus transaction costs because the stock component of the purchase price would be valued based on our common stock price at closing of $10.12 (which was the closing price of our Class A common stock on August 19, 2003), which currently exceeds the volume weighted average price of the common stock during the reference period. Accordingly, changes in the final adjusted net book value of the ConAgra chicken division, changes in the volume weighted average price of our common stock and changes in the price of our common stock prior to closing will change the amount of stock and Notes payable to ConAgra Foods and the purchase price of the ConAgra chicken division for purposes of our financial statements. We intend that the proposed reclassification of the Class A common stock and Class B common stock will be completed prior to the closing of our acquisition of the ConAgra chicken division and ConAgra Foods will receive shares of our new common stock in the acquisition. If for any reason the proposed reclassification is not completed, then ConAgra Foods will receive shares of our existing Class A common stock.

•	The Subordinated Notes (Pages 40 through 41 and Annex G)

Unless we exercise our option to pay all of the Note portion of the purchase price in cash, a portion of the purchase price will consist of the Notes. The Notes will be issued under an indenture between us and a trustee. The Notes will be general unsecured obligations of Pilgrim’s Pride, and are expressly subordinated in right of payment to all of our existing and future senior indebtedness. The Notes will mature on March 4, 2011. Interest on the Notes will accrue at the rate of 10.50% per annum and will be payable semi-annually in arrears on December 15 and June 15.

The Notes may be redeemed by us, in whole or in part, for 100% of the then-outstanding principal and accrued interest, as long as they are held by ConAgra Foods or a ConAgra Foods affiliate. We may not redeem less than all of the Notes from ConAgra Foods if ConAgra Foods holds less than, or the redemption would result in

ConAgra Foods holding less than, $100 million of the Notes. If ConAgra Foods should transfer the Notes to an unaffiliated third party,

•	up to 35% of the Notes may be redeemed by us at a 10.5% premium prior to the fourth anniversary of their original issuance from the proceeds, and within 45 days after the completion by us, of a public equity issuance; and

•	the Notes may be redeemed by us, in whole or in part, at a 5.25% premium from September 15, 2007 through September 14, 2008; at a 2.625% premium from September 15, 2008 through September 14, 2009; and for 100% of the then-outstanding principal and accrued interest at any time after September 14, 2009.

If a change of control (as defined in the indenture) occurs, each noteholder will have the right to require us to repurchase all or any part of that holder’s Notes on the terms set forth in the indenture.

We are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

•	Recommendation of the Board of Directors (Page 37)

Our board of directors has determined that the proposed issuance of shares to ConAgra Foods and the proposed purchase of the ConAgra chicken division are in the best interests of Pilgrim’s Pride and our stockholders. The board of directors recommends that stockholders vote “FOR” approval of the proposed issuance of shares to ConAgra Foods in connection with the ConAgra chicken division acquisition.

•	Reasons for the Acquisition and Issuance of Shares to ConAgra Foods; Certain Risks of the Acquisition (Pages 28 through 30)

In reaching its decision that the proposed issuance of the shares to ConAgra Foods and the proposed purchase of the ConAgra chicken division are in the best interests of Pilgrim’s Pride and our stockholders, our board of directors considered, among other things:

•	the financial condition and operating results of the ConAgra chicken division;

•	the markets served by the ConAgra chicken division in the United States and Puerto Rico;

•	the distributor relationships, Southeastern processing plants and other facilities of the ConAgra chicken division;

•	opportunities to achieve significant cost savings through the optimization of production and distribution facilities and the implementation of a “best practices” approach across all operations, including purchasing, production, logistics and shared services;

•	the brands of, and variety of products produced by, the ConAgra chicken division, including higher-margin specialty prepared chicken products; and

•	the financial and other terms and conditions of the Stock Purchase Agreement and other transaction agreements.

Our board of directors also considered, among other things, the following risks of the proposed acquisition:

•	the dilution to the ownership percentage of the holders of the currently outstanding Class A common stock and Class B common stock;

•	the potential adverse effect on prevailing market prices for the common stock that might occur due to the availability for resale of one-third of the shares 12 months after the closing;

•	the risk that certain aspects of the businesses of Pilgrim’s Pride and the ConAgra chicken division may not be successfully coordinated in a timely manner; and

•	certain other factors described in this proxy statement.

In the board of directors’ view, these considerations were not sufficient, either individually or collectively, to outweigh the advantages of the proposed acquisition.

•	Opinion of Pilgrim’s Pride’s Financial Advisor for the Acquisition (Pages 31 through 36 and Annex B)

In connection with the proposed acquisition, our financial advisor, Credit Suisse First Boston LLC, delivered a written opinion to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to Pilgrim’s Pride of the purchase price provided for in the Stock Purchase Agreement, dated June 7, 2003, prior to its amendment. The full text of Credit Suisse First Boston’s written opinion, dated June 7, 2003, is attached to this proxy statement as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Credit Suisse First Boston’s opinion was provided to our board of directors in connection with its evaluation of such purchase price, does not address any other aspect of the proposed acquisition or related transactions, and does not constitute a recommendation to any stockholder as to any matters relating to the acquisition or related transactions. Credit Suisse First Boston was not requested to render an updated opinion in connection with the August 11, 2003 and August 20, 2003 amendments to the Stock Purchase Agreement.

•	Closing Conditions (Pages 41 through 43)

The obligations of Pilgrim’s Pride and ConAgra Foods to consummate the acquisition are subject to the satisfaction or waiver of certain conditions, including but not limited to:

•	approval of the issuance to ConAgra Foods of shares of our common stock pursuant to the Stock Purchase Agreement by the requisite vote of the holders of our Class A common stock and Class B common stock, voting as a single class;

•	the approval for listing on the New York Stock Exchange of the shares to be issued to ConAgra Foods pursuant to the Stock Purchase Agreement;

•	the absence of any injunction prohibiting consummation of the acquisition; and

•	the accuracy of the representations and warranties contained in the Stock Purchase Agreement.

•	Non-Competition Covenant (Page 43)

The Stock Purchase Agreement provides that, for five years after the closing, ConAgra Foods will not compete with us in North America or Central America in the business of growing or slaughtering of chickens, an integrated chicken operation growing, slaughtering and processing chickens, the sale of fresh chicken or the sale of fresh frozen chicken that has not been further processed, and will not use, license or allow any third party to use the names “Butterball” or “Country Skillet” as a trademark, service mark, trade name or domain name in connection with any of those activities.

•	Amendment and Termination; Termination Fee (Pages 49 through 51)

The Stock Purchase Agreement provides that the parties may amend, modify or supplement the agreement by mutual agreement in writing. The Stock Purchase Agreement may be terminated at any time prior to the closing by the mutual consent of Pilgrim’s Pride and ConAgra Foods. Either party also may terminate the Stock Purchase Agreement if the closing has not occurred by December 31, 2003 (unless the failure of the closing to occur was due to any breach of the Stock Purchase Agreement by the party seeking to terminate), or for certain other reasons. If the Stock Purchase Agreement is terminated for certain reasons, the terminating party will be obligated to pay the other party a termination fee of $25 million.

•	Share Voting Agreement (Pages 51 through 52)

In connection with the Stock Purchase Agreement, the Majority Stockholders entered into a Share Voting Agreement with us and ConAgra Foods. In the Share Voting Agreement, the Majority Stockholders agreed, among other things, to vote their shares of Class A common stock and Class B common stock in favor of the issuance of shares of our common stock to ConAgra Foods in connection with the acquisition, and in favor of any proposal or action that would, or could reasonably be expected to, facilitate the acquisition. On the record date, the Majority Stockholders beneficially owned over 60% of the outstanding shares of each of the Class A common stock and Class B common stock, and all of such shares will be voted “FOR” the proposed issuance of shares to ConAgra Foods and the proposed reclassification of the Class A common stock and Class B common stock into a single class of common stock. Thus, approval of both proposals is assured.

•	Other Transaction Agreements (Pages 52 through 53)

In connection with the closing of the proposed acquisition, we will enter into various other agreements with ConAgra Foods, including the following:

•	two registration rights agreements, pursuant to which, among other things, we will register the shares and Notes to be issued to ConAgra Foods for resale within 12 months of the closing date, and ConAgra Foods and the Majority Stockholders each will agree to certain restrictions on transfer of their shares of our common stock; and

•	three supply agreements, pursuant to which we will be a preferred supplier of fresh chicken and certain prepared chicken products to ConAgra Foods and they will be a preferred supplier of grain to us in Puerto Rico.

•	Vote Required to Approve the Proposals (Pages 25 and 38)

Approval of the proposed amendment to our certificate of incorporation to reclassify the Class A common stock and Class B common stock into a single class of common stock will require the vote of a majority of the outstanding shares of each of the Class A common stock and Class B common stock. Approval of the issuance of shares to ConAgra Foods in connection with the acquisition will require the vote of a majority of the combined voting power of the shares of Class A common stock and Class B common stock represented at and voting on the proposal at the special meeting. Each share of Class A common stock is entitled to one vote per share and each share of Class B common stock is entitled to twenty votes per share on these matters.

Our chairman, Lonnie “Bo” Pilgrim, and his son, Lonnie Ken Pilgrim, who is one of our directors and officers, collectively own or control 8,618,741 shares (63.7%) of the Class A common stock and 17,163,818 shares (62.2%) of the Class B common stock, and will vote for both proposals, and thus the approval of both proposals is assured.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

This question-and-answer section highlights important information in this proxy statement but does not contain all of the information that is important to you. You should carefully read this entire proxy statement and the other documents we refer you to for a more complete understanding of the matters being considered at the special meeting. In addition, we incorporate by reference important business and financial information about Pilgrim’s Pride into this proxy statement. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information.”

Q:	When and where is the special meeting?

A:	The special meeting is scheduled to be held as follows:

Date:	September 26, 2003

Time:	9:00 a.m. Central time

Place:	Pilgrim’s Pride Corporation
Headquarters Building
110 South Texas Street
Pittsburg, Texas 75686

Q:	Who can vote at the special meeting?

A:	You can vote at the special meeting or any postponements or adjournments thereof if you owned shares of Pilgrim’s Pride Class A common stock or Class B common stock at the close of business on the record date, which is September 2, 2003. As of the close of business on that day, 13,523,429 shares of Pilgrim’s Pride Class A common stock and 27,589,250 shares of Class B common stock were outstanding and entitled to vote.

Q:	What am I being asked to vote on?

A:	You are being asked to vote to:

•	Approve an amendment to Article Fourth of our certificate of incorporation, which will reclassify our Class A common stock and Class B common stock into a single class of common stock. See “Proposed Reclassification of Class A common stock and Class B common stock into a Single Class.”

•	Approve the issuance to ConAgra Foods of shares of our common stock in connection with our proposed acquisition of the ConAgra chicken division, as contemplated by the Stock Purchase Agreement, dated June 7, 2003, as amended, between us and ConAgra Foods. See “Proposed Issuance of Shares to ConAgra Foods.”

Q:	How do I vote?

A:	You may vote your shares either in person or by proxy. There are generally two ways to vote:

•	by completing, executing and returning your proxy card; and
•	by written ballot at the special meeting.

If your shares are held in a brokerage account in your broker’s name (this is called street name), you should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, in most cases, submit voting instructions to your broker or nominee by telephone or the Internet. If you provide specific voting instructions to your broker or nominee by mail, telephone or the Internet, your shares should be voted by your broker or nominee as you have directed.

We will pass out written ballots to anyone who wants to vote at the special meeting. If you hold your shares in street name, you must request a legal proxy from your broker to vote at the special meeting.

Your shares will be voted as you indicate on your proxy card. If you return your proxy card but do not mark your voting preference, the individuals named as proxies will vote your shares “FOR” both proposals described in this proxy statement.

Q:	If my shares are held in my broker’s name, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide your broker with instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker. Without instructions, your shares will not be voted.

Q:	What if I change my mind after submitting a proxy?

A:	Your proxy may be revoked at any time before it is voted at the special meeting by (1) written notice to the Secretary of Pilgrim’s Pride, (2) submitting another valid proxy by mail that is later dated and properly signed or (3) voting in person at the special meeting.

Q:	Why is stockholder approval necessary for the issuance of shares to ConAgra Foods?

A:	Our listing agreement with the New York Stock Exchange requires stockholder approval for the issuance of shares in a single transaction or series of related transactions equal to 20% or more of Pilgrim’s Pride’s issued and outstanding common stock. If the ConAgra chicken division had a final adjusted net book value of $535.6 million (which was the adjusted net book value at May 25, 2003) and the volume weighted average price of our Class A common stock used to compute the share portion of the consideration to be paid to ConAgra Foods was $7.7336 (which was the volume weighted average price from June 10, 2003 through August 19, 2003, we would issue approximately 31.2 million shares of common stock to ConAgra Foods in the acquisition. This number of shares would represent approximately 43.1% of the total number of shares of common stock outstanding, and approximately 3.7% of our total voting power, after giving effect to the reclassification.

Q:	What vote will be required to approve the proposals?

A:	Approval of the amendment to our certificate of incorporation to reclassify our Class A common stock and Class B common stock into a single class of common stock will require the vote of a majority of the outstanding shares of each of our Class A common stock and Class B common stock. Approval of the issuance of shares to ConAgra Foods will require the vote of a majority of the combined voting power of the shares of Class A common stock and Class B common stock represented at and voting on the proposal at the special meeting. Each share of Class A common stock is entitled to one vote per share and each share of Class B common stock is entitled to twenty votes per share on these matters.

Our chairman, Lonnie “Bo” Pilgrim, and his son, Lonnie Ken Pilgrim, who is one of our directors and officers, collectively own or control 8,618,741 shares (63.7%) of the Class A common stock and 17,163,818 shares (62.2%) of the Class B common stock, and will vote for both proposals, and thus the approval of both proposals is assured.

Q:	Do I have any appraisal rights if I oppose the proposals?

A:	No. Under Delaware law, stockholders do not have the right to an appraisal of the value of their shares in connection with either proposal.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

The special meeting will be held as follows:

Date:	September 26, 2003

Time:	9:00 a.m. Central time

Place:	Pilgrim’s Pride Corporation
Headquarters Building
110 South Texas Street
Pittsburg, Texas 75686

The special meeting will be held for the following purposes:

•	To consider and vote upon a proposal to amend Article Fourth of the certificate of incorporation of Pilgrim’s Pride Corporation (“Pilgrim’s Pride”, “we” or the “Company”) to reclassify our Class A common stock and Class B common stock into a single class of common stock;

•	To consider and vote upon a proposal to approve the issuance to ConAgra Foods, Inc. (“ConAgra Foods”) of shares of our common stock in connection with our proposed acquisition of the ConAgra chicken division, as contemplated by the Stock Purchase Agreement, dated June 7, 2003, as amended, between us and ConAgra Foods (the “Stock Purchase Agreement”); and

•	To transact any other business that may properly come before the special meeting or any adjournment or postponement thereof.

A copy of the Stock Purchase Agreement is attached to this proxy statement as Annex D, copies of Amendment No. 1 to the Stock Purchase Agreement, dated August 11, 2003, and Amendment No. 2 to the Stock Purchase Agreement dated August 20, 2003, between us and ConAgra, are attached to this proxy statement as Annex E and Annex F, respectively, and a copy of the Certificate of Amendment of Certificate of Incorporation is attached to this proxy statement as Annex C. The shares of our common stock to be issued to ConAgra Foods pursuant to the Stock Purchase Agreement are referred in this proxy statement as the “Shares.”

Recommendation of the Board of Directors

Our board of directors believes that the proposed reclassification of our Class A common stock and Class B common stock into a single class of common stock, and the proposed issuance of the Shares to ConAgra Foods in connection with the purchase of the ConAgra chicken division, are advisable and fair to, and in the best interests of, Pilgrim’s Pride and its stockholders, and recommends that stockholders vote “FOR” the proposals.

Outstanding Voting Securities

Each stockholder of record at the close of business on September 2, 2003 (the “Record Date”), will be entitled to one vote for each share of Class A common stock, $.01 par value per share, and twenty votes for each share of Class B common stock, $.01 par value per share, held on the Record Date. The accompanying proxy card indicates the number of shares to be voted. On the Record Date, there were 13,523,429 shares of Class A common stock issued and outstanding and there were 27,589,250 shares of Class B common stock issued and outstanding. Approval of the proposed amendment to our certificate of incorporation to reclassify our Class A common stock and Class B common stock into a single class of common stock will require the separate class votes of a majority of the shares of the Class A common stock and a majority of the shares of Class B common stock outstanding on the Record Date. Approval of the issuance of the Shares to ConAgra Foods will require the vote of a majority of the combined voting power of the shares of Class A common stock and Class B common stock represented at and voting at the special meeting, voting as a single class. Our chairman, Lonnie “Bo” Pilgrim, and his son, Lonnie Ken

Pilgrim, who is one of our directors and officers, collectively own or control 8,618,741 shares (63.7%) of the Class A common stock and 17,163,818 shares (62.2%) of the Class B common stock, and will vote for both proposals, and thus the approval of both proposals is assured.

A list of stockholders as of the Record Date for the special meeting will be available for examination by any stockholder, for purposes germane to the special meeting, at the special meeting and, during ordinary business hours, for 10 days prior to the date of the special meeting, at 110 South Texas Street, Pittsburg, Texas 75686.

Quorum

The holders of at least a majority of the combined voting power of Class A common stock and Class B common stock outstanding on the Record Date must be present in person or by proxy at the special meeting for the special meeting to be held. Abstentions and broker non-votes are counted in determining whether at least a majority of the voting power of our Class A common stock and Class B common stock outstanding on the Record Date are present at the special meeting.

Proxies

Because many of our stockholders are unable to attend the special meeting, the board of directors solicits proxies by mail to give each stockholder an opportunity to vote on all items of business scheduled to come before the special meeting. Each stockholder is urged to:

•	read carefully the material in this proxy statement;

•	specify his or her voting instructions on each item by marking the appropriate boxes on the accompanying proxy card; and

•	sign, date and return the proxy card in the enclosed, postage prepaid envelope.

When the accompanying proxy card is properly executed and returned with voting instructions with respect to any of the items to be voted upon, the shares represented by the proxy will be voted in accordance with the stockholder’s directions by the persons named on the proxy card as proxies of the stockholder. If a proxy card is signed and returned, but no specific voting instructions are given, the shares represented by the proxy card will be voted for both proposals.

Unless otherwise indicated by the stockholder, returned proxy cards also confer upon the persons named on the card, as proxies for the stockholder, discretionary authority to vote all shares of stock represented by the proxy card on any item of business that is properly presented for action at the special meeting, even if not described in this proxy statement. The board of directors, however, has no reason to believe that any item of business not set forth in this proxy statement will come before the special meeting.

The proxy does not affect a stockholder’s right to vote in person at the special meeting. A stockholder may revoke a proxy at any time before it is voted by submitting a later-dated proxy, or by communicating his or her revocation in writing to the Secretary of Pilgrim’s Pride, or by voting by ballot at the special meeting.

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Your broker, bank, or nominee will not be able to vote your shares unless the broker, bank or nominee receives specific instructions from you. If your shares are held in a street name account, you must contact your broker, bank or other nominee to change your vote.

After carefully reading and considering the information contained in this proxy statement, you should complete, sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope. You can also vote in person at the special meeting, but we encourage you to submit your proxy even if you plan to attend the special meeting.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes will be counted as votes “AGAINST” the proposal to amend our certificate of incorporation to reclassify our Class A common stock and Class B common stock, and will have no effect on the vote to approve the issuance of the Shares to ConAgra Foods. Abstentions and broker non-votes will count towards the determination of a quorum at the special meeting.

Solicitation

We will bear the cost of the special meeting and the cost of soliciting proxies in the accompanying form, including the cost of mailing the proxy material. In addition to solicitation by mail, our directors, officers and other employees may solicit proxies by telephone or otherwise. They will not be specifically compensated for such services. We will request brokers and other custodians, nominees and fiduciaries to forward proxies and proxy soliciting material to the beneficial owners of Class A common stock and Class B common stock and to secure their voting instructions, if necessary. We will reimburse them for their reasonable expenses in forwarding proxy soliciting material.

Other Proposals

Except as indicated in this proxy statement, we do not expect any other matters to be raised at the special meeting. If any other matters should properly come before the meeting, the persons named in the enclosed proxy will vote the proxies in accordance with their best judgment.

Independent Auditors

Representatives of Ernst & Young LLP, our independent auditors, are expected to be present at the special meeting, will be given the opportunity to make a statement if they wish to do so, and will be available to respond to appropriate questions.

Assistance

If you have any questions about the proposals, the special meeting or how to submit your proxy, need assistance in completing your proxy card, or need additional copies of this proxy statement or the enclosed proxy card, please contact:

Pilgrim’s Pride Corporation

110 South Texas Street

Pittsburg, Texas 75686

Attention: Ric Springstead

Telephone: (903) 855-1000

SELECTED HISTORICAL FINANCIAL DATA

Selected Historical Financial Data of Pilgrim’s Pride

We prepared the selected historical consolidated financial data in the table below using our consolidated financial statements. We derived the consolidated statement of income data for the five fiscal years ended September 28, 2002 and the consolidated balance sheet data as of the last day of each such fiscal year from our consolidated financial statements audited by Ernst & Young LLP, independent auditors. We derived the consolidated statement of income data for the nine months ended June 28, 2003 and June 29, 2002 and the consolidated balance sheet data as of June 28, 2003 and June 29, 2002 from our unaudited consolidated financial statements. In the opinion of management, the unaudited interim financial statements for the nine months ended June 28, 2003 and June 29, 2002 include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position and the results of operations for these periods. Operating results for the nine months ended June 28, 2003 are not necessarily indicative of the results that may be expected for the entire fiscal year ending September 27, 2003. The historical data are only a summary and should be read in conjunction with the consolidated financial statements and related notes thereto for the applicable periods. Our audited consolidated balance sheets as of September 28, 2002 and September 29, 2001 and our audited consolidated statements of income for each of the three fiscal years in the period ended September 28, 2002, and the unaudited consolidated financial statements as of June 28, 2003 and June 29, 2002 and for the nine month periods then ended, are incorporated by reference in this proxy statement. See “Where You Can Find More Information.”

	Fiscal Year Ended					Nine Months Ended
	September 26, 1998	October 2, 1999(a)	September 30, 2000	September 29, 2001(b)	September 28, 2002	June 29, 2002	June 28, 2003
	(in thousands, except per common share data)
Income Statement Data:
Net sales	$1,331,545	$1,357,403	$1,499,439	$2,214,712	$2,533,718	$1,893,899	$1,909,874
Gross margin	136,103	185,708	165,828	213,950	165,165	133,495	140,619
Operating income	77,256	109,504	80,488	94,542	29,904	33,004	37,891
Income before income taxes and extraordinary charge	56,522	90,904	62,786	63,294	1,910
Interest expense, net	20,148	17,666	17,779	30,775	32,003	24,886	28,835
Income tax expense (benefit)(c)	6,512	25,651	10,442	21,263	(12,425)	(7,453)	15,346
Income before extraordinary charge	50,010	65,253	52,344	42,031	14,335	17,509	30,963
Extraordinary charge – net of tax	—	—	—	(894)	—	—	—
Net income	50,010	65,253	52,344	41,137	14,335	17,509	30,963
Per Common Share Data:(d)
Income before extraordinary charge	$1.21	$1.58	$1.27	$1.02	$0.35	$0.43	$0.75
Extraordinary charge – early repayment of debt	—	—	—	(0.02)	—	—	—
Net income	1.21	1.58	1.27	1.00	0.35	0.43	0.75
Cash dividends	0.04	0.045	0.06	0.06	0.06	0.045	0.045
Book value	5.58	7.11	8.33	9.27	9.59	9.68	10.27
Balance Sheet Data (end of period):
Working capital	$147,040	$154,242	$124,531	$203,450	$179,038	$157,980	$267,844
Total assets	601,439	655,762	705,420	1,215,695	1,227,890	1,218,365	1,278,920
Notes payable and current Maturities of long-term debt	5,889	4,353	4,657	5,099	3,483	5,207	2,635
Long-term debt, less current maturities	199,784	183,753	165,037	467,242	450,161	418,064	480,150
Total stockholders’ equity	230,871	294,259	342,559	380,932	394,324	397,910	422,189

(a)	Fiscal 1999 had 53 weeks.
(b)	We acquired WLR Foods, Inc. on January 27, 2001 for $239.5 million and the assumption of $45.5 million of indebtedness. The acquisition has been accounted for as a purchase and the results of operations for this acquisition have been included in our consolidated results of operations since the acquisition date.
(c)	Fiscal 2002 includes $11.9 million of tax benefit from changes in Mexican tax laws.
(d)	Historical per share amounts represent both basic and diluted and have been restated to give effect to a stock dividend issued on July 30, 1999.

Selected Historical Financial Data of the ConAgra Chicken Division

The following table presents selected historical financial data of the ConAgra chicken division on a combined basis as of and for the five fiscal years ended May 25, 2003. The combined statement of income data for each of the three fiscal years in the period ended May 25, 2003 and the combined balance sheet data as of May 25, 2003 and May 26, 2002 was derived from the ConAgra Foods Chicken Business combined financial statements appearing elsewhere in this proxy statement, which have been audited by Deloitte & Touche LLP, independent auditors. The combined statement of income data for the fiscal years ended May 28, 2000 and May 30, 1999 and the combined balance sheet data as of May 27, 2001, May 28, 2000, and May 30, 1999 was derived from the ConAgra Foods Chicken Business unaudited combined financial statements, which are not included in this proxy statement. In the opinion of the ConAgra Foods Chicken Business’ management, the unaudited combined financial statements include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the financial position and the results of operations of the ConAgra chicken division for these periods. The historical data are only a summary and should be read in conjunction with the combined financial statements and related notes thereto for the applicable periods. You should read this selected historical financial data in conjunction with the audited combined financial statements of the ConAgra Foods Chicken Business and notes thereto beginning on page F-1 of this Proxy Statement.

	Fiscal Year Ended
	May 30, 1999(a)	May 28, 2000 (b) (c)	May 27, 2001	May 26, 2002 (d)	May 25, 2003 (e)
	(in millions)
Income Statement Data:
Net sales	$1,784.2	$1,993.2	$2,341.0	$2,434.7	$2,341.7
Cost of goods sold	1,689.9	1,906.6	2,263.7	2,267.3	2,258.1

Gross profit	94.3	86.6	77.3	167.4	83.6
Selling, general and administrative expenses	56.3	71.8	72.6	79.4	73.0
Corporate allocations: Selling, general and administrative	7.6	13.8	20.6	19.0	19.3
Corporate allocations: Finance charges	12.3	21.9	31.8	22.7	26.0
Restructuring charges	5.9	56.5	—	—	—

Income (loss) before income taxes	12.2	(77.4)	(47.7)	46.3	(34.7)
Income tax expense (benefit)	4.5	(28.5)	(17.5)	17.6	(12.9)

Net income (loss)	7.7	(48.9)	(30.2)	28.7	(21.8)
Balance Sheet Data (end of period):
Working capital	$113.3	$206.7	$260.4	$201.7	$181.8
Total assets	492.1	879.8	882.0	833.1	786.7
Long-term debt, less current maturities	3.2	18.5	17.9	17.1	16.6

(a)	1999 restructuring charges represent charges for asset impairments.
(b)	2000 restructuring charges include $52.7 million of asset impairments and $3.8 million of other restructuring related charges.
(c)	2000 amounts reflect the acquisition of Seaboard Farms, the poultry division of Seaboard Corporation, for approximately $360 million. Seaboard Farms produced and marketed value-added poultry products primarily to foodservice customers and had annual sales of approximately $480 million.
(d)	As of the beginning of fiscal year 2002, the ConAgra Foods Chicken Business adopted Statement of Financial Accounting Standard (“SFAS”) No. 133, Accounting for Derivative Financial Instruments and Hedging Activities, as amended.
(e)	As of the beginning of fiscal year 2003, the ConAgra Foods Chicken Business adopted SFAS No. 142, Goodwill and Other Intangible Assets.

PROPOSED RECLASSIFICATION OF CLASS A COMMON STOCK AND

CLASS B COMMON STOCK INTO A SINGLE CLASS

Item 1 on Proxy Card

General

The board of directors has approved, and recommends that the stockholders adopt, a proposal to amend our certificate of incorporation to reclassify our Class A common stock and Class B common stock into a single class of common stock. A copy of the proposed certificate of amendment to our certificate of incorporation is attached to this proxy statement as Annex C. The following discussion is qualified in its entirety by reference to the amendment, which you should read carefully for more details regarding the provisions we describe and for other provisions that may be important to you.

At the effective time of the reclassification, each share of Class A common stock and each share of Class B common stock will be reclassified into one (1) share of new common stock. The new common stock will be our only class of authorized common stock. Following the reclassification, the Class A common stock and Class B common stock will no longer be listed on the New York Stock Exchange or registered under the Securities Exchange Act of 1934. The new common stock will be listed on the New York Stock Exchange under the symbol “PPC” and registered under the Securities Exchange Act of 1934. As of the Record Date, there were 13,523,429 shares of Class A common stock outstanding and 27,589,250 shares of Class B common stock outstanding. After giving effect to the reclassification, there will be 41,112,679 shares of our new common stock outstanding, all of which will be held by our current stockholders.

Upon approval by the stockholders, our certificate of incorporation will be amended as described in this proxy statement when the Certificate of Amendment of Certificate of Incorporation in the form attached to this proxy statement as Annex C is filed with the Secretary of State of the State of Delaware. Prior to its filing with the Secretary of State of the State of Delaware, the proposed amendment may be abandoned by the board of directors, without further action by the stockholders, at any time before or after the special meeting if for any reason the board of directors deems it advisable.

You should NOT send in your Class A common stock or Class B common stock certificates for exchange. If the reclassification is approved and consummated, your shares of Class A common stock or Class B common stock will automatically be reclassified as our new common stock when the Certificate of Amendment is filed, without any further action. You should retain the certificates for your Class A common stock or Class B common stock, which will be deemed for all purposes to represent the shares of new common stock into which your existing shares were reclassified. While you do not need to exchange your Class A common stock or Class B common stock certificates following this reclassification, you may do so if you wish. Please contact Ric Springstead, Pilgrim’s Pride Corporation, 110 South Texas Street, Pittsburg, Texas 75686, Telephone: (903) 855-1000 for further information.

Background of the Proposed Reclassification

Our current dual class capital structure was approved by our stockholders in June 1998. The dual class capital structure was intended to provide additional flexibility to Pilgrim’s Pride, while permitting us to avoid certain adverse income tax consequences that would result if we ceased to qualify as a “family corporation” under section 447 of the Internal Revenue Code of 1986.

A corporation is a “family corporation” if at least 50% of the total combined voting power of all classes of stock entitled to vote and at least 50% of all other classes of stock of the corporation are owned by members of the same family and certain other conditions are met. We are controlled by Lonnie “Bo” Pilgrim, our founder and Chairman, and his son Lonnie Ken Pilgrim, who is one of our directors and officers. Collectively, they own approximately 62.225% of our total voting power and over 60% of each class of our common stock. We also meet the other requirements of a “family corporation.”

Before July 2, 1988, we used the cash method of accounting for federal income tax purposes. Pursuant to changes in the laws enacted by the Revenue Act of 1987, we were required to change our method of accounting from the cash method for federal income tax purposes to the accrual method. As a consequence of this change in our accounting method, we were permitted to create a “suspense account” in the amount of approximately $89.7 million. The money in the suspense account represents deferred income arising from our prior use of the cash method of accounting. Beginning in fiscal 1998, we are generally required to include 1/20th of the amount in the suspense account, or approximately $4.5 million, in taxable income each year for 20 years. As of September 28, 2002, the balance in the suspense account was approximately $64.0 million. However, the full amount must be included in taxable income in any year that we cease to be a “family corporation.” Accordingly, if the Pilgrim family ceases to own at least 50% of the total combined voting power of all classes of our stock entitled to vote, we would cease to be a “family corporation” and would be required to recognize the balance of the “suspense account” in taxable income.

Our dual class structure was intended to allow us to issue equity securities in connection with acquisitions and to raise equity capital or to issue convertible debt or convertible preferred stock as a means to finance future growth, without diluting the voting power of the Pilgrim family in a way that would cause us to incur additional income tax expense.

At the time the dual class capital structure was implemented, our board of directors considered potential disadvantages of the structure, but determined that the potential benefits that it believed would result from the structure would outweigh any potential disadvantages.

At various times since adoption of our dual class capital structure, our board of directors has discussed the possibility that, in practice, certain disadvantages of the dual class capital structure have outweighed potential advantages related to the structure. The board of directors has noted that, with the exception of the pending acquisition of the ConAgra chicken division, we have not used the Class A common stock in connection with any acquisitions, nor have we sold Class A common stock or debt or shares convertible into Class A common stock in any public or private offering in order to raise capital. Given that we have not enjoyed the intended benefits of the Class A common stock, we have felt the disadvantages of the dual class capital structure more strongly, especially in light of the prevalence of single class capital structures among publicly held corporations. The disadvantages of the dual class capital structure that have been noted by the board of directors include, among others, the following:

•	potential confusion due to the complicated nature of our capital structure, which may diminish investor interest, analyst coverage, and the size of our investor base; and

•	impaired liquidity, trading volume, and trading efficiencies.

The board of directors has also noted that the Class A common stock has historically traded at a discount to the Class B common stock that it believes to be excessive. Since the adoption of the dual-class structure, the Class A common stock has generally traded on the New York Stock Exchange at a discount to the Class B common stock. This discount averaged 27.1% from the adoption of the dual-class structure in 1999 through August 5, 2003, and 26.6% over the three months ending August 5, 2003. The trading volume of the Class A common stock averaged approximately 38% that of the Class B common stock from the adoption of the dual-class structure in 1999 through August 5, 2003, and 16.6% over the three months ending August 5, 2003.

From time to time over the last few years, our management has discussed with the New York Stock Exchange and our legal and financial advisors the possibility of combining our two classes of common stock into one class as a means of increasing the trading price of our common stock and enhancing shareholder value. In 2002, we presented a formal proposal to the New York Stock Exchange that the Class A common stock and Class B common stock be reclassified as a new class of common stock, with each reclassified share initially entitled to 20 votes and newly issued shares or transferred shares entitled to one vote per share.

In July 2003, the New York Stock Exchange indicated that it would not object to our proposal under its voting rights rules, and our board of directors appointed a special committee comprised of our five outside directors to evaluate the proposal. The special committee, which does not consist of any member of the Pilgrim family or any of our officers or employees, was charged by the board of directors with determining whether this reclassification of the Class A common stock and Class B common stock was in the best interests of Pilgrim’s Pride, the Class A stockholders and the Class B stockholders, and the terms of any such reclassification, including the rights of the new common stock and the number of new common shares that would be issued for each outstanding share of Class A common stock and Class B common stock, and to make a recommendation to the full board of directors.

The special committee engaged Merrill Lynch as its financial advisor to assist it in evaluating the exchange ratio. At meetings of the special committee on August 6, August 8, August 11 and August 20, 2003, our management, together with our legal counsel and Merrill Lynch, reviewed the proposed reclassification of our Class A common stock and Class B common stock in the manner described in this proxy statement. At the August 6 meeting, Merrill Lynch presented to the special committee its financial analysis of the proposed exchange ratio and indicated that it was prepared to render a written opinion to the special committee as to the fairness of the proposed exchange ratio to both the holders of Class A common stock and Class B common stock, in each case other than members of the Pilgrim family and their affiliated entities. At the August 20 meeting, Merrill Lynch reaffirmed its financial analysis and delivered its opinion to the special committee to the effect that, as of August 20, 2003 and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the exchange ratio pursuant to the proposed reclassification was fair from a financial point of view to both the holders of Class A common stock and Class B common stock, in each case other than members of the Pilgrim family and their affiliated entities. The special committee then unanimously decided that the proposed reclassification was in the best interests of Pilgrim’s Pride, the Class A common stock stockholders and the Class B common stock stockholders, and voted to recommend the proposal to the full board of directors.

Based on the recommendation of the special committee and for the reasons described below, our board of directors subsequently determined that the proposed reclassification was in the best interests of Pilgrim’s Pride and was in the best interests of and fair to the holders of both the Class A common stock and Class B common stock. The board formally approved the reclassification, including by the unanimous vote of the directors that are neither members of the Pilgrim family nor Pilgrim’s Pride officers or employees, voting separately. The directors also recommended that the reclassification be submitted to a vote of our stockholders.

Reasons for the Proposed Reclassification

At a board meeting held on August 20, 2003, our board of directors determined that it was in the best interests of Pilgrim’s Pride and its stockholders to reclassify the Class A common stock and Class B common stock into new common stock on the terms described in this proxy statement.

In determining whether to approve the reclassification, and in the process of determining that the reclassification is in the best interests of Pilgrim’s Pride and its stockholders, our directors considered a number of factors, and came to believe this reclassification will:

•	eliminate potential investor confusion caused by our dual class capital structure;

•	simplify our capital structure, which may generate increased investor interest, expanded analyst coverage, and a larger investor base;

•	potentially increase the liquidity, trading volume, and trading efficiencies of our common shares;

•	increase efficiency and flexibility in raising capital and issuing additional shares if, when, and to the extent desired; and

•	eliminate a perceived negative impact on the market price of our common stock that results from having a dual class capital structure.

Your board of directors also considered the following factors relating to this reclassification, and believes that each supports its determination that the exchange ratio is fair to all of our stockholders:

•	the analysis and opinion of Merrill Lynch dated August 20, 2003 to the special committee, to the effect that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the exchange ratio pursuant to the proposed reclassification was fair from a financial point of view to both the holders of Class A common stock and Class B common stock, in each case other than members of the Pilgrim family and their affiliated entities;

•	the holders of the Class A common stock and the holders of the Class B common stock currently have the same economic rights, with the different voting rights representing the only material difference between the Class A common stock and the Class B common stock;

•	in a merger or reorganization transaction, or in a liquidation of the company, each holder of a share of Class A common stock and each holder of a share of Class B common stock is currently entitled to receive the same kind and amount of shares, securities or other property, except that the holders of Class A common stock and Class B common stock could be offered different kinds of shares in a merger or reorganization transaction if the only difference would be their respective voting rights;

•	each holder of a share of Class A common stock and each holder of a share of Class B common stock is currently entitled to receive the same cash dividends per share, if any, declared by the Company;

•	the current and historical trading prices and volumes of the Class A common stock compared to the current and historical trading prices and volumes of the Class B common stock;

•	the trading price differentials between two classes of stock of other similarly situated companies; and

•	the exchange ratios utilized by other companies that reclassified two classes of stock into a single class.

The board of directors also considered that this reclassification would increase the relative voting power of current holders of Class A common stock and decrease the relative voting power of current holders of Class B common stock, and provide greater voting rights to our existing stockholders than it would to persons who acquired our common stock in the future, either from us or from our existing stockholders in private or market transactions. In this respect, the increased voting rights of shares that are subject to the reclassification may encourage our stockholders to retain their shares. The board also considered that our Majority Stockholders have agreed to enter into a voting agreement with us so that this reclassification does not result in an increase in their voting control of Pilgrim’s Pride.

This discussion of information and factors considered by our board of directors is not intended to be exhaustive, but includes all material factors considered by our board of directors in approving the proposed reclassification. Our board of directors did not assign relative weights to the specific factors it considered in reaching its decision to approve the reclassification. In considering the factors described above, individual directors may have given different weight to different factors. Our board of directors relied on the experience and expertise of its financial advisor for quantitative analysis of the exchange ratio for the reclassification. See “—Opinion of Special Committee’s Financial Advisor for the Reclassification” below.

Opinion of Special Committee’s Financial Advisor for the Reclassification

On August 20, 2003, Merrill Lynch delivered its written opinion to the special committee to the effect that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the exchange ratio pursuant to the proposed reclassification was fair from a financial point of view to both the holders of the Class A common stock and the Class B common stock, in each case other than members of the Pilgrim family and their affiliated entities. A copy of Merrill Lynch’s opinion is attached to this proxy statement as

Annex A.

Merrill Lynch’s opinion sets forth the assumptions made, matters considered and limits on the scope of review undertaken by Merrill Lynch. Each holder of Class A common stock and Class B common stock is encouraged to read Merrill Lynch’s opinion in its entirety. Merrill Lynch’s opinion was intended for the use and benefit of the special committee and the board of directors, does not address the merits of the underlying decision by Pilgrim’s Pride to engage in the reclassification and does not constitute a recommendation to any stockholder as to how that stockholder should vote on the reclassification or any related matter. The exchange ratio was determined by the special committee and approved by the board of directors. This summary of Merrill Lynch’s opinion is qualified by reference to the full text of the opinion attached as Annex A.

In arriving at its opinion, Merrill Lynch, among other things:

•	Reviewed Pilgrim’s Pride’s certificate of incorporation as it relates to the rights and privileges of the Class A common stock and the Class B common stock, and held discussions with Pilgrim’s Pride’s outside counsel regarding such rights and privileges;

•	Reviewed a draft of the form of proposed certificate of amendment of the certificate of incorporation of Pilgrim’s Pride providing for the reclassification, which is referred to as the amendment;

•	Conducted discussions with members of senior management of Pilgrim’s Pride concerning the original creation of a dual class structure, the strategic and other reasons behind the decision of Pilgrim’s Pride to engage in the reclassification, and certain other aspects of the reclassification;

•	Reviewed the market prices, trading volumes and trading liquidity for the Class A common stock and the Class B common stock and compared them with the securities of certain publicly traded dual class companies that Merrill Lynch deemed to be relevant;

•	Compared the proposed financial terms of the reclassification and the exchange ratio with the financial terms of certain other reclassification transactions that Merrill Lynch deemed to be relevant and the exchange ratios used in such transactions;

•	Reviewed a draft of the form of voting agreement to be entered into by the Majority Stockholders;

•	Reviewed a draft of the preliminary proxy statement of Pilgrim’s Pride with respect to the reclassification; and

•	Reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch’s assessment of general economic, market and monetary conditions.

In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of Pilgrim’s Pride, and was not furnished with any such evaluation or appraisal, nor did Merrill Lynch evaluate the solvency or fair value of Pilgrim’s Pride under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Pilgrim’s Pride. Merrill Lynch further assumed that the reclassification will qualify as a tax-free exchange and recapitalization for U.S. federal income tax purposes, and that the final forms of the amendment and the voting agreement to be entered into by the Majority Stockholders will be substantially similar to the last drafts reviewed by Merrill Lynch. Merrill Lynch also assumed that the reclassification will be consummated in accordance with the terms of the amendment and as described in the proxy statement.

Merrill Lynch’s opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of its opinion.

Merrill Lynch was not requested to and did not provide advice concerning the structure, the exchange ratio or any other aspects of the reclassification. In addition, Merrill Lynch was not asked to address, and Merrill Lynch’s opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Pilgrim’s Pride other than the holders of the Class A common stock and the Class B common stock (in each case other than members of the Pilgrim family and their affiliated entities). Merrill Lynch did not express any opinion as to the prices at which the Class A common stock or the Class B common stock will trade following the announcement of the reclassification or as to the prices at which the common stock will trade following consummation of the reclassification, and Merrill Lynch’s opinion did not address the relative fairness of the exchange ratio to the holders of the Class A common stock and the Class B common stock.

The following is a summary of the material financial and comparative analyses performed by Merrill Lynch that were presented to the special committee in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to understand fully Merrill Lynch’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Merrill Lynch’s financial analyses.

Historical Trading Analysis

Merrill Lynch reviewed the historical trading performance and the trading liquidity of the Class A common stock and Class B common stock for the period from June 1, 1999 through August 5, 2003. This analysis included an examination of the percentage by which the daily closing price per share of Class A common stock traded at a premium or a discount to the daily closing price per share of Class B common stock, as well as the percentage by which the daily closing price per share of Class B common stock traded at a premium or a discount to the daily closing price per share of Class A common stock. The trading premium or discount was calculated for all trading days between July 21, 1999, when Class A common stock first began trading, through August 5, 2003. Merrill Lynch also analyzed the ratio of the average daily trading volume of Class B common stock traded relative to the average daily trading volume of Class A common stock, which is referred to as the relative trading liquidity.

This analysis showed the following:

Average Historical Trading & Liquidity(1)

	Class A common stock		Class B common stock		Class B common stock/ Class A common stock relative trading liquidity
	(Discount)/ premium to Class B common stock	Trading volume (000s)	(Discount)/ premium to Class A common stock	Trading volume (000s)
Since Split Date(2)	(27.1%)	16.1	37.8%	42.4	2.63x
Last 2-years	(27.2%)	13.2	37.6%	47.3	3.60x
Last 1-year	(26.8%)	13.7	36.7%	56.2	4.11x
Last 6-months	(27.6%)	14.9	38.2%	62.4	4.19x
Last 3-months	(26.6%)	22.9	36.1%	88.2	3.85x
Current	(22.9%)	10.9	29.7%	65.7	6.03x

(1)	Source: Bloomberg. Trading data through August 5, 2003.
(2)	Class A common stock began trading on the New York Stock Exchange on July 21, 1999.

Analysis of Publicly Traded Companies with Dual-Class Capital Structures

Merrill Lynch analyzed a group of seventeen companies, which are referred to as the dual-class companies, that had two classes of common stock publicly traded on the New York Stock Exchange with market capitalizations greater than $100 million, where the high-vote shares traded at a premium to low-vote shares. Merrill Lynch derived average trading premia of the high-vote shares over the low-vote shares of the dual-class companies for various periods as set forth below, and compared those premia to the corresponding premia for the Class B common stock over the same periods.

This analysis showed the following:

Average High-Vote to Low-Vote Premium(1)

	Dual class companies	Pilgrim’s Pride
Since Split(2)	9.6%	37.8%
Last 2-years	9.1%	37.6%
Last 1-year	8.7%	36.7%
Last 6-months	7.7%	38.2%
Last 3-months	5.4%	36.1%
Current	4.4%	29.7%

(1)	Source: Bloomberg. Trading data through August 5, 2003.
(2)	Class A common stock began trading on the New York Stock Exchange on July 21, 1999.

Impact of Potential Exchange Ratios on Pro Forma Economic Ownership

Merrill Lynch analyzed the impact of a range of potential exchange ratios on the pro forma economic ownership of the Class A common stock and the Class B common stock. Assuming the Class B common stock were reclassified into new common stock at an exchange ratio equal to 1.0, this analysis showed that if the Class A common stock were reclassified into new common stock at an exchange ratio greater than 1.0, this would imply economic dilution to the holders of the Class B common stock, and if the Class A common stock were reclassified into new common stock at an exchange ratio less than 1.0x, this would imply economic accretion to the holders of the Class B common stock. Similarly, assuming the Class A common stock were reclassified into new common stock at an exchange ratio equal to 1.0, this analysis showed that if the Class B common stock were reclassified into new common stock at an exchange ratio greater than 1.0, this would imply economic dilution to the holders of the Class A common stock, and if the Class B common stock were reclassified into new common stock at an exchange ratio less than 1.0x, this would imply economic accretion to the holders of the Class A common stock.

Analysis of Historical Reclassification Transactions

Merrill Lynch analyzed ten selected historical reclassification transactions in which two classes of common stock of a single company with differential voting rights were reclassified or combined into a single class of common stock. Merrill Lynch analyzed the exchange ratio, the combined equity value, the 3-year average trading premium of the high-vote shares over the low-vote shares, the high-vote shares to low-vote shares trading volume ratio, and the days to trade outstanding for both high-vote and low-vote shares for each of these reclassification transactions.

This analysis showed the following:

Selected Historical Reclassification Transactions

(dollars in millions)

Shareholder meeting date	Company	Exchange ratio	Combined equity value(1)	3-year average trading premium(2)	High vote volume/ low vote volume(3)		Days to Trade shares outstanding(4)
							High vote	Low vote
05/28/03	Florida East Coast Industries Inc.	1.00	$869.9	(5.1%)	0.59	x	1,400	718
12/13/02	Reader’s Digest	1.22	2,282.3	(9.0%)	0.02		1,693	293
05/02/02	Freeport McMoRan Copper & Gold Inc.	1.00	2,216.8	7.8%	6.87		61	261
09/21/01	Conoco, Inc.	1.00	17,754.7	2.1%	2.71		236	274
04/25/01	Raytheon Company	1.00	11,303.4	(2.3%)	0.41		188	185
04/25/01	Waddell & Reed Financial, Inc.	1.00	3,025.2	(4.7%)	0.09		2,093	209
01/22/01	Continental Airlines	1.32	3,037.4	1.7%	0.00		10,394	169
08/15/00	J.M. Smucker Company	1.00	452.2	15.1%	1.67		710	1,174
06/28/00	Mitchell Energy	1.00	1,317.4	(0.3%)	0.33		648	260
12/23/98	Remington Oil & Gas	1.15	90.7	9.1%	0.03		3,560	491

(1)	As of one day prior to announcement.
(2)	Based on average of available closing prices up to three years prior to announcement. Premium based on high-vote share class to low-vote share class.
(3)	Based on average volume for the 30-day period ended one day prior to announcement.
(4)	Represents number of days required for current volume to equal the number of shares outstanding for the high-vote and low-vote shares, respectively.

Pro Forma Economic and Voting Impact of the Reclassification

Merrill Lynch reviewed the economic and voting ownership of the Class A common stock and the Class B common stock and compared it to the pro forma economic and voting ownership resulting from the reclassification, as well as that resulting from the combined effect of the reclassification and the ConAgra chicken division acquisition.

This analysis showed the following:

	Current ownership(1)		Pro forma reclassification(3)				Illustrative Pro forma Reclassification and ConAgra acquisition(3)(5)
	Economic %	Voting %(2)	Economic %		Voting %		Economic %	Voting %
Class A common stock Stockholders
Pilgrim Family	63.7%	1.5%	21.0%		21.0%		11.5%	20.1%
Other Insiders	1.1%	0.0%	0.4%		0.4%		0.2%	0.3%
Public	35.2%	0.8%	11.6%		11.6%		6.4%	11.1%

Total	100.0%	2.4%	32.9%		32.9%		18.1%	31.6%
Class B common stock Stockholders
Pilgrim Family	62.2%	60.7%	41.7%		41.7%		22.9%	40.1%
Other Insiders	0.3%	0.3%	0.2%		0.2%		0.1%	0.2%
Public	37.5%	36.6%	25.1%		25.1%		13.8%	24.1%

Total	100.0%	97.6%	67.1%		67.1%		36.9%	64.5%
Combined Stockholders
Pilgrim Family	62.7%	62.2%	62.7	%(4)	62.7	%(4)	34.5%	60.3%
Other Insiders	0.6%	0.4%	0.6%		0.6%		0.3%	0.6%
Public Stockholders Class A common stock	11.6%	0.8%	11.6%		11.6%		6.4%	11.1%
Public Stockholders Class B common stock	25.1%	36.6%	25.1%		25.1%		13.8%	24.1%
ConAgra Foods	0.0%	0.0%	0.0%		0.0%		45.0%	3.9%

Total	100.0%	100.0%	100.0%		100.0%		100.0%	100.0%

(1)	Source: Pilgrim’s Pride and CDA/Spectrum as of August 5, 2003.
(2)	Class A common stock and Class B common stock voting percentage indicates overall voting interest. Voting interest within each class is equal to corresponding economic interest.
(3)	Based on 1.0x shares of common stock for each outstanding Class A common stock and Class B common stock share.
(4)	Voting power in excess of 62.2% will be voted proportionally with that of other shareholders.
(5)	Based on average Class A common stock share closing price from June 10, 2003 to August 5, 2003 of $7.83 per share; assumes 33.7 million shares of common stock issued to ConAgra Foods.

The summary set forth above summarizes the material analyses performed by Merrill Lynch but does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial or summary description. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by Merrill Lynch, without considering all analyses and factors, could create an incomplete view of the processes underlying the Merrill Lynch opinion. Merrill Lynch did not assign relative weights to any of its analyses in preparing its opinion. The matters considered by Merrill Lynch in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Pilgrim’s Pride’s and Merrill Lynch’s control and involve the application of complex methodologies and educated judgments.

In addition, no company utilized as a comparison in the analyses described above is identical to Pilgrim’s Pride, and none of the transactions utilized as a comparison is identical to the reclassification.

The special committee selected Merrill Lynch to deliver its opinion because of Merrill Lynch’s reputation as an internationally recognized investment banking firm with substantial experience in transactions similar to the reclassification and because Merrill Lynch is familiar with Pilgrim’s Pride and its business. As part of Merrill Lynch’s investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

Merrill Lynch has, in the past, provided financing services to Pilgrim’s Pride and may continue to do so and has received, and may receive, fees for the rendering of those services. In addition, in the ordinary course of Merrill Lynch’s business, Merrill Lynch and its affiliates may actively trade the Class A common stock and the Class B common stock and other securities of Pilgrim’s Pride for their own account and for the accounts of customers. Accordingly, Merrill Lynch and its affiliates may at any time hold a long or short position in such securities.

Pilgrim’s Pride paid Merrill Lynch a customary fee upon delivery of its opinion. In addition, Pilgrim’s Pride has agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with its engagement (including the reasonable fees and disbursements of legal counsel), and to indemnify Merrill Lynch and related parties from and against specified liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Description of the New Common Stock

Following the reclassification, our certificate of incorporation will not contain any provision for Class A common stock or Class B common stock. In connection with the elimination of the dual class capital structure, our certificate of incorporation will authorize 160 million shares of common stock instead of 100 million shares of Class A common stock and 60 million shares of Class B common stock.

Except as to voting rights, the rights of the new common stock will be substantially identical to the rights of the current Class A common stock and Class B common stock. Currently, the holders of Class A common stock are entitled to one vote per share and the holders of Class B common stock are entitled to twenty votes per share on all matters brought before the stockholders. Except as required by law, the Class A common stock and Class B common stock vote as a single class. Each share of existing Class A common stock or Class B common stock that is reclassified into our new common stock will be entitled to cast twenty votes on all matters submitted to a vote of the stockholders, until there is a change in the beneficial ownership of such share, as determined by us or our transfer agent based upon criteria specified in the certificate of amendment to our certificate of incorporation and written procedures we may adopt from time to time.

Generally, a change in beneficial ownership of an outstanding share of common stock will be deemed to have occurred whenever a change occurs in any person or group of persons who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares:

•	voting power, which includes the power to vote or to direct the voting of such share of common stock;

•	investment power, which includes the power to direct the sale or other disposition of such share of common stock;

•	the right to receive or retain the proceeds of any sale or other disposition of such share of common stock; or

•	the right to receive any distributions, including cash dividends, in respect of such share of common stock.

Absent proof to the contrary, a change in beneficial ownership will be deemed to have occurred whenever a share of common stock is transferred of record into the name of any other person.

The following events, however, will not be deemed to result in a change of beneficial ownership:

•	any event that occurred prior to the filing of the certificate of amendment under the terms of any contract (other than a contract for the purchase and sale of shares of common stock contemplating prompt settlement), including contracts providing for options, rights of first refusal and similar arrangements in existence at the time of such filing to which any holder of shares of common stock is a party;

•	any transfer of any interest in a share of common stock pursuant to a bequest or inheritance by operation of law upon the death of any individual, or by any other transfer to or primarily for the benefit of a family member(s) of the transferor or any trust, partnership or other entity primarily for the benefit of such family member(s), or pursuant to an appointment of a successor trustee, general partner or similar fiduciary or the grant of a proxy or other voting rights to one or more persons with respect to any such trust, partnership or other entity, including a gift;

•	any change in the beneficiary of any trust or any distribution of a share of common stock from trust, by reason of birth, death, marriage or divorce, the adoption of a person prior to age 18 or the passage of a given period of time or the attainment by a person of a specific age, or the creation or termination of any guardianship or custodial arrangement;

•	any transfer of any interest in a share of common stock from one spouse to another by reason of separation or divorce or under or pursuant to community property laws or other similar laws of any jurisdiction;

•	any appointment of a successor trustee, agent, guardian, custodian or similar fiduciary with respect to a share of common stock if neither such successor has nor its predecessor had the power to vote or to dispose of such share of common stock without further instructions from others;

•	any change in the person to whom dividends or other distributions in respect of a share of common stock are to be paid pursuant to the issuance or modification of a revocable dividend payment order;

•	any transfer of the beneficial ownership of a share of common stock from one of our employee benefit plans to another;

•	the grant by any person of the right to vote any shares of which such person is the beneficial owner, provided the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

•	any event occurring under the Share Voting Agreement among the Majority Stockholders and ConAgra Foods or the voting agreement among the Majority Stockholders and us described below.

Following a change in beneficial ownership of a share that is reclassified, the share will be entitled to only one vote. Shares of new common stock issued after the reclassification will also only be entitled to one vote per share, including the shares to be issued to ConAgra Foods in the ConAgra chicken division acquisition. Shares held in street name or by a broker or nominee will be presumed to have been acquired after the reclassification and to therefore have one vote per share. This presumption is rebuttable by the holder’s showing that such share was subject to the reclassification and that no change in beneficial ownership of such share has occurred since the reclassification.

Effects of the Proposed Reclassification

Voting Interest. Because the Class A common stock currently carries one vote per share, and the Class B common stock currently carries twenty votes per share, the reclassification will significantly increase the relative voting power of each share of Class A common stock and decrease the relative voting power of each share of Class

B common stock. At present, the Class A common stock and Class B common stock possess 2.4% and 97.6%, respectively, of our total voting power. After giving effect to the reclassification, the Class A common stock and Class B common stock would possess 32.9% and 67.1%, respectively, of our total voting power.

Our chairman Lonnie “Bo” Pilgrim, and his son Lonnie Ken Pilgrim, who is one of our directors and officers, directly and through several family trusts and partnerships (collectively, the “Majority Stockholders”), collectively control 62.225% of our total voting power and will continue to control over 62% of our total voting power immediately after the reclassification. So that the reclassification does not increase the percentage of our total voting power controlled by the Majority Stockholders they have agreed to enter into a voting agreement with us prior to the reclassification. The voting agreement will provide that, as long as the common stock is listed on the New York Stock Exchange, should the combined voting power of shares held by the Majority Stockholders exceed 62.225% of our total voting power, they will vote those shares in excess of that percentage proportionately with the votes of the other Pilgrim’s Pride stockholders.

Economic Interest. The reclassification will have no impact on the economic equity interest of holders of Class A common stock and Class B common stock. The shares held by the holders of our Class A common stock and Class B common stock currently represent 32.9% and 67.1%, respectively, of the total outstanding shares of common stock. After the adoption of the proposed amendment to effect the reclassification, the shares of new common stock held by current holders of Class A common stock and Class B common stock would be 32.9% and 67.1%, respectively.

Capitalization. The reclassification will have no impact on the total issued and outstanding shares of common stock. As of the Record Date, there were 41,112,679 shares of common stock issued and outstanding, consisting of 13,523,429 shares of Class A common stock and 27,589,250 shares of Class B common stock. After the reclassification, there will be 41,112,679 shares of the new common stock outstanding. In addition, the amendment will not increase our total number of authorized shares of common stock. The amendment to effect the reclassification authorizes the issuance of 160,000,000 shares of new common stock, which is the combined total number of shares of Class A common stock and Class B common stock currently authorized by our certificate of incorporation.

Market Price of Common Stock. After the reclassification, the market price of shares of our new common stock will depend, as before the reclassification, on many factors including our future performance, general market conditions and conditions in the industry in which we operate. Accordingly, we cannot predict the price at which our new common stock will trade following the reclassification, just as we could not predict the prices at which Class A common stock and Class B common stock would trade following the creation of the dual-class structure. On August 21, 2003, the trading day immediately prior to our announcement of the proposed reclassification, the per-share closing prices of our Class A common stock and Class B common stock on the New York Stock Exchange were $10.10 and $13.15 , respectively. On September     , 2003, the per-share closing prices of our Class A common stock and Class B common stock on the New York Stock Exchange were $         and $         , respectively.

Certain Federal Income Tax Consequences

We have summarized below certain federal income tax consequences of the proposed amendment based on the Internal Revenue Code of 1986, as amended and currently in effect. This summary does not discuss all aspects of federal income taxation that may be relevant to you in light of your individual circumstances. In addition, this summary is included for general information purposes only and is not intended to constitute advice regarding the federal income tax consequences of the proposed amendment. You are urged to consult your own tax advisor with respect to the tax consequences of the proposed amendment, including tax reporting requirements and tax consequences under state, local or foreign law.

We believe that as a result of the proposed amendment:

•	no gain or loss will be recognized for federal income tax purposes by any of the holders of our Class A common stock or any of the holders of our Class B common stock upon the reclassification of shares of our Class A common stock and Class B common stock into shares of new common stock;

•	the basis of new common stock will be the same as the stockholder’s aggregate basis in the Class A common stock and Class B common stock;

•	the holding period of the new common stock will include such stockholder’s holding period for the Class A common stock and Class B common stock, provided that each share of Class A common stock and Class B common stock was held by such stockholder as a capital asset as defined in Section 1221 of the Internal Revenue Code on the effective date of the amendment; and

•	no gain or loss will be recognized for federal income tax purposes by us upon the reclassification and conversion of shares of our Class A common stock and Class B common stock into shares of new common stock.

Required Vote and Board of Directors’ Recommendation

Approval of the proposed amendment to our certificate of incorporation to reclassify our Class A common stock and Class B common stock into a single class of common stock will require the separate class votes of a majority of the shares of the Class A common stock and a majority of the shares of Class B common stock outstanding on the Record Date. Abstentions and broker non-votes will have the same effect as votes against the proposal.

The board of directors recommends a vote “FOR” approval of the proposed amendment. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

PROPOSED ISSUANCE OF SHARES TO CONAGRA FOODS

Item 2 on Proxy Card

General

Our board of directors has approved the Stock Purchase Agreement and the acquisition of the ConAgra chicken division, including the proposed issuance of the Shares to ConAgra Foods as a part of the purchase price. You are being asked to vote at the special meeting on a proposal to approve the issuance of the Shares to ConAgra Foods as contemplated by the Stock Purchase Agreement.

Under the Stock Purchase Agreement, we would acquire all of the issued and outstanding capital stock of the four wholly-owned subsidiaries of ConAgra Foods that comprise its chicken division: ConAgra Poultry Company, To-Ricos, Inc., Lovette Company, Inc. and Hester Industries, Inc. (collectively, the “Acquired Companies”). The ConAgra chicken division can generally be viewed as consisting of all of ConAgra Foods’ integrated chicken business (including grow-out, slaughter, processing, further processing, rendering, sales and distribution, both in retail and foodservice, and related assets and employees). Notwithstanding the foregoing, the ConAgra chicken division does not include the further chicken processing and marketing operations included in ConAgra Foods’ packaged foods segment, including, without limitation, the Butterball, Banquet, Marie Callender’s and Country Skillet further processing and marketing operations. Additionally, Pilgrim’s Pride will not be acquiring the ConAgra, Butterball, Banquet, Marie Callender’s and Country Skillet trade names. The purchase price will be calculated based on the final adjusted net book value of the assets and liabilities of the ConAgra chicken division on the closing date of the acquisition. If the estimated final adjusted net book value were $535.6 million (which was the ConAgra chicken division’s adjusted net book value at May 25, 2003), the consideration payable to ConAgra Foods would consist of $100 million in cash, approximately 31.2 million Shares and, assuming no post-closing adjustment, Notes having a principal amount of approximately $194.6 million. On August 13, 2003, we completed the public offering of $100 million of 9 5/8% Senior Notes due 2011. We intend to pay cash to ConAgra Foods using the proceeds of that offering instead of issuing Notes; provided, however, that if we issue any Notes to ConAgra Foods, the initial principal amount of the Notes must be at least $100 million or such lesser amount as may be acceptable to ConAgra Foods. See “The Stock Purchase Agreement – Purchase Price.” Under this scenario, the amount we would record as the purchase price on our financial statements would be approximately $610 million plus transaction costs, assuming our common stock price at closing were $10.12 (which was the closing price of our Class A common stock on August 19, 2003).

Background

Since as early as 1999, we have pursued a strategy of continuing to add value to all of our products and services. In addition to growing our existing business operations, one of the ways that we have executed this strategy has been to take advantage of strategic acquisition opportunities that have enabled us to expand our product mix and distribution capabilities across the United States, particularly for higher-margin prepared foods products. Consistent with that strategy, in January 1999, we acquired a prepared foods processing plant from Plantation Foods, Inc., and in January 2001, we acquired WLR Foods, Inc., which was then the twelfth largest chicken company and fourth largest turkey company in the United States. The WLR Foods merger enabled us to significantly expand our operations in the mid-Atlantic region of the United States, improving our ability to serve our existing customers and our ability to serve additional markets.

Over the last several years, ConAgra Foods has been pursuing an acquisition and divestiture strategy to shift its focus toward its core branded and value-added products In 2002, for example, ConAgra Foods sold its fresh beef and fresh pork operations. Between September 2002 and February 2003, our senior management began to consider whether we should pursue the acquisition of some of ConAgra Foods’ chicken operations as a means of enhancing our existing capabilities.

In February 2003, we began discussions with executives of ConAgra Foods concerning the possible acquisition of some of ConAgra Foods’ facilities, either through purchase or in exchange for one of our processing facilities. On March 7, 2003, Richard A. Cogdill, our executive vice president and chief financial officer, and Patrick Koley, vice president, corporate planning, of ConAgra Foods, signed mutual confidentiality agreements so that we could begin to exchange confidential business information with ConAgra Foods in connection with a possible transaction.

Over the next several weeks, Messrs. Cogdill and Koley continued general discussions about each party’s possible interest in a transaction. On March 20, 2003, representatives of our senior management, including our chairman, Lonnie “Bo” Pilgrim, our vice chairman, Clifford E. Butler, our president and chief operating officer, O.B. Goolsby, Jr., our executive vice president of sales and marketing, Michael J. Murray, and Mr. Cogdill, met in Dallas, Texas with Mr. Koley and Messrs. Jerry Dowd and Tom Southworth, the president and chief operating officer and senior vice president and senior financial officer, respectively, of ConAgra Poultry Company. At this meeting, the ConAgra Foods representatives expressed an interest in selling to us several of their facilities in exchange for cash and/or one of our processing facilities. We expressed our interest in a larger acquisition that would include ConAgra Foods’ cooking-related assets, and advised that we would consider the purchase of their fresh chicken operations in connection with such a larger acquisition.

During April 2003, the parties continued to exchange business information and discuss a possible acquisition by us of several ConAgra Foods’ facilities. On April 18, 2003, Mr. Cogdill advised Mr. Koley that we were interested in pursuing the acquisition of selected fresh chicken facilities and ConAgra Foods’ cooking-related assets for a combination of common stock and debt, based on the book value of the assets and liabilities to be acquired. Additionally, Mr. Cogdill stated that we would be willing to consider the acquisition of other selected ConAgra chicken division facilities in the United States and Puerto Rico. While no proposal for an acquisition was then made, the parties agreed to continue their dialogue.

On April 24, 2003, Mr. Koley advised Mr. Cogdill that ConAgra Foods was interested in discussing the sale to us of selected facilities, and at that time was not interested in a transaction involving any of its cooking operations. Mr. Cogdill advised that we were willing to acquire one of the facilities under discussion, but were not interested in acquiring other fresh operations unless they were part of a larger acquisition including some cooking-related assets. Over the next two weeks, the parties continued to discuss our possible acquisition of one of the ConAgra chicken division’s facilities on a book value basis for the fixed assets plus some working capital components, and arrangements were made for our representatives to visit the facility under discussion.

In early May 2003, Lonnie “Bo” Pilgrim and Dwight Goslee, executive vice president – operation, control and development of ConAgra Foods, had several telephone conversations in which Mr. Pilgrim expressed our interest in meeting with him and Bruce Rohde, president and chief executive officer of ConAgra Foods, to discuss a larger acquisition of ConAgra Foods’ chicken operations. On May 9, 2003, Messrs. Pilgrim, Butler and Cogdill met

with Messrs. Rohde and Goslee in Omaha, Nebraska. We expressed our interest in acquiring all of ConAgra Foods’ chicken operations on a book value basis for $100 million in cash, common stock representing approximately 40-45% of the consideration, and a subordinated note for the balance of the consideration. The parties reached a general understanding as to the framework of an acquisition, discussed a schedule for preparation of the requisite documentation and presentation of the matter to each companies’ board of directors, and agreed to direct their counsel to prepare a term sheet for our acquisition of the entire ConAgra chicken division in accordance with the parties’ discussions.

Between May 12 and May 16, the parties and their legal advisors prepared and discussed a term sheet for the proposed acquisition. The parties decided that, in lieu of executing a term sheet, they would proceed promptly with due diligence and commence negotiations directed towards reaching agreement on a definitive stock purchase agreement.

On May 19, 2003, at a special meeting of our board of directors, Messrs. Pilgrim and Cogdill briefed our directors concerning the status and substance of our discussions with ConAgra Foods. The directors discussed the proposed structure and sources of funds for the acquisition. At this meeting, Messrs. Pilgrim and Cogdill received support for continued negotiation of an acquisition. The board also authorized Mr. Cogdill to engage a nationally recognized investment banking firm to advise us in connection with the proposed acquisition and evaluate whether the purchase price to be paid in a proposed acquisition was fair, from a financial point of view, to us. Also, on May 19, 2003, our audit committee authorized Mr. Cogdill to engage our independent auditors to provide certain due diligence services in connection with the proposed acquisition.

Between May 19 and May 22, 2003, our representatives visited all of the major facilities of the ConAgra chicken division to conduct on-site due diligence, and between May 19 and June 6, 2003, our representatives and legal and financial advisors conducted due diligence on the ConAgra chicken division. We also, together with our legal advisors, prepared and negotiated the terms of the Stock Purchase Agreement.

On May 28, 2003, at a regular meeting of our board of directors, Mr. Cogdill provided the directors with an update regarding the proposed acquisition of the ConAgra chicken division and the status of negotiations with ConAgra Foods regarding the Stock Purchase Agreement. Mr. Cogdill also reviewed with the directors certain unaudited financial information regarding the ConAgra chicken division.

On May 30, 2003, at a special meeting of our board of directors, the board reviewed the terms of a draft Stock Purchase Agreement for the proposed acquisition. Mr. Cogdill and Baker & McKenzie, our legal counsel in connection with the proposed acquisition, reported to the board concerning the status of negotiations relating to the Stock Purchase Agreement and other transaction agreements. Also participating in the meeting were representatives of Credit Suisse First Boston, our financial advisor in connection with the acquisition. Credit Suisse First Boston discussed with the board the financial terms of the proposed acquisition, the types of financial analyses that it would perform in its evaluation of the purchase price and the status of its financial due diligence. The directors discussed the acquisition, the draft stock purchase agreement and other documentation in detail, and authorized Mr. Cogdill to continue to negotiate the terms of the Stock Purchase Agreement and other transaction agreements.

On Saturday, June 7, 2003, a special meeting of our board of directors was held to consider the proposed transaction. During this meeting, Mr. Cogdill reviewed the proposed acquisition with the board. The review included the strategic reasons for the proposed acquisition, a financial review, a review of the ConAgra chicken division’s business operations and financial condition, and a report describing the results of our due diligence review. During the board meeting, our counsel, Baker & McKenzie, delivered a presentation concerning the proposed transaction, including a review of the principal terms of the Stock Purchase Agreement and other transaction agreements. In addition, Credit Suisse First Boston reviewed with the board its financial analysis of the purchase price provided for in the Stock Purchase Agreement as of that date and rendered to the board its opinion described below under the caption “—Opinion of Pilgrim’s Pride’s Financial Advisor for the Acquisition” beginning on page 31. After full discussion and consideration, the board unanimously approved the Stock Purchase Agreement and the acquisition and adopted resolutions authorizing and directing our officers to execute and deliver the Stock Purchase Agreement and related transaction agreements, with such changes as may be deemed advisable by such officers, subject to approval by regulatory authorities and the approval by our stockholders of the issuance of Shares to ConAgra Foods in connection with the acquisition. The board also resolved to recommend that our stockholders approve the issuance of shares to ConAgra Foods in connection with the acquisition. For a description of the reasons for the decision and recommendation, see “—Reasons for the Acquisition and the Issuance of Shares to ConAgra Foods” below.

On June 7, 2003, the parties executed the Stock Purchase Agreement. Simultaneously, Lonnie “Bo” Pilgrim, Lonnie Ken Pilgrim and Pilgrim Interests, Ltd., our majority stockholders, signed the Share Voting Agreement with ConAgra Foods. The signing of the Stock Purchase Agreement was publicly announced by the parties on Monday, June 9, 2003.

In August 2003, the parties and their legal advisors prepared and negotiated two amendments to the Stock Purchase Agreement. On August 7, we entered into Amendment No. 1 to the Stock Purchase Agreement with ConAgra Foods. Amendment No.1 provides that we may pay cash to ConAgra Foods in lieu of all or part of the portion of the purchase price that was to be represented by the Notes, provided that if we issue the Notes in payment of a portion of the purchase price, the initial amount of the Notes must be at least $100 million, or a lesser amount acceptable in writing to ConAgra Foods. On August 20, we entered into Amendment No. 2 to the Stock Purchase Agreement. In Amendment No. 2, ConAgra Foods consented to the reclassification of our Class A common stock and Class B common stock prior to the closing of the ConAgra chicken division acquisition, and agreed that it would receive our new common stock at closing rather than Class A common stock. In addition, the parties amended the manner in which the number of shares to be issued to ConAgra under the Stock Purchase Agreement will be determined. See “The Stock Purchase Agreement — Purchase Price—Share Portion.”

Reasons for the Acquisition and the Issuance of Shares to ConAgra Foods

Our board of directors believes that the acquisition and the proposed issuance of the Shares to ConAgra Foods are in the best interests of Pilgrim’s Pride. We believe that with ConAgra Foods’ specialty prepared chicken products, brands, well-established distributor relationships and Southeastern United States processing facilities, we will be able to provide customers at every point on the distribution chain with the broadest range of quality value-added chicken products and services available in the market today. We believe that ConAgra Foods’ facilities will allow us to expand our reach across the Southeastern United States, which will complement our existing Central and Mid-Atlantic regional operations in the United States. In addition, our purchase of the ConAgra chicken division will enable us to provide fresh chicken products to supermarkets and other retail customers throughout the Southeastern and Midwestern portions of the United States. Furthermore, as the largest distributor of chicken products in Puerto Rico, our purchase of the ConAgra chicken division will also provide us with a solid foothold in a profitable market. We also believe that the acquisition will present us opportunities to achieve significant cost savings through the optimization of production and distribution facilities and the implementation of a “best practices” approach across all operations, including purchasing, production, logistics and shared services.

Following the completion of the ConAgra chicken division acquisition, we will be the second largest producer of chicken products in the United States. We estimate that our market share based on total annual chicken production in the United States following the acquisition will be 16.3%, which is nearly twice the estimated market share of the third largest competitor in the chicken industry. The complementary fit of markets, distributor relationships and geographic locations are a few of the many benefits we anticipate realizing from this acquisition. We believe that ConAgra Foods’ established relationship with broad-line national distributors will enable us to expand our customer base and provide nationwide distribution capabilities for all of our product lines. As a result, we believe we will be one of only two U.S. chicken producers that can supply the growing demand for a broad range of price competitive standard and specialized products with well-known brand names on a nationwide basis from a single-source supplier.

We expect that the ConAgra chicken division acquisition will result in significant cost saving opportunities and enhanced growth. We intend to integrate the ConAgra chicken division into Pilgrim’s Pride as rapidly as possible while minimizing disruption to our respective operations. We expect to realize significant annualized cost savings after the ConAgra chicken division acquisition by:

•	taking advantage of our geographic presence by optimizing our supply chain management and logistics;

•	optimizing the uses of all production and distribution facilities; and

•	determining and implementing a “best practices” approach across all operations, including purchasing, production and shared services.

To reach its conclusion to approve, and recommend that the stockholders of Pilgrim’s Pride approve, the issuance of the Shares, the Board considered a number of factors in addition to those listed above, including the following:

•	the financial condition and operating results of the ConAgra chicken division;

•	the markets served by the ConAgra chicken division in the United States and Puerto Rico;

•	the financial and other terms and conditions of the Stock Purchase Agreement and other transaction agreements;

•	the complementary nature of Pilgrim’s Pride’s and ConAgra Foods’ chicken businesses, products, assets, managements, strategic objectives and opportunities; and

•	the financial presentation of Credit Suisse First Boston, including its opinion, dated June 7, 2003, to the Board as to the fairness, from a financial point of view and as of that date, of the purchase price provided for in the Stock Purchase Agreement, dated June 7, 2003, prior to its amendment, as more fully described in “—Opinion of Pilgrim’s Pride’s Financial Advisor for the Acquisition.”

In reaching its decision to approve the acquisition, the Stock Purchase Agreement and the issuance of the Shares to ConAgra Foods, and to recommend approval of the issuance of Shares to the Pilgrim’s Pride stockholders, the board of directors did not assign any relative or specific weights to the various factors considered. Instead, the board of directors conducted an overall analysis of the factors described above and the risks described below, including by participating in discussions with and asking questions of our management and our legal and financial advisors. In considering these factors and risks, individual directors may have given different weight to different factors.

Certain Risks of the Acquisition

In deciding whether to approve the issuance of the Shares to ConAgra Foods, our stockholders should consider the following factors, in addition to the other matters set forth in this proxy statement:

Shares Eligible for Future Sale. Sales of substantial amounts of common stock in the public market after the issuance of the Shares could adversely affect prevailing market prices. Twelve months following the closing of the acquisition, up to one-third of the Shares to be issued to ConAgra Foods may be sold pursuant to an effective registration statement. Pursuant to the Registration Rights and Transfer Restriction Agreement, we will register for resale all of the Shares issued to ConAgra Foods within twelve months following the closing. See “Transaction Agreements – Registration Rights Agreements – Registration Rights and Transfer Restrictions Agreement.”

No Assurance the Businesses Can Be Combined Successfully. In evaluating the terms of the acquisition and the issuance of the Shares to ConAgra Foods, we analyzed the respective businesses of Pilgrim’s Pride and the ConAgra chicken division and made certain assumptions concerning their respective future operations. A principal assumption was that the acquisition will produce operating results better than those historically experienced or presently expected to be experienced in the future by us in the absence of the acquisition. See “—Reasons for the Acquisition and the Issuance of Shares to ConAgra Foods.” There can be no assurance, however, that this assumption is correct or that the businesses of Pilgrim’s Pride and the ConAgra chicken division will be successfully integrated in a timely manner.

Failure to Achieve Beneficial Synergies. We entered into the Stock Purchase Agreement with the expectation that the acquisition will result in beneficial synergies, such as cost savings and enhanced growth. See “—Reasons for the Acquisition and the Issuance of Shares to ConAgra Foods.” Any success in realizing these benefits and the timing of this realization, if any, depend upon the successful integration of the operations of the ConAgra chicken division into Pilgrim’s Pride, and upon general and industry-specific economic factors. The integration of two independent companies is a complex, costly and time-consuming process. The difficulties of combining the operations of the companies include, among others:

•	transitioning and preserving the ConAgra chicken division’s customer, contractor, supplier and other important third party relationships;

•	integrating corporate and administrative infrastructures;

•	coordinating sales and marketing functions;

•	minimizing the diversion of management’s attention from ongoing business concerns;

•	coordinating geographically separate organizations; and

•	retaining key employees.

Even if Pilgrim’s Pride and the ConAgra chicken division are able to integrate their operations and economic conditions remain stable, there can be no assurance that the anticipated synergies will be achieved.

Assumption of Unknown Liabilities. The acquisition is structured as a stock purchase, which may result in us owning subsidiaries with unknown liabilities. We negotiated and obtained from ConAgra Foods certain representations and warranties concerning contingent liabilities and other obligations of the Acquired Companies to reduce the risk that we will bear such subsidiaries’ liability for unknown liabilities. ConAgra Foods also agreed to indemnify us for breaches of representations and warranties concerning the pre-closing operations of the ConAgra chicken division and for certain liabilities of the Acquired Companies. Certain of ConAgra Foods’ indemnification obligations are subject to a cap in the aggregate amount of $200 million. Nevertheless, ConAgra Foods’ indemnification obligations are generally subject to a $30 million deductible, and there may be circumstances in which ConAgra Foods’ indemnification obligations do not provide us protection from contingent or other obligations of the Acquired Companies, or other pre-closing liabilities of the ConAgra chicken division. Such obligations and liabilities could have a material adverse effect on us. See “The Stock Purchase Agreement—Indemnification.”

Dilution of Equity Interest and Voting Power. The ownership percentage and voting power of the holders of the currently outstanding shares of Class A common stock and Class B common stock will be diluted by the issuance of the Shares. Prior to the acquisition, the Class A stockholders collectively owned approximately 32.9% of our total outstanding shares and 2.4% of our total voting power, and the Class B stockholders collectively owned approximately 67.1% of our total outstanding shares and 97.6% of our total voting power. After giving effect to the proposed reclassification of the Class A common stock and Class B common stock into a single class, the current Class A stockholders will own approximately 32.9% of our total outstanding shares and our total voting power, and the Class B stockholders will own approximately 67.1% of our total outstanding shares and our total voting power. After giving effect to the subsequent issuance of approximately 31.2 million Shares to ConAgra Foods, the current Class A stockholders would own approximately 18.7% of our total outstanding shares and approximately 31.7% of our total voting power, and the current Class B stockholders would own approximately 38.2% of our total outstanding shares and 64.7% of our total voting power.

In the board of directors’ view, these considerations were not sufficient, either individually or collectively, to outweigh the advantages of the proposed acquisition.

Opinion of Pilgrim’s Pride’s Financial Advisor for the Acquisition

Credit Suisse First Boston has acted as Pilgrim’s Pride’s financial advisor in connection with the acquisition. Pilgrim’s Pride selected Credit Suisse First Boston based on Credit Suisse First Boston’s experience, reputation and familiarity with Pilgrim’s Pride and its business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

In connection with Credit Suisse First Boston’s engagement, Pilgrim’s Pride requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to Pilgrim’s Pride of the purchase price provided for in the Stock Purchase Agreement, dated June 7, 2003, prior to its amendment. On June 7, 2003, at a meeting of the Pilgrim’s Pride board of directors held to evaluate the acquisition, Credit Suisse First Boston rendered to the Pilgrim’s Pride board an oral opinion, which opinion was confirmed by delivery of a written opinion dated June 7, 2003, to the effect that, as of that date and based on and subject to the matters described in its opinion, the purchase price provided for in the Stock Purchase Agreement, dated June 7, 2003, prior to its amendment, was fair, from a financial point of view, to Pilgrim’s Pride. Credit Suisse First Boston was not requested to render an updated opinion in connection with the August 11, 2003 and August 20, 2003 amendments to the Stock Purchase Agreement.

The full text of Credit Suisse First Boston’s written opinion, dated June 7, 2003, to the Pilgrim’s Pride board of directors, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B and is incorporated into this proxy statement by reference. Holders of Pilgrim’s Pride common stock are encouraged to read this opinion carefully and in its entirety. Credit Suisse First Boston’s opinion was provided to the Pilgrim’s Pride board of directors in connection with its evaluation of the purchase price provided for in the Stock Purchase Agreement, dated June 7, 2003, prior to its amendment, and relates only to the fairness, from a financial point of view, to Pilgrim’s Pride of such purchase price. Credit Suisse First Boston’s opinion does not address any other aspect of the proposed acquisition or any related transaction and does not constitute a recommendation to any stockholder as to any matters relating to the proposed acquisition or any related transaction. The summary of Credit Suisse First Boston’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Credit Suisse First Boston reviewed the Stock Purchase Agreement dated June 7, 2003 and related documents, and also reviewed publicly available business and financial information relating to Pilgrim’s Pride. Credit Suisse First Boston reviewed other information relating to Pilgrim’s Pride and business and financial information relating to the ConAgra chicken division, including financial forecasts and other information and data for Pilgrim’s Pride and the ConAgra chicken division, provided to or discussed with Credit Suisse First Boston by the management of Pilgrim’s Pride as well as other business and financial data provided to or discussed with Credit Suisse First Boston by the managements of ConAgra Foods and the Acquired Companies. Credit Suisse First Boston met with the managements of Pilgrim’s Pride, ConAgra Foods and the Acquired Companies to discuss the business and prospects of Pilgrim’s Pride and the ConAgra chicken division. Credit Suisse First Boston considered financial and stock market data of Pilgrim’s Pride and financial data of the ConAgra chicken division and compared those data with similar data for publicly held companies in businesses similar to those of Pilgrim’s Pride and the ConAgra chicken division and considered, to the extent publicly available, the financial terms of business combinations and other transactions that have been effected. Credit Suisse First Boston also considered other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information that it reviewed or considered and relied on that information being complete and accurate in all material respects. With respect to financial forecasts and other information and data for Pilgrim’s Pride and the ConAgra chicken division provided to or discussed with Credit Suisse First Boston by the management of Pilgrim’s Pride, Credit Suisse First Boston was advised, and assumed, that the forecasts and other information and data, including the potential cost savings and other synergies anticipated by the management of

Pilgrim’s Pride to result from the acquisition, were reasonably prepared on bases reflecting the best currently available estimates and judgments of Pilgrim’s Pride’s management as to the future financial performance of Pilgrim’s Pride and the ConAgra chicken division and the other matters covered by such forecasts and other information and data, and further assumed, with Pilgrim’s Pride’s consent, that the financial results reflected in those forecasts and other information and data would be realized in the amounts and at the times projected. With respect to the estimates as to the adjusted net book value of the ConAgra chicken division and other financial data provided to or discussed with Credit Suisse First Boston by the managements of ConAgra Foods and the Acquired Companies, Credit Suisse First Boston was advised, and assumed, that those estimates were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of ConAgra Foods and the Acquired Companies and further assumed, with Pilgrim’s Pride’s consent, that the actual adjusted net book value and other financial data would not vary from such estimates in any respect material to Credit Suisse First Boston’s analyses. Credit Suisse First Boston assumed, with Pilgrim’s Pride’s consent, that in the course of obtaining the necessary regulatory and third party approvals and consents for the proposed acquisition, no modification, delay, limitation, restriction or condition would be imposed that would have an adverse effect on Pilgrim’s Pride, the ConAgra chicken division or the contemplated benefits to Pilgrim’s Pride of the acquisition and that the acquisition would be consummated as described to Credit Suisse First Boston in accordance with the terms of the Stock Purchase Agreement, without waiver, amendment or modification of any material term, condition or agreement. Representatives of Pilgrim’s Pride advised Credit Suisse First Boston, and Credit Suisse First Boston therefore also assumed, with Pilgrim’s Pride’s consent, that the acquisition would be treated as an asset purchase for U.S. federal income tax purposes under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended.

Credit Suisse First Boston was not requested to, and it did not, make an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Pilgrim’s Pride or the ConAgra chicken division, and Credit Suisse First Boston was not furnished with any evaluations or appraisals. Credit Suisse First Boston did not express any opinion as to what the value of Pilgrim’s Pride Class A common stock (or, if the reclassification is approved, Pilgrim’s Pride common stock) or the Notes actually will be when issued in the acquisition or the prices or values at which Pilgrim’s Pride Class A common stock (or, if the reclassification is approved, Pilgrim’s Pride common stock) or the Notes will trade or otherwise be transferable at any time. Credit Suisse First Boston’s opinion did not address the relative merits of the acquisition as compared to other business strategies that might have been available to Pilgrim’s Pride or Pilgrim’s Pride’s underlying business decision to proceed with the acquisition. Except as described above, Pilgrim’s Pride imposed no other limitations on Credit Suisse First Boston with respect to the investigations made or procedures followed in rendering its opinion.

Although Credit Suisse First Boston evaluated the purchase price provided for in the Stock Purchase Agreement, dated June 7, 2003, prior to its amendment, Credit Suisse First Boston was not requested to, and it did not, recommend the specific consideration payable in the acquisition, which consideration was determined between Pilgrim’s Pride and ConAgra Foods. Credit Suisse First Boston’s opinion was necessarily based on information available to it, and financial, economic, market and other conditions as they existed and could be evaluated on the date of Credit Suisse First Boston’s opinion. Although subsequent developments may affect its opinion, Credit Suisse First Boston does not have any obligation to update, revise or reaffirm its opinion.

In preparing its opinion to the Pilgrim’s Pride board of directors, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston’s analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse First Boston considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Pilgrim’s Pride. No company, transaction or business used in Credit Suisse First Boston’s analyses as a comparison is identical to

Pilgrim’s Pride, the ConAgra chicken division or the proposed acquisition, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse First Boston’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Credit Suisse First Boston’s analyses are inherently subject to substantial uncertainty.

Credit Suisse First Boston’s opinion and financial analyses were only one of many factors considered by the Pilgrim’s Pride board of directors in its evaluation of the proposed acquisition and should not be viewed as determinative of the views of the Pilgrim’s Pride board of directors or management with respect to the acquisition or the purchase price.

The following is a summary of the material financial analyses underlying Credit Suisse First Boston’s opinion dated June 7, 2003 delivered to the Pilgrim’s Pride board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse First Boston’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston’s financial analyses. For purposes of the summary of Credit Suisse First Boston’s analyses, the term “June 7, 2003 estimated purchase price” refers to an estimated purchase price of $586 million based on the net book value of the ConAgra chicken division at May 25, 2003 of $675 million as estimated as of June 7, 2003 by the managements of ConAgra Foods and the Acquired Companies, less a discount amount of $100 million as specified in the Stock Purchase Agreement net of an estimated $10.6 million for reimbursable transaction costs expected to be incurred by ConAgra Foods.

Analyses of the ConAgra Chicken Division

Selected Companies Analysis. Using publicly available information, Credit Suisse First Boston reviewed the market values and trading multiples of the following selected publicly traded companies in the meat and crop industries:

Meat	Crop
• Hormel Foods Corporation	• Archer-Daniels-Midland Company
• Pilgrim’s Pride	• Bunge Limited
• Sanderson Farms, Inc.
• Seaboard Corporation
• Smithfield Foods, Inc.
• Tyson Foods, Inc.

All multiples were based on closing stock prices on June 5, 2003. Estimated financial data for the selected companies were based on publicly available research analysts’ estimates. Estimated financial data for the ConAgra chicken division were based on internal estimates of Pilgrim’s Pride’s management and the Acquired Companies’ managements. Credit Suisse First Boston compared enterprise values of the ConAgra chicken division and the selected companies as a multiple of latest 12 months and estimated calendar year 2003 earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, and three-year average EBITDA for the latest 12 fiscal quarters. Credit Suisse First Boston also compared equity values of the ConAgra chicken division and the selected companies as a multiple of latest available net book value. Credit Suisse First Boston then applied a range of selected multiples derived from the selected companies to corresponding financial data for the ConAgra chicken division. This analysis indicated the following implied reference range for the ConAgra chicken division, as compared to the June 7, 2003 estimated purchase price:

Implied Reference Range for the ConAgra Chicken Division	June 7, 2003 Estimated Purchase Price
$500 million - $625 million	$586 million

Precedent Transactions Analysis. Using publicly available information, Credit Suisse First Boston reviewed the implied enterprise values and purchase price multiples in the following nine selected transactions in the meat industry:

Acquiror	Target
• Swift Foods Company (Hicks, Muse, Tate & Furst Incorporated)	• ConAgra Foods, Inc Fresh Beef and Pork
• Smithfield Foods, Inc.	• Packerland Holdings, Inc.
• Smithfield Foods, Inc.	• Moyer Packing Company
• Hormel Foods Corporation	• Jerome Foods, Inc. (d/b/a The Turkey Store Company)
• Tyson Foods, Inc.	• IBP, inc.
• Pilgrim’s Pride	• WLR Foods, Inc.
• Smithfield Foods, Inc.	• Murphy Farms, Inc.
• ConAgra Foods	• Seaboard Corporation Poultry Division
• IBP, inc.	• Thorn Apple Valley, Inc.

All multiples for the selected transactions were based on publicly available financial information. Estimated financial data for the ConAgra chicken division were based on internal estimates of Pilgrim’s Pride’s management and the Acquired Companies’ managements. Credit Suisse First Boston compared enterprise values in each of the selected transactions as a multiple of the target company’s latest 12 months EBITDA and three-year average EBITDA for the latest 12 fiscal quarters prior to the date of public announcement of the relevant transaction. Credit Suisse First Boston also compared equity values in the selected transactions as a multiple of latest available net book value. Credit Suisse First Boston then applied a range of selected multiples derived from the selected transactions to corresponding financial data for the ConAgra chicken division. This analysis indicated the following implied reference range for the ConAgra chicken division, as compared to the estimated June 7, 2003 purchase price:

Implied Reference Range for the ConAgra Chicken Division	June 7, 2003 Estimated Purchase Price
$600 million - $700 million	$586 million

Discounted Cash Flow Analysis. Credit Suisse First Boston performed a discounted cash flow analysis of the ConAgra chicken division to calculate the estimated present value of the stand-alone, unlevered, after-tax free cash flows that the ConAgra chicken division could generate over fiscal years ended May 31, 2004 through 2008. Estimated financial data for the ConAgra chicken division were based on internal estimates of Pilgrim’s Pride’s management. Credit Suisse First Boston applied a range of EBITDA terminal value multiples of 6.0x to 7.0x to the ConAgra chicken division’s calendar year 2008 estimated EBITDA. The present value of the cash flows and terminal values were calculated using discount rates ranging from 7.5% to 10.0%. This analysis indicated the following implied reference range for the ConAgra chicken division, as compared to the estimated June 7, 2003 purchase price:

Implied Reference Range for the ConAgra Chicken Division (without Synergies)	June 7, 2003 Estimated Purchase Price
$575 million - $700 million	$586 million

Credit Suisse First Boston also performed a discounted cash flow analysis of the ConAgra chicken division applying the same assumptions described above but giving effect to potential cost savings and other synergies anticipated by the management of Pilgrim’s Pride to result from the acquisition. This analysis indicated the following implied reference range for the ConAgra chicken division, as compared to the estimated June 7, 2003 purchase price:

Implied Reference Range for the ConAgra Chicken Division (with Synergies)	June 7, 2003 Estimated Purchase Price
$875 million - $1,000 million	$586 million

Analyses of Pilgrim’s Pride

Selected Companies Analysis. Using publicly available information, Credit Suisse First Boston reviewed the market values and trading multiples of the following selected publicly traded companies in the meat and crop industries:

Meat	Crop
• Hormel Foods Corporation	• Archer-Daniels-Midland Company
• Sanderson Farms, Inc.	• Bunge Limited
• Seaboard Corporation
• Smithfield Foods, Inc.
• Tyson Foods, Inc.

All multiples were based on closing stock prices on June 5, 2003. Estimated financial data for the selected companies were based on publicly available research analysts’ estimates. Estimated financial data for Pilgrim’s Pride were based on estimates of Pilgrim’s Pride’s management. Credit Suisse First Boston compared enterprise values of Pilgrim’s Pride and the selected companies as a multiple of latest 12 months and estimated calendar year 2003 EBITDA and three-year average EBITDA for the latest 12 fiscal quarters. Credit Suisse First Boston also compared equity values of Pilgrim’s Pride and the selected companies as a multiple of latest available net book value. Credit Suisse First Boston then applied a range of selected multiples derived from the selected companies to corresponding financial data for Pilgrim’s Pride normalized to eliminate the effect of one-time gains and losses attributable to Pilgrim’s Pride’s business operations. This analysis indicated the following implied aggregate equity reference range for Pilgrim’s Pride, as compared to the aggregate equity value implied for Pilgrim’s Pride based on the closing prices of Pilgrim’s Pride Class A common stock and Class B common stock on June 5, 2003:

Implied Aggregate Equity Reference Range for Pilgrim’s Pride	Implied Aggregate Equity Value of Pilgrim’s Pride Based on Closing Prices of Pilgrim’s Pride Common Stock on June 5, 2003
$250 million - $425 million	$321 million

Discounted Cash Flow Analysis. Credit Suisse First Boston performed a discounted cash flow analysis of Pilgrim’s Pride to calculate the estimated present value of the stand-alone, unlevered, after-tax free cash flows that Pilgrim’s Pride could generate over fiscal years ended September 30, 2004 through 2007. Estimated financial data for Pilgrim’s Pride were based on internal estimates of Pilgrim’s Pride’s management. Credit Suisse First Boston applied a range of EBITDA terminal value multiples of 6.0x to 7.0x to Pilgrim’s Pride’s fiscal year 2007 estimated EBITDA. The present value of the cash flows and terminal values were calculated using discount rates ranging from 7.5% to 10.5%. This analysis indicated the following implied aggregate equity reference range for Pilgrim’s Pride, as compared to the aggregate equity value implied for Pilgrim’s Pride based on the closing prices of Pilgrim’s Pride Class A common stock and Class B common stock on June 5, 2003:

Implied Aggregate Equity Reference Range for Pilgrim’s Pride	Implied Aggregate Equity Value of Pilgrim’s Pride Based on Closing Prices of Pilgrim’s Pride Common Stock on June 5, 2003
$700 million - $950 million	$321 million

Pro Forma Accretion/Dilution Analysis. Credit Suisse First Boston analyzed the potential pro forma financial effect of the acquisition on Pilgrim’s Pride’s fiscal years 2004, 2005 and 2006 estimated earnings per share, commonly referred to as EPS, under two cases, a “management case,” which was based on Pilgrim’s Pride’s internal management estimates for fiscal years 2004, 2005 and 2006 excluding a one-time loss in fiscal year 2004 attributable to Pilgrim’s Pride’s business operations, and a “street case,” which was based on publicly available research analysts’ estimates for Pilgrim’s Pride for fiscal years 2004 and 2005. Each case was analyzed assuming 0%, 50% and 100% of potential cost savings and other synergies anticipated by the management of Pilgrim’s Pride to result from the acquisition were realized. Estimated financial data for the ConAgra chicken division were based on internal estimates of Pilgrim’s Pride’s management. Based on the estimated purchase price for the ConAgra chicken division, this analysis indicated the following:

•	under the management case, the proposed acquisition could be dilutive to Pilgrim’s Pride’s estimated EPS in each of the periods reviewed regardless of the synergy level achieved; and

•	under the street case, the proposed acquisition could be dilutive to Pilgrim’s Pride’s estimated EPS in fiscal year 2004 regardless of the synergy level achieved, dilutive to Pilgrim’s Pride’s estimated EPS in fiscal year 2005 assuming no cost savings or other synergies were realized, and accretive to Pilgrim’s Pride’s estimated EPS in fiscal year 2005 assuming either 50% or 100% of such potential cost savings and other synergies were realized.

The actual results achieved by the combined company may vary from projected results and the variations may be material.

Other Factors

In the course of preparing its opinion, Credit Suisse First Boston also reviewed and considered other information and data, including:

•	the historical price performance and trading volume of Pilgrim’s Pride Class A common stock and Class B common stock and the relationship between movements in Pilgrim’s Pride common stock and selected companies in related industries; and

•	publicly available research analysts’ reports for Pilgrim’s Pride.

Miscellaneous

Pilgrim’s Pride has agreed to pay Credit Suisse First Boston customary fees for its financial advisory services in connection with the acquisition. Pilgrim’s Pride also has agreed to reimburse Credit Suisse First Boston for its reasonable expenses, including the fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Credit Suisse First Boston and its affiliates in the past have provided services to Pilgrim’s Pride and ConAgra Foods unrelated to the proposed acquisition, for which services Credit Suisse First Boston and its affiliates have received compensation. Credit Suisse First Boston also acted as sole manager in connection with an underwritten public offering of our senior notes, the proceeds of which will be used to finance the acquisition, for which services Credit Suisse First Boston also received compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the securities of Pilgrim’s Pride and ConAgra Foods for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in those securities.

Recommendation of the Board of Directors

Our board of directors has determined that the proposed issuance of the Shares to ConAgra Foods and the purchase of the ConAgra chicken division are in the best interests of Pilgrim’s Pride and our stockholders. The board of directors unanimously recommends a vote “FOR” approval of the proposed issuance of the Shares to ConAgra Foods.

Regulatory Filings and Approvals

The acquisition is subject to review by the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”). Under the HSR Act, Pilgrim’s Pride and ConAgra Foods are required to make pre-acquisition notification filings and to await the expiration or early termination of the statutory waiting period prior to completing the acquisition. On June 10, 2003, the parties filed the required information with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission. The statutory waiting period under the HSR Act expired on July 11, 2003.

Despite expiration of the statutory waiting period, and even after completion of the acquisition, either the Antitrust Division of the U.S. Department of Justice or the U.S. Federal Trade Commission could challenge, seek to block or block the acquisition under the antitrust laws, as it deems necessary or desirable in the public interest. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the acquisition, before or after it is completed. We cannot be sure that a challenge to the acquisition will not be made or that, if a challenge is made, that Pilgrim’s Pride and ConAgra Foods will prevail.

Other than applicable antitrust laws, neither we nor ConAgra Foods are aware of any other regulatory requirements or governmental approvals or actions that may be required to consummate the acquisition, except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance, however, that any such approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause the parties to abandon the acquisition.

Accounting Treatment

The acquisition will be accounted for as a purchase business combination in accordance with accounting principles generally accepted in the United States, with Pilgrim’s Pride treated as the acquirer. Accordingly, the assets and liabilities of Pilgrim’s Pride are recorded at historical amounts, without restatement to fair values. The assets and liabilities of the ConAgra chicken division will be revalued to estimated fair value at the date of the acquisition, with any excess of the purchase price over the sum of such fair values recorded as goodwill. The estimated fair values are preliminary and subject to change.

Requirement for Stockholder Approval

Our listing agreement with the New York Stock Exchange requires stockholder approval for the issuance of Pilgrim’s Pride common stock that represents in the aggregate more than 20% of the issued and outstanding shares of Pilgrim’s Pride common stock. As of the Record Date, 13,523,429 shares of Pilgrim’s Pride Class A common stock and 27,589,250 shares of Class B common stock were issued and outstanding. If the ConAgra chicken division had a final adjusted net book value of $535.6 million (which was the adjusted net book value at May 25, 2003) and the volume weighted average price of our Class A common stock used to compute the share portion of the consideration to be paid to ConAgra Foods was $7.7336 (which was the volume weighted average price from June 10, 2003 through August 19, 2003, we would issue approximately 31.2 million shares of common stock to ConAgra Foods in the acquisition. This number of shares would represent approximately 43.1% of the total number of shares of common stock outstanding, and approximately 3.7% of our total voting power, after giving effect to the reclassification. Accordingly, stockholder approval of the issuance of the Shares is required.

Although we need to issue the Shares to ConAgra Foods in order to complete the purchase of the ConAgra chicken division, we are not seeking stockholder approval for the purchase of the ConAgra chicken division because stockholder approval of this purchase is not required under Delaware law, our certificate of incorporation or our listing agreement with the New York Stock Exchange. At any time before or after the special meeting and prior to the closing of the ConAgra chicken division acquisition, the board of directors, subject to the terms and conditions of the Stock Purchase Agreement, may abandon the acquisition or amend the terms of the Stock Purchase Agreement and other transaction agreements, if for any reason the board deems it advisable to do so.

Required Vote

Approval of the issuance of the Shares to ConAgra Foods will require the vote of a majority of the combined voting power of the shares of Pilgrim’s Pride Class A common stock and Class B common stock represented in person or by proxy and voting at the special meeting. Abstentions and broker non-votes will not affect the outcome of this proposal. Each share of Class A common stock is entitled to one vote per share and each share of Class B common stock is entitled to twenty votes per share.

THE STOCK PURCHASE AGREEMENT

The following is a summary of certain provisions of the Stock Purchase Agreement and the other transaction agreements not summarized elsewhere in this proxy statement. A copy of the Stock Purchase Agreement is attached to this proxy statement as Annex D and copies of Amendment No. 1 to the Stock Purchase Agreement and Amendment No. 2 to the Stock Purchase Agreement are attached to this proxy statement as Annex E and Annex F, respectively. This summary is qualified in its entirety by reference to the Stock Purchase Agreement, as amended, which you should read carefully for more details regarding the provisions we describe below and for other provisions that may be important to you.

Overview

On June 7, 2003, we entered into the Stock Purchase Agreement with ConAgra Foods for our acquisition of the ConAgra chicken division. The Stock Purchase Agreement provides that we will purchase all of the issued and outstanding capital stock of the Acquired Companies for an aggregate purchase price payable in cash, Shares of our common stock, and subordinated Notes. In connection with the acquisition, we also will enter into certain other agreements with ConAgra Foods and its subsidiaries, including two registration rights agreements, three supply agreements, a transition trademark license agreement, a transition services agreement and an environmental license agreement.

Purchase Price

General. The purchase price will be calculated based on the “Final Adjusted Net Book Value” (as defined in the Stock Purchase Agreement) of the assets and liabilities of the ConAgra chicken division on the closing date of the acquisition.

At closing, the consideration payable to ConAgra Foods will be estimated based on ConAgra Foods’ good faith estimate of the adjusted net book value, as of the closing date, of the ConAgra chicken division. Based upon this estimate, we will pay ConAgra Foods at closing $100 million in cash and pay the remainder of the consideration through a combination of Shares and Notes; provided that at our option we may pay the Note portion with cash, subject to certain limitations.

Share Portion. The actual number and dollar amount of Shares to be issued will be determined at the closing of the acquisition by reference to the volume weighted average stock price of the Class A common stock on the New York Stock Exchange from June 10, 2003 (the day after the parties announced the acquisition) through the fifth trading day prior to the closing date (the “Average Price”). From June 10, 2003 through August 19, 2003, the Average Price was $7.7336.

The number of Shares to be issued to ConAgra Foods at closing will equal the lesser of 39,400,000 or the number of Shares determined by dividing (i) forty-five percent (45%) of the estimated adjusted net book value by (ii) the greater of (1) the Average Price and (2) $5.35. For example, if the adjusted net book value of the ConAgra chicken division was $535,566,000 (which was the adjusted net book value at May 25, 2003) and the fifth trading day prior to the closing date was August 19, 2003, the share portion of the consideration would consist of 31,163,326 Shares (45% of $535,566,000, divided by $7.7336, the Average Price of the Class A common stock from June 10 through August 19, 2003).

Notwithstanding the foregoing, the number of Shares to be issued to ConAgra Foods will be based on an adjusted volume weighted average price (the “Adjusted VWAP”) rather than the Average Price if the spread between the volume weighted average price (“VWAP”) of our Class A common stock and the VWAP of our Class B common stock over the period from August 22, 2003 through the date five trading days prior to the closing date (the “Subsequent Period”) is smaller than 35% of the VWAP of the Class A common stock over that period.

“Adjusted VWAP” means the VWAP of the Class A common stock computed over the period from June 10, 2003 through the date five trading days prior to the closing date, except that:

•	if the VWAP Adjustment Amount (as defined below) is greater than zero, then in lieu of the actual trading price of the Class A common stock over the Subsequent Period, such Adjusted VWAP shall be computed as if all trades in Class A common stock during that period occurred at a VWAP of $9.8292, plus the VWAP Adjustment Amount; and

•	if (a) the VWAP of the Class A common stock over the Subsequent Period is greater than $9.8292, and (b) the average daily volume of the Class A common stock during the period from June 10, 2003 to August 21, 2003 (the “Initial Period”) is less than the average daily trading volume of such stock during the Subsequent Period, then in lieu of the actual trading volume of the Class A common stock over the Subsequent Period, such Adjusted VWAP shall be computed as if the volume of trades during each day in the Subsequent Period was equal to the average daily trading volume of the Class A common stock during the Initial Period.

“VWAP Adjustment Amount” means 50% of the difference between the VWAP of the Class A common stock over the Subsequent Period minus $9.8292, but shall not be less than zero.

The proposed reclassification of the common stock will be completed prior to the closing of our acquisition of the ConAgra chicken division and ConAgra Foods will receive shares of our new common stock in the acquisition. If for any reason the proposed reclassification is not completed, then ConAgra Foods will receive shares of our existing Class A common stock.

Note Portion. The Stock Purchase Agreement provides that the balance of the estimated consideration to be paid to ConAgra Foods will be paid by our execution and delivery to ConAgra Foods of Notes in the principal amount of such balance. For example, if the estimated adjusted net book value was $535.6 million and the share portion consisted of $241.0 million of Shares, we would issue $194.6 million principal amount of Notes. Notwithstanding the foregoing, we may, at our option, pay the Note portion of the consideration with cash, provided that, if we issue any Notes in payment of a portion of the consideration, the initial principal amount of such Notes must be at least $100 million or a lesser amount acceptable to ConAgra Foods. On August 13, 2003, we completed the public offering of $100 million of 9 5/8% senior notes due 2011. We intend to pay cash to ConAgra Foods using the proceeds of that offering and reduce the dollar amount of Notes to be issued to ConAgra Foods.

Share Price Adjustment. If the Average Price is less than $5.35, we may elect to:

•	issue to ConAgra Foods a number of additional Shares equal to (x) the amount by which $5.35 exceeds the Average Price, multiplied by the number of Shares determined above under the caption “Share Portion” (the “Share Price Adjustment”) divided by (y) the Average Price;

•	issue to ConAgra Foods additional subordinated debt on the same terms as the Notes, the principal amount of which will equal the Share Price Adjustment;

•	deliver to ConAgra Foods an additional amount in cash equal to the Share Price Adjustment; or

•	deliver to ConAgra Foods a combination of the forms of additional consideration referred to above having an aggregate value equal to the Share Price Adjustment.

Alternatively, Pilgrim’s Pride and ConAgra Foods may mutually agree that we can deliver to ConAgra Foods some other consideration having a value equal to the Share Price Adjustment; or we can elect to terminate the Stock Purchase Agreement, unless ConAgra Foods agrees in writing, within 48 hours after receipt of written notice from us of our intent to terminate the agreement, that the purchase price will be reduced by an amount equal to the Share Price Adjustment, in which case ConAgra Foods will not be entitled to the Share Price Adjustment and the Stock Purchase Agreement will not be terminated.

Asset Retention. If the estimated adjusted net book value exceeds $600 million, the adjusted net book value will be capped at $600 million unless ConAgra Foods selects one of the following options:

•	to retain the Acquired Companies’ Moorefield, West Virginia facility, and all assets located at such facility and rights relating thereto, and recalculate the estimated purchase price on the basis that such facility, assets and rights are excluded from the acquisition and retained by ConAgra Foods; or

•	to terminate the Stock Purchase Agreement.

If ConAgra Foods selects either of the above options, we may agree in writing, within 48 hours after receipt of written notice from ConAgra Foods of its intent to exclude such assets or terminate the agreement, that we will pay the consideration in full even if the adjusted net book value exceeds $600 million, in which case such assets will not be excluded and the Stock Purchase Agreement will not be terminated.

Post-closing Purchase Price Adjustment. Within 60 days after the closing, we will prepare a preliminary closing balance sheet for the Acquired Companies, and a preliminary calculation of Adjusted Net Book Value (as defined in the Stock Purchase Agreement) that will be audited by an independent accountant. If the parties do not object to the preliminary audit report and audited Adjusted Net Book Value within 60 days, they will be issued in final form and the consideration to be paid to ConAgra Foods will be adjusted based upon the Final Adjusted Net Book Value. If a party timely objects to the independent accountant’s report, and the parties are unable to resolve the objection within 30 days, the dispute will be referred to a mutually acceptable independent accountant for resolution. The parties will split the fees and expenses of such independent accountant, and the decision of the independent accountant on the dispute will be binding on the parties.

After the Final Adjusted Net Book Value is agreed upon, the final purchase price will be determined. If the final purchase price is different than the estimated purchase price, we will adjust the aggregate principal amount of the Notes originally issued at closing to ConAgra Foods. If such adjustment results in a decrease in the aggregate principal amount of the Notes, then ConAgra Foods will refund to us any interest previously paid on the excess amount of the original Notes and relinquish its right to any accrued but unpaid interest on the excess amount of the original Notes. Additionally, if such adjustment results in a decrease greater than the principal amount of the Notes originally issued to ConAgra Foods, then the Notes will be cancelled in their entirety and ConAgra Foods will pay us any remaining difference in cash.

10.50% Subordinated Notes Due March 4, 2011

As part of the purchase price for the acquisition of the ConAgra chicken division, we will issue to ConAgra Foods our 10.50% subordinated notes; provided that at our option we may pay the Note portion of the purchase price with cash, subject to certain limitations. The principal amount of Notes to be issued will be determined at the closing of the acquisition. The Notes will mature on March 4, 2011 with interest accruing at a rate of 10.50% per annum. The Notes will be payable semi-annually in arrears on December 15 and June 15.

The Notes will be general unsecured obligations of Pilgrim’s Pride. They will rank subordinate in right of payment to all of our existing and future Senior Indebtedness. “Senior Indebtedness” generally means all of our obligations, whether outstanding on the date of the Notes or thereafter incurred, but does not include: (i) any obligation of Pilgrim’s Pride to any subsidiary; (ii) any obligation in respect of the Notes or other indebtedness of Pilgrim’s Pride that by its terms is expressly subordinate, junior or pari passu in right of payment to the Notes; or (iii) any obligations with respect to any capital stock. Because they are unsecured, the Notes will effectively rank behind all of our secured obligations to the extent of the value of the assets securing those obligations. The Notes will rank ahead of any of our future obligations that expressly provide that they are subordinated to the Notes.

The Notes may be redeemed by us, in whole or in part, for 100% of the then-outstanding principal and accrued interest, as long as they are held by ConAgra Foods or a ConAgra Foods affiliate. However, we may redeem all, but not part, of the Notes from ConAgra Foods if ConAgra Foods holds less than, or the redemption would result in ConAgra Foods holding less than, $100 million of the Notes. If ConAgra Foods should transfer the Notes to a third party,

•	up to 35% of the Notes may be redeemed by us at a 10.5% premium prior to the fourth anniversary of their original issuance from the proceeds, and within 45 days after the completion by us, of a public equity issuance; and

•	the Notes may be redeemed by us, in whole or in part, at a 5.25% premium from September 15, 2007 through September 14, 2008; at a 2.625% premium from September 15, 2008 through September 14, 2009; and for 100% of the then-outstanding principal and accrued interest at any time after September 14, 2009.

Upon a change in control of Pilgrim’s Pride, each holder of the Notes will have the right to require us to repurchase all or any part of the holder’s Notes. If ConAgra Foods or a ConAgra Foods affiliate is the holder of the Notes, we will offer a change of control payment in cash equal to 100% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest. Any other holder of the Notes will be offered a change of control payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest.

We will issue the Notes under an indenture with a trustee. The indenture will contain various covenants that will limit our ability and the ability of our subsidiaries to, among other things:

•	borrow money;

•	pay dividends;

•	make investments;

•	sell our assets;

•	enter into transactions with affiliates;

•	merge or consolidate with other companies;

•	issue or sell equity interests in subsidiaries; or

•	make payments to us.

The above summary of the terms and provisions of the Notes is qualified in its entirety by reference to the Description of the Notes attached as Annex G to this proxy statement. You should read Annex G carefully for more details regarding the provisions we describe above and for other provisions that may be important to you.

Closing Conditions under the Stock Purchase Agreement

The obligations of Pilgrim’s Pride and ConAgra Foods to consummate the transactions contemplated by the Stock Purchase Agreement are subject to the satisfaction or waiver, if legally permissible, of various conditions, including the following conditions set forth in the Stock Purchase Agreement:

•	all authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any governmental authority, which the failure to obtain, make or occur would have the effect of making any of the contemplated transactions illegal, shall have been obtained, shall have been made or shall have occurred;

•	the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any other applicable antitrust laws shall have expired or been terminated;

•	the absence of any law, decree, injunction or other order which has the effect of making the contemplated transactions illegal or otherwise prohibiting consummation of the contemplated transactions;

•	the issuance of the Shares pursuant to the Stock Purchase Agreement shall have been approved by the requisite vote of our stockholders in accordance with the rules of the New York Stock Exchange;

•	the execution and delivery of certain transitional services and other agreements among Pilgrim’s Pride, ConAgra Foods and/or certain of their respective affiliates; and

•	the receipt by each party of an opinion from the other party’s counsel.

Our obligation to consummate the transactions contemplated by the Stock Purchase Agreement is also subject to, among other things, the following conditions:

•	the representations and warranties of ConAgra Foods set forth in the Stock Purchase Agreement shall be true and correct as of the date of the Stock Purchase Agreement and as of the closing date as if they were made on that date (except to the extent that the representations and warranties speak as of an earlier date), except for such inaccuracies that, individually or in the aggregate, would not have a material adverse effect on the ConAgra chicken division;

•	ConAgra Foods shall have performed in all material respects all obligations required to be performed by it under the Stock Purchase Agreement on or prior to the closing date;

•	ConAgra Foods shall have delivered to us stock certificates representing all of the stock of the Acquired Companies;

•	ConAgra Foods shall have delivered to us written resignations of the officers and directors of the Acquired Companies;

•	ConAgra Foods shall have delivered to us a certificate of non-foreign status;

•	ConAgra Foods shall have delivered to us a representation letter regarding certain securities law matters;

•	ConAgra Foods shall have delivered to us audited combined financial statements;

•	no material adverse effect on the ConAgra chicken division shall have been incurred or suffered; and

•	ConAgra Foods shall have delivered to us a certificate that certain of these conditions have been satisfied.

The obligation of ConAgra Foods to consummate the transactions contemplated by the Stock Purchase Agreement is also subject to, among other things, the following conditions:

•	our representations and warranties set forth in the Stock Purchase Agreement shall be true and correct as of the date of the Stock Purchase Agreement and as of the closing date as if they were made on that date (except to the extent that the representations and warranties speak as of an earlier date), except for such inaccuracies that, individually or in the aggregate, would not have a material adverse effect on our business;

•	we shall have performed in all material respects all obligations required to be performed by us under the Stock Purchase Agreement on or prior to the closing date;

•	we shall have delivered to ConAgra Foods the cash consideration, Shares and Notes contemplated by the Stock Purchase Agreement;

•	the Shares of common stock to be issued to ConAgra Foods pursuant to the Stock Purchase Agreement shall have been approved for listing on the New York Stock Exchange;

•	no material adverse effect on our business shall have been incurred or suffered; and

•	we shall have delivered to ConAgra Foods a certificate that certain of these conditions have been satisfied.

Non-Competition Covenant

ConAgra Foods has agreed that, for five years after the closing, neither it nor its subsidiaries will, within North America or Central America (including the Caribbean and Puerto Rico), engage in:

•	the growing or slaughtering of chickens;

•	an integrated chicken operation that grows, slaughters and processes chickens;

•	the sale of fresh chicken; or

•	the sale of fresh frozen chicken that has not been further processed.

In addition, during that period and within that territory, neither ConAgra Foods nor its subsidiaries will use, or license or allow any third party use of, the names “Butterball” or “Country Skillet” as a trademark, service mark, trade name or domain name in connection with any of the foregoing activities.

Certain Representations and Warranties

The Stock Purchase Agreement contains representations and warranties of Pilgrim’s Pride and ConAgra Foods relating to, among other things:

•	corporate organization and good standing;

•	organizational documents;

•	effect of Stock Purchase Agreement;

•	absence of conflicts;

•	corporate authorization; enforceability;

•	capitalization;

•	absence of events or circumstances that would reasonably be expected to have a material adverse effect;

•	employee benefit plans;

•	environmental matters;

•	taxes;

•	intellectual property;

•	compliance with laws;

•	material contracts;

•	governmental authorizations;

•	subsidiaries;

•	legal proceedings;

•	brokers and finders;

•	labor relations and compliance with employment law;

•	absence of liens;

•	real estate;

•	inventory;

•	customers; and

•	OSHA matters.

The Stock Purchase Agreement also contains additional representations and warranties of ConAgra Foods with respect to, among others, the following:

•	financial statements; absence of undisclosed liabilities;

•	conduct of its business since April 20, 2003;

•	sufficiency of assets;

•	absence of other business activities; and

•	related party transactions.

The Stock Purchase Agreement also contains additional representations and warranties of Pilgrim’s Pride with respect to, among others, the following:

•	lack of outstanding options, warrants or rights;

•	SEC filings and the financial statements contained in these filings;

•	proxy statement compliance with applicable laws;

•	financing; and

•	conduct of our business since March 29, 2003.

The representations and warranties contained in the Stock Purchase Agreement are subject to materiality and knowledge qualifications in many respects, and are subject, in certain cases, to specified exceptions.

Conduct of Business Pending Closing

Pursuant to the Stock Purchase Agreement, ConAgra Foods has agreed that, from the date of the Stock Purchase Agreement until the closing date, except as otherwise consented to in writing by us or as contemplated by the Stock Purchase Agreement, each of ConAgra Foods and ConAgra Foods’ affiliates, including the Acquired Companies, shall, among other things:

•	conduct and operate the ConAgra chicken division in all material respects in the usual and ordinary course consistent with past practice;

•	use reasonable commercial efforts to preserve intact the ConAgra chicken division and its relationships with growers, suppliers, labor unions, customers and others having business dealings with them that are material to the ConAgra chicken division;

•	use reasonable commercial efforts to keep available the services of the ConAgra chicken division’s present officers and key employees;

•	not adopt or propose any change in the charter documents of the Acquired Companies;

•	not authorize for issuance, issue, deliver, sell, pledge, dispose of, encumber or grant any lien on, or authorize or propose the issuance, delivery, sale, pledge, disposition of, encumber or grant of any lien on, any shares of the capital stock of any Acquired Company, or other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such securities or voting securities or any other ownership interest in any of the Acquired Companies (or interest the value of which is derived by reference to any of the foregoing), or enter into any agreement with respect to any of the foregoing;

•	not allow any of the Acquired Companies to acquire or agree to acquire any business or any corporation, partnership, association or other business, operation, organization or division thereof;

•	not sell, abandon or otherwise dispose of, or pledge, mortgage or otherwise encumber any material assets of the ConAgra chicken division other than in the ordinary course of business;

•	not, other than in the ordinary course of business, waive, release, grant or transfer any rights of material value relating to the ConAgra chicken division;

•	not modify or amend, or waive any benefit of, any noncompetition agreement benefiting the ConAgra chicken division;

•	not make any change in any method of financial accounting or financial accounting practice relating to the ConAgra chicken division, except as required by applicable law or to comply with GAAP;

•	not, except as required by its terms or in the ordinary course of business, amend in any material respect, terminate, renew or renegotiate any material contract or default in any material respect (or take or omit to take any action that with or without the giving of notice or passage of time or both, would constitute a default in any material respect) under any material contract or enter into any new contract which would have been deemed to be a material contract if it had been in effect on the date hereof;

•	not allow any of the Acquired Companies to declare, issue or make any direct or indirect redemption, purchase or other acquisition of any shares of its capital stock or property, declare, issue or make any distribution or dividend to its stockholders in cash or in kind or split, combine, dividend, distribute or reclassify any shares of its capital stock;

•	not dispose of or permit to lapse any rights to the use of any material intellectual property rights benefiting the ConAgra chicken division, or disclose any such material intellectual property rights not a matter of public knowledge, except for any such disclosure required by applicable law or judicial process and disclosures made in the ordinary course of business;

•	not effect any increase in, amendment to or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan or collective bargaining agreement relating to employees of the ConAgra chicken division;

•	not, except in the ordinary course of business, and except as required by contracts in effect on the date of the Stock Purchase Agreement, effect any increase in compensation, bonus, severance or termination pay or other benefits payable to the employees of the ConAgra chicken division;

•	not allow any of the Acquired Companies to make any loan, advance or capital contribution to or investment in an aggregate amount in excess of $100,000 (excluding any loan, advance or capital contribution to, or investment in, any acquired company);

•	not allow any of the Acquired Companies to incur or assume any indebtedness for borrowed funds, assume, guarantee, endorse, or otherwise become liable or responsible for the obligations of any other person or entity;

•	not change in any material respect its existing practices and procedures with respect to the extension of credit or collection of accounts receivable relating to the ConAgra chicken division;

•	not enter into, with respect to the ConAgra chicken division, any fixed price agreement having a term greater than one year and involving greater than $2,500,000 during the term of the contract;

•	not, other than the routine replacement and repair of equipment and facilities in the ordinary course of business and capital expenditure commitments existing as of the date of the Stock Purchase Agreement, make any individual capital expenditure on behalf of the ConAgra chicken division in an amount in excess of $250,000;

•	not make material changes in the production capabilities or capacities of the ConAgra chicken division’s production facilities;

•	provide us with copies of: (i) all monthly financial management reports, Agristat reports and weekly consolidated summary profit and loss statements relating to the ConAgra chicken division; (ii) any notice, report or other document filed with or sent to any governmental authority in connection with the transactions contemplated by the Stock Purchase Agreement; and (iii) any material notice, report or other document received by any of the Acquired Companies from any governmental authority; and

•	notify us in writing of: (i) the discovery by ConAgra Foods of any event, condition, fact or circumstance that occurred or existed on or prior to the date of the Stock Purchase Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by ConAgra Foods in the Stock Purchase Agreement or in its disclosure schedule thereto; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of the Stock Purchase Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by ConAgra Foods in the Stock Purchase Agreement or in its

disclosure schedule thereto if (A) such representation or warranty or delivery of information had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of the Stock Purchase Agreement; (iii) any material breach of any covenant or obligation of ConAgra Foods; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions to the obligations of the parties to complete the transactions contemplated by the Stock Purchase Agreement impossible or unlikely or that has had or could reasonably be expected to have a material adverse effect on the ConAgra chicken division.

Pursuant to the Stock Purchase Agreement, we have agreed that, from the date of the Stock Purchase Agreement until the closing date, except as otherwise consented to in writing by ConAgra Foods or as contemplated by the Stock Purchase Agreement, we shall, among other things:

•	conduct and operate our business and operations in all material respects in the usual and ordinary course consistent with past practice;

•	use our reasonable commercial efforts to preserve intact our business organization and preserve our relationships with growers, suppliers, labor unions, customers and others having business dealings with it that are material to us;

•	use our reasonable commercial efforts to keep available the services of our present officers and key employees;

•	not adopt or propose any change to our charter documents, except for the amendment to our certificate of incorporation described in this proxy statement;

•	not authorize for issuance, issue, deliver, sell, pledge, dispose of, encumber or grant any lien on, or authorize or propose the issuance, delivery, sale, pledge, disposition of, encumber or grant of any lien on, any shares of our capital stock, or other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such securities or voting securities or any other ownership interest (or interest the value of which is derived by reference to any of the foregoing), or enter into any agreement with respect to any of the foregoing;

•	not acquire or agree to acquire any material business or any material corporation, partnership, association or other business, operation, organization or division thereof;

•	not declare, issue or make any direct or indirect redemption, purchase or other acquisition of any shares of our capital stock, declare, issue or make any distribution or dividend to our stockholders in cash or in kind (except normal cash dividends consistent with past practices) or split, combine, dividend, distribute or reclassify any shares of our capital stock;

•	provide ConAgra Foods with copies of: (i) all monthly financial management reports, Agristat reports and weekly consolidated summary profit and loss statements relating to us; (ii) any notice, report or other document filed with or sent to any governmental authority in connection with the transactions contemplated by the Stock Purchase Agreement; and (iii) any material notice, report or other document received by us from any governmental authority; and

•	notify ConAgra Foods in writing of: (i) our discovery of any event, condition, fact or circumstance that occurred or existed on or prior to the date of the Stock Purchase Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by us in the Stock Purchase Agreement or in our disclosure schedule thereto; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of the Stock Purchase Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by us in the Stock Purchase Agreement or in our disclosure schedule thereto if (A) such representation or warranty or delivery of information had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of the Stock Purchase Agreement; (iii) any material breach of any covenant or obligation of ours; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions to the obligations of the parties to complete the transactions contemplated by the Stock Purchase Agreement impossible or unlikely or that has had or could reasonably be expected to have a material adverse effect on our business.

Indemnification

Under the Stock Purchase Agreement, we have agreed, subject to the limitations described below, to indemnify and hold harmless ConAgra Foods and its directors, officers, employees and affiliates from and against all losses resulting from or arising out of:

•	any breach of representation or warranty or nonfulfillment of any covenant or agreement on our part under the Stock Purchase Agreement, or any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to ConAgra Foods under the Stock Purchase Agreement;

•	the failure of Pilgrim’s Pride or the Acquired Companies to pay, perform or discharge any of the liabilities of the Acquired Companies other than any pre-closing liabilities of the Acquired Companies to the extent not accrued or disclosed to Pilgrim’s Pride but including obligations under any contract or agreement either (i) to furnish goods, services and other non-cash benefits after the closing or (ii) to pay for goods, services and other non-cash benefits furnished after the closing;

•	all other actions, suits, proceedings, demands, assessments, adjustments, costs and expenses incident to the foregoing including reasonable attorneys’ fees and other out-of-pocket expenses;

•	any tax deficiency resulting from a breach of certain of our representations, warranties and covenants;

•	any liability for taxes attributable to periods occurring after the closing date; and

•	any liability for taxes attributable to an extraordinary transaction, with certain exceptions, effected at our direction in respect of the Acquired Companies at or after the closing.

Under the Stock Purchase Agreement, ConAgra Foods has agreed, subject to the limitations described below, to indemnify and hold harmless Pilgrim’s Pride and our directors, officers, employees and affiliates from and against all losses resulting from or arising out of:

•	any breach of representation or warranty or nonfulfillment of any covenant or agreement on the part of ConAgra Foods under the Stock Purchase Agreement, or any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to us under the Stock Purchase Agreement;

•	the ownership or the operation of the assets, businesses and operations of ConAgra Foods and its affiliates other than those relating to the ConAgra chicken division;

•	any pre-closing liabilities of the Acquired Companies to the extent not accrued or disclosed to us other than obligations under any contract or agreement either (i) to furnish goods, services and other non-cash benefits after the closing or (ii) to pay for goods, services and other non-cash benefits furnished after the closing;

•	any claim for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made with ConAgra Foods or any of its affiliates in connection with the transactions contemplated by the Stock Purchase Agreement;

•	all other actions, suits, proceedings, demands, assessments, adjustments, costs and expenses incident to the foregoing including reasonable attorneys’ fees and other out-of-pocket expenses;

•	any taxes of the Acquired Companies for the pre-closing period that have not been paid or accrued;

•	any taxes relating to any member of an affiliated group with which any of the Acquired Companies has filed a tax return on a consolidated, combined or unitary basis for a pre-closing period; and

•	any tax deficiency resulting from a breach of certain of ConAgra Foods’ representations, warranties and covenants.

Pilgrim’s Pride’s and ConAgra Foods’ indemnification obligations are subject to the following limitations:

•	ConAgra Foods’ indemnification obligations for pre-closing liabilities and each of Pilgrim’s Pride’s and ConAgra Foods’ indemnification obligations for breaches of representations and warranties, with certain exceptions, is subject to an aggregate loss threshold of $30,000,000; and

•	neither Pilgrim’s Pride’s nor ConAgra Foods’ aggregate liability for indemnification under the Stock Purchase Agreement, with certain exceptions, shall exceed $200,000,000.

Termination; Termination Fees and Expenses

Termination by Pilgrim’s Pride or ConAgra Foods. Either ConAgra Foods or Pilgrim’s Pride, by action of their respective boards of directors, may terminate the Stock Purchase Agreement and abandon the acquisition at any time prior to the closing of the transactions contemplated by the Stock Purchase Agreement:

•	by mutual written consent of Pilgrim’s Pride and ConAgra Foods;

•	if the closing of the transactions contemplated by the Stock Purchase Agreement is not completed by December 31, 2003, as such date may be extended by a 30-day cure period as set forth in the Stock Purchase Agreement (the “Termination Date”) (unless the failure to consummate the acquisition is attributable to a failure on the part of the party seeking to terminate the acquisition to perform any material obligation required to be performed by such party at or prior to the Termination Date);

•	if (i) any governmental authority of competent jurisdiction issues a final and non-appealable order, decree, or ruling or permanent injunction, having the effect of preventing the consummation of the transactions contemplated by the Stock Purchase Agreement or (ii) the HSR Act waiting period has failed to terminate prior to the Termination Date or (iii) any approval or consent of the FTC, DOJ or any governmental authority required to consummate the acquisition has not been obtained prior to the termination date; or

•	if the Pilgrim’s Pride stockholders do not approve and adopt the issuance of the Shares pursuant to the Stock Purchase Agreement at a duly convened stockholders meeting at which the vote to approve and adopt the issuance of the Shares was taken (unless the failure to obtain stockholder approval is attributable to a failure on the part of the party seeking to terminate the acquisition to perform any material obligation required to be performed by such party at or prior to the closing of the transactions contemplated by the Stock Purchase Agreement and provided that Pilgrim’s Pride may not terminate the acquisition for this reason unless it has paid the applicable termination fees to ConAgra Foods as discussed below).

Termination by Pilgrim’s Pride. Pilgrim’s Pride, by action of our board of directors, may also terminate the Stock Purchase Agreement and abandon the acquisition at any time prior to the closing of the transactions contemplated by the Stock Purchase Agreement:

•	if the average trading price of our Class A common stock from June 10, 2003 through five trading days prior to the closing of the acquisition is less than $5.35 per share, unless ConAgra Foods agrees to a reduction in the purchase price as set forth in the Stock Purchase Agreement (provided that we may not terminate the acquisition for this reason unless it has paid the applicable termination fees to ConAgra Foods as discussed below);

•	if any of ConAgra Foods’ representations and warranties have been breached, unless (a) the impact of the inaccuracies of representations and warranties would not have a material adverse effect on the ConAgra chicken division or (b) the breach, if curable, has been cured by ConAgra Foods within 30 days after its receipt of written notice;

•	if any of ConAgra Foods’ covenants or agreements contained in the acquisition have been materially breached and the breach, if curable, has not been cured by ConAgra Foods within 30 days after its receipt of written notice; or

•	if, since the date of the Stock Purchase Agreement, there has occurred any event or occurrence, or series of events or occurrences, that has had or is reasonably likely to have, individually or in the aggregate with all other events or occurrences since the date of the acquisition, a material adverse effect on the ConAgra chicken division which is not curable or is not cured within 30 days after written notice is given by us.

Termination by ConAgra Foods. ConAgra Foods, by action of the ConAgra Foods board of directors, may also terminate the Stock Purchase Agreement and abandon the acquisition at any time prior to the closing of the transactions contemplated by the Stock Purchase Agreement:

•	if the estimated net adjusted book value of the ConAgra chicken division exceeds $600,000,000, unless we agree to pay the purchase price in full as determined in accordance with the terms and conditions of the Stock Purchase Agreement notwithstanding that the net adjusted book value of the ConAgra chicken division exceeds $600,000,000;

•	if any of our representations and warranties have been breached, unless (a) the impact of the inaccuracies of representations and warranties would not have a material adverse effect on us or (b) the breach, if curable, has been cured by us within 30 days after its receipt of written notice;

•	if any of our covenants or agreements have been materially breached and the breach, if curable, has not been cured by us within 30 days after its receipt of written notice; or

•	if, since the date of the Stock Purchase Agreement, there has occurred any event or occurrence, or series of events or occurrences, that has had or is reasonably likely to have, individually or in the aggregate with all other events or occurrences since the date of the acquisition, a material adverse effect on us which is not curable or is not cured within 30 days after written notice is given by ConAgra Foods.

Termination Fee. If either ConAgra Foods or Pilgrim’s Pride terminates the Stock Purchase Agreement for any reason, other than for reasons set forth above, then the terminating party shall pay a $25,000,000 termination fee to the non-terminating party. In addition, we shall pay the termination fee if we terminate the Stock Purchase Agreement for the following reasons:

•	our stockholders do not approve and adopt the issuance of the shares of common stock pursuant to the Stock Purchase Agreement at a duly convened stockholders meeting at which the vote to approve and adopt the issuance of the shares was taken; and

•	the average trading price of our Class A common stock from June 10, 2003 through five trading days prior to the closing of the acquisition is less than $5.35 per share.

Expenses. All fees and expenses incurred in connection with the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement shall be paid by the party incurring such expenses, whether or not the acquisition is consummated.

Amendment and Waiver

The Stock Purchase Agreement may be amended or modified in writing by ConAgra Foods and Pilgrim’s Pride. At any time prior to the closing, either ConAgra Foods or Pilgrim’s Pride may, in writing, waive compliance with any of the agreements or conditions of the other party contained in the Stock Purchase Agreement.

TRANSACTION AGREEMENTS

The following summary of the terms and provisions of the Share Voting Agreement, Registration Rights Agreements, Supply Agreements, Transition Trademark License Agreement, Transition Services Agreement and Environmental License Agreement is qualified in its entirety by reference to each of those documents, a copy of which has been filed with the SEC as an exhibit to our Current Report on Form 8-K dated June 9, 2003. You should read these agreements carefully for more details regarding the provisions we describe below and for other provisions that may be important to you.

Share Voting Agreement

In connection with the execution and delivery of the Stock Purchase Agreement, we also entered into a Share Voting Agreement with our chairman Lonnie “Bo” Pilgrim, his son Lonnie Ken Pilgrim, who is one of our directors, and Pilgrim Interests, Ltd., a family limited partnership of which Lonnie “Bo” Pilgrim and Lonnie Ken Pilgrim are the sole general partners (collectively, the “Majority Stockholders”) and ConAgra Foods. The Majority Stockholders collectively beneficially own or may vote a total of 8,500,292 shares of our Class A common stock and 16,965,888 shares of our Class B common stock.

Under the Share Voting Agreement, the Majority Stockholders have agreed to vote all of their shares:

•	for the approval and issuance of common stock to ConAgra Foods pursuant to the Stock Purchase Agreement;

•	for any other matter submitted to a vote of our stockholders that is necessary to approve the transactions contemplated by the Stock Purchase Agreement; and

•	against any action, agreement, transaction or acquisition proposal that would result in a breach of any of our covenants, representations or warranties or any other of our obligations or agreements contained in the Stock Purchase Agreement or that might postpone, interfere, delay, impede or adversely affect in any material respect the purchase of the ConAgra chicken division as contemplated by the Stock Purchase Agreement.

Irrevocable Proxy. In the Share Voting Agreement, the Majority Stockholders have also granted ConAgra Foods an irrevocable proxy and power of attorney to vote their shares of our common stock on the matters set forth above should the Majority Stockholders fail for any reason to vote in accordance with the Share Voting Agreement.

Representations and Warranties. The Share Voting Agreement contains customary representations, warranties and covenants given by the Majority Stockholders relating to, among other things, ownership of the shares of common stock that are the subject of the agreement and authority to contract.

Restrictions on Transfer. The Share Voting Agreement prohibits the Majority Stockholders from (i) subjecting any of their shares of our common stock to any transfer, encumbrance, sale, gift, pledge, assignment, or other disposition; (ii) granting any proxies or entering into any voting agreement or similar arrangement with respect to their shares of our common stock; or (iii) entering into any contract, option or other agreement that would prevent the Majority Stockholders from performing their obligations under the Share Voting Agreement. The Majority Stockholders further agree not to directly or indirectly offer, sell, or otherwise transfer, acquire or offer to buy, or otherwise trade in or induce others to offer, sell or otherwise transfer, shares of our common stock until the completion of the acquisition.

Termination of the Voting Agreement. The Share Voting Agreement terminates upon the earlier to occur of:

•	the completion of the acquisition; or

•	the termination of the Stock Purchase Agreement according to its terms.

Registration Rights Agreements

Registration Rights and Transfer Restriction Agreement. In connection with the closing of the Stock Purchase Agreement, we will also enter into a Registration Rights and Transfer Restriction Agreement, which will provide for the registration of the Shares issued to ConAgra Foods pursuant to the Stock Purchase Agreement no later than twelve months following the closing. We will bear all costs, fees and expenses of each registration, including registration and filing fees, printing expenses and fees and disbursements of counsel and all independent certified public accountants.

Piggy-Back Registration Rights. We must notify ConAgra Foods if we intend to register shares of our common stock for reasons other than for employee stock plans or business combinations, and upon ConAgra Foods’ request, we must include the Shares in such registration. We may, however, exclude some or all of the Shares on the recommendation of the managing underwriter for the proposed offering. We may also withdraw any registration statement and abandon any proposed offering without obtaining ConAgra Foods’ consent.

Tag-Along. ConAgra Foods must notify us if it plans to sell some or all of the Shares pursuant to an underwritten offer not initiated by us, and has agreed to include our common stock in such underwritten offer upon our request. ConAgra Foods may, however, exclude some or all of our common stock upon recommendation of the proposed offering’s managing underwriter.

Transfer Limitations. The Registration Rights Agreement provides that ConAgra Foods will not, without our consent, (i) except pursuant to a third party tender offer, transfer the Shares during the 12 months following the acquisition or more than 33 1/3% of the Shares in any 12 month period or (ii) acquire additional voting securities, make any offers to acquire any business or material assets of Pilgrim’s Pride, propose that any third party acquire any of our voting securities (other than an acquisition of the Shares), propose any business combination or other extraordinary transaction involving us, join a group with respect to ownership of our voting securities, or enter into negotiations with any third party with respect to the foregoing.

Lonnie “Bo” Pilgrim and Lonnie Ken Pilgrim have agreed that they will not offer to sell or otherwise dispose of any shares of our common stock while ConAgra Foods owns 5% or more of our outstanding common stock. This restriction does not apply to transfers made as a gift to the Pilgrim family, for estate planning purposes or for the sale of up to 120,000 shares of our common stock by the Pilgrim family during any 12 month period.

10.50% Subordinated Notes Due March 4, 2011 Registration Rights Agreement. We will enter into a 10.50% Subordinated Notes Due March 4, 2011 Registration Rights Agreement to provide for the registration of the

Notes that will be issued to ConAgra Foods pursuant to the Stock Purchase Agreement no later than twelve months following the completion of the Stock Purchase Agreement. We will bear all costs, fees and expenses of each registration, including registration and filing fees, printing expenses and fees and disbursements of counsel and all independent certified public accountants.

Supply Agreements

Upon the completion of the Stock Purchase Agreement, three separate supply agreements will be entered into. ConAgra Foods and Pilgrim’s Pride will be parties to two of the supply agreements, the “Montgomery Supply Agreement” and “ConAgra Supply Agreement”, while the parties to the third supply agreement, the “Molinos Supply Agreement” will be Molinos De Puerto Rico, Inc. (“Molinos”) and To-Ricos, Inc. (“To-Ricos).

The ConAgra Supply Agreement provides for Pilgrim’s Pride or its operating companies to sell to ConAgra Foods or its operating companies chicken products in amounts similar to the volume of chicken products purchased in the twelve months prior to the date of the agreement for a period of five years. Except for chicken products supplied from the Pilgrim’s Pride Batesville processing facility, pricing of the chicken products will be based on a mutually agreed fair market value. The chicken products supplied from the Pilgrim’s Pride Batesville processing facility will be priced on a cost plus formula.

The Montgomery Supply Agreement provides for ConAgra Foods to sell to Pilgrim’s Pride or its operating companies specific chicken breast products produced at ConAgra Foods’ Montgomery, Alabama facility in amounts similar to the volume of chicken breast products purchased in the twelve months prior to the date of the agreement for a period of two years. The chicken breast products will be priced on a cost plus formula.

The Molinos Supply Agreement provides for Molinos to sell to To-Ricos corn and soybean meal in amounts required by To-Ricos or in such other volumes as the parties may mutually agree upon for a period of five years. The corn and soybean meal will be priced at New Orleans grain market prices with market freight and execution costs.

Transition Trademark License Agreement

In connection with closing of the Stock Purchase Agreement, we will also enter into a Transition Trademark License Agreement (the “License Agreement”) with ConAgra Foods and ConAgra Brands, Inc. (the “Licensors”). The Licensors are the owners of all right, title and interest in the trademarks of “Butterball,” “Country Skillet,” “ConAgra,” “ConAgra Foods” and “ConAgra Poultry Company” (the “Trademarks”). Under the License Agreement, the Licensors will grant to us a non-exclusive, royalty-free and limited license to use the Trademarks in connection with the sale, production, processing, marketing, advertising and distribution of products related to the chicken division. Under the terms of the License Agreement, we have agreed to maintain the goodwill and reputation associated with the Trademarks and otherwise comply with the terms standard to trademark licenses. Unless terminated sooner pursuant to the terms of the License Agreement, our right to use the Trademarks in connection with the chicken division shall terminate in one year from the effective date of the License Agreement. The Licensors shall retain all right, title, and interest in the Trademarks, including all goodwill associated therewith.

Other Transaction Agreements

We will also enter into a Transition Services Agreement with ConAgra Foods. ConAgra Foods will provide the Acquired Companies various computer, accounting, administrative and other services during a transitional period following the closing of the Stock Purchase Agreement for twelve months. We have also agreed to provide ConAgra Foods with lab services and vendor rebates during the transitional period. The Environmental License Agreement relates to a poultry processing facility, feedmill and two hatcheries (the “Poultry Operations”) of the Acquired Companies in Batesville, Arkansas. Post-closing, ConAgra Foods will retain and continue to operate an industrial wastewater pre-treatment facility on real estate adjacent to the Poultry Operations that provides wastewater treatment for the Poultry Operations (and certain operations of ConAgra Foods that are not being acquired by us). Under this agreement, ConAgra Foods will continue to provide wastewater collection, treatment and disposal service to the Poultry Operations for a period of one (1) year. In exchange for these services, we will pay to ConAgra Foods, on a monthly basis, $54,000.

INFORMATION CONCERNING THE CONAGRA CHICKEN DIVISION

Business Overview

The business of the ConAgra chicken division is conducted through four of ConAgra Foods’ subsidiaries: ConAgra Poultry Company, Lovette Company, Inc., Hester Industries, Inc. and To-Ricos, Inc. The business is a fully-integrated chicken processing business engaged in the production, processing, marketing and distribution of fresh and frozen chicken products, and in the processing, marketing and distribution of processed and prepared food items. The ConAgra chicken division can generally be viewed as consisting of all of ConAgra Foods’ chicken business (including grow-out, slaughter, processing, further processing, rendering, sales and distribution, both in retail and foodservice and related assets and employees), including the Pierce brand and the Professional Food System (PFS) business conducted by ConAgra Foods.

The ConAgra chicken division sells ice pack, chill pack and frozen chicken, in whole, cut-up and boneless form, primarily under the Country Pride, Easy Entrée, and Pierce brand names to retailers, distributors, and casual dining operators principally in the Eastern, Southeastern, and Central regions of the United States. According to 2002 industry statistics, ConAgra Foods was the fourth largest chicken company in the United States.

The ConAgra chicken division operations presently encompass seventeen hatcheries, thirteen feed mills, fourteen processing plants, and four cook plants. The ConAgra chicken division has contracts with operators of approximately 1,667 chicken grow-out farms that provide it with sufficient housing capacity for its current operations. The ConAgra chicken division also has contracts with operators of 341 chicken breeder farms and 140 pullet farms.

The ConAgra chicken division sells over 3.1 billion pounds annually of processed and prepared food items nationally and regionally, primarily to distributors, foodservice accounts, retailers and club stores, as well as to ConAgra Foods’ packaged foods segment.

Other ConAgra Foods Chicken Businesses

The ConAgra chicken division does not include, and Pilgrim’s Pride will not be acquiring, the further chicken processing and marketing operations included in ConAgra Foods’ packaged foods segment, including, without limitation, the Butterball, Banquet, Marie Callender’s and Country Skillet further processing and marketing operations. Additionally, Pilgrim’s Pride will not be acquiring the Butterball, Banquet, Marie Callender’s, ConAgra and Country Skillet names.

Products and Markets

Overview. The ConAgra chicken division’s products consist primarily of:

•	Prepared chicken products, which are products such as fully cooked breaded wings, portion controlled breast fillets, tenderloins and strips, delicatessen products, salads, formed nuggets and patties and bone-in chicken parts. These products are sold either refrigerated or frozen and may be fully cooked, partially cooked or raw. In addition, these products are breaded or non-breaded and either pre-marinated or non-marinated, and packed for either the foodservice or retail sales channel.

•	Fresh chicken, which is refrigerated (non-frozen) whole or cut-up chicken sold to the retail and foodservice industry either pre-marinated or non-marinated. Fresh chicken also includes prepackaged chicken, which includes various combinations of freshly refrigerated, whole chickens and chicken parts in trays, bags or other consumer packs labeled and priced ready for the retail grocer’s fresh meat counter.

•	Export and other chicken products, which are primarily parts and whole chicken, either refrigerated or frozen for U.S. export or domestic use, and chicken prepared foods products for U.S. exports.

The ConAgra chicken division’s products are sold primarily to:

•	Foodservice customers, which are customers such as foodservice distributors, chain restaurants, food processors and certain other institutions. The ConAgra chicken division sells to its foodservice customers products ranging from portion-controlled refrigerated chicken parts to fully-cooked and frozen, breaded or non-breaded chicken parts or formed products. The foodservice distributor business has experienced very high year over year sales growth since 1999.

•	Retail customers, which are customers such as grocery store chains, wholesale clubs and other retail distributors. The ConAgra chicken division sells to its retail customers branded, pre-packaged, cut-up and whole poultry, and fresh refrigerated or frozen whole chicken and chicken parts in trays, bags or other consumer packs. The division also sells “consumer pack” prepared foods to these same customers, accounting for nearly 18.4% of the retail channel sales.

Market.

Foodservice. The majority of the ConAgra chicken division sales are derived from products sold to the foodservice market. This market principally consists of broad-line distributors, chain restaurants, food processors and certain other institutions located throughout the continental United States. The ConAgra chicken division supplies chicken products ranging from portion-controlled refrigerated chicken parts to fully cooked and frozen, breaded or non-breaded chicken parts or formed products.

Foodservice—Prepared Foods. The majority of the ConAgra chicken division sales to the foodservice market consist of prepared foods products. These sales are sold predominately to broad-line distributors, followed by chain restaurants and delicatessens.

Foodservice—Fresh Chicken. The ConAgra chicken division produces and markets fresh, refrigerated chicken for sale to U.S. quick-service restaurant chains, delicatessens, broad-line distributors and other customers. These chickens are usually of specific weight ranges, and are typically pre-cut to customer specifications. They are often marinated to enhance value and product differentiation. By growing and processing to customers’ specifications, the ConAgra chicken division is able to assist quick-service restaurant chains in controlling costs and maintaining quality and size consistency of chicken pieces sold to the consumer.

Retail. The retail market consists primarily of grocery store chains, wholesale clubs and other retail distributors. The ConAgra chicken division concentrates its efforts in this market on sales of branded, prepackaged cut-up and whole chicken to grocery store chains and retail distributors in the Southeast, Midwest, and South Central regions of the United States.

Retail—Prepared Foods. The ConAgra chicken division sells retail packaged prepared chicken products primarily to grocery store chains and club stores located in the Southeast, Midwest, and South Central regions of the United States.

Retail—Fresh Chicken. The ConAgra chicken division’s prepackaged retail products include various combinations of freshly refrigerated, whole chickens and chicken parts in trays, bags or other consumer packs, either labeled and priced ready for the retail grocer’s fresh meat counter or in unit weight scanable packaging. The retail, prepackaged fresh chicken business should continue to be a large and relatively stable market, providing opportunities for product differentiation and brand loyalty.

Export and Other Chicken Products. The ConAgra chicken division’s export and other products consist of whole chickens and chicken parts sold primarily in bulk, non-branded form either refrigerated to distributors in the United States or frozen for distribution to export markets. In the United States, prices of these products are negotiated daily or weekly and are generally related to market prices quoted by the USDA or other public price reporting services. Historically, the ConAgra chicken division has targeted international markets to generate additional demand for its dark meat, which is a natural byproduct of its U.S. operations given its concentration on prepared foods products and the U.S. customers’ general preference for white meat. Also included in these categories are chicken byproducts, which are converted into protein products sold primarily to manufacturers of pet foods.

Competition

The chicken industry is highly competitive and the ConAgra chicken division competes principally with other vertically integrated chicken companies.

In general, the competitive factors in the U.S. chicken industry include price, product quality, product development, brand identification, breadth of product line and customer service. Competitive factors vary by major market. In the foodservice market, competition is based on consistent quality, product development, service and price. In the U.S. retail market, competition is based on product quality, brand awareness and customer service. There is some competition with non-vertically integrated further processors in the U.S. prepared food business.

Properties and Operations

Breeding and Hatching. The ConAgra chicken division supplies all of its chicks in the United States by producing its own hatching eggs from domestic breeder flocks in the United States. The ConAgra chicken division currently contracts for approximately 11.7 million square feet of breeder housing on approximately 341 breeder farms in which the breeder stock is housed and fed.

The ConAgra chicken division owns sixteen chicken hatcheries in the United States. These hatcheries are located in Fort Payne, Moulton, and Enterprise, Alabama, Batesville, Atkins and El Dorado, Arkansas, Athens, Canton, Cohutta and Gainesville (2), Georgia, Mayfield (2), Kentucky and Athens, Choudrant, and Natchitoches, Louisiana, where eggs are incubated and hatched in a process requiring 21 days. Once hatched, the day old chicks are inspected and vaccinated against common poultry diseases and transported by ConAgra chicken division vehicles to grow-out farms. The ConAgra chicken division’s sixteen hatcheries in the United States have an aggregate production capacity of approximately 16 million chicks per week. In Aibonito, Puerto Rico, the ConAgra chicken division owns one hatchery, which has an aggregate production capacity of approximately 425,000 chicks per week.

Grow-out. The ConAgra chicken division places its U.S. grown chicks on approximately 1,667 contract grow-out farms located in six states. These contract grow-out farms contain approximately 5,572 chicken houses with approximately 89 million square feet of growing facilities. Additionally, the ConAgra chicken division owns and operates a grow-out farm containing six chicken houses with approximately 150,000 square feet of growing facilities in the United States, which account for an insignificant amount of the ConAgra chicken division’s total annual U.S. chicken capacity. On contracted grow-out farms, the farmers provide the facilities, utilities and labor; the ConAgra chicken division supplies the chicks, the feed and all veterinary and technical services. Contract grow-out farmers are paid based on live weight produced under an incentive arrangement. The average grow-out cycle of ConAgra Foods’ chickens is six to seven weeks.

Feed Mills. An important factor in the production of chicken is the rate at which feed is converted into body weight. The quality and composition of the feed is critical to the conversion rate. Accordingly, the ConAgra chicken division formulates and produces its own feed. The primary feed ingredients include corn, milo and soybean meal, which historically have been the largest component of the ConAgra chicken division’s total chicken production costs. In the United States, the ConAgra chicken division operates feed mills located in Faulkville and Enterprise, Alabama, Batesville, Atkins and El Dorado, Arkansas, Athens, Canton, and Gainesville, Georgia, Mayfield, Kentucky, Arcadia and Many, Louisiana and Chattanooga, Tennessee. In the United States, the ConAgra chicken division currently has annual feed requirements of approximately 3.6 million tons and the capacity to produce approximately 4.7 million tons. The ConAgra chicken division owns one feed mill in Las Piedras, Puerto Rico, which produces all of the requirements of its Puerto Rican operations. Puerto Rico’s annual feed requirements are approximately 80,000 tons with a capacity to produce approximately 80,000 tons.

Processing. Once the chickens reach processing weight, they are transported by truck to the ConAgra chicken division’s processing plants. These plants utilize modern, highly automated equipment to process and package the chickens. The ConAgra chicken division has 13 U.S. processing plants which are located in Athens and Enterprise, Alabama, Batesville, Clinton and El Dorado, Arkansas, Athens, Canton, Dalton and Gainesville, Georgia, Mayfield, Kentucky, Farmerville and Natchitoches, Louisiana and Chattanooga, Tennessee. These processing plants have the capacity, under present USDA inspection procedures, to slaughter approximately 15.2 million head of chickens per week, assuming a five-day work week. The ConAgra chicken division’s other processing plant located in Aibonito, Puerto Rico has the capacity to slaughter approximately 329,000 head of chickens per week, assuming a five-day work week.

Prepared Foods Operations.

The ConAgra chicken division operates four prepared food plants. These plants primarily process chicken prepared foods products and are located in Elberton, Georgia, Chattanooga, Tennessee, Farmerville, Louisiana and Moorefield, West Virginia. Further processed prepared foods products include items such as fully cooked breaded wings, portion-controlled breast fillets, tenderloins and strips, formed nuggets and patties and bone-in chicken parts. Prepared foods are sold frozen and may be fully cooked, partially cooked or raw, breaded or non-breaded or pre-marinated or non-marinated.

The ConAgra chicken division Elberton, Georgia prepared foods plant was purchased in January 2000 and expanded in fiscal 2000 and again in fiscal 2001. It includes 173,000 square feet and employs approximately 553 people. This facility has marinating systems, batter/breading systems, fryers, ovens, freezers, a variety of packaging systems and cold storage. This facility has capacity to produce approximately 90 million pounds of further processed product annually based on current production mix and is currently operating at approximately 100% of capacity.

The ConAgra chicken division Chattanooga, Tennessee prepared foods plant was purchased in January 2000, includes 37,000 square feet, and employs approximately 301 people. This facility has de-boning and portioning capability, marinating systems, batter/breading and frying systems and individually quick frozen capabilities. This facility has the capacity to produce approximately 50 million pounds of further processed product annually based on current product mix and is currently operating at approximately 100% of capacity.

The ConAgra chicken division Moorefield, West Virginia prepared foods plant was purchased in December 1997. It includes 209,000 square feet and employs approximately 716 people. This facility has marinating systems, batter/breading, frying systems, oven systems and individually quick frozen capabilities. This facility has capacity to produce approximately 100 million pounds of further processed product annually based on current product mix and is currently operating at approximately 100% of capacity.

The ConAgra chicken division Farmerville, Louisiana prepared foods plant was constructed in June 1996. It includes 80,000 square feet and employs approximately 345 people. This facility has marinating systems, batter/breading, frying systems, oven systems and individually quick frozen capabilities. This facility has capacity to produce approximately 50 million pounds of further processed product annually based on current product mix and is currently operating at approximately 85% of capacity.

Other Facilities and Information.

The ConAgra chicken division operates three rendering plants that convert by-products into protein products, located in Farmerville, Louisiana, El Dorado, Arkansas and Russellville, Arkansas. These rendering plants currently process by-products from approximately four million chickens weekly into protein products. These products are used in the manufacture of poultry and livestock feed and pet foods.

The ConAgra chicken division headquarters is located in Duluth, Georgia. Other offices are located at each processing facility.

The ConAgra chicken division’s truck shop facilities are located in Athens and Enterprise, Alabama, Atkins and El Dorado, Arkansas, Athens, Canton and Dalton, Georgia, Mayfield, Kentucky, Farmerville and Robeline, Louisiana and Chattanooga, Tennessee.

The ConAgra chicken division has four laboratory facilities, which are located in Athens and Gainesville, Georgia, Farmerville, Louisiana and Moorefield, West Virginia.

Other facilities include a warehouse in Farmerville, Louisiana, and cold storage plants in Chattanooga, Tennessee and Shreveport, Louisiana.

The ConAgra chicken division engages in the distribution of protein products through its PFS Unit. PFS primarily sells products to both the foodservice and retail channels with retail accounting for 65% of the sales. Products include all proteins with the approximate mix of beef- 40%, chicken – 25%, pork – 20%, other – 15% (fish, shrimp, and processed smoked meats). The principal office of PFS is located in El Dorado, Arkansas with 13 sales and distribution units in Texas, Louisiana, Utah, California, North Carolina, Wisconsin, Iowa, and Mississippi. Each distribution center is run autonomously with a distribution radius of approximately 100 miles. The truck fleet consists of 83 bob trucks and 163 tractor-trailers. PFS employs 550 people.

Regulation and Environmental Matters

The chicken industry is subject to government regulation, particularly in the health and environmental areas, including provisions relating to the discharge of materials into the environment, by the Centers for Disease Control, the United States Department of Agriculture (“USDA”), the Food and Drug Administration (“FDA”) and the Environmental Protection Agency. The ConAgra chicken division processing facilities are subject to on site examination, inspection and regulation by the USDA. The FDA inspects the production of ConAgra Foods’ feed mills.

Employees and Labor Relations

As of July 21, 2003, the ConAgra chicken division employed approximately 15,890 persons, including 2,250 salaried and 13,640 hourly employees.

Approximately 659 employees at the Athens, Alabama processing facility are members of collective bargaining units represented by the Retail, Wholesale and Department Store Union. A collective bargaining agreement with the Retail, Wholesale, and Department Store Union expires in December 2006.

Approximately 19 employees at the Falkville, Alabama feed mill are members of collective bargaining units represented by the Council of the United Textile Workers of America, United Food and Commercial Workers Union. A collective bargaining agreement with the Council of the United Textile Workers of America, United Food and Commercial Workers Union expires in September 2005.

Approximately 687 employees at the Enterprise, Alabama processing plant are members of collective bargaining units represented by the Alabama Mid-South Council of Retail, Wholesale and Department Store Union. A collective bargaining agreement with the Alabama Mid-South Council of Retail, Wholesale and Department Store Union expires in December 2004.

Approximately 13 employees at the Enterprise, Alabama feed mill (drivers and dispatchers) are members of collective bargaining units represented by the Alabama Mid-South Council of Retail, Wholesale and Department Store Union. A collective bargaining agreement with the Retail, Wholesale and Department Store Union, Mid-South Council expires in February 2007.

Approximately 8 employees at the Enterprise, Alabama feed mill (production and maintenance) are members of collective bargaining units represented by the Alabama Mid-South Council of Retail, Wholesale and Department Store Union. A collective bargaining agreement with the Alabama Mid-South Council of Retail, Wholesale and Department Store Union expires in October 2005.

Approximately 23 employees at the Enterprise, Alabama hatchery are members of a collective bargaining units represented by the Mid-South Council of Retail, Wholesale and Department Store Union. A collective bargaining agreement with the Alabama Mid-South Council of Retail, Wholesale and Department Store Union expires in February 2004.

Approximately 652 employees at the Batesville, Arkansas complex (processing plant, feed mill and hatchery) and the Clinton, Arkansas complex (processing Plant, feed mill and hatchery) are members of collective bargaining units represented by the United Food and Commercial Workers International Union Food and Commercial Workers International Union and International Brotherhood of Teamsters. A collective bargaining agreement with the United Food and Commercial Workers International Union Food and Commercial Workers International Union and International Brotherhood of Teamsters expires in July 2006.

Approximately 1,384 employees at the El Dorado, Arkansas processing plant are members of collective bargaining units represented by the United Food and Commercial Workers Union. A collective bargaining agreement with the United Food and Commercial Workers Union expires in November 2003.

Approximately 53 employees at the El Dorado, Arkansas feed mill feed haul, live haul are members of collective bargaining units represented by the Pace International Union. A collective bargaining agreement with the Pace International Union expires in February 2006.

Approximately 1,264 employees at the Athens, Georgia live haul and processing plant are members of collective bargaining units represented by the United Food and Commercial Workers Union. A collective bargaining agreement with the United Food and Commercial Workers Union expires in November 2003.

Approximately 25 employees at the Athens, Georgia feed mill are members of collective bargaining units represented by the United Food and Commercial Workers Union. A collective bargaining agreement with the United Food and Commercial Workers Union expires in December 2004.

Approximately 448 employees at the Elberton, Georgia cook plant are members of collective bargaining units represented by the United Food and Commercial Workers Union. A collective bargaining agreement with the United Food and Commercial Workers Union expires in August 2004.

Approximately 29 employees at the Gainesville, Georgia feed mill are members of collective bargaining units represented by the General Teamsters Local Union. A collective bargaining agreement with the General Teamsters Local Union expires in May 2006.

Approximately 803 employees at the Mayfield, Kentucky processing plant are members of collective bargaining units represented by the United Food and Commercial Workers International Union. A collective bargaining agreement with the United Food and Commercial Workers International Union expires in November 2004.

Approximately 99 employees at the Mayfield, Kentucky feed mill are members of collective bargaining units represented by the International Brotherhood of Teamsters. A collective bargaining agreement with the International Brotherhood of Teamsters expires in November 2005.

Approximately 1,481 employees at the Farmerville, Louisiana processing and cook plant are members of collective bargaining units represented by the United Food and Commercial Workers. A collective bargaining agreement with the United Food and Commercial Workers expires in August 2005.

Approximately 511 employees at the Natchitoches, Louisiana processing plant are members of collective bargaining units represented by the United Food and Commercial Workers. A collective bargaining agreement with the United Food and Commercial Workers expires in November 2004.

Approximately 1,097 employees at the Chattanooga, Tennessee processing plant and truck stop are members of collective bargaining units represented by the United Steelworkers of America. A collective bargaining agreement with the United Steelworkers expires in July 2005.

Approximately 263 employees at the Chattanooga, Tennessee cook plant are members of collective bargaining units represented by United Steelworkers of America. A collective bargaining agreement with the United Steelworkers of America expires in September 2005.

Approximately 7 employees at the Aibonito, Puerto Rico feed mill are members of collective bargaining units represented by the Congress of Industrial Unions of Puerto Rico. A collective bargaining agreement with the Congress of Industrial Unions of Puerto Rico expires in October 2003.

Approximately 27 employees at the Shreveport, Louisiana PFS facility are members of collective bargaining units represented by the United Food and Commercial Workers Union. A collective bargaining agreement with the United Food and Commercial Workers Union expires in March 2006.

Approximately 8 employees at the Jackson, Mississippi PFS facility are members of collective bargaining units represented by the United Food and Commercial Workers International Union. A collective bargaining agreement with the United Food and Commercial Workers International Union expires in July 2006.

Approximately 20 employees at the Arlington, Texas PFS facility are members of collective bargaining units represented by the United Food and Commercial Workers Union. A collective bargaining agreement with the United Food and Commercial Workers Union expires in April 2006.

Approximately 22 employees at the Houston, Texas PFS facility are members of collective bargaining units represented by the United Food and Commercial Workers Union. A collective bargaining agreement with the United Food and Commercial Workers Union expires in February 2006.

Approximately 11 employees at the Green Bay, Wisconsin PFS facility are members of collective bargaining units represented by the United Food and Commercial Workers Union. A collective bargaining agreement with the United Food and Commercial Workers Union expires in October 2005.

The ConAgra chicken division has not experienced a work stoppage since June 1997. ConAgra Foods believes its relations with employees at these locations are satisfactory.

Legal Proceedings

The ConAgra chicken division is a party to a number of lawsuits and claims arising out of the operation of its business. After taking into account liabilities recorded, ConAgra Foods’ management believes the ultimate resolution of such matters should not have a material adverse effect on the ConAgra chicken division’s financial condition, results of operations or liquidity.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS—CONAGRA CHICKEN DIVISION

The following discussion and analysis is intended to provide a summary of significant factors relevant to the ConAgra chicken division’s financial performance and condition. The discussion should be read together with the ConAgra Foods Chicken Business’ financial statements and related notes included elsewhere herein. Years cited in this discussion refer to ConAgra Foods Chicken Business’ fiscal years.

Fiscal 2003 Compared to Fiscal 2002

Sales. Net sales were $2,341.7 million for 2003, a $93.1 million or 3.8% decrease from 2002. This decrease, in part, reflects lower broiler markets, largely in dark meat and wings, primarily impacting the retail channel. The 2003 decrease also reflects the closure of one of the ConAgra chicken division’s distribution centers.

Cost of Goods Sold. Cost of goods sold was $2,258.0 million for 2003, a $9.3 million decrease from 2002. Gross profit (net sales less cost of goods sold) for 2003 declined to $83.6 million from $167.4 million in 2002.

Gross margin (gross profit as a percent of net sales) declined to 3.6% in 2003 from 6.9% in 2002. These declines reflect increased grain and deboning costs, offset, in part, by improved processing yields and growth in the foodservice broad-line distributor business.

Selling, General and Administrative Expenses. Selling, general and administrative (“SG&A”) expenses decreased $6.3 million, or 8.0%, to $73.0 million for 2003. This decrease was primarily a result of lower compensation costs in 2003 as compared to 2002. SG&A expenses were also favorably impacted by $1.0 million, due to the ConAgra chicken division no longer amortizing goodwill beginning in the first quarter of 2003 as a result of the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets. SG&A expenses were 3.1% of net sales during 2003, as compared to 3.3% of net sales during 2002.

Corporate Allocations—Selling, General and Administrative. Corporate allocations include charges that have been allocated by ConAgra Foods and recorded as an expense for corporate services, including executive, finance, legal and tax. Expenses incurred by ConAgra Foods and allocated to the ConAgra chicken division are determined based on the specific services being provided or are allocated based on ConAgra Foods’ investment in the ConAgra chicken division in proportion to ConAgra Foods’ total investment in its subsidiaries. Such expenses included in allocated selling, general and administrative expenses are $19.3 million and $19.0 million for fiscal 2003 and 2002, respectively.

Corporate Allocations—Finance Charges. Corporate allocations also include charges that have been allocated by ConAgra Foods and recorded as finance charges. ConAgra Foods allocated finance costs of $26.0 million and $22.7 million in fiscal 2003 and 2002, respectively.

Income Taxes. The effective income tax rate was 37.2% for 2003 compared with 38.0% for 2002.

On June 9, 2003, ConAgra Foods announced an agreement to sell its chicken division to Pilgrim’s Pride Corporation. In connection with the expected sale, ConAgra Foods classified the company’s long-lived assets as held for sale and recognized an impairment charge of $69.4 million (net of an income tax benefit of $42.6 million) in its financial statements to reduce the carrying amount of goodwill to zero and reflect a reduction in the carrying values of long-lived assets of the ConAgra chicken division to their fair market value, less cost to sell. The ConAgra chicken division has not recognized this impairment charge as it considers its long-lived assets to be fully recoverable on a held for use basis.

Fiscal 2002 Compared to Fiscal 2001

Sales. Net sales were $2,434.7 million for 2002, a $93.7 million or 4.0% increase from 2001. This increase reflects improved broiler markets, especially in dark meat and wings, product mix improvements resulting from a higher proportion of prepared food sales, and improved prices and customer mix within the retail channel.

Cost of Goods Sold. Cost of goods sold was $2,267.4 million for 2002, a $3.6 million increase from 2001. Gross profit (net sales less cost of goods sold) for 2002 increased to $167.4 million from $77.3 million in 2001. Gross margin (gross profit as a percent of net sales) increased to 6.9% in 2002 from 3.3% in 2001. These increases reflect the improved sales pricing and mix discussed above, offset in part by increased grain costs.

Selling, General and Administrative Expenses. SG&A expenses increased $6.8 million, or 9.3%, to $79.4 million for 2002. This increase can be attributed to increased compensation costs in 2002 as compared to 2001. SG&A expenses were 3.3% of net sales during 2002, compared to 3.1% of net sales during 2001.

Corporate Allocations—Selling, General and Administrative. Corporate allocations include allocated SG&A expenses of $19.0 million and $20.6 million for fiscal 2002 and 2001, respectively.

Corporate Allocations—Finance Charges. Corporate allocations also include allocated finance charges of $22.7 million and $31.8 million in fiscal 2002 and 2001, respectively.

Income Taxes. The effective income tax rate was 38.0% for 2002 compared with 36.7% for 2001.

Liquidity and Capital Resources

Sources of Liquidity and Capital. Historically, the ConAgra chicken division’s sources of cash have been from cash flow from operations and advances received from ConAgra Foods.

At May 25, 2003, working capital (current assets less current liabilities) was $181.8 million compared with $201.7 million at May 26, 2002. The reduced working capital is primarily a result of management’s continued focus on minimizing trade working capital (accounts receivable plus inventory less accounts payable and accrued expenses).

Cash Flows. Cash flows from operating activities totaled $81.0 million for 2003 as compared to $144.5 million for 2002 and $8.7 million in 2001. The changes in cash flow were primarily due to changes in net income and significant reductions in trade working capital in 2002.

Cash used in investing activities totaled $36.8 million for 2003, as compared to $52.3 million in 2002 and $45.2 million in 2001. Cash flows used in investing activities are primarily capital expenditures incurred for property, plant and equipment.

Cash used in financing activities totaled $37.9 million for 2003 and $96.3 million in 2002, as compared to cash provided from financing activities of $32.9 million in 2001. Net cash flow from financing activities primarily reflects changes in net investments and advances/distributions from ConAgra Foods.

Obligations and Commitments. As part of its ongoing operations, the ConAgra chicken division enters into arrangements that obligate it to make future payments under contracts such as debt and lease agreements. Debt obligations, which total $17.0 million, are currently recognized as liabilities in the ConAgra chicken division’s consolidated balance sheet. Operating lease obligations, which total $13.4 million, are not recognized as liabilities in the ConAgra chicken division’s consolidated balance sheet in accordance with generally accepted accounting principles. At May 25, 2003, the ConAgra chicken division had no outstanding unconditional purchase obligations.

A summary of the ConAgra chicken division’s contractual obligations at the end of 2003 is as follows:

	Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	2-3 Years	4-5 Years	After 5 Years
	(in millions)
Long-Term Debt	$17.0	$.4	$.1	$.4	$16.1
Lease Obligations	13.4	2.1	4.3	1.8	5.2

Total	$30.4	$2.5	$4.4	$2.2	$21.3

At May 25, 2003, the ConAgra chicken division had no outstanding commercial commitment arrangements (e.g., guarantees).

Trading Activities. The Company has no “trading” activities as all derivative contracts are considered either normal purchase and sale contracts or hedging contracts which qualify for hedge accounting under SFAS No. 133.

Critical Accounting Policies

The process of preparing financial statements requires the use of estimates on the part of management. The estimates used by management are based on the ConAgra chicken division’s historical experiences combined with management’s understanding of current facts and circumstances. Certain of the ConAgra chicken division’s accounting policies are considered critical as they are both important to the portrayal of the ConAgra chicken division’s financial condition and results and require significant or complex judgment on the part of management. The following is a summary of certain accounting policies considered critical by management of the ConAgra chicken division.

Allowance for Doubtful Accounts—The ConAgra chicken division’s allowance for doubtful accounts reflects reserves for customer receivables to reduce receivables to amounts expected to be collected. Management uses significant judgment in estimating uncollectible amounts. In estimating uncollectible amounts, management considers factors such as current overall economic conditions, industry-specific economic conditions, historical customer performance, and anticipated customer performance. While management believes the ConAgra chicken division’s processes effectively address its exposure for doubtful accounts, changes in the economy, industry, or specific customer conditions may require adjustment to the allowance for doubtful accounts recorded by the ConAgra chicken division.

Inventory Valuation—Management reviews its inventory balances to determine if inventories can be sold at amounts equal to or greater than their carrying amounts. The review includes identification of slow moving inventories, obsolete inventories, and discontinued products or lines of products. The identification process includes historical performance of the inventory, current operational plans for the inventory, as well as industry and customer specific trends. If the ConAgra chicken division’s actual results differ from management expectations with respect to the selling of its inventories at amounts equal to or greater than their carrying amounts, the ConAgra chicken division would be required to adjust its inventory balances accordingly.

Employment-Related Benefits—The ConAgra chicken division incurs certain employment-related expenses associated with pensions, postretirement health care benefits, and workers’ compensation. In order to measure the expense associated with these employment-related benefits, management must make a variety of estimates including discount rates used to present value certain liabilities, assumed rates of return on assets set aside to fund these expenses, compensation increases, employee turnover rates, anticipated mortality rates, anticipated healthcare costs, and employee accidents incurred but not yet reported to the ConAgra chicken division. The estimates used by management are based on the ConAgra chicken division’s historical experience as well as current facts and circumstances. The ConAgra chicken division uses third-party specialists to assist management in appropriately measuring the expense associated with these employment-related benefits. Different estimates used by management could result in the ConAgra chicken division recognizing different amounts of expense over different periods of time.

Impairment of Long-Lived Assets (including property, plant and equipment), Goodwill and Identifiable Intangible Assets—In accordance with applicable accounting literature, the ConAgra chicken division reduces the carrying amount of long-lived assets, goodwill and identifiable intangible assets to their fair value when the fair value of such assets is determined to be less than their carrying amounts (i.e., assets are deemed to be impaired). Fair value is typically estimated using a discounted cash flow analysis, which requires the ConAgra chicken division to estimate the future cash flows anticipated to be generated by the particular asset(s) being tested for impairment as well as select a discount rate to present value the anticipated cash flows. When determining future cash flow estimates, the ConAgra chicken division considers historical results adjusted to reflect current and anticipated operating conditions. Estimating future cash flows requires significant judgment by the ConAgra chicken division in such areas as future economic conditions, industry-specific conditions, product pricing and necessary capital expenditures. The use of different assumptions or estimates for future cash flows could produce different impairment amounts (or none at all) for long-lived assets, goodwill and identifiable intangible assets.

Recently Issued Accounting Standards

In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement requires the ConAgra chicken division to recognize the fair value of a liability associated with the cost the ConAgra chicken division would be obligated to incur in order to retire an asset at some point in the future. The liability will be recognized in the period in which it is incurred and can be reasonably estimated. The standard is effective for the ConAgra chicken division in the first quarter of fiscal 2004. The ConAgra chicken division will adopt this standard at the beginning of its fiscal 2004. The ConAgra chicken division has not yet completed its assessment of the anticipated adoption impact of SFAS No. 143.

Off Balance Sheet Arrangements

In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities. A variable interest entity (“VIE”) is an entity whose equity investors do not have a controlling financial interest or do not have sufficient equity at risk such that the entity cannot finance its own activities. FIN No. 46 provides that VIEs shall be consolidated by the entity deemed to be the primary beneficiary of the VIE. FIN No. 46 is immediately effective for VIEs created after January 31, 2003. For VIEs created prior to February 1, 2003, FIN No. 46 is effective for the ConAgra chicken division in the second quarter of fiscal 2004. The ConAgra chicken division is currently evaluating its relationship with unconsolidated entities which may meet the definition of a VIE. Based on its analysis to date, the ConAgra chicken division has not determined the impact, if any, from the adoption of FIN No. 46.

Related Party Transactions

ConAgra Foods’ executive, finance, legal, tax and other corporate departments perform certain administrative and other services for the ConAgra chicken division. Expenses incurred by ConAgra Foods and allocated to the ConAgra chicken division are determined based on specific services being provided or are allocated based on ConAgra Foods’ investment in the ConAgra chicken division in proportion to ConAgra Foods’ total investment in its subsidiaries. In addition, ConAgra Foods allocates finance costs to the ConAgra chicken division based on ConAgra Foods’ investment in the ConAgra chicken division and net intercompany advances. Management believes that such expense allocations are reasonable. It is not practical to estimate the expenses that would have been incurred by the ConAgra chicken division if it had been operated on a stand-alone basis. Corporate allocations include allocated selling, general and administrative expenses of $19.3 million, $19.0 million and $20.6 million for fiscal 2003, 2002 and 2001, respectively, and allocated finance charges of $26.0 million, $22.7 million and $31.8 million in fiscal 2003, 2002 and 2001, respectively.

The ConAgra chicken division also has transactions in the normal course of business with parties under common ownership. Net sales to related parties were $134.7 million, $139.2 million and $160.0 million in fiscal years 2003, 2002 and 2001, respectively. With respect to gross margins associated with related party net sales, certain products are sold at cost while others are sold at prices resulting in gross margins similar to third-party net sales.

Market Risk

The principal market risks affecting the ConAgra chicken division are exposures to price fluctuations of commodity and energy inputs.

Commodities—The ConAgra chicken division purchases commodity inputs such as chicken, wheat, corn, soybean meal, soybean oil, energy and packaging materials to be used in its operations. These commodities are subject to price fluctuations that may create price risk. The ConAgra chicken division enters into commodity hedges to manage this price risk using physical forward contracts or derivative instruments. ConAgra Foods has policies governing the hedging instrument its businesses may use. These policies include limiting the dollar risk exposure for each of its businesses. The ConAgra chicken division also monitors the amount of associated counter-party credit risk for all non-exchange-traded transactions. The ConAgra chicken division’s trading activities are limited in terms of maximum dollar exposure and monitored to ensure compliance.

The following table presents one measure of market risk exposure using sensitivity analysis. Sensitivity analysis is the measurement of potential loss of fair value resulting from a hypothetical change of 10% in market prices. Actual changes in market prices may differ from hypothetical changes. In reality, as markets move, the ConAgra chicken division actively manages its risk and adjusts hedging strategies as appropriate. Fair value was determined using quoted market prices and was based on the ConAgra chicken division’s net derivative position by commodity at each quarter end during the fiscal year. The market risk exposure analysis excludes the underlying commodity positions that are being hedged. The commodities hedged have a high inverse correlation to price changes of the derivative commodity instrument.

Effect of 10% Change in Market Prices

	2003	2002
	(in millions)
Grains
High	$10.8	$15.0
Low	4.2	6.0
Average	7.9	9.8

The above mentioned commodities are subject to price volatility caused by commodity market fluctuations, supply and demand, and changes in governmental agricultural programs. Commodity price increases will result in increases in raw material costs and operating costs. The ConAgra chicken division has many years’ experience in hedging against commodity price increases; however, hedging practices reduce but do not eliminate the risk of increased operating costs from commodity price increases.

Quarterly Financial Data

The following is a summary of the ConAgra chicken division’s unaudited quarterly results for each of the periods in fiscal 2003 and 2002:

	Net Sales	Gross Profit	Net Income (Loss)
	(in millions)
2003
First	$606.5	$41.6	$6.8
Second	590.4	35.4	3.1
Third	546.5	(4.6)	(21.7)
Fourth	598.3	11.2	(10.0)

Year	$2,341.7	$83.6	$(21.8)

2002
First	$630.7	$47.8	$8.9
Second	618.1	46.4	9.7
Third	575.5	32.0	2.4
Fourth	610.4	41.2	7.7

Year	$2,434.7	$167.4	$28.7

Forward-Looking Statements

Management’s Discussion and Analysis of Financial Condition and Results of Operations for the ConAgra chicken division contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Future economic circumstances, industry conditions, the ConAgra chicken division’s performance and financial results, availability and prices of raw materials, product pricing, competitive environment and related market conditions, operating efficiencies, access to capital, actions of governments and regulatory factors affecting the ConAgra chicken division’s businesses and other risks described in the ConAgra Foods reports filed with the Securities and Exchange Commission are examples of factors, among others, that could cause results to differ materially from those described in the forward-looking statements. ConAgra Foods cautions that any forward-looking statements included in this proxy statement are made as of the date of this proxy statement.

UNAUDITED PRO FORMA FINANCIAL DATA

The unaudited pro forma financial data is based on our historical consolidated financial statements and the historical combined financial statements of the ConAgra chicken division. The unaudited pro forma financial data reflects the $100 million 9 5/8% senior notes offering sold pursuant to Pilgrim’s Pride’s prospectus supplement dated August 13, 2003. The proceeds of the 9 5/8% senior notes offering will be used to reduce the principal amount of 10.5% subordinated notes to be issued in connection with the purchase of the ConAgra chicken division by increasing the amount of cash to be paid to ConAgra Foods in connection with such purchase. The assumptions and adjustments are described in the notes to the unaudited pro forma financial data, including assumptions relating to the allocation of the consideration paid for the assets and liabilities of the ConAgra chicken division based on preliminary estimates of their respective fair values. Although we do not currently expect the final acquisition value to differ significantly, the terms of the Stock Purchase Agreement are likely to result in a purchase price of the ConAgra chicken division that is different from that presented in the unaudited pro forma combined financial statements primarily resulting from the following:

(1)	the purchase price is determined by reference to the adjusted net book value of the assets and liabilities of the ConAgra chicken division as of the closing date of the acquisition. Such amount will vary from the May 25, 2003 information used in the preparation of the unaudited pro forma financial statements; and

(2)	the variability of the common stock portion of the consideration payable to ConAgra Foods, which is based on changes in the market price and trading volume of our common stock for the period from June 10, 2003 through the date five trading days prior to the closing date of the acquisition.

Based on the May 25, 2003 audited financial statements of the ConAgra Foods Chicken Business, and our common stock data through August 19, 2003, we have computed the acquisition value at approximately $610 million plus transaction costs, consisting of $103.5 million in senior notes, $100 million in subordinated debt, the issuance of 31,163,326 shares of our common stock valued at $10.12 per share and the remainder in secured borrowings. The reclassification of the Class A common stock and Class B common stock has not been included as it has no effect on the unaudited pro forma condensed balance sheet. Our unaudited pro forma statements of operations have been presented as if the acquisition of the ConAgra chicken division had occurred at the beginning of the fiscal year ended September 28, 2002, while the unaudited pro forma balance sheet has been presented as if the acquisition occurred on June 28, 2003. The most recent fiscal year of ConAgra Foods and the ConAgra chicken division ended May 25, 2003, while Pilgrim’s Pride’s current fiscal year will end September 27, 2003. As a result, the combined pro forma financial statements have been prepared by adjusting the ConAgra chicken division quarterly results to more closely match the applicable Pilgrim’s Pride reporting periods. However, the ConAgra chicken division information has been included with a one-month lag to the Pilgrim’s Pride reporting periods in order to maintain their existing quarterly periods.

Our unaudited pro forma financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations – ConAgra Chicken Division,” our historical consolidated financial statements and the historical combined financial statements and the related notes thereto of the ConAgra chicken division either included or incorporated by reference in this proxy. Our unaudited pro forma financial data does not purport to represent what our results of operations would have been if the transactions listed above had actually been completed as of the date indicated and are not intended to project our financial position or results of operations for any future period.

Pilgrim’s Pride Corporation

Unaudited Pro Forma Condensed Balance Sheet

June 28, 2003

(in thousands)

	Pilgrim’s Pride	CCD(A)	Pro Forma Adjustments			Pro Forma Combined
Current assets:
Cash and cash equivalents	$16,667	$6,324	$(6,324)	(B	)	$16,667
Accounts receivable	118,612	105,595	—			224,207
Inventories	358,301	209,639	—			567,940
Prepaids and other current assets	15,300	7,932	—			23,232

Total current assets	508,880	329,490	(6,324)			832,046
Other assets:
Property, plant and equipment, net	739,203	419,834	28,786	(D	)	1,187,823
Other long-term assets	30,837	37,365	(39,781)	(C	)	28,421

	$1,278,920	$786,689	$(17,319)			$2,048,290

Current liabilities:
Accounts payable and other current liabilities	$225,513	$133,421	$—			$358,934
Current deferred income tax	12,888	13,882	(13,882)	(C	)	12,888
Current maturities of long term debt	2,635	400	4,300	(E	)	7,335

Total current liabilities	241,036	147,703	(9,582)			379,157
Secured debt	280,150	16,635	94,961	(E	)	391,746
9 5/8% Senior Notes	200,000	—	103,500	(E	)	303,500
10 1/2% Subordinated Notes	—	—	100,000	(E	)	100,000
Deferred income taxes	134,229	11,239	(11,239)	(C	)	134,229
Other long term liabilities	1,316	780	—			2,096
Total stockholder’s equity	422,189	610,332	(294,959)	(D	)	737,562

Total liabilities and equity	$1,278,920	$786,689	$(17,319)			$2,048,290

Pilgrim’s Pride Corporation

Unaudited Pro Forma Statement of Operations

For the Year Ended September 28, 2002

(in thousands, except per share data)

	Pilgrim’s Pride	CCD (A)	Pro Forma Adjustments			Pro Forma Combined
Net sales	$2,533,718	$2,410,565	$4,500	(I	)	$4,948,783
Cost of sales	2,369,309	2,249,386	(16,760)	(G	)	4,601,935
Non-recurring recoveries	(756)	—	—			(756)
Selling, general and administrative expenses	135,261	95,150	—			230,411

Operating income	29,904	66,029	21,260			117,193
Interest expense, net	32,003	23,278	4,017	(E	)	59,298
Other (income) expense, net	(4,009)	—	—	(D	)	(4,009)

Income before taxes	1,910	42,751	17,243			61,904
Income tax expense (benefit)	(12,425)	16,254	6,415	(F	)	10,244

Net income	$14,335	$26,497	$10,828			$51,660

Earnings per common share:
Basic	$0.35	$—	$0.35			$0.71
Diluted	0.35	—	0.35			0.71
Weighted average shares outstanding:
Basic	41,113	—	31,163			72,276
Diluted	41,113	—	31,163			72,276

Pilgrim’s Pride Corporation

Unaudited Pro Forma Statement of Operations

For the Nine Months Ended June 28, 2003

(in thousands, except per share data)

	Pilgrim’s Pride	CCD (A)	Pro Forma Adjustments			Pro Forma Combined
Net sales	$1,909,874	$1,735,148	$3,350	(I	)	$3,648,372
Cost of sales	1,805,257	1,693,111	(12,599)	(G	)	3,485,769
Non-recurring recoveries	(36,002)	—	—			(36,002)
Selling, general and administrative expenses	102,728	68,026	—			170,754

Operating income (loss)	37,891	(25,989)	15,949			27,851
Interest expense, net	28,835	19,649	826	(E	)	49,310
Other (income) expense, net	(37,253)	—	—	(D	)	(37,253)

Income (loss) before taxes	46,309	(45,638)	15,123			15,794
Income tax expense (benefit)	15,346	(16,979)	5,626	(F	)	3,993

Net income (loss)	$30,963	$(28,659)	$9,497			$11,801

Earnings per common share:
Basic	$0.75	$—	$0.30			$0.16
Diluted	0.75	—	0.30			0.16
Weighted average shares outstanding:
Basic	41,113	—	31,163			72,276
Diluted	41,113	—	31,163			72,276

NOTES TO THE UNAUDITED PRO FORMA FINANCIAL DATA

(A)	The fiscal year of ConAgra Foods and the ConAgra chicken division ended May 25, 2003, while the fiscal year of Pilgrim’s Pride will end September 27, 2003. As a result, the combined pro forma financial statements have been prepared by adjusting the ConAgra chicken division quarterly results to more closely match the Pilgrim’s Pride reporting period. However, the ConAgra chicken division information has been included with a one-month lag to the Pilgrim’s Pride reporting periods in order to maintain their existing quarterly periods. In addition, certain reclassifications have been made to the ConAgra chicken division’s historical financial statements to conform to the presentation used by Pilgrim’s Pride.

(B)	Elimination of ConAgra chicken division cash assumed to be distributed prior to closing.

(C)	Represents the elimination of the balance sheet amounts related to derivatives and hedging and and goodwill which are not being acquired. In addition, deferred income taxes are eliminated because, upon the consummation of the acquisition, Pilgrim’s Pride will step-up the tax basis of assets to the value of the acquisition.

(D)	The ConAgra chicken division acquisition will be accounted for as a purchase business combination. The Unaudited Pro Forma Financial Statements do not include any adjustments related to restructuring costs or recurring benefits expected from synergies. The purchase price allocation is preliminary and further adjustments may be made based on the completion of final valuation and other studies. As previously discussed, the purchase price is dependent on a number of factors, including the trading price and trading volume of our common stock and the adjusted net book value of the ConAgra chicken division assets and liabilities at closing. The following table summarizes the net assets acquired and the purchase consideration based on the May 25, 2003 balance sheet of the ConAgra chicken division, the closing price of Pilgrim’s Pride Class A common stock on August 19, 2003 and the price and volume changes in our common stock that have occurred since June 10, 2003 (in thousands, except per share amounts).

Net book value of ConAgra chicken division (less cash)	$604,008

Less assets and liabilities not acquired (C)	(12,860)

591,148

Purchase consideration
Pilgrim’s Pride Class A common stock 31,163 shares at $10.12 per share	315,373
Secured financings, net (including $8,200 for transaction costs)	99,261
9 5/8% Senior Notes due 2011	103,500
10.5% Subordinated notes	100,000
Transaction costs incurred at June 28, 2003	1,800

Total consideration	619,934

Purchase price adjustment	$28,786

The Company expects that substantially all of this adjustment will be included to adjust the basis of property, plant and equipment.

As discussed above, the purchase price will vary based on the adjusted net book value of the ConAgra chicken division and the price and trading volumes of our common stock up to the closing date of the acquisition.

(E)	Represents adjustments to long term debt and interest expense to consider the following attributes of the acquisition of the ConAgra chicken division;

i.	Elimination of the corporate allocation: finance charge previously allocated by ConAgra Foods.

ii.	Increase in long-term debt resulting from the issuance of 9 5/8% Senior Notes due 2011.

iii.	Increase in long-term debt resulting from the anticipated issuance of 10.5% subordinated notes to ConAgra Foods as payment for a portion of the purchase price.

iv.	Increase in long-term debt resulting from the issuance of $80.0 million in senior notes from an insurance company having an interest rate equal to United States treasury rates plus 2.6% due in 2014.

v.	Increase in long-term debt resulting from the issuance of $20.0 million in senior notes having an interest rate equal to United States treasury rates plus 2.6%; due in 2010.

vi.	Reduction in outstanding borrowings under our revolving term borrowing facility by $0.7 million from the proceeds of the issuance of our 9 5/8% Senior Notes due 2011 in excess of amounts applied to the purchase price of the ConAgra chicken division.

vii.	Consideration of the 1% guarantee fee paid to the company’s major stockholder, for his guarantees on the secured debt described in iii. and iv. above.

(F)	Represents the adjustment to estimated income tax expense as a result of the ConAgra chicken division acquisition and the pro forma adjustments.

(G)	Represents the adjustment to depreciation expense based on the fair value preliminarily assigned to property, plant and equipment. On average, the useful life assigned to the property, plant and equipment is assumed to be 10 years.

(H)	In connection with the stock purchase agreement, Pilgrim’s Pride will execute supply agreements under which Pilgrim’s Pride will continue to provide poultry to the other divisions of ConAgra Foods. Historically, the intercompany transfer of certain products was done at values that approximated cost. The supply agreements with ConAgra Foods have two primary sales provisions, summarized as follows:

•	A pricing structure that covers a specific plant, which is substantially dedicated to producing chicken for a ConAgra Foods facility (Specific Plant Pricing Structure), will sell products to ConAgra Foods on a cost plus a specified cent per pound mark-up. During the year ended May 25, 2003, approximately 53% of the pounds sold to other ConAgra Foods operations would have been produced under the Specific Pricing Structure.

•	A pricing structure that generally covers all other sales to ConAgra Foods facilities (All Other Pricing Structure) specifies sales price based on a negotiated periodic adjustment to the representative thirteen-week average of a market-based index. During the year ended May 25, 2003, approximately 47% of the pounds sold to other ConAgra Foods operations would have been produced under the All Other Pricing Structure.

A pro forma adjustment has been included to reflect the increase in net revenues that would result by applying the Specific Plant Pricing Structure to the historical pounds sold applicable to this structure. Although, no specific mark-up is specified in the All Other Pricing Structure the Company believes that the pricing that will result from the operation of these agreements will be at least as favorable as the Specific Plan Pricing Structure. As a result we estimate that the operation of the All Other Pricing Structure if applied on a pro forma basis to historical pounds sold would have increased net revenues and profits by at least an additional $4 million. This amount has not been included, as a pro forma adjustment because the provisions of the All Other Pricing Structure in the supply agreements do not indicate a contractual profit percentage.

SECURITY OWNERSHIP

The following table sets forth, as of August     , 2003 (except as otherwise noted), certain information with respect to the beneficial ownership of Pilgrim’s Pride Class A common stock and Class B common stock by (a) each stockholder beneficially owning more than 5% of the outstanding Class A common stock or Class B common stock; (b) each director and certain executive officers of Pilgrim’s Pride who are stockholders of Pilgrim’s Pride; and (c) all executive officers and directors of Pilgrim’s Pride as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Class A Common Stock	Percent of Class A Common Stock	Amount and Nature of Beneficial Ownership of Class B Common Stock	Percent of Class B Common Stock
Pilgrim Interests, Ltd. 110 South Texas Street Pittsburg, Texas 75686	7,372,692	54.5%	14,745,385	53.5%
Lonnie “Bo” Pilgrim(a)(b). 110 South Texas Street Pittsburg, Texas 75686	8,422,809	62.3%	16,928,316	61.4%
Lonnie Ken Pilgrim(a)(b)(c) 110 South Texas Street Pittsburg, Texas 75686	7,653,688	56.6%	15,197,689	55.1%
ConAgra Foods, Inc.(d) One ConAgra Drive Omaha, Nebraska 68102	8,500,292	62.9%	16,965,888	61.5%
Dimensional Fund Advisors Inc.(e) 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	—	—	2,095,400	7.6%
Wellington Management Company, LLP (f) 75 State Street Boston, Massachusetts 02109	—	—	1,504,700	5.5%
Clifford E. Butler(b)	74,328	(g)	36,276	(g)
O.B. Goolsby, Jr.(b)	3,784	(g)	16,222	(g)
Richard A. Cogdill(b)	28,489	(g)	9,272	(g)
James G. Vetter, Jr.	975	(g)	2,450	(g)
Charles L. Black	500	(g)	—	—
Donald L. Wass, Ph.D.	150	(g)	300	(g)
All executive officers and directors as a group (11 persons)	8,751,645	64.7%	17,326,368	62.8%

(a)	Includes 7,372,692 shares of Class A common stock and 14,745,385 shares of Class B common stock held of record by Pilgrim Interests, Ltd., a partnership formed by Mr. Pilgrim’s family of which Lonnie “Bo” Pilgrim and Lonnie Ken Pilgrim are managing partners. Also includes 30,193 shares of Class A common stock and 60,387 shares of Class B common stock held of record by Pilgrim Family Trust I, an irrevocable trust dated June 16, 1987, for the benefit of Lonnie “Bo” Pilgrim’s surviving spouse and children, of which Lonnie Ken Pilgrim and Patty R. Pilgrim, Lonnie “Bo” Pilgrim’s wife, are co-trustees, and 30,193 shares of Class A common stock and 60,386 shares of Class B common stock held of record by Pilgrim Family Trust II, an irrevocable trust dated December 23, 1987, for the benefit of Lonnie “Bo” Pilgrim and his children, of which Lonnie “Bo” Pilgrim and Lonnie Ken Pilgrim are co-trustees. Also includes 22,671 shares of Class A common stock and 45,342 shares of Class B common stock held of record by PFCP, Ltd., a partnership of which Lonnie “Bo” Pilgrim is managing partner. Each of Lonnie “Bo” Pilgrim and Lonnie Ken Pilgrim disclaim beneficial ownership of the Pilgrim’s Pride Class A common stock and Class B common stock held by Pilgrim Interests, Ltd., except to the extent of their respective pecuniary interest therein.
(b)	Includes shares held in trust by the Pilgrim’s Pride 401(k) Salary Deferral Plan.
(c)	Includes 7,232 shares of Class A common stock and 6,465 shares of Class B common stock held by his wife. Also includes 28,160 shares of Class A common stock and 25,350 shares of Class B common stock held in two irrevocable trusts dated December 15, 1994 and October 31, 1989, of which Lonnie Ken Pilgrim is a co-trustee for the benefit of his children. Lonnie Ken Pilgrim disclaims any beneficial interest in the foregoing shares.
(d)	Represents shares of Class A common stock and Class B common stock held of record by Pilgrim Interests, Ltd., Lonnie “Bo” Pilgrim and Lonnie Ken Pilgrim. ConAgra Foods, Inc. filed a Schedule 13D with respect to such shares as a result of the Share Voting Agreement entered into with such persons in connection with the ConAgra chicken division acquisition. See pages 51 through 52 above for a description of the Share Voting Agreement.
(e)	Based on information provided to Pilgrim’s Pride as of December 26, 2002, from Dimensional Fund Advisors Inc. (“Dimensional”). Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the shares of the Pilgrim’s Pride Class A common stock and Class B common stock listed above that are owned by the Funds. All such shares are owned by the Funds. Dimensional disclaims beneficial ownership of such shares.

(f)	Based on information provided to Pilgrim’s Pride as of December 31, 2002, from Wellington Management Company, LLP (“Wellington”). Wellington is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. In its role as investment advisor, Wellington possesses voting and/or investment power over the shares of the Pilgrim’s Pride Class A common stock and Class B common stock listed above that are owned by its clients.
(g)	Less than 1%.

NO DISSENTERS’ RIGHTS OF APPRAISAL

Under Delaware law, the holders of Pilgrim’s Pride Class A common stock and Class B common stock are not entitled to dissenters’ rights of appraisal in connection with this proposed reclassification of our Class A common stock and Class B common stock into a single class of common stock, the proposed stock issuance to ConAgra Foods, or our acquisition of the ConAgra chicken division.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this proxy statement are “forward-looking statements” within the meaning of the federal securities laws. Although we believe the expectations reflected in such forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties, and we can give no assurance that such expectations will prove to have been correct. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors that are more fully described in the annual reports and quarterly reports we have filed with the SEC that are incorporated by reference in this proxy statement. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels. All forward-looking statements in this proxy statement are qualified in their entirety by the cautionary statements contained in this section and elsewhere in this proxy statement and in the documents we incorporate by reference in this proxy statement.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

Our amended and restated corporate bylaws state that a stockholder must give our Secretary written notice, at our principal executive offices, of its intent to present a proposal at our 2004 Annual Meeting of Stockholders by October 1, 2003, but not before May 5, 2003. Additionally, in order for stockholder proposals which are submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, to be considered by us for inclusion in our proxy materials for the 2004 Annual Meeting of Stockholders, they must be received by our Secretary at our executive offices no later than the close of business on September 8, 2003.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at www.sec.gov. Our electronic SEC filings are also available through our website at www.pilgrimspride.com. Information contained on the Pilgrim’s Pride website is not incorporated into this proxy statement and does not constitute a part of this proxy statement. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement, regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to such contract or other document filed as an exhibit with the SEC.

The SEC allows us to “incorporate by reference” the information we file with it, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this proxy statement, and later information we file with the SEC will automatically update and supersede the information in this proxy statement. We incorporate by reference into this proxy statement the documents listed below, and any future filings we make with the SEC (file number 1-9273) and any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement and before the date of the special meeting. The documents we incorporate by reference are:

•	our annual report on Form 10-K for the year ended September 28, 2002;

•	our quarterly reports on Form 10-Q for the quarters ended December 28, 2002, March 29, 2003 and June 28, 2003;

•	our current reports on Form 8-K dated October 15, 2002, October 30, 2002, January 15, 2003, April 16, 2003, April 24, 2003, June 9, 2003, July 14, 2003, July 23, 2003, July 30, 2003 and August 12, 2003; and

•	the description of the Class A common stock contained in our registration statement on Form 8-A dated July 20, 1999, as such registration statement may be amended from time to time for the purpose of updating, changing or modifying such description; and the description of the Class B common stock contained in our registration statement on Form 8-A dated September 24, 1986, as such registration statement may be amended from time to time for the purpose of updating, changing or modifying such description.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this proxy statement has been delivered, upon written or oral request, a copy of any or all the documents we incorporate by reference in this proxy statement, other than any exhibit to any of those documents, unless we have specifically incorporated that exhibit by reference into the information this proxy statement incorporates. You may request copies by writing or telephoning us at the following address:

Pilgrim’s Pride Corporation

110 South Texas Street

Pittsburg, Texas 75686

Attention: Ric Springstead

Telephone: (903) 855-1000

If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of such documents prior to the special meeting.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in such jurisdiction. You should rely only on the information we have provided or incorporated by reference in this proxy statement to vote your shares at the special meeting. We have not authorized any person to provide information other than that provided in this proxy statement. We have not authorized anyone to provide you with different information. This proxy statement is dated September     , 2003. You should not assume that the information in this proxy statement is accurate as of any date other than that date or that any information contained in any document we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, and the mailing of this proxy statement to stockholders does not create any implication to the contrary. Accordingly, we urge you to review each document we subsequently file with the SEC and incorporate by reference as described above for updated information.

of

the ConAgra Foods Chicken Business

(A Division of ConAgra Foods, Inc.)

Independent Auditors’ Report	F-2

Combined Balance Sheets at May 25, 2003 and May 26, 2002	F-3

Combined Statements of Earnings for the fiscal years ended May 25, 2003, May 26, 2002 and May 27, 2001	F-4

Combined Statements of Stockholder’s Net Investment and Advances for the fiscal years ended May 25, 2003, May 26, 2002 and May 27, 2001	F-5

Combined Statements of Cash Flows for the fiscal years ended May 25, 2003, May 26, 2002 and May 27, 2001	F-6

Notes to Combined Financial Statements	F-7

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

ConAgra Foods Chicken Business

We have audited the accompanying combined balance sheets of the ConAgra Foods Chicken Business (a Division of ConAgra Foods, Inc.) (the “company”), as of May 25, 2003 and May 26, 2002, and the related combined statements of earnings, of stockholder’s net investment and advances and of cash flows for each of the three years in the period ended May 25, 2003. The combined financial statements include the accounts of the companies discussed in Note 1, which are under common ownership and management. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of the ConAgra Foods Chicken Business as of May 25, 2003 and May 26, 2002, and the combined results of its operations and of its combined cash flows for each of the three years in the period ended May 25, 2003 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, in 2003 the company changed its method of accounting for goodwill and other intangible assets and in 2002 the company changed its method of accounting for derivative instruments and other hedging activities.

/s/    DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Omaha, Nebraska

August 1, 2003

CONAGRA FOODS CHICKEN BUSINESS

(A Division of ConAgra Foods, Inc.)

COMBINED BALANCE SHEETS

(Dollars in Thousands)

	May 25, 2003	May 26, 2002
ASSETS
Current assets:
Cash and cash equivalents	$6,324	$—
Receivables, less allowance for doubtful accounts of $2,443 and $3,063	105,595	117,208
Inventories	209,639	225,222
Other current assets	7,932	7,229

Total current assets	329,490	349,659
Property, plant and equipment:
Land and land improvements	34,284	33,969
Buildings, machinery and equipment	741,397	712,974
Furniture, fixtures, office equipment and other	40,370	39,262
Construction in progress	11,437	10,574

	827,488	796,779
Less accumulated depreciation	(407,654)	(353,109)

Property, plant and equipment, net	419,834	443,670
Goodwill	36,344	36,344
Deferred income taxes	—	1,497
Other assets	1,021	1,905

	$786,689	$833,075

LIABILITIES AND STOCKHOLDER’S NET INVESTMENT AND ADVANCES
Current liabilities:
Current installments of long-term debt	$400	$833
Accounts payable	62,208	61,018
Deferred income taxes	13,882	6,007
Other accrued liabilities	71,213	80,076

Total current liabilities	147,703	147,934
Long-term debt, excluding current installments	16,635	17,091
Deferred income taxes	11,239	—
Other noncurrent liabilities	780	835
Commitments and contingencies
Stockholder’s net investment and advances	610,332	667,215

	$786,689	$833,075

The accompanying notes are an integral part of the combined financial statements.

CONAGRA FOODS CHICKEN BUSINESS

(A Division of ConAgra Foods, Inc.)

COMBINED STATEMENTS OF EARNINGS

(Dollars in Thousands)

	May 25, 2003	May 26, 2002	May 27, 2001
Net sales	$2,341,653	$2,434,723	$2,341,004
Costs and expenses:
Cost of goods sold	2,258,043	2,267,351	2,263,717
Selling, general and administrative expenses	73,034	79,354	72,603
Corporate allocations: Selling, general and administrative	19,331	18,984	20,576
Corporate allocations: Finance charges	26,034	22,670	31,819

	2,376,442	2,388,359	2,388,715

Income (loss) before income taxes	(34,789)	46,364	(47,711)
Income tax expense (benefit)	(12,943)	17,628	(17,514)

Net income (loss)	$(21,846)	$28,736	$(30,197)

The accompanying notes are an integral part of the combined financial statements.

CONAGRA FOODS CHICKEN BUSINESS

(A Division of ConAgra Foods, Inc.)

COMBINED STATEMENTS OF STOCKHOLDER’S NET INVESTMENT AND ADVANCES

(Dollars in Thousands)

	Net Investment and Advances/ (Distributions)	Accumulated Other Comprehensive Income / (Loss)	Stockholder’s Net Investment and Advances
Balance at May 28, 2000	$731,087	$—	$731,087
Net loss	(30,197)	—	(30,197)
Net investment and advances	33,565	—	33,565

Balance at May 27, 2001	734,455	—	734,455
Comprehensive income (loss):
Net income	28,736	—	28,736
Cumulative effect of change in accounting, net of tax	—	(6,737)	(6,737)
Derivative adjustment, net of tax	—	6,422	6,422

Total comprehensive income			28,421

Net investment and advances (distributions)	(95,661)	—	(95,661)

Balance at May 26, 2002	667,530	(315)	667,215
Comprehensive income (loss):
Net loss	(21,846)	—	(21,846)
Derivative adjustment, net of tax	—	1,952	1,952

Total comprehensive loss			(19,894)

Net investment and advances (distributions)	(36,989)	—	(36,989)

Balance at May 25, 2003	$608,695	$1,637	$610,332

The accompanying notes are an integral part of the combined financial statements.

CONAGRA FOODS CHICKEN BUSINESS

(A Division of ConAgra Foods, Inc.)

COMBINED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	May 25, 2003	May 26, 2002	May 27, 2001
Cash flows from operating activities:
Net income (loss)	$(21,846)	$28,736	$(30,197)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation	60,651	58,926	58,355
Amortization	—	963	1,246
Deferred income taxes	19,436	18,757	12,473
Other noncash items	(55)	82	753
Change in assets and liabilities:
Receivables	11,613	3,086	(17,247)
Inventories	15,583	23,802	(29,448)
Other assets	2,133	(2,625)	3,655
Accounts payable and accrued liabilities	(6,498)	12,764	9,090

Net cash flows from operating activities	81,017	144,491	8,680

Cash flows from investing activities:
Additions to property, plant and equipment	(36,298)	(54,818)	(48,603)
Notes receivable and other items	(517)	2,493	3,359

Net cash flows from investing activities	(36,815)	(52,325)	(45,244)

Cash flows from financing activities:
Payment of long-term debt	(889)	(688)	(680)
Stockholder’s net investment and advances/(distributions)	(36,989)	(95,661)	33,565

Net cash flows from financing activities	(37,878)	(96,349)	32,885

Net change in cash and cash equivalents	6,324	(4,183)	(3,679)
Cash and cash equivalents at beginning of year	—	4,183	7,862

Cash and cash equivalents at end of year	$6,324	$—	$4,183

The accompanying notes are an integral part of the combined financial statements.

CONAGRA FOODS CHICKEN BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS

(Columnar Dollar Amounts in Thousands)

1.	DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business—ConAgra Foods Chicken Business (the “company”) (a division of ConAgra Foods, Inc.) (“ConAgra Foods”) is involved in the processing, packaging and delivery of chicken products to grocery, foodservice, institutional, and special market customers. The company operates in one reportable business segment.

Fiscal Year—The company’s fiscal year ends on the last Sunday in May. The fiscal years for the financial statements presented consist of 52-week periods for fiscal years 2003, 2002 and 2001.

Basis of Presentation—The combined financial statements of ConAgra Foods Chicken Business include the following chicken companies which have historically been operated as an integrated business: ConAgra Poultry Company, ConAgra Poultry Company of Kentucky, Inc., To-Ricos Inc., Lovette Company, Inc. and Hester Industries, Inc. The above businesses and assets are each directly or indirectly wholly-owned by ConAgra Foods. All significant intercompany investments, accounts and transactions have been eliminated.

Inventories—Inventory consists principally of livestock (breeders, broilers, pullets, and hatching eggs), feed ingredients and finished chicken products. Live chicken inventories are stated at the lower of cost or market and breeder hens at the lower of cost, less accumulated amortization, or market. The costs associated with breeder hens are accumulated up to the production stage and amortized over the productive lives using the unit-of-production method. Fresh finished chicken products are valued at net realizable value, which approximates lower of cost or market, and frozen chicken finished products are valued at lower of cost or market. All other inventory is valued on the basis of the lower of cost, determined using the first-in, first-out method, or market. Lower of cost or market analysis is determined based on the aggregate cost versus market of the product.

Long Lived Assets and Intangible Assets—Property, plant and equipment are carried at cost. Depreciation has been calculated using primarily the straight-line method over the estimated useful lives of the respective classes of assets as follows:

Land improvements	1 - 40 years
Buildings	15 - 40 years
Machinery and equipment	3 - 20 years
Furniture, fixtures, office equipment and other	5 - 15 years

The company reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Recoverability of an asset “held-for-use” is determined by comparing the carrying amount of the asset to the undiscounted net cash flows expected to be generated from the use of the asset. If the carrying amount is greater than the undiscounted net cash flows expected to be generated by the asset, the asset’s carrying amount is reduced to its fair market value. An asset “held-for-sale” is reported at the lower of the carrying amount or fair market value, less cost to sell.

Income Taxes—The company is included in the consolidated tax returns of ConAgra Foods. The company’s provision for income taxes is computed on a separate legal entity basis. The company recognizes deferred tax assets and liabilities based on the differences between the financial statement and tax bases of assets and liabilities at each balance sheet date using enacted tax rates expected to be in effect in the year the differences are expected to reverse.

Derivative Instruments—The company uses derivatives (e.g., futures and options) for the purpose of hedging exposure to changes in commodity prices. The fair value of each derivative is recognized in the balance sheet within current assets or current liabilities. Changes in the fair value of derivatives are recognized immediately in the income statement for derivatives that do not qualify for hedging accounting.

CONAGRA FOODS CHICKEN BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS

(Columnar Dollar Amounts in Thousands)

For derivatives designated as a hedge and used to hedge an existing asset or liability (e.g., inventory), both the derivative and hedged item are recognized at fair value within the balance sheet with the changes in both of these fair values being recognized immediately in the income statement. For derivatives designated as a hedge and used to hedge an anticipated transaction (e.g., future purchase of inventory), changes in the fair value of the derivatives are deferred in the balance sheet within accumulated other comprehensive income to the extent the hedge is effective in mitigating the exposure to the related anticipated transaction. Any ineffectiveness associated with the hedge is recognized immediately in the income statement. Amounts deferred within accumulated other comprehensive income are recognized in the income statement in the same period during which the hedged transaction affects earnings (e.g., when hedged inventory is sold).

Fair Values of Financial Instruments—Unless otherwise specified, the company believes the carrying amount of financial instruments approximates their fair value.

Revenue Recognition—Revenue is recognized when title and risk of loss are transferred to customers upon delivery based on terms of sale. Revenue is recognized as the net amount to be received after deducting estimated amounts for discounts, trade allowances and product returns. No single customer accounted for more than 10% of net sales in 2003, 2002 and 2001.

Export Sales—In 2003, 2002 and 2001, net export sales were $97.9 million, $111.8 million and $78.1 million, respectively.

Stock-Based Compensation—The company accounts for its employee stock option plans in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Accordingly, no stock-based compensation expense is reflected in net income, as options granted under these plans have an exercise price equal to the market value of the underlying common stock on the date of grant.

CONAGRA FOODS CHICKEN BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS

(Columnar Dollar Amounts in Thousands)

In December 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure which became effective for fiscal years ending after December 15, 2002. SFAS No. 148 requires certain pro forma information regarding net income and earnings per share assuming the company recognized expense for its employee stock options using the fair value method. The fair value of options was estimated at the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions for 2003, 2002 and 2001, respectively: risk-free interest rate of 4.30%, 4.52% and 5.17%; a dividend yield of 3.9%, 3.9% and 2.4%; expected volatility of 30.0%, 29.0% and 29.0%; and an expected option life of six years. The weighted average fair value of options granted in fiscal 2003, 2002 and 2001 was $5.88, $5.08 and $5.75, respectively. Pro forma net income (loss) is as follows:

	2003	2002	2001
Net income (loss), as reported	$(21,846)	$28,736	$(30,197)
Deduct: Total stock-based employee Compensation expense determined under Fair value based method for all awards, net of related tax effects	(677)	(646)	(592)

Pro forma net income (loss)	$(22,523)	$28,090	$(30,789)

Comprehensive Income—Comprehensive income consists of net income and derivative adjustments. The following details the income tax expense (benefit) on components of other comprehensive income (loss):

	2003	2002	2001
Cumulative effect of change in accounting	$—	$(4,126)	$—
Net derivative adjustments	1,175	3,933	—

Accounting Changes—In June 2001, the FASB approved the issuance of SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. These standards, issued in July 2001, establish accounting and reporting requirements for business combinations. SFAS No. 141 requires all business combinations entered into subsequent to June 30, 2001, to be accounted for using the purchase method of accounting. SFAS No. 142 provides that goodwill and other intangible assets with indefinite lives will not be amortized, but will be tested for impairment on an annual basis. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. The company adopted SFAS No. 142 at the beginning of fiscal 2003.

As of the beginning of fiscal year 2002, the company adopted SFAS No. 133, Accounting for Derivative Financial Instruments and Hedging Activities, and its related amendment, SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities (“SFAS No. 133”). The adoption of SFAS No. 133 resulted in a cumulative effect of an accounting change that decreased accumulated other comprehensive income by $6.7 million, net of tax of $4.1 million.

Recently Issued Accounting Pronouncements—In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement requires the company to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and is effective for fiscal years beginning after June 15, 2002. The company has not yet completed its assessment of the anticipated adoption impact of this statement.

CONAGRA FOODS CHICKEN BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS

(Columnar Dollar Amounts in Thousands)

Use of Estimates—Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates or assumptions affect reported amounts of assets, liabilities, revenue and expenses as reflected in the financial statements. Actual results could differ from estimates.

2.	GOODWILL

The company adopted SFAS No. 142, at the beginning of its current fiscal year. Goodwill is not amortized and is tested annually for impairment of value. Impairment occurs when the fair value of the asset is less than its carrying amount. If impaired, the asset is written down to its fair value.

Goodwill was $36.3 million at May 25, 2003 and May 26, 2002.

The following is comparative earnings information assuming SFAS No. 142 had been in effect for each period presented:

	2003	2002	2001
Reported net income (loss)	$(21,846)	$28,736	$(30,197)
Add goodwill amortization (net of tax)	—	597	773

Adjusted net income (loss)	$(21,846)	$29,333	$(29,424)

3.	INVENTORIES

Inventories are comprised of the following:

	May 25, 2003	May 26, 2002
Product inventories:
Raw materials	$19,166	$16,492
Finished goods	91,651	105,344
Work in process	40	620
Livestock	88,538	90,046
Supplies	10,244	12,720

	$209,639	$225,222

4.	RELATED PARTY TRANSACTIONS

ConAgra Food’s executive, finance, legal, tax and other corporate departments perform certain administrative and other services for the company. Expenses incurred by ConAgra Foods and allocated to the company are determined based on specific services being provided or are allocated based on ConAgra Food’s investment in the company in proportion to ConAgra Food’s total investment in its subsidiaries. In addition, ConAgra Foods charges the company finance charges on ConAgra Food’s investment in the company and net intercompany advances. Management believes that such expense allocations are reasonable. It is not practical to estimate the expenses that would have been incurred by the company if it had been operated on a stand-alone basis. Corporate allocations include allocated selling, administrative and general expenses of approximately $19.3 million, $19.0 million and $20.6 million for fiscal 2003, 2002 and 2001, respectively, and allocated finance charges of $26.0 million, $22.7 million and $31.8 million in fiscal 2003, 2002 and 2001, respectively.

CONAGRA FOODS CHICKEN BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS

(Columnar Dollar Amounts in Thousands)

The company also has transactions in the normal course of business with parties under common ownership. Net sales to related parties were $134.7 million, $139.2 million and $160.0 million in fiscal years 2003, 2002 and 2001, respectively. With respect to the gross margins associated with related party net sales, certain products are sold at cost while others are sold at prices resulting in gross margins similar to third-party net sales.

5.	LONG-TERM DEBT AND LOAN AGREEMENTS

	2003	2002

Variable rate (1.40% at May 25, 2003) Industrial Development Revenue Bonds (collateralized by plant and equipment), due 2012	$9,500	$9,500
Variable rate (1.30% at May 25, 2003) Industrial Development Revenue Bonds (collateralized by plant and equipment), due 2019	4,700	4,700
Other long-term debt	2,835	3,724

Total long-term debt	$17,035	$17,924

The aggregate minimum principal maturities of the long-term debt for each of the five fiscal years following May 25, 2003, are as follows:

2004	$400
2005	48
2006	34
2007	24
2008	384

Net interest paid was $.3 million, $.5 million and $.9 million in fiscal 2003, 2002 and 2001, respectively.

6.	CAPITAL STOCK

The capital stock of the combined entities consists of the following:

		Shares
	Par Value	Authorized	Issued
ConAgra Poultry Company	$1.00	10,000	10,000
ConAgra Poultry Company of Kentucky, Inc.	No par	2,000	1,000
To-Ricos, Inc.—common	$1.00	100,000	66,000
To-Ricos, Inc.—preferred	$10.00	50,000	—
Hester Industries, Inc.	$1.00	15,000	1,000
Lovette Company, Inc.	$1.00	500,000	1,000

CONAGRA FOODS CHICKEN BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS

(Columnar Dollar Amounts in Thousands)

7.	PRETAX INCOME AND INCOME TAXES

The provision (benefit) for income taxes includes the following:

	2003	2002	2001
Current:
Federal	$(30,462)	$(1,039)	$(28,590)
State	(1,917)	(90)	(1,397)

	(32,379)	(1,129)	(29,987)

Deferred:
Federal	17,902	17,276	11,488
State	1,534	1,481	985

	19,436	18,757	12,473

	$(12,943)	$17,628	$(17,514)

Income taxes computed by applying statutory rates to income before income taxes are reconciled to the provision for income taxes set forth in the consolidated statements of earnings as follows:

	2003	2002	2001
Computed federal income taxes	$(12,176)	$16,243	$(16,677)
State income taxes, net of federal tax benefit	(905)	1,207	(1,239)
Other	138	178	402

	$(12,943)	$17,628	$(17,514)

Income taxes are paid by the parent company on a consolidated level. The Internal Revenue Service has closed examinations of the company’s tax returns through fiscal 1995. The IRS has proposed certain adjustments for later years, some of which are being contested by the company. The company believes that it has made adequate provisions for income taxes payable.

The tax effect of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities consist of the following:

	2003		2002
	Assets	Liabilities	Assets	Liabilities
Depreciation and amortization	$—	$29,238	$—	$16,795
Inventory	—	24,746	—	20,994
Other noncurrent liabilities	6,780	—	10,118	—
Accrued expenses	1,923	—	3,114	—
Fiscal 1999 and 2000 restructuring/ impairment charges	17,999	—	18,292	—
Other	2,161	—	1,755	—

	$28,863	$53,984	$33,279	$37,789

At May 25, 2003, the company’s net deferred tax liability of $25.1 million consists of $13.8 million recorded in other accrued liabilities and $11.2 million recorded in other noncurrent liabilities. At May 26,

CONAGRA FOODS CHICKEN BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS

(Columnar Dollar Amounts in Thousands)

2002, the company’s net deferred tax liability of $4.5 million consists of $1.5 million recorded in other assets and $6.0 million recorded in other noncurrent liabilities.

8.	DERIVATIVE FINANCIAL INSTRUMENTS

The company is exposed to market risk such as changes in commodity prices. To manage volatility associated with commodity price exposure, the company may enter into various derivative transactions pursuant to established company policies.

Commodity Price Management—The company is subject to raw material price fluctuations caused by supply conditions, weather, economic conditions and other factors. Generally, the company utilizes commodity futures and options contracts to reduce the volatility of commodity input prices on items such as grains, vegetable oils and energy.

Futures and options contracts qualifying for hedge accounting and used to hedge anticipated transactions are designated as cash flow hedges with gains and losses deferred in accumulated other comprehensive income, to the extent the hedge is effective. These amounts are recognized within cost of goods sold in the period during which the hedged transaction affects earnings. Any hedge gain or loss deemed ineffective, as well as gains or losses on contracts for which the company does not qualify, or elects not to qualify, for hedge accounting, are immediately recognized within sales or cost of goods sold. Amounts deferred within accumulated other comprehensive income are recognized in the combined statement of earnings in the same period during which the hedged transaction affects earnings.

Additional Derivative Information—The fair value of derivative assets is recognized within prepaid expenses and other current assets, while the fair value of derivative liabilities is recognized within other accrued liabilities. As of May 25, 2003 and May 26, 2002, the fair value of derivatives recognized within current assets was $2.3 million and $1.9 million, respectively. There were no derivative liabilities as of May 25, 2003 and May 26, 2002.

For the year ended May 25, 2003 and May 26, 2002, the ineffectiveness associated with derivatives designated as both cash flow and fair value hedges was a gain of $2.3 million and $.5 million, respectively. Hedge ineffectiveness is recognized within cost of goods sold. The company does not exclude any components of the hedging instrument’s gain or loss when assessing effectiveness.

Generally, the company hedges a portion of its anticipated consumption of commodity inputs for periods up to 12 months. The company may enter into longer term hedges on particular commodities if deemed appropriate. As of May 25, 2003, the company had hedged certain portions of its anticipated consumption of commodity inputs through May 2004.

As of May 25, 2003, the net deferred gain recognized in accumulated other comprehensive income was $1.6 million, net of tax, and at May 26, 2002 the net deferred loss recognized in accumulated other comprehensive income was $.3 million, net of tax, which includes the impact of the cumulative effect of change in accounting principle. The entire gain deferred as of May 25, 2003 will be recognized within earnings over the next 12 months. For the year ended May 25, 2003 and May 26, 2002, a net of tax $4.0 million gain and $4.3 million loss, respectively, was recognized from accumulated other comprehensive income into earnings. No cash flow hedges or firm commitments were discontinued during the year ended May 25, 2003.

9.	COMMITMENTS AND CONTINGENCIES

The company leases certain facilities and transportation equipment under agreements that expire at various dates. Management expects that in the normal course of business, leases that expire will be renewed or replaced by other leases. Substantially all leases require payment of property taxes, insurance and

CONAGRA FOODS CHICKEN BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS

(Columnar Dollar Amounts in Thousands)

maintenance costs in addition to rental payments. Rent expense under all operating leases was $20.2 million, $21.2 million and $19.9 million in fiscal 2003, 2002 and 2001, respectively.

A summary of noncancelable operating lease commitments for fiscal years following May 25, 2003 is as follows:

2004	$2,106
2005	2,095
2006	2,188
2007	966
2008	857
Later years	5,187

$13,399

The company is a party to a number of lawsuits and claims arising out of the operation of its businesses. After taking into account liabilities recorded management believes the ultimate resolution of such matters should not have a material adverse effect on the company’s financial condition, results of operations or liquidity.

10.	EMPLOYEE BENEFIT PLANS

Retirement Pension Plan

The company has a defined benefit retirement plan (“Plan”) for eligible salaried and hourly employees. Benefits are based on years of credited service and average compensation or stated amounts for each year of service. The company funds this plan in accordance with the minimum and maximum limits established by law. Employees of the company also participate in defined benefit and defined contribution plans sponsored by ConAgra Foods.

Components of pension benefit costs and weighted average actuarial assumptions are:

	2003	2002	2001
Pension Benefit Cost
Service cost	$253	$234	$202
Interest cost	224	199	173
Expected return on plan assets	(161)	(186)	(187)
Recognized net actuarial loss	—	—	(5)

Pension benefit cost – company plans	316	247	183
Pension benefit cost – multi-employer plans	6,104	4,547	3,979

Total pension benefit cost	$6,420	$4,794	$4,162

Actuarial Assumptions
Discount rate	7.25%	7.50%	7.50%
Long-term rate of return on plan assets	7.75%	9.25%	9.25%
Long-term rate of compensation increase	5.50%	5.50%	5.50%

CONAGRA FOODS CHICKEN BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS

(Columnar Dollar Amounts in Thousands)

The change in projected benefit obligation, change in plan assets and funded status of the plans at February 28, 2003 and 2002:

	2003	2002
Change in Projected Benefit Obligation
Projected benefit obligation at beginning of year	$3,112	$2,667
Service cost	253	234
Interest cost	224	199
Actuarial loss	110	77
Benefits paid	(53)	(65)

Projected benefit obligation at end of year	$3,646	$3,112

	2003	2002
Change in Plan Assets
Fair value of plan assets at beginning of year	$2,025	$1,959
Actual return on plan assets	(176)	(7)
Employer contributions	371	166
Investment and administrative expenses	(36)	(28)
Benefits paid	(53)	(65)

Fair value of plan assets at end of year	2,131	2,025

Funded Status	(1,515)	(1,087)
Unrecognized actuarial loss	735	252

Accrued benefit cost	$(780)	$(835)

Amounts Recognized in Combined Balance Sheets
Accrued benefit cost	$(780)	$(835)

Actuarial Assumptions
Discount rate	6.50%	7.25%
Long-term rate of compensation increase	4.50%	5.50%

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets at February 28, 2003 and 2002, respectively, were:

	2003	2002
Projected benefit obligation	$3,646	$3,112
Accumulated benefit obligation	2,680	2,113
Fair value of plan assets	2,131	2,025

Plan assets are primarily invested in equity securities, corporate and government debt securities and common trust funds. Certain employees of the company are covered under defined contribution plans. The expense related to these plans was $4.5 million, $4.0 million and $3.5 million in fiscal 2003, 2002 and 2001, respectively.

11.	STOCK PLANS

Certain of the company’s employees participate in ConAgra Foods’ stock option plans. These stock option plans approved by the ConAgra Foods’ stockholders provide for granting of options to employees for

CONAGRA FOODS CHICKEN BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS

(Columnar Dollar Amounts in Thousands)

purchase of common stock at prices equal to fair market value at the time of grant. Options become exercisable under various vesting schedules and generally expire ten years after the date of grant.

The changes in the outstanding stock options during the three years ended May 25, 2003, are summarized below:

	2003		2002		2001
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Beginning of year	1,058.6	$22.88	907.6	$22.88	813.8	$23.19
Granted	175.0	$25.90	249.5	$22.00	219.0	$19.90
Exercised	(92.3)	$16.65	(41.2)	$15.42	(47.4)	$13.68
Canceled	(75.1)	$24.56	(57.3)	$24.43	(77.8)	$23.16

End of year	1,066.2	$23.80	1,058.6	$22.88	907.6	$22.88

Exercisable at end of year	672.3	$24.08	656.3	$23.44	558.4	$22.81

The following summarizes information about stock options outstanding as of May 25, 2003:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Options	Weighted Average Remaining Life	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
$12.69—$19.81	211.8	6.2	$18.88	144.2	$18.46
$19.82—$22.00	290.9	7.1	$21.54	155.3	$21.18
$22.01—$24.19	201.5	5.5	$23.69	172.8	$23.72
$24.20—$28.31	271.5	7.7	$26.87	109.5	$28.31
$28.32—$33.91	90.5	4.5	$33.55	90.5	$33.55

$12.69—$33.91	1,066.2	6.6	$23.80	672.3	$24.08

12.	SUBSEQUENT EVENT

On June 9, 2003, ConAgra Foods announced an agreement to sell the company to Pilgrim’s Pride Corporation. In connection with the expected sale, ConAgra Foods classified the company’s long-lived assets as held for sale and recognized an impairment charge of $69.4 million (net of an income tax benefit of $42.6 million) in its financial statements to reduce the carrying amount of goodwill to zero and reflect a reduction in the carrying values of long-lived assets of the company to their fair market value, less cost to sell. The company has not recognized this impairment charge as the company considers its long-lived assets to be fully recoverable on a held for use basis.

Annex A

[LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED]

August 20, 2003

Special Committee of the Board of Directors

Pilgrim’s Pride Corporation

110 South Texas

Pittsburg, Texas 75686

Members of the Special Committee:

Pilgrim’s Pride Corporation (the “Company”) proposes to engage in a reclassification transaction (the “Reclassification”) in which the Company would reclassify each outstanding share of Class A Common Stock, par value $.01 per share (the “Class A Common Stock”), and each outstanding share of Class B Common Stock, par value $.01 per share (the “Class B Common Stock”), into one share (the “Exchange Ratio”) of a single class of common stock, par value $.01, of the Company (the “New Common Stock”).

You have asked us whether, in our opinion, the Exchange Ratio pursuant to the Reclassification is fair from a financial point of view to both the holders of the Class A Common Stock and the Class B Common Stock, in each case other than members of the Pilgrim family and their affiliated entities.

In arriving at the opinion set forth below, we have, among other things:

(1)	Reviewed the Company’s certificate of incorporation as it relates to the rights and privileges of the Class A Common Stock and the Class B Common Stock, and held discussions with the Company’s outside counsel regarding such rights and privileges;

(2)	Reviewed a draft of the form of proposed certificate of amendment of the certificate of incorporation of the Company providing for the Reclassification (the “Amendment”);

(3)	Conducted discussions with members of senior management of the Company concerning the original creation of a dual class structure, the strategic and other reasons behind the decision of the Company to engage in the Reclassification, and certain other aspects of the Reclassification;

(4)	Reviewed the market prices, trading volumes and trading liquidity for the Class A Common Stock and the Class B Common Stock and compared them with the securities of certain publicly traded dual class companies that we deemed to be relevant;

(5)	Compared the proposed financial terms of the Reclassification and the Exchange Ratio with the financial terms of certain other reclassification transactions that we deemed to be relevant and the exchange ratios used in such transactions;

(6)	Reviewed a draft of the form of Voting Agreement (the “Voting Agreement”) to be entered into by certain members of the Pilgrim family and their affiliated entities that provides, among other things, that the combined voting power of shares of New Common Stock that would be held by such holders immediately after the Reclassification will not exceed the total power held by such holders prior to the Reclassification;

(7)	Reviewed a draft of the preliminary proxy statement of the Company with respect to the Reclassification (the “Proxy Statement”); and

(8)	Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. We have further assumed that the Reclassification will qualify as a tax-free exchange and recapitalization for U.S. federal income tax purposes, and that the final forms of the Amendment and the Voting Agreement will be substantially similar to the last drafts reviewed by us. We have also assumed that the Reclassification will be consummated in accordance with the terms of the Amendment and as described in the Proxy Statement.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

We are acting as financial advisor to the Special Committee of the Board of Directors (the “Special Committee”) in connection with the delivery of this opinion and will receive a fee from the Company for our services upon the delivery of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. As you are aware, we were not requested to and did not provide advice concerning the structure, the Exchange Ratio or any other aspects of the Reclassification. We have, in the past, provided financing services to the Company and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Class A Common Stock and the Class B Common Stock and other securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Special Committee and the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Reclassification and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote on the proposed Reclassification or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company other than the holders of the Class A Common Stock and the Class B Common Stock (in each case other than members of the Pilgrim family and their affiliated entities). We are not expressing any opinion herein as to the prices at which the Class A Common Stock or the Class B Common Stock will trade following the announcement of the Reclassification or as to the prices at which the New Common Stock will trade following consummation of the Reclassification, and our opinion does not address the relative fairness of the Exchange Ratio to the holders of the Class A Common Stock and the Class B Common Stock.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio pursuant to the Reclassification is fair from a financial point of view to both the holders of the Class A Common Stock and the Class B Common Stock, in each case other than members of the Pilgrim family and their affiliated entities.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED

Annex B

[LETTERHEAD OF CREDIT SUISSE FIRST BOSTON LLC]

June 7, 2003

Board of Directors

Pilgrim’s Pride Corporation

110 South Texas

Pittsburg, Texas 75686

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to Pilgrim’s Pride Corporation (“Pilgrim’s Pride”) of the Purchase Price (as defined below) to be paid by Pilgrim’s Pride pursuant to the terms of the Stock Purchase Agreement, dated as of June 7, 2003 (the “Agreement”), between ConAgra Foods, Inc. (“ConAgra”) and Pilgrim’s Pride. The Agreement provides for, among other things, the purchase by Pilgrim’s Pride (the “Acquisition”) of all of the outstanding shares of the capital stock of ConAgra Poultry Company (“CPC”), To-Ricos, Inc., Lovette Company, Inc. and Hester Industries, Inc., each a wholly owned subsidiary of ConAgra (collectively, together with ConAgra Poultry Company of Kentucky, Inc., a wholly owned subsidiary of CPC, the “Acquired Companies”), as a result of which Pilgrim’s Pride will acquire ConAgra’s chicken business (the “Business”), for a total purchase price equal to the combined, consolidated stockholders’ equity of the Acquired Companies as of the closing date of the Acquisition calculated in accordance with generally accepted accounting principles consistently applied and as adjusted pursuant to the Agreement (the “Adjusted Net Book Value”), less a discount of $100 million net of certain amounts set forth in the Agreement and subject to further adjustment based on impairment charges arising after April 20, 2003 as specified in the Agreement (the “Purchase Price”). The Agreement provides that the Purchase Price will be payable in the form of $100 million in cash, up to 39,400,000 shares of Class A common stock, par value $0.01 per share, of Pilgrim’s Pride (“Pilgrim’s Pride Class A Common Stock”) and a subordinated promissory note of Pilgrim’s Pride maturing on March 4, 2011 and bearing interest, payable semiannually, at a rate of 10.50% per annum (the “Subordinated Promissory Note”).

In arriving at our opinion, we have reviewed the Agreement and certain related documents, and also have reviewed certain publicly available business and financial information relating to Pilgrim’s Pride. We have reviewed certain other information relating to Pilgrim’s Pride and certain business and financial information relating to the Business, including financial forecasts and other information and data for Pilgrim’s Pride and the Business, provided to or discussed with us by the management of Pilgrim’s Pride as well as certain other business and financial information relating to the Business, including estimates as to the Adjusted Net Book Value and other financial data, provided to or discussed with us by the managements of ConAgra and the Acquired Companies. We have met with the managements of Pilgrim’s Pride, ConAgra and the Acquired Companies to discuss the business and prospects of Pilgrim’s Pride and the Business. We have considered certain financial and stock market data of Pilgrim’s Pride and certain financial data of the Business, and we have compared those data with similar data for publicly held companies in businesses similar to Pilgrim’s Pride and the Business, and we have considered, to the extent publicly available, the financial terms of certain business combinations and other transactions which have been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts and other information and data for Pilgrim’s Pride and the Business provided to or discussed with us by the management of Pilgrim’s Pride, we have been advised, and have assumed, that such forecasts and other information and data (including the potential cost savings and other synergies anticipated by the

B-1

Board of Directors

Pilgrim’s Pride Corporate

June 7, 2003

management of Pilgrim’s Pride to result from the Acquisition) have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Pilgrim’s Pride as to the future financial performance of Pilgrim’s Pride and the Business and the other matters covered thereby, and further have assumed, with your consent, that the financial results reflected in such forecasts and other information and data will be realized in the amounts and at the times projected. With respect to the estimates as to the Adjusted Net Book Value and other financial data provided to or discussed with us by the managements of ConAgra and the Acquired Companies, we have been advised, and have assumed, that such estimates have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of ConAgra and the Acquired Companies and further have assumed, with your consent, that the actual Adjusted Net Book Value and other financial data will not vary from such estimates in any respect material to our analyses. We have assumed, with your consent, that in the course of obtaining the necessary regulatory and third party approvals and consents for the Acquisition, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on Pilgrim’s Pride, the Business or the contemplated benefits to Pilgrim’s Pride of the Acquisition and that the Acquisition will be consummated as described to us in accordance with the terms of the Agreement, without waiver, amendment or modification of any material term, condition or agreement. Representatives of Pilgrim’s Pride have advised us, and we therefore have assumed, with your consent, that the Acquisition will be treated as an asset purchase for U.S. federal income tax purposes under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended. We have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Pilgrim’s Pride or the Business, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions as they exist and can be evaluated, on the date hereof. We are not expressing any opinion as to what the value of Pilgrim’s Pride Class A Common Stock or the Subordinated Promissory Note actually will be when issued pursuant to the Acquisition or the prices or values at which Pilgrim’s Pride Class A Common Stock or the Subordinated Promissory Note will trade or otherwise be transferable at any time. Our opinion does not address the relative merits of the Acquisition as compared to other business strategies that might be available to Pilgrim’s Pride, nor does it address the underlying business decision of Pilgrim’s Pride to proceed with the Acquisition.

We have acted as financial advisor to Pilgrim’s Pride in connection with the Acquisition and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Acquisition. We also will receive a fee in connection with this opinion. We and our affiliates in the past have provided services to Pilgrim’s Pride and ConAgra unrelated to the Acquisition, for which services we and our affiliates have received compensation. In the ordinary course of business, we and our affiliates may actively trade the securities of Pilgrim’s Pride and ConAgra for our own and such affiliates’ accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

It is understood that this letter is for the information of the Board of Directors of Pilgrim’s Pride in connection with its evaluation of the Acquisition and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the Acquisition.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Purchase Price to be paid by Pilgrim’s Pride in the Acquisition is fair, from a financial point of view, to Pilgrim’s Pride.

Very truly yours,

CREDIT SUISSE FIRST BOSTON LLC

B-2

Annex C

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

PILGRIM’S PRIDE CORPORATION

Pilgrim’s Pride Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The amendment to the Corporation’s Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

2. Article Fourth of the Corporation’s Certificate of Incorporation is amended to read in its entirety as follows:

“FOURTH:

I.	Authorized Shares

The total number of shares of stock which the Corporation shall have authority to issue is 165,000,000 shares, consisting of the following:

(1)	160,000,000 shares of common stock, par value $.01 per share (the “Common Stock”); and

(2)	5,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”).

II.	Designations, Preferences, etc. of the Capital Stock

The designations, preferences, powers, qualifications, and special or relative rights or privileges of the capital stock of the Corporation shall be as set forth below.

A. Common Stock

(1)	Reclassification of Existing Class A and Class B Common Stock.

(a) Upon the filing of this Certificate of Amendment of Certificate of Incorporation, each share of Class A Common Stock, par value $.01 per share, of the Corporation either issued and outstanding or held by the Corporation as treasury stock, shall be and is automatically reclassified and changed (without any further act) into one share of Common Stock (such reclassification being the “Class A Reclassification”).

(b) Upon the filing of this Certificate of Amendment of Certificate of Incorporation, each share of Class B Common Stock, par value $.01 per share, of the Corporation either issued and outstanding or held by the Corporation as treasury stock, shall be and is automatically reclassified and changed (without any further act) into one share of Common Stock (such reclassification being the “Class B Reclassification”).

(2)	Voting Rights of the Common Stock.

(a) The holders of record of Common Stock shall be entitled to one vote per share for all purposes, except that a holder of record of a share of Common Stock shall be entitled to twenty votes per share on each matter submitted to a vote by the stockholders at a meeting of stockholders for each such share held of record by such holder on the record date for such meeting if, with respect to such share:

(i) each and every beneficial owner of such share was the beneficial owner thereof at the effective time of the Class A Reclassification or the Class B Reclassification; and

(ii) there has been no change in the beneficial ownership of the share at any time after the filing of this Certificate of Amendment of Certificate of Incorporation.

(b) A change in beneficial ownership of an outstanding share of Common Stock shall be deemed to have occurred whenever a change occurs in any person or group of persons who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares (i) voting power, which includes the power to vote or to direct the voting of such share of Common Stock, (ii) investment power, which includes the power to direct the sale or other disposition of such share of Common Stock, (iii) the right to receive or retain the proceeds of any sale or other disposition of such share of Common Stock, or (iv) the right to receive any distributions, including cash dividends, in respect of such share of Common Stock.

(A) In the absence of proof to the contrary provided in accordance with the procedures referred to in subparagraph (d) of this paragraph (2), a change in the beneficial ownership shall be deemed to have occurred whenever a share of Common Stock is transferred of record into the name of any other person.

(B) The beneficial owner of an outstanding share of Common Stock held of record on a record date for determining the holders entitled to vote on any matter submitted to a vote by the shareholders (a “Record Date”) in “street” or “nominee” name or by a broker, clearing agency, voting trustee, bank, trust company or other nominee (including any share so held on at the time of filing of this Certificate of Amendment of Certificate of Incorporation) shall be presumed to have acquired the beneficial ownership of such share subsequent to the filing of this Certificate of Amendment of Certificate of Incorporation. Such presumption shall be rebuttable by showing that beneficial ownership of such share with respect to each and every beneficial owner thereof complies with subparagraph (a) of this paragraph (2).

(C) In the case of a share of Common Stock held of record in the name of any person as a trustee, agent, guardian or custodian under the Uniform Transfers to Minors Act in effect in any state, a change in the beneficial ownership shall be deemed to have occurred whenever there is a change in the beneficiary of such trust, the principal of such agent, the ward of such guardian or the minor for whom such custodian is acting or in such trustee, agent, guardian or custodian.

(c) Notwithstanding anything in this paragraph (2) to the contrary, no change in beneficial ownership shall be deemed to have occurred solely as a result of:

(i) any event that occurred prior to the filing of this Certificate of Amendment of Certificate of Incorporation pursuant to the terms of any contract (other than a contract for the purchase and sale of shares of Common Stock contemplating prompt settlement), including contracts providing for options, rights of first refusal and similar arrangements in existence at the time of such filing to which any holder of shares of Common Stock is a party;

(ii) any transfer of any interest in a share of common stock pursuant to a bequest or inheritance by operation of law upon the death of any individual, or by any other transfer to or primarily for the benefit of family member(s) of the transferor or any trust, partnership or other entity primarily for the benefit of one or more of such family member(s), or pursuant to an appointment of a successor trustee, general partner or similar fiduciary or the grant of a proxy or other voting rights to one or more individuals with respect to any such trust, partnership or other entity, including a gift;

(iii) any change in the beneficiary of any trust or any distribution of a share of Common Stock from trust, by reason of the birth, death, marriage or divorce of any natural person, the adoption of any natural person prior to age 18 or the passage of a given period of time or the attainment by any natural person of a specific age, or the creation or termination of any guardianship or custodial arrangement;

(iv) any transfer of any interest in a share of Common Stock from one spouse to another by reason of separation or divorce or under or pursuant to community property laws or other similar laws of any jurisdiction;

(v) any appointment of a successor trustee, agent, guardian, custodian or similar fiduciary with respect to a share of Common Stock if neither such successor has nor its predecessor had the power to vote or to dispose of such share of Common Stock without further instructions from others;

(vi) any change in the person to whom dividends or other distributions in respect of a share of Common Stock are to be paid pursuant to the issuance or modification of a revocable dividend payment order;

(vii) any transfer of the beneficial ownership of a share of Common Stock from one employee benefit plan of the Corporation to another employee benefit plan of the Corporation;

(viii) the grant by any person of the right to vote any shares of which such person is the beneficial owner, provided the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(ix) any event occurring under the Share Voting Agreement, dated as of June 7, 2003, among Lonnie “Bo” Pilgrim, Lonnie Ken Pilgrim and certain affiliated entities and ConAgra Foods, Inc. or any voting agreement to which any such persons or entities are parties entered into in connection with the New York Stock Exchange’s consent to the Class A Reclassification and Class B Reclassification.

As used in paragraph 2(c)(ii) above, “family member” of a transferor means the transferor’s spouse, ancestors, lineal descendants, siblings and their descendants, aunts and uncles, mother-in-law, father-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and first cousins; and a legally adopted child of an individual shall be treated as a child of such individual by blood.

(d) For purposes of this paragraph (2), all determinations concerning changes in beneficial ownership, or the absence of any such change, shall be made by the Corporation or, at any time when a transfer agent is acting with respect to the share of Common Stock, by such transfer agent on the Corporation’s behalf. Written procedures designed to facilitate such determinations shall be established by the Corporation and refined from time to time. Such procedures shall provide, among other things, the manner of proof of facts that will be accepted and the frequency with which such proof may be required to be renewed. The Corporation and any transfer agent shall be entitled to rely on all information concerning beneficial ownership of the shares of Common Stock coming to their attention from any source and in any manner reasonably deemed by them to be reliable, but neither the Corporation nor any transfer agent shall be charged with any other knowledge concerning the beneficial ownership of the shares of Common Stock.

(e) A beneficial owner of any share of Common Stock acquired as a direct result of a stock split, stock dividend, reclassification, rights offering or other distribution of shares or rights by the Corporation with respect to existing shares (“dividend shares”) will be deemed to have been the continuous beneficial owner of such share from the date on which the original shares, with respect to which the dividend shares were issued, were acquired.

(f) The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Common Stock.

(g) No holder of Common Stock shall be entitled to preemptive or subscription rights.

(3) Identical Rights. Each share of Common Stock, whether at any particular time the holder thereof is entitled to exercise twenty votes or one, shall be identical to all other shares of Common Stock in all respects, and together the shares of Common Stock shall constitute a single class of shares of the Corporation.

(4) Dividends on the Common Stock.

(a) Subject to the prior rights and preferences, if any, applicable to shares of the Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive such dividends (payable in cash, stock, or otherwise) as may be declared thereon by the Corporation’s board of directors (the “Board of Directors”) at any time and from time to time out of any funds of the Corporation legally available therefor.

(b) Dividends payable under this paragraph (4) shall be paid to the holders of record of the outstanding shares of Common Stock as their names shall appear on the stock register of the Corporation on the record date fixed by the Board of Directors in advance of declaration and payment of each dividend. Any shares of Common Stock issued as a dividend pursuant to this paragraph (4) shall, when so issued, be duly authorized, validly issued, fully paid and non-assessable, and free of all liens and charges.

(c) Notwithstanding anything contained herein to the contrary, no dividends on shares of Common Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at any time that such declaration, payment or setting apart is prohibited by applicable law.

(5) Liquidation Rights of the Common Stock. In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them. A liquidation, dissolution, or winding-up of the Corporation, as such terms are used in this paragraph (5), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange, or conveyance of all or a part of the assets of the Corporation.

B. Preferred Stock

Shares of the Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation. The Board of Directors of the Corporation is hereby expressly authorized, subject to the limitations provided by law, to establish and designate series of the Preferred Stock, to fix the number of shares constituting each series, and to fix the designations and the relative powers, rights, preferences and limitations of the shares of each series and the variations in the relative powers, rights, preferences and limitations as between series, and to increase and to decrease the number of shares constituting each series.”

IN WITNESS WHEREOF, Pilgrim’s Pride Corporation has caused this Certificate to be executed by                                         , its authorized officer, on this          day of                                 , 2003.

PILGRIM’S PRIDE CORPORATION

By:
Name: Title:

Annex D

STOCK PURCHASE AGREEMENT

AGREEMENT, dated as of June 7, 2003, by and between Pilgrim’s Pride Corporation, a Delaware corporation (“Buyer”), and ConAgra Foods, Inc., a Delaware corporation (“Seller”).

RECITALS:

(a)	Seller is the owner of all of the issued and outstanding capital stock of ConAgra Poultry Company (“CPC”), To-Ricos, Inc. (“To-Ricos”), Lovette Company, Inc. (“Lovette”) and Hester Industries, Inc. (“Hester”).

(b)	Seller desires to sell all of the issued and outstanding shares of capital stock of CPC (the “CPC Stock”), To-Ricos (the “To-Ricos Stock”), Lovette (the “Lovette Stock”) and Hester (the “Hester Stock” and, together with the CPC Stock, To-Ricos Stock and Lovette Stock, the “Stock”) to Buyer, and Buyer desires to purchase the Stock from Seller, for the consideration and upon the terms and conditions contained in this Agreement.

AGREEMENT:

In consideration of the foregoing recitals and in further consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree, subject to the terms and conditions hereinafter set forth, as follows:

1.	Definitions.

1.1	Certain Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:

“Acquired Companies” means CPC, To-Ricos, Lovette, Hester and the Company Subsidiary, and “Acquired Company” means any of them.

“Action” shall mean any claim, action, litigation, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Agreement” shall mean this Agreement.

“Ancillary Agreements” shall mean, collectively, the Registration Rights Agreements, the Transition Services Agreement, the Transition Trademark License Agreement, the ConAgra Supply Agreement, the Molinos Supply Agreement, the Montgomery Supply Agreement, the Environmental License Agreement, the Buyer Release, the Seller Release and any other agreement, certificate or instrument executed and delivered at Closing pursuant to this Agreement.

“Applicable Accounting Principles” shall mean GAAP, consistently applied, in effect on the date hereof, subject, however, to the principles and procedures set forth on Exhibit 1.1(a).

“Business” shall mean all of the chicken business (including grow-out, slaughter, processing, further processing, rendering, sales and distribution, both at retail and foodservice, and related assets and employees), including the “Pierce” and “PFS” businesses, conducted by the Acquired Companies as of the date hereof at and from the facilities described on Exhibit 1.1(b), excluding, however, the Retained Businesses. Without limitation, “Business” shall include the businesses and operations managed by Seller’s management team based out of Duluth, Georgia, including the “Pierce” and “PFS” businesses.

“Buyer Closing Material Adverse Effect” shall mean any result, occurrence, fact, change or event arising between March 29, 2003 and the Closing Date (whether or not such result, occurrence, fact, change or event has manifested itself in the historical financial statements of Buyer, and whether known or unknown as of the date of this Agreement), that has had, or can reasonably be expected to have, a material adverse impact on the business, operations, financial condition, results of operations or capitalization, in each case, of Buyer, taken as a whole, provided that any such result, occurrence, fact, change or event has had, or can reasonably be expected to have, individually or in the aggregate, a negative impact on Buyer in excess of $25,000,000, net of any tax benefits, recoveries and/or receivables relating thereto; provided, however, that the following shall not be taken into account in determining whether there has been a “Buyer Closing Material Adverse Effect”:

(1) any such effects attributable to general conditions affecting the Mexican economy or the United States economy nationally or regionally (including, without limitation, prevailing interest rate and securities market levels);

(2) any such effects attributable to conditions (whether economic, legal, regulatory, financial, political or otherwise) affecting the poultry industry generally which do not effect Buyer materially disproportionally relative to other similarly situated participants in the poultry industry;

(3) any such effects relating to or resulting from, directly or indirectly, the transactions contemplated by this Agreement or the announcement or pendency thereof;

(4) fees and expenses, severance and other benefit or compensation costs paid or to be paid by Buyer or Seller pursuant to this Agreement in connection with the transactions contemplated in this Agreement;

(5) any action taken by, or any action of, Buyer with the prior written consent of Seller; and

(6) any failure by Buyer to meet any internal projections, expectations or forecasts or published revenue or earnings predictions for any period ending on or after the date of this Agreement as a result of any one or more of the events described in items (1)-(5) above.

“Buyer Material Adverse Effect” shall mean any result, occurrence, fact, change or event (whether or not such result, occurrence, fact, change or event has manifested itself in the historical financial statements of Buyer, and whether known or unknown as of the date of this Agreement or the Closing Date), that has had, or can reasonably be expected to have, a material adverse impact on (a) the business, operations, financial condition, results of operations or capitalization, in each case, of Buyer, taken as a whole, or (b) the ability of Seller or Buyer to consummate the transactions contemplated by this Agreement; provided, however, that the following shall not be taken into account in determining whether there has been a “Buyer Material Adverse Effect”:

(1) any such effects attributable to general conditions affecting the Mexican economy or the United States economy nationally or regionally (including, without limitation, prevailing interest rate and securities market levels);

(2) any such effects attributable to conditions (whether economic, legal, regulatory, financial, political or otherwise) affecting the poultry industry generally which do not effect Buyer materially disproportionally relative to other similarly situated participants in the poultry industry;

(3) any such effects relating to or resulting from, directly or indirectly, the transactions contemplated by this Agreement or the announcement or pendency thereof;

(4) fees and expenses, severance and other benefit or compensation costs paid or to be paid by Buyer or Seller pursuant to this Agreement in connection with the transactions contemplated in this Agreement;

(5) any action taken by, or any action of, Buyer with the prior written consent of Seller; and

(6) any failure by Buyer to meet any internal projections, expectations or forecasts or published revenue or earnings predictions for any period ending on or after the date of this Agreement as a result of any one or more of the events described in items (1)-(5) above.

“Buyer Retention Obligations” shall mean the obligations to pay (or reimburse Seller for Seller’s payment of) the restricted stock benefits, stock option ($24) benefits and 24 month severance benefits payable pursuant to the Retention Agreements listed in Exhibit 1.1(j)(y), or any substitute or replacement agreements agreed to by Buyer and Seller, plus payroll taxes with respect to the payment of such amounts. Such amounts are summarized in Exhibit 1.1(j)(x) and total $722,400, $1,079,153, and $4,491,738, respectively.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Closing Material Adverse Effect” shall mean any result, occurrence, fact, change or event arising between April 20, 2003 and the Closing Date (whether or not such result, occurrence, fact, change or event has manifested itself in the historical financial statements of the Business, and whether known or unknown as of the date of this Agreement), that has had, or can reasonably be expected to have, a material adverse impact on the business, operations, financial condition, results of operations or capitalization, in each case, of the Business, taken as a whole, provided that any such result, occurrence, fact, change or event has had, or can reasonably be expected to have, individually or in the aggregate, a negative impact on the Business in excess of $25,000,000, net of any tax benefits, recoveries and/or receivables relating thereto; provided, however, that the following shall not be taken into account in determining whether there has been a “Company Closing Material Adverse Effect”:

(1) any such effects attributable to general conditions affecting the Puerto Rican economy or the United States economy nationally or regionally (including, without limitation, prevailing interest rate and securities market levels);

(2) any such effects attributable to conditions (whether economic, legal, regulatory, financial, political or otherwise) affecting the poultry industry generally which do not effect the Business materially disproportionally relative to other similarly situated participants in the poultry industry;

(3) any such effects relating to or resulting from, directly or indirectly, the transactions contemplated by this Agreement or the announcement or pendency thereof;

(4) fees and expenses, severance and other benefit or compensation costs paid or to be paid by Buyer or Seller pursuant to this Agreement in connection with the transactions contemplated in this Agreement;

(5) any action taken by, or any action of, Seller with the prior written consent of Buyer; and

(6) any failure by the Business to meet any internal projections, expectations or forecasts or published revenue or earnings predictions for any period ending on or after the date of this Agreement as a result of any one or more of the events described in items (1)-(5) above.

“Company Material Adverse Effect” shall mean any result, occurrence, fact, change or event (whether or not such result, occurrence, fact, change or event has manifested itself in the historical financial statements of the Business, and whether known or unknown as of the date of this Agreement or the Closing Date), that has had, or can reasonably be expected to have, a material adverse impact on (a) the business, operations, financial condition, results of operations or capitalization, in each case, of the Business, taken as a whole, or (b) the ability of Seller or Buyer to consummate the transactions contemplated by this Agreement; provided, however, that the following shall not be taken into account in determining whether there has been a “Company Material Adverse Effect”:

(1) any such effects attributable to general conditions affecting the Puerto Rican economy or the United States economy nationally or regionally (including, without limitation, prevailing interest rate and securities market levels);

(2) any such effects attributable to conditions (whether economic, legal, regulatory, financial, political or otherwise) affecting the poultry industry generally which do not effect the Business materially disproportionally relative to other similarly situated participants in the poultry industry;

(3) any such effects relating to or resulting from, directly or indirectly, the transactions contemplated by this Agreement or the announcement or pendency thereof;

(4) fees and expenses, severance and other benefit or compensation costs paid or to be paid by Buyer or Seller pursuant to this Agreement in connection with the transactions contemplated in this Agreement;

(5) any action taken by, or any action of, Seller with the prior written consent of Buyer; and

(6) any failure by the Business to meet any internal projections, expectations or forecasts or published revenue or earnings predictions for any period ending on or after the date of this Agreement as a result of any one or more of the events described in items (1)-(5) above.

“Company Subsidiary” shall mean ConAgra Poultry Company of Kentucky, Inc., a Kentucky corporation.

“ConAgra Supply Agreement” shall mean that certain agreement between Buyer and Seller in the form attached hereto as Exhibit 1.1(c).

“Confidentiality Agreement” shall mean the Confidentiality Agreements between Buyer and Seller, each dated March 7, 2003.

“Control” (including the terms “Controlled by” and “under common Control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Deloitte” shall mean Deloitte & Touche LLP.

“Discount Amount” shall mean $100,000,000 less the sum of (i) the Seller Retention Obligations, (ii) the lesser of the cost of the audit referred to in Section 9.15 and $600,000 and (iii) any out-of-pocket costs and expenses incurred by Seller in providing environmental reports, title searches, insurance (or commitments therefor) or real estate surveys requested by Buyer in a writing confirming that any such costs and expenses will reduce the Discount Amount.

“DOJ” shall mean the United States Department of Justice.

“DOL” shall mean the United States Department of Labor.

“Encumbrances” shall mean any mortgage, lien, pledge, hypothecation, security interest, encumbrance, covenant, title defect, easement, title retention agreement, voting trust agreement or right-of-first refusal.

“Environmental License Agreement” shall mean that certain agreement between Buyer and Seller in the form attached hereto as Exhibit 1.1(d).

“Environmental Site Assessments” shall mean the reports, surveys and site assessments listed on Exhibit 1.1(e) attached hereto.

“Estimated Purchase Price” shall mean estimated Adjusted Net Book Value, as derived from the Estimated Closing Balance Sheet.

“Equity Securities” shall mean any capital stock or other equity interest or any securities convertible into or exchangeable for capital stock or other equity interest or any other rights, warrants or options to acquire any of the foregoing securities.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“FTC” shall mean the United States Federal Trade Commission.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authority” shall mean any federal, state, local or foreign government, any governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” shall mean a party entitled to indemnification hereunder.

“Indemnifying Party” shall mean a party obligated to provide indemnification hereunder.

“IRS” shall mean the United States Internal Revenue Service.

“Law” shall mean any currently existing federal, state, local or foreign statute, law, ordinance, regulation, rule, executive order, code, governmental restriction or other requirement of law or any judicial or administrative interpretation thereof.

“Liabilities” shall mean any and all debts, liabilities and obligations, whether known or unknown or contingent or liquidated.

“Molinos Supply Agreement” shall mean that certain agreement between Buyer and Seller in the form attached hereto as Exhibit 1.1(f).

“Montgomery Supply Agreement” shall mean that certain agreement between Buyer and Seller in the form attached hereto as Exhibit 1.1(g).

“Net Book Value” shall mean the combined, consolidated stockholders’ equity of the Acquired Companies as of the Effective Time and calculated in accordance with Applicable Accounting Principles.

“Permitted Encumbrances” shall mean the Encumbrances listed on Exhibit 1.1(h) hereto.

“Person” shall mean any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization, other entity or Governmental Authority.

“Pre-Closing Period” means all taxable periods ending on or before the Closing Date, including that portion of any Straddle Period ending on the Closing Date.

“Registration Rights Agreements” shall mean the Registration Rights and Transfer Restriction Agreement and the 10.50% Subordinated Notes due March 4, 2011 Registration Rights Agreement, both as attached hereto as Exhibit 1.1(i).

“Retained Assets” shall mean the assets of Seller, CPC or their Affiliates listed on Exhibit 9.4.3.

“Retained Businesses” shall mean all businesses and operations of Seller and its Affiliates other than those relating to the Business, including, without limitation, business and operations relating to the Butterball, Banquet and Country Skillet businesses and operations and the Retained Assets.

“SEC” shall mean the United States Securities and Exchange Commission.

“Seller Retention Obligations” shall mean (i) $7,074,202, comprised of (x) the Transaction Bonuses, and (y) the $2,500,000 payment pursuant to the agreement attached as Exhibit 1.1(j)(z), plus (ii) the amount of payroll taxes payable by Seller with respect to the payment of such amounts.

“Straddle Period” means any taxable year or period beginning on or before the Closing Date and ending after the Closing Date.

“Subordinated Promissory Note” shall mean a Subordinated Promissory Note to be delivered by Buyer to Seller pursuant to a customary indenture having covenants substantially as described on Exhibit 1.1(k).

“Subsidiary” shall mean, with respect to any Person, another Person owned directly or indirectly by such Person by reason of such Person owning or controlling an amount of the voting securities, other voting ownership or voting partnership interests of another Person which is sufficient to elect at least a majority of its Board of Directors or other governing body of another Person or, if there are no such voting interests, at least a majority of the equity interests of another Person.

“Tax” or “Taxes” means all federal, state, local, foreign and other taxes, charges, fees, duties (including customs duties), levies or assessments, including income, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, turnover, real and personal property (tangible and intangible), gains, sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, windfall profits, severance, license, payroll, environmental, capital stock, employee’s income withholding, other withholding, unemployment and social security taxes, that are imposed by any Governmental Authority, and including any interest, penalties or additions to tax attributable thereto.

“Tax Return” means any report, return or other information required to be supplied to a Governmental Authority in connection with any Taxes and all claims for refunds of Taxes.

“Transaction Bonuses” shall mean the transaction bonuses identified on Exhibit 1.1(j)(x), which total $4,574,202 in the aggregate, and are paid pursuant to the Retention Agreements listed in Exhibit 1.1(j)(y), or any substitute or replacement agreements agreed to by Seller and Buyer.

“Transfer Taxes” means any Taxes (other than Taxes imposed on net income or gains) imposed on the sale of the Stock or as a result of the joint election under Section 338(h)(10) for the Acquired Companies pursuant to or in connection with the transactions contemplated in this Agreement.

“Transition Services Agreement” shall mean that certain agreement between Buyer and Seller in the form attached hereto as Exhibit 1.1(l); provided that at any time prior to the 30th day prior to Closing, Buyer may specify that it does not want some of the transition services to be provided to it under such agreement and Seller may specify that it does not want some of the transition services to be provided to it under such agreement, in which case appropriate adjustments shall be made to such agreement to remove from the agreement the provision of the specified transition services and the cost identified therewith.

“Transition Trademark License Agreement” shall mean that certain agreement between Buyer and Seller in the form attached hereto as Exhibit 1.1(m).

“United States” shall mean the United States of America.

“Voting Agreement” shall mean that certain agreement between Seller and certain stockholders of Buyer in the form attached hereto as Exhibit 1.1(n) hereto.

1.2	Other Defined Terms. The following terms shall have the meanings given to such terms in the Sections indicated below.

Term	Section
Adjustment Amount	5.2
Adjusted Net Book Value	5.1(a)
Audit	5.1(b)
Average Price	3.3.2
Balance Sheets	Exhibit 1.1(a)
Business Confidential Information	9.16
Buyer	first paragraph
Buyer Capital Stock	8.3
Buyer Disclosure Schedule	8
Buyer Indemnified Persons	13.3
Buyer Indemnities	12.2
Buyer Major Customers	8.23
Buyer Material Contracts	8.13
Buyer Owned Real Property	8.18
Buyer Permits	8.12
Buyer Release	4.1.7
Buyer SEC Documents	8.10
Buyer Stockholder Meeting	9.10(a)
Buyer’s 125 Plan	6.6
Cash Payment	3.3.1
Charter Documents	7.2
Chattanooga Plan	6.2(b)

Term	Section
Claim Notice	12.3
Closing	4
Closing Date	4
Company Employees	6.1(a)
Company Litigation	9.8.1
Company Material Contracts	7.14
Company Permits	7.13
CPC	recital (a)
CPC Stock	recital (b)
Corporate Services	9.4.2
Disabled Company Employees	6.1(a)
Effective Time	4
Employee Plan	7.17
Environmental Claims	7.18(e)(i)
Environmental Laws	7.18(e)(ii)
Environmental Permits	7.18(a)
Estimated Closing Balance Sheet	3.2
Executive Officers	14.13
Expired Intellectual Property Rights	9.18
Financial Statements	7.8.1
Final Closing Balance Sheet	5.1(d)
Final Adjusted Net Book Value	5.2
Final Adjusted Net Book Value Calculation	5.1(d)
Frozen Plan	6.2(b)
Guarantees	9.2.4
Hazardous Materials	7.18(e)(iii)
Hester	recital (a)
Hester Stock	recital (b)
Impairment Charge	5.1(a)
Intellectual Property Right	7.11
Interim Financials	7.8.1
knowledge, knows or known	14.13
Lovette	recital (a)
Lovette Stock	recital (b)
Major Customers	7.24
Multiemployer Plan	7.17.7
Notice Period	12.3
OSHA Laws	7.26
Owned Real Property	7.21(a)
Pension Plan	7.17
Preliminary Audited Closing Balance Sheet	5.1(b)
Preliminary Closing Balance Sheet	5.1(a)
Proxy Statement	8.19

Term	Section
Purchase Price	3.1
Records	9.5
Reimbursement Accounts	6.6
Release	7.18(e)(iv)
Report	5.1(b)
Retained Intellectual Property	9.4.1
Retained Litigation	9.8.2
Retained Records	9.5
Rights	9.12
Seller	first paragraph
Seller’s Counsel	4
Seller Disclosure Schedule	7
Seller 401(k) Plans	6.3
Seller Indemnified Persons	13.4
Seller Indemnities	12.1
Seller Release	4.2.5
Seller’s 125 Plan	6.6
Share Amount	3.3.2
Share Price Adjustment	3.3.4
Shared Property	9.11
Shares	3.3.2
Stock	recital (b)
Subsequent Buyer SEC Documents	8.10
Termination Date	11.1(b)
To-Ricos	recital (a)
To-Ricos Stock	recital (b)
Voting Debt	7.6
WARN Act	6.4
Year-end Statements	7.8.1

2. Purchase and Sale of Stock. Subject to the terms and conditions set forth in this Agreement, at Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase, accept and acquire from Seller, all of the outstanding shares of the Stock.

3. Consideration.

3.1	Purchase Price. The purchase price payable by Buyer for the Stock (the “Purchase Price”) shall be an amount equal to Final Adjusted Net Book Value, as set forth in the Final Adjusted Net Book Value Calculation.

3.2	Estimated Closing Balance Sheet. On the fourth (4th) business day prior to the Closing Date, Seller shall prepare and deliver an estimated combined consolidated balance sheet for the Business (the “Estimated Closing Balance Sheet”), along with an estimate of the calculation of Adjusted Net Book Value, which shall be prepared pursuant to the provisions of Section 5.1(a) using the amounts reflected on the Estimated Closing Balance Sheet, both of which shall be estimated as of the Closing Date. Seller shall prepare the Estimated Closing Balance Sheet in good faith and in accordance with Applicable Accounting

Principles. Buyer and its representatives shall have the right to consult with Seller in connection with the preparation of the Estimated Closing Balance Sheet but shall not have the right to approve the Estimated Closing Balance Sheet.

3.3	Payment of the Purchase Price. The Purchase Price shall be paid as follows:

3.3.1	Cash Payment. $100,000,000 shall be paid by Buyer to Seller in cash at Closing (the “Cash Payment”).

3.3.2	Buyer’s Shares. A portion of the Purchase Price (the “Share Amount”) shall be paid by Buyer issuing and delivering to Seller at Closing shares of Buyer’s Class A common stock (the “Shares”). The number of Shares to be issued to Seller at Closing shall be equal to the lesser of 39,400,000 or the number of Shares determined by dividing (i) forty-five percent (45%) of the Estimated Purchase Price by (ii) the greater of (1) the volume weighted average trading price of Buyer’s Class A common stock on the New York Stock Exchange, as reported by Bloomberg, L.P., during the period from the first trading day following the date the parties publicly announce their signing of this Agreement through the date that is five (5) trading days prior to the Closing Date (the “Average Price”) and (2) $5.35. The value of such Shares for purposes of determining the amount of the Subordinated Promissory Note shall be equal to such number of Shares multiplied by the greater of the Average Price and $5.35.

3.3.3	Subordinated Promissory Note. The balance of the Purchase Price shall be paid by Buyer executing and delivering to Seller the Subordinated Promissory Note in the principal amount of such balance. The principal balance of the Subordinated Promissory Note delivered at Closing shall be based upon the Estimated Purchase Price, and shall subsequently be adjusted to reflect the final Purchase Price in accordance with Section 5.2.

3.3.4	Share Price Adjustment. Notwithstanding anything to the contrary in this Agreement, in the event the Average Price is less than $5.35, then, at Buyer’s option, by written notice to Seller delivered not more than three (3) business days prior to the Closing Date specifying which option Buyer elects, one of the following shall apply: (i) Buyer shall issue to Seller that number of additional Shares equal to (x) the amount by which $5.35 exceeds the Average Price, multiplied by the number of Shares determined in accordance with Section 3.3.2 (the “Share Price Adjustment”) divided by (y) the Average Price; (ii) Buyer shall issue to Seller additional subordinated debt on the same terms as the Subordinated Promissory Note, the principal amount of which shall equal the Share Price Adjustment; (iii) Buyer shall deliver to Seller an additional amount in cash equal to the Share Price Adjustment; (iv) Buyer shall deliver to Seller a combination of the forms of additional consideration referred to in clauses (i), (ii) and (iii) above having an aggregate value equal to the Share Price Adjustment, such aggregate value determined by adding (a) the amount of cash, if any, (b) the principal amount of additional subordinated debt, if any, and (c) the number of additional shares, if any, multiplied by the Average Price; (v) Buyer and Seller shall mutually agree that Buyer shall deliver to Seller some other consideration having a value equal to the Share Price Adjustment; or (vi) Buyer may terminate this Agreement in accordance with Section 11.1(g) hereof, unless Seller agrees in writing, within 48 hours after receipt of written notice from Buyer of its intent to terminate this Agreement pursuant to Section 11.1(g), that the Purchase Price shall be reduced by an amount equal to the Share Price Adjustment, in which case Seller will not be entitled to the Share Price Adjustment and this Agreement will not be terminated pursuant to Section 11.1(g).

3.3.5	Asset Retention. Notwithstanding anything to the contrary in this Agreement, in the event the Estimated Purchase Price exceeds $600,000,000, then, at Seller’s option, by written notice to Buyer delivered concurrently with the Estimated Closing Date Balance Sheet specifying which option Seller elects, one of the following shall apply: (i) Seller may agree that the Purchase Price shall be adjusted to an amount equal to $600,000,000 in the event that, and notwithstanding that, the Purchase Price as determined pursuant to the terms and conditions of this Agreement (but for the application of this Section 3.3.5) would exceed $600,000,000, in which event, for all purposes of this Agreement, the Estimated Purchase Price shall equal $600,000,000 and the Purchase Price shall equal the lesser of (x) $600,000,000 and (y) the Purchase Price as determined pursuant to the terms and conditions of this Agreement but for the application of this Section 3.3.5, (ii) the Moorefield, West Virginia facility, and all assets located thereat and rights relating thereto, shall be retained by Seller, excluded from the term “Business”, and included within the term “Retained Assets”, for all purposes of this Agreement and the Estimated Purchase Price shall be recalculated on the basis that such facility, assets and rights are excluded from the Business and retained by Seller, or (iii) Seller may terminate this Agreement in accordance with Section 11.1(j) hereof, unless in the case of clause (ii) or (iii) immediately above, Buyer agrees in writing, within 48 hours after receipt of written notice from Seller of its intent to exclude such assets or terminate this Agreement in accordance with either clause (ii) or (iii) immediately above, that Buyer will pay the Purchase Price in full, as determined in accordance with the terms and conditions of this Agreement, notwithstanding that the Purchase Price exceeds $600,000,000, in which case such assets will not be excluded and this Agreement will not be terminated pursuant to Section 11.1(j). Seller represents that, if Seller elects to exclude the assets and rights referred to in clause (ii) immediately above, the Purchase Price will be no greater than $600,000,000.

3.3.6	Form of Payment. All cash payments required to be made pursuant to this Agreement shall be made by wire transfer of immediately available funds to the account designated by the receiving party.

4. Closing. Subject to the terms and conditions contained in this Agreement, the closing of the transactions contemplated hereby (the “Closing”) will occur at the offices of McGrath North Mullin & Kratz, PC LLO, First National Tower, 1601 Dodge Street, Suite 3700, Omaha, Nebraska 68102 (“Seller’s Counsel”), on the fifth business day after the conditions set forth in Section 10 (other than those to be fulfilled at Closing) have been satisfied, or at such other place or on such other date as the parties hereto may mutually agree (the “Closing Date”). Closing shall be effective as of 11:59 p.m. central time on the Closing Date (the “Effective Time”).

4.1	Buyer’s Obligations at Closing. At the Closing, Buyer shall:

4.1.1	Consideration. Deliver or cause to be delivered to Seller the Cash Payment in accordance with Section 3 hereof.

4.1.2	Shares. Deliver to Seller stock certificates representing the Shares to be delivered in accordance with the provisions of Section 3.3.2 above.

4.1.3	Subordinated Promissory Note. Execute and deliver to Seller the Subordinated Promissory Note.

4.1.4	Certificates. Deliver to Seller the certificates contemplated in Section 10.3.

4.1.5	ConAgra Supply Agreement. Execute and deliver to Seller the ConAgra Supply Agreement.

4.1.6	Transition Services Agreement. Execute and deliver to Seller the Transition Services Agreement.

4.1.7	Release. Cause each of the Acquired Companies to execute and deliver, to Seller a release in the form attached hereto as Exhibit 4.1.7 (the “Buyer Release”), pursuant to which each such entity shall irrevocably discharge and forever release Seller and its Affiliates and their respective stockholders, directors, officers and employees (in their capacities as stockholders, directors, officers and employees of each of Seller, its Affiliates or the Acquired Companies) from any and all Liabilities, Actions, causes of action or other matters, whether known or unknown, arising or accruing on or prior to the Closing Date, other than those claims arising from this Agreement or the Ancillary Agreements or otherwise described therein.

4.1.8	Registration Rights Agreements. Execute and deliver to Seller the Registration Rights Agreements.

4.1.9	Transition Trademark License Agreement. Execute and deliver to Seller the Transition Trademark License Agreement.

4.1.10	Environmental License Agreement. Execute and deliver to Seller the Environmental License Agreement.

4.1.11	Legal Opinion. Deliver to Seller the executed legal opinion of Baker & McKenzie, Buyer’s counsel, in the form attached hereto as Exhibit 4.1.11.

4.1.12	Share Price Adjustment. If applicable and at Buyer’s election, deliver to Seller the additional Shares, subordinated debt, cash and/or other consideration in accordance with the provisions of Section 3.3.4 hereof.

4.1.13	Molinos Supply Agreement. Execute and deliver to Seller the Molinos Supply Agreement.

4.1.14	Montgomery Supply Agreement. Execute and deliver to Seller the Montgomery Supply Agreement.

4.2 Seller’s Obligations at Closing. At the Closing, Seller shall:

4.2.1	Stock Certificates. Deliver or cause to be delivered to Buyer stock certificates representing all of the Stock, duly endorsed in blank or accompanied by stock powers duly endorsed in blank.

4.2.2	Certificates. Deliver to Buyer the certificates contemplated in Section 10.2.

4.2.3	Resignations. Deliver to Buyer, to the extent requested by Buyer, written resignations of the officers and directors of the Acquired Companies, pursuant to which such individuals will relinquish their titles. Such resignations will not affect ongoing employment with the Acquired Companies.

4.2.4	Transition Services Agreement. Execute and deliver to Buyer the Transition Services Agreement.

4.2.5	Release. Execute and deliver, and cause its Subsidiaries that have had any business dealings with the Acquired Companies whatsoever to execute and deliver, to Buyer a release in the form attached hereto as Exhibit 4.2.5 (the “Seller Release”), pursuant to which Seller and such Subsidiaries shall irrevocably discharge and forever release the Acquired Companies and the Company Employees (in their capacities as Company Employees) from any and all Liabilities, Actions, causes of action or other matters, whether known or unknown, arising or accruing on or prior to the Closing Date, other than those claims arising from this Agreement or the Ancillary Agreements or otherwise described therein.

4.2.6	Registration Rights Agreements. Execute and deliver to Buyer the Registration Rights Agreements.

4.2.7	Transition Trademark License Agreement. Execute and deliver to Buyer the Transition Trademark License Agreement.

4.2.8	Environmental License Agreement. Execute and deliver to Buyer the Environmental License Agreement.

4.2.9	Legal Opinion. Deliver to Buyer the executed legal opinion of McGrath North Mullin & Kratz, PC LLO, Seller’s counsel, in the form attached hereto as Exhibit 4.2.9.

4.2.10	Certificate of Non-Foreign Status. Deliver to Buyer a certificate in the form required by Treas. Reg. §1.1445-2(b)(3)(iii)(B) executed by Seller.

4.2.11	Representation Letter. Execute and deliver to Buyer a representation letter in the form attached as Exhibit 4.2.11.

4.2.12	ConAgra Supply Agreement. Execute and deliver to Buyer the ConAgra Supply Agreement.

4.2.13	Molinos Supply Agreement. Execute and deliver to Buyer the Molinos Supply Agreement.

4.2.14	Montgomery Supply Agreement. Execute and deliver to Buyer the Montgomery Supply Agreement.

5. Post-Closing Settlement.

5.1 Closing Balance Sheet.

(a)

As soon as reasonably practicable following the Closing Date, but in no event more than sixty (60) days after Closing, Buyer shall prepare a combined, consolidated balance sheet of the Acquired Companies as of the Effective Time in accordance with the Applicable Accounting Principles (the “Preliminary Closing Balance Sheet”) and within such sixty (60) day period Buyer shall submit the Preliminary Closing Balance Sheet to Seller, together with a preliminary calculation of Adjusted Net Book Value. For purposes of this Agreement, “Adjusted Net Book Value” shall mean Net Book Value as reflected on the Estimated Closing Balance Sheet, Preliminary Closing Balance Sheet, Preliminary Audited Closing Balance Sheet and Final Closing Balance Sheet, as applicable, as adjusted as necessary to: (i) provide that any charge or credit as a result of FAS 133 which would otherwise result in an increase or decrease in stockholder’s equity shall be an asset or liability, as the case may be, (ii) eliminate from Net Book Value the effect of recorded income Tax assets and Liabilities (current and deferred), (iii) give effect to the Buyer Release and the Seller Release as though they had been executed immediately prior to the Effective Time and (iv) reduce Net Book Value by the amount, if any, by which the Discount Amount exceeds the Impairment Charge. The “Impairment Charge” shall mean the impairment charge with respect to the Business arising after April 20, 2003 as reflected in the audited financial statements for the fiscal year ended May 25, 2003 referred to in Section 9.15 of this Agreement so long as the impairment charge pertains to the write-off of no more than $36,343,582 of goodwill. If the impairment charge pertains to the write-off of more than $36,343,582 in goodwill, then for purposes of this definition, the impairment charge shall be reduced by an amount equal to the excess of the goodwill write-off included in the impairment charges over $36,343,582. Buyer shall consult with Seller in good faith in connection with the preparation of the Preliminary Closing Balance Sheet and employees of Seller shall be permitted to meet with employees of Buyer and the Acquired Companies in connection with the preparation of the Preliminary Closing Balance Sheet.

(b)	Promptly following execution of this Agreement, Seller shall engage Deloitte to (i) audit the Preliminary Closing Balance Sheet in accordance with the Applicable Accounting Principles (the “Audit”), and (ii) upon completion of the Audit, deliver to Seller and Buyer its draft preliminary audit report in the form attached hereto as Exhibit 5.1(b) (the “Report”) together with the accompanying draft audited balance sheet of the Acquired Companies (the “Preliminary Audited Closing Balance Sheet”), and a revised calculation of Adjusted Net Book Value. Seller shall instruct Deloitte to complete the Audit and issue its Report and revised calculation of Adjusted Net Book Value within sixty (60) days after its receipt of the Preliminary Audited Closing Balance Sheet. Buyer and Seller acknowledge and agree that Deloitte shall not issue its final audit report until all objections have been resolved in accordance with Section 5.1(d) and such resolution is incorporated into the Preliminary Audited Closing Balance Sheet. Seller shall pay or cause to be paid all of the fees and expenses of Deloitte in connection with the Audit and the Report.

(c)	Buyer shall provide, and shall cause the Acquired Companies to provide, to Deloitte such assistance and access to employees, books, records and other supporting documents as is necessary for Deloitte to timely conduct the Audit and prepare, issue and deliver the Report and the Preliminary Audited Closing Balance Sheet. Buyer and Seller and their respective representatives (including without limitation Buyer’s independent auditors) shall have the right to be present to observe the taking of any physical inventory, or perform any other audit activity in connection with or separate and apart from Deloitte’s audit activity necessary to issue an independent audit opinion on the Closing Balance Sheet on behalf of Buyer, in connection with Deloitte’s preparation of the Preliminary Audited Closing Balance Sheet and may review and examine the procedures, books, records and work papers used in their preparation, or conduct such independent review, or any other audit activity as they deem necessary.

(d)

Unless Seller or Buyer notifies the other party in writing within sixty (60) calendar days after delivery of the Preliminary Audited Closing Balance Sheet and revised calculation of Adjusted Net Book Value that such party objects to the calculation contained therein, specifying in detail each objection and the basis for each objection, the Preliminary Audited Closing Balance Sheet shall be issued in final form by Deloitte and such Preliminary Audited Balance Sheet and revised calculation of Adjusted Net Book Value shall be final and binding upon the parties. Neither Seller nor Buyer shall have the right to dispute the principles and procedures used in the preparation of the Preliminary Audited Closing Balance Sheet so long as the principles and procedures used are consistent with the Applicable Accounting Principles; provided that the foregoing shall in no event effect the right of Seller or Buyer to object to any estimates or judgments made in connection with the preparation of the Preliminary Audited Closing Balance Sheet. If Buyer and Seller are unable to resolve the disputed items within thirty (30) calendar days after any such notification has been given (or within such extended time period as is mutually agreed to by the parties), the unresolved disputed items shall be referred for a final determination to a mutually acceptable independent accountant. Such determination shall be final and binding upon the parties, absent manifest error. Such accountant shall be jointly retained by the parties hereto on a mutually acceptable basis and Buyer and Seller shall each pay one-half of the fees and expenses of such accountant. Promptly following the date that Seller and Buyer reach agreement upon the disputed items pursuant to Section 5.1(d), or, if applicable, the date of the final determination of such accountant of the disputed items pursuant to Section 5.1(d), the parties shall cause such resolution to be incorporated into the Preliminary Audited Closing Balance Sheet and shall cause Deloitte to issue its final audit report and final revised calculation of Adjusted Net Book Value. The Preliminary Audited Closing Balance Sheet, as may be adjusted pursuant to the terms hereof (the “Final Closing Balance Sheet”), and Deloitte’s final revised calculation of Adjusted Net Book Value, as appropriately modified to reflect any changes (the “Final Adjusted Net Book Value Calculation”), shall be final, binding and conclusive for all purposes hereunder.

5.2	Settlement of Purchase Price. On the second business day following (i) the expiration of sixty (60) calendar days following delivery of the Preliminary Audited Closing Balance Sheet to Buyer and Seller if neither Seller nor Buyer has objected to the Preliminary Audited Closing Balance Sheet, or (ii) if either Seller or Buyer shall have objected to the Preliminary Audited Closing Balance Sheet, final determination of the disputed items pursuant to Section 5.1(d), Buyer shall deliver to Seller a revised Subordinated Promissory Note in exchange for the Subordinated Promissory Note delivered to Seller at Closing, which Seller shall deliver to Buyer for cancellation. Such revised Subordinated Promissory Note will reflect the principal outstanding equal to the Final Adjusted Net Book Value, less the sum of (i) the Share Amount, (ii) the Cash Payment and (iii) the Share Price Adjustment, if applicable pursuant to Section 3.3.4 (such difference being referred to as the “Adjustment Amount”). This revised Subordinated Promissory Note shall otherwise be on the same terms and conditions as the Subordinated Promissory Note delivered by Buyer to Seller and substituted for the Subordinated Promissory Note delivered by Buyer at Closing. As used herein, “Final Adjusted Net Book Value” shall mean Net Book Value, as of the Closing Date, as reflected in the Final Adjusted Net Book Value Calculation. If the Adjustment Amount is a negative number, then Seller shall promptly pay to Buyer an amount of cash equal to the Adjustment Amount and return to Buyer for cancellation the Subordinated Promissory Note delivered by Buyer to Seller at Closing. To the extent the revised Subordinated Promissory Note shall have a principal amount that is less than the principal amount of the Subordinated Promissory Note delivered by Buyer at Closing, Seller shall refund to Buyer any interest previously paid by Buyer on such excess amount, and shall cancel any accrued but unpaid interest payable by Buyer on such excess amount (or, if not permitted by the Subordinated Promissory Note, repay to Buyer such interest after payment of such interest by Buyer) with respect to periods ending prior to the date of substitution. To the extent the revised Subordinated Promissory Note shall have a principal amount that exceeds the principal amount of the Subordinated Promissory Note delivered by Buyer at Closing, Buyer shall pay to Seller, on the next succeeding interest payment date under the terms of the Subordinated Promissory Note, interest at the rate specified in the Subordinated Promissory Note on the amount of such difference with respect to the period beginning on the Closing Date and ending prior to the date of substitution. Seller agrees that it shall not sell or otherwise transfer the Subordinated Promissory Note until the Final Adjusted Net Book Value is determined in accordance with this Section 5.2 and the exchange of notes contemplated by this Section 5.2 has occurred.

6. Employee Matters.

6.1	General.

(a)	Continued Employment. As of the Effective Time, Buyer will cause the Acquired Companies to provide continuation of employment to each individual employed by any of the Acquired Companies (or otherwise in connection with the Business) on the Closing Date (including employees absent from work due to short-term or long term disability, sick leave, military leave or other employer approved absences of a short duration) other than those employees employed in connection with the Retained Businesses (the “Company Employees”). Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit Buyer from terminating or changing the terms of employment of any Company Employee after the Effective Time. Notwithstanding the preceding, Company Employees on long term disability on the Closing Date (“Disabled Company Employees”) will continue to be provided long term disability benefits under the Seller’s long term disability plan, subject to the terms and conditions of such plan, as long as the Disabled Company Employee meets the conditions for benefits.

(b)	Retention Bonuses. Buyer shall be responsible for and pay the Buyer Retention Obligations, provided that Buyer’s maximum aggregate liability for Buyer Retention Obligations shall be $2,925,798. Seller shall be responsible for and pay the Seller Retention Obligations and any Buyer Retention Obligations that exceed $2,925,798. Buyer shall be responsible for and pay any other liabilities, obligations and claims of any kind arising out of employment (or termination of employment, whether actual or constructive) of the Company Employees on and after the Closing Date resulting from actions taken by Buyer. Seller agrees that, from and after the Closing, it will not consent to the termination of any Company Employee’s employment and that in the event prior to the first anniversary of the Closing any Company Employee voluntarily terminates his employment with an Acquired Company, then upon the written request of Buyer, Seller will assign to Buyer any rights Seller may have to recover any Transaction Bonuses paid to such Company Employee.

(c)	COBRA. Seller agrees to maintain the group health plan continuation coverage pursuant to Section 4980B of the Code and Sections 601-609 of ERISA for the “qualifying beneficiaries” (within the meaning of Section 4980B of the Code) and Company Employees who are “covered employees” (within the meaning of Section 4980B(f)(7) of the Code) who experience a “qualifying event” (within the meaning of Section 4980B(f)(3) of the Code) prior to the Closing Date (“COBRA Participants”). Subject to the terms of the Transition Services Agreement, the parties agree that any Company Employee or qualifying beneficiaries who becomes eligible for COBRA for the period between the Closing Date and the later of (i) December 31, 2003 and (ii) 120 days after the Closing Date shall receive COBRA benefits from certain benefit plans which will continue to be maintained by the Seller. Buyer shall reimburse Seller for all costs and expenses incurred by Seller to maintain continuation coverage for the COBRA Participants as reasonably determined by Seller. Buyer shall indemnify and hold Seller and Seller’s Affiliates harmless from and against any Liability Seller or Seller’s Affiliates incur at any time after Closing under the provisions of Section 4980B of the Code or Sections 601-609 of ERISA with respect to any covered employee who is a Company Employee, or the qualified beneficiary of any such employee, who has a “qualifying event” on or after the Closing Date.

6.2	Seller Pension Plans.

(a)	Non-Union Employees. As of the Closing Date, the Company Employees whose benefits are not governed by a collective bargaining agreement shall cease to actively participate in any pension plan offered by Seller, any Acquired Company or any subsidiary thereof, including but not limited to, (a) the ConAgra Pension Plan for Salaried Employees and (b) the ConAgra Pension Plan for Hourly Rate Production Employees, in each case pursuant to the provisions in the plan documents and not because of any amendment to either of the aforementioned pension plans. The non-union Company Employees described in the preceding sentence shall receive no further benefit accrual under said pension plans.

(b)	Union Employees. As of the Closing Date, the Company Employees whose pension benefits are governed by a collective bargaining agreement shall cease to actively participate in any pension plan offered by Seller, any Acquired Company or any Subsidiary thereof and shall receive no further benefit accrual thereunder. As of the Closing Date, Buyer shall become the plan sponsor of the Retirement Income Plan of Production Employees of Seaboard Farms of Chattanooga, Inc. (the “Chattanooga Plan”) with respect to the Company Employees participating in that plan and no further benefits shall accrue thereunder with respect to any other employees of Seller and its Affiliates. To the extent any Company Employee whose benefits are governed by a collective bargaining agreement is entitled to receive pension benefits under a defined benefit plan after the Closing Date in accordance with the terms of the applicable collective bargaining agreement, Buyer will provide such Company Employee his or her accrued benefit (under the Chattanooga Plan) less any benefit accrued under a defined benefit pension plan of Seller as of the Closing Date. Notwithstanding the foregoing, if a Company Employee, whose pension benefits are governed by a collective bargaining agreement, is not vested in his or her accrued benefit under a defined benefit pension plan of Seller and if the vesting requirements are subsequently met under a defined benefit pension plan of Buyer, then Seller shall cause the benefit accrued under Seller’s pension plan to be paid to such Company Employee as if that benefit was fully vested as of the Closing. As of the Closing, Seller will provide Buyer with a list of Company Employees, whose benefits are governed by a collective bargaining agreement, that are entitled to an accrued benefit under a pension plan of Seller and the dollar amount of such benefit as of the Closing Date. As of the Closing Date, the union Company Employees at the facilities located in Batesville and Clinton, Arkansas shall receive no further benefit accruals under the Banquet Employees Unions Pension Fund. Seller shall amend the Pension Plan for Employees of Country Pride, a frozen defined contribution plan, (the “Frozen Plan”) so that, on or before the Closing Date, it shall become the sponsor of that Frozen Plan and the Company Employees will be eligible to receive a distribution of their accounts in the Frozen Plan within a reasonable period after the Closing Date. Seller and Buyer shall cooperate in preparing communications to Company Employees regarding the distribution and their rollover options, including Buyer’s 401(k) plan.

6.3	401(k) Plans. As of the Closing Date, the Company Employees shall cease to actively participate in the ConAgra Retirement Income Savings Plan and the ConAgra Retirement Income Savings Plan for Hourly Rate Production Employees (the “Seller 401(k) Plans”) and no further contributions shall be made to the Seller 401(k) Plans for the benefit of the Company Employees. As of the Closing Date, the interests of the Company Employees in the Seller 401(k) Plans shall be one hundred percent (100%) vested and shall be fully nonforfeitable. Except as expressly set forth herein, no assets of the Seller 401(k) Plans shall be transferred to Buyer or any of its Affiliates or to any plan of Buyer or any of its Affiliates. As soon as practical following receipt by Buyer and Seller of favorable determination letters or Buyer’s certification to Seller, and Seller’s certification to Buyer, in a manner reasonably acceptable to both Seller and Buyer, that Buyer’s 401(k) Plan and Seller’s 401(k) plans are qualified under the applicable provisions of the Code, and contingent on Buyer’s 401(k) Plan administrator’s ability to accept an in-kind transfer of the assets (except for shares of Seller’s stock) and Seller’s 401(k) Plan’s ability to make an in-kind transfer of assets, Seller shall cause the trustee of Seller’s 401(k) Plans to transfer, solely in the form of the mutual funds currently available, cash from the sale of Seller’s stock, or notes representing outstanding participant loans or assets representing the full account balances of the Company Employees, and upon such transfer, Buyer and Buyer’s 401(k) Plan shall be responsible for proper administration of such account balances and the related liability to the Company Employees.

6.4	Welfare Plans. The parties acknowledge that the Company Employees participate in Seller’s welfare benefit plans and programs disclosed in Exhibit 7.17.1. Subject to the terms of the Transition Services Agreement, the parties agree for the period between the Closing Date and the later of (i) December 31, 2003 and (ii) 120 days after the Closing Date the Company Employees will continue their participation in certain specified welfare plans and programs that provide health, disability, life and other insurance type benefits, which will continue to be maintained by Seller. In accordance with the terms of the Transition Services Agreement Buyer agrees to reimburse Seller for all costs and expenses (as reasonably determined by Seller) to maintain the continued participation in such plans, and Seller agrees to modify its welfare plans to permit the continued participation by the Company Employees after the Closing Date. After the later of (i) December 31, 2003 and (ii) 120 days after the Closing Date, Buyer shall provide those welfare benefits to the Company Employees as Buyer deems appropriate. On and after the Closing Date, Buyer shall be responsible, and shall indemnify and hold Seller and its Affiliates harmless from and against, all Liabilities with respect to such welfare benefit plans and programs, including, but not limited to, any Liability under the Worker Adjustment and Retraining Notification Act (29 U.S.C. Sections 2101-2109) or any similar foreign, state or local laws or ordinances (such laws collectively described as the “WARN Act”). Prior to the Closing Date, Seller will cooperate with the reasonable request of Buyer, to provide notices and other communications to Company Employees in order to avoid Liability under the WARN Act.

6.5	Buyer Plans. Buyer shall cause periods of service with Seller, Seller’s Affiliates and the Acquired Companies to count for purposes of eligibility and vesting under any benefit plan provided to the

Company Employees after the Closing Date. After the Closing Date, Buyer shall cause the Acquired Companies to waive pre-existing condition requirements, evidence of insurability provisions, waiting period requirements or any similar provisions under any employee benefit plan providing medical, disability or life insurance benefits provided to any Company Employees enrolled in such plans of the Seller as of the Closing Date. After the Closing Date, Buyer shall also cause the Acquired Companies to apply toward any deductible requirements and out of pocket limits under its employee welfare benefit plans any amounts paid (or accrued) by each Company Employee prior to Closing under welfare benefit plans during the then current Plan Year and Seller shall provide the relevant Plan Year deductible and out of pocket amounts paid (or accrued) by each Company Employee.

6.6	Flexible Spending Accounts. Seller maintains a plan qualified under I.R.C. Section 125 (“Seller’s 125 Plan”) that includes flexible spending accounts for medical care reimbursements and dependent care reimbursements (“Reimbursement Accounts”). As soon as reasonably practicable following the Closing Date, cash equal to the aggregate value of the Reimbursement Accounts of the Company Employees shall be transferred from Seller to a plan established by Buyer intended to qualify under I.R.C. Section 125 (“Buyer’s 125 Plan”) and the annual election and claims history for each Company Employee participating in the Reimbursement Accounts shall be provided to Buyer not later than the date of the cash transfer. Upon receipt of such amount, Buyer and Buyer’s 125 Plan shall assume all obligations and liabilities with respect to the Reimbursement Accounts for the Company Employees. Buyer shall recognize the elections of the Company Employees under Seller’s 125 Plan for purposes of Buyer’s 125 Plan for calendar year 2003.

6.7	Retained Employees. All employees of the Retained Businesses shall be transferred out of the Acquired Companies prior to Closing.

6.8	Cooperation. The parties shall cooperate with each other and exchange any information, filings or notices as appropriate to implement the provisions of this Section 6. Buyer shall assist in providing any information, filings or notices (including the notice required by Section 204(h) of ERISA and Section 4980F of the Code) as needed to cease the benefit accruals. Seller agrees to hold Buyer harmless for any Liability for any failure to comply with the provisions of Section 204(h) of ERISA and Section 4980F of the Code.

6.9	Indemnity. Buyer shall indemnify and hold Seller and Seller’s Affiliates harmless from and against any Liability resulting directly or indirectly from any breach or nonfulfillment of any agreement or covenant on the part of Buyer or the Acquired Companies under this Section 6.

6.10	No Third Party Beneficiaries. Nothing in this Agreement shall create or establish, or be deemed to create or establish, any Company Employee as a third party beneficiary of this Agreement.

6.11	Notice Obligations. Seller and Buyer shall cooperate with respect to any notice obligation, disclosure requirement, or employee communication that is necessary or appropriate as a result of this transaction with respect to any Employee Plan that affects a Company Employee.

7. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as set forth below. Such representations and warranties are made subject to those matters set forth in the Seller Disclosure Schedule dated as of the date hereof and delivered as a separate document (the “Seller Disclosure Schedule”) in the manner provided for in the introductory paragraph of the Seller Disclosure Schedule and those matters set forth in the schedules are subject to the terms of Section 14.11.

7.1	Organization, Good Standing and Corporate Power. Each of Seller and the Acquired Companies is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of the Acquired Companies has the corporate power to own, operate and lease its properties and to carry on its business as now being conducted. Each Acquired Company is qualified to conduct the Business in all jurisdictions in which such qualification or authorization is required, except for those jurisdictions in which failure to be so qualified or authorized has not had and will not have a Company Material Adverse Effect.

7.2	Certificate and By-Laws. Seller has previously made available to Buyer complete and correct copies of the certificate or articles of incorporation and by-laws of each of the Acquired Companies as in effect as of the date of the Agreement (collectively, “Charter Documents”). Such Charter Documents have not been further amended and are in full force and effect. The Seller Disclosure Schedule contains a complete and accurate list of all officers and directors of each of the Acquired Companies.

7.3	Corporate Authorization; Binding Effect. Seller has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by Seller have been duly and validly authorized by all necessary corporate action on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement constitutes, and the Ancillary Agreements when executed by Seller will constitute, the valid and binding obligations of Seller enforceable against Seller in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity.

7.4	Effect of Agreement. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller and the consummation by Seller of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the lapse of time or both, assuming compliance with the matters referred to in Section 7.5: (a) violate any Law to which Seller or any Acquired Company is subject; (b) violate any judgment, order, writ or decree of any court applicable to Seller, or any Acquired Company; (c) conflict with or result in the violation of any provision of Seller’s or any Acquired Company’s Charter Documents, or (d) result in any violation of, or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Seller or any of its Subsidiaries is bound or affected, or result in the creation of any Encumbrance upon the Stock or any of the properties or assets of the Acquired Companies, other than any such violation, conflict, default, right, cancellation or acceleration, loss or Encumbrance that, individually or in the aggregate, would not have a material adverse effect on the business, operations, financial condition, results of operations, or capitalization of the Business or on the ability of Seller or Buyer to consummate the transactions contemplated by this Agreement.

7.5	Government Authorization. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements requires no action by or in respect of, or filing with, any Governmental Authority other than: (a) the filing of a pre-merger notification report under the HSR Act; and (b) such consents, authorizations, orders, approvals, filings or registrations the failure of which to be obtained or made would not have a material adverse effect on the business, operations, financial condition, results of operations or capitalization of the Business, or prevent the consummation of the transactions contemplated hereby.

7.6

Capital Stock; Title to Shares. The authorized capital stock of CPC consists solely of 10,000 shares of common stock, $1.00 par value, of which 10,000 shares are issued and outstanding. Seller is the lawful and equitable owner of all of such shares of common stock of CPC, free and clear of all claims, options, charges and Encumbrances. The authorized capital stock of To-Ricos consists solely of (i) 100,000 shares of common stock, $1.00 par value, of which 66,000 shares are issued and outstanding, and (ii) 50,000 shares of preferred stock, $10.00 par value, of which none are issued and outstanding. Seller is the lawful and equitable owner of all of such shares of common stock of To-Ricos, free and clear of all claims, options, charges and Encumbrances. The authorized capital stock of Lovette consists solely of (i) 500,000 shares of common stock, $1.00 par value, of which 1,000 shares are issued and outstanding. Seller is the lawful and equitable owner of all of such shares of common stock of Lovette, free and clear of all claims, options, charges and Encumbrances. The authorized capital stock of Hester consists solely of 15,000 shares of common stock, $1.00 par value, of which 1,000 shares are issued and outstanding. Seller is the lawful and equitable owner of all of such shares of common stock of Hester, free and clear of all claims, options, charges and

Encumbrances. At the Closing, Buyer’s ownership of CPC, To-Ricos, Lovette and Hester as contemplated herein shall constitute ownership of all the outstanding securities of CPC, To-Ricos, Lovette and Hester and, through Buyer’s ownership of the CPC Stock, the Company Subsidiary, and such ownership shall be free and clear of all claims, options, charges and Encumbrances. No shares of capital stock or other ownership interests in any Acquired Company are reserved for issuance for any purpose. As to each Acquired Company, there are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote (“Voting Debt”) on any matter on which holders of capital stock, voting securities or other ownership interests thereof may vote. All of the issued and outstanding shares of the capital stock of CPC, To-Ricos, Lovette, Hester and the Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. There are no options, warrants, calls, rights, commitments or agreements of any character to which CPC, To-Ricos, Lovette, Hester or the Company Subsidiary is a party by which it is bound or obligated to issue, deliver or sell, or caused to be delivered or sold, additional shares of capital stock, voting securities or other ownership interests or any Voting Debt, or obligating any Acquired Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of any Acquired Company to repurchase, redeem or otherwise acquire any shares of its capital stock.

7.7	Subsidiaries.

7.7.1	The Company Subsidiary and its jurisdiction of incorporation are identified on the Seller Disclosure Schedule. The Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and it has the corporate power to own, operate and lease its properties and to carry on its business as now being conducted. The Company Subsidiary is qualified to conduct its business in all jurisdictions in which such qualification or authorization is required, except for those jurisdictions in which failure to be so qualified or authorized would not have a Company Material Adverse Effect.

7.7.2	All of the outstanding capital stock of, or other ownership interests in, the Company Subsidiary, is owned by CPC, free and clear of all claims, options, charges and Encumbrances, and all of the outstanding shares of capital stock or other equity interests of the Company Subsidiary are validly issued, fully paid and nonassessable.

7.8	Financial Statements; No Undisclosed Liabilities.

7.8.1	Seller has heretofore delivered to Buyer (i) pro forma combined, consolidated balance sheets of the Business as of May 28, 2000, May 27, 2001 and May 26, 2002, and the related combined, consolidated statements of earnings for each of the years then ended (the “Year-end Statements”), and (ii) a pro forma combined, consolidated balance sheet of the Business as of April 20, 2003, and the related combined consolidated statements of earnings for the eleven (11) month period then ended (the “Interim Financials”). The Year-end Statements and the Interim Financials (together, the “Financial Statements”) present fairly, in all material respects, the financial position, results of operation of the Business as of the dates and for the periods then ended, and have been prepared in accordance with GAAP and the Applicable Accounting Principles, except in the case of the Interim Financials, for normal year-end adjustments that are not material and the omission of footnote disclosures required by GAAP. The Year-end Statements for 2001 and 2002 and the Interim Financials do not contain any material (individually or in the aggregate) items of non-recurring income required by GAAP to be separately disclosed.

7.8.2

As of the date hereof, to Seller’s knowledge, none of the Acquired Companies has any Liabilities of a type required to be reflected on a balance sheet prepared in accordance with GAAP consistently applied except those (i) set forth or provided for in the balance sheet (including notes thereto) included in the Interim Financials, (ii) incurred since April 20, 2003, in the ordinary course of business, or (iii) recorded as part of normal year end adjustments. Notwithstanding the foregoing, no representation and warranty is made pursuant to this Section 7.8.2 with respect to any matter that is specifically addressed by another representation or warranty contained in this Section 7 or any certificate or instrument delivered pursuant to this Agreement. As of the date hereof, except for such matters that would not have a Company Material Adverse Effect, (i) the receivables of the Business, either reflected on the Interim Financials or created subsequent to April 20, 2003 were created in the ordinary course of the Business, (ii) to the knowledge of Seller and subject to any reserves established therefor in the applicable financial statements, will be collected in accordance with their terms and at their recorded amounts, in accordance with the Business’ prior practices, and (iii) between April 20, 2003 and the date hereof, to the knowledge of Seller, neither Seller nor any of its Affiliates has (a) permitted or agreed to any extension in the time for payment of receivables relating to the Business other than in the ordinary course of business and consistent with past practice or (b) changed its policies or practices with respect to the extension of credit to customers of the Business other than in the ordinary course of business and consistent with past practice.

7.9	Conduct of Business Since April 20, 2003. Since April 20, 2003 and except for the transactions contemplated herein:

7.9.1	As of the date hereof, there has not been a Company Material Adverse Effect.

7.9.2	As of the date hereof, no event has occurred that would have been prevented by Section 9.1.1 if the terms of said Section had been in effect as of and after April 20, 2003.

7.9.3	Except for indebtedness owed by an Acquired Company to Seller or a subsidiary thereof (which will be released prior to Closing to the extent provided in the Seller Release), none of the Acquired Companies has incurred or assumed any indebtedness for borrowed funds or purchase money indebtedness, or assumed, guaranteed, endorsed or otherwise become liable or responsible (either directly, contingently or otherwise), for the obligations of any other Person, except in respect of such assumption, guarantees or endorsements for such amounts that are immaterial and incurred in the ordinary course of Business.

7.10	Taxes and Tax Returns.

(a)	With respect to the Acquired Companies; (i) all material Tax Returns required to be filed by them have been filed, (ii) all Taxes shown to be due on such returns have been paid or accrued, (iii) all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), have been paid or accrued. No Governmental Authority has asserted any material claim for Taxes, or to the Seller’s knowledge has threatened to assert any material claim for Taxes.

(b)	The statute of limitations has closed for all Tax Returns of the Acquired Companies.

(c)	All material Taxes required by law to be withheld or collected with respect to the Acquired Companies have been withheld or collected and paid to the appropriate Governmental Authorities (or are properly being held for such payment).

(d)	There are no liens for Taxes upon the material assets of the Acquired Companies (other than Liens for Taxes that are not yet due and payable).

(e)	None of the assets of the Acquired Companies are considered tax-exempt use property or tax-exempt bond financed property within the meaning of sections 168(g)(1)(B) or (C) of the Code.

(f)	To Seller’s knowledge, To-Ricos is an “existing credit claimant” within the meaning of Section 936(j)(9)(A)(i) of the Code. To-Ricos has had in effect an election under Section 936(a) of the Code during the ten taxable years ending immediately prior to the taxable year that includes the Closing Date. Such election has not been revoked during such ten year period.

(g)	All Tax Returns filed by To-Ricos with any Puerto Rican Governmental Authority are true and correct in all material respects.

(h)	To Seller’s knowledge, none of the Acquired Companies has a material taxable presence in any jurisdiction where they do not file a Tax Return.

(i)	The Acquired Companies have not made or become obligated to make, and will not as a result of the transactions contemplated hereby become obligated to make, any payments that could be nondeductible by reason of Section 280G (without regard to subsection (b)(4) thereof) or 162(m) of the Code, nor will any Acquired Company be required to “gross up” or otherwise compensate any individual because of the imposition of any excise tax on such a payment to the individual.

7.11	Intellectual Property. The Acquired Companies own, or possess adequate licenses or other rights to use (or will as of the Closing Date own or possess adequate licenses or other rights to use), all material Intellectual Property Rights currently used or necessary to conduct the Business as now operated by them. Without limitation to the foregoing, the Acquired Companies own (or will as of the Closing Date own) the trademarks and related Intellectual Property Rights described in Section 7.11 of the Seller Disclosure Schedule and those trademarks include the only material trademarks used in the Business (other than the Retained Intellectual Property). To the knowledge of Seller, and other than such infringements that would not have a Company Material Adverse Effect, (i) the Intellectual Property Rights of the Acquired Companies currently used to conduct the Business do not infringe upon any Intellectual Property Rights of others, and (ii) no third party is infringing on the Intellectual Property Rights of any of the Acquired Companies currently used to conduct the Business. For purposes of this Agreement, “Intellectual Property Right” means any trademark, service mark, trade name, mask work, copyright, patent, software license, data base, invention, trade secret, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

7.12	Actions and Proceedings. As of the date hereof, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Authority against any of the Acquired Companies other than those that would not have a Company Material Adverse Effect. As of the date hereof, there are no actions, suits or legal, administrative, regulatory or arbitration proceedings pending or, to the knowledge of Seller, threatened against any Acquired Company that, if adversely determined, would result, individually or in the aggregate, in a Company Material Adverse Effect. As of the date hereof, none of the Acquired Companies nor any property or asset of any of them is subject to (other than as apply to the poultry industry in general) or in violation of any order, executive order, writ, stay, decree, judgment, determination, award or injunction that could reasonably be expected to have a Company Material Adverse Effect.

7.13	Compliance with Laws. As of the date hereof, except for such matters that would not have a Company Material Adverse Effect, (i) each of the Acquired Companies holds, owns or possesses, and is in compliance with the terms of, all permits, licenses, exemptions, orders and approvals of all Governmental Authorities (other than Environmental Permits, which are exclusively provided for in Section 7.18) necessary for the conduct of their respective businesses and to own, lease and operate their respective properties (the “Company Permits”), (ii) with respect to the Company Permits, no action or proceeding is pending or, to the knowledge of Seller, threatened, by any Governmental Authority, (iii) the Business is being conducted in compliance with all applicable Laws, and (iv) no investigation or review by any Governmental Authority with respect to an Acquired Company is pending or, to the knowledge of Seller, threatened.

7.14	Material Contracts. The Seller Disclosure Schedule sets forth, as of the date hereof, a listing of all of the following written agreements to which any of the Acquired Companies is a party to or bound by: (a) employment agreement with an individual requiring payments of compensation in excess of

$50,000 per year; (b) consulting agreement with an individual requiring payments of compensation in excess of $50,000 per year; (c) material distributor agreement which is not terminable on ninety (90) days’ (or less) notice; (d) joint venture, partnership or similar contract or agreement or equity or debt investment agreements; (e) contracts which are terminable by the other party or parties thereto upon a change of control of an Acquired Company, other than such contracts the termination of which would not, individually or in the aggregate, have a Company Material Adverse Effect; (f) contracts or agreements that limit or purport to limit the ability of an Acquired Company to compete in any line of business or in any geographic area; (g) any contracts or agreements between or among any of the Acquired Companies, on the one hand, and Seller or its other Subsidiaries, on the other hand; (h) collective bargaining or labor agreements; (i) leases and licenses of, and options to purchase, real property pursuant to which an Acquired Company is required to pay or is entitled to receive (x) consideration in excess of $100,000 in any calendar year after December 31, 2002, or (y) consideration in excess of $200,000 in the aggregate over the remaining term of such lease; (j) agreements, notes, bonds, indentures or other instruments governing indebtedness for borrowed money, and any guarantee thereof or the pledge of any assets or other security therefor; (k) material requirements, “take or pay” or similar agreements relating to the Business; (l) material powers of attorney or agency agreements of the Business; (m) material feed ingredient contracts or commodity future contracts, option contracts or similar agreements of the Business, including without limitation, all such agreements that extend beyond sixty (60) days from the date hereof; (n) material agreements or arrangements establishing, creating or relating to any rebate, promotion, advertising coupon or other allowance of the Business; (o) material toll processing, co-packing or similar agreement; or (p) other contract, agreement or arrangement involving an estimated total future payment or payments in excess of $1,000,000 (other than one time purchase orders with respect to raw materials and one time sales contracts relating to the sale of inventory, each in the ordinary course of business). The contracts required to be so listed are referred to herein as the “Company Material Contracts.” With respect to all Company Material Contracts, (i) all such contracts are the valid and binding obligation of an Acquired Company in full force and effect, (ii) none of the Acquired Companies nor, to Seller’s knowledge, any other party to any such Company Material Contract is in material breach thereof, or default thereunder, and (iii) there does not exist under any provision thereof, or any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default, except for such breaches, defaults and events which in the case of clauses (i), (ii) and (iii) would not, individually or in the aggregate, have a Company Material Adverse Effect. Seller has made available to Buyer true and correct copies of all Company Material Contracts.

7.15	Related Party Transactions. The Seller Disclosure Schedule sets forth a description of all material services provided by Seller or its Affiliates to the Business, as well as a description of material sales or purchase relationships between any of the Acquired Companies, on the one hand, and Seller, Seller’s other Affiliates or, to the knowledge of Seller, the Acquired Companies’ salaried employees having base compensation in excess of $50,000, on the other hand.

7.16	Labor Relations.

7.16.1	Except as set forth in the Seller Disclosure Schedule, none of the Acquired Companies is a party to any collective bargaining agreement or other labor union contract applicable to any Company Employees.

7.16.2	Except for such matters as would not have a Company Material Adverse Effect, as of the date hereof, there are no (i) labor strikes, disputes, slowdowns, representation or certification campaigns or work stoppages with respect to Company Employees pending, or to Seller’s knowledge, threatened against or affecting the Business or any Acquired Company, (ii) grievance or arbitration proceedings, letter agreements or settlement agreements arising out of collective bargaining agreements to which an Acquired Company is a party, or (iii) unfair labor practice (within the meaning of the National Labor Relations Act or applicable state statute) complaints pending or, to Seller’s knowledge, threatened against an Acquired Company.

7.16.3	As of the date hereof, except for such matters as would not have a Company Material Adverse Effect, the Acquired Companies are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.

7.16.4	Except for such matters as would not have a Company Material Adverse Effect, as of the date hereof, there are, with respect to the Acquired Companies, no lawsuits or pending administrative matters before any federal, state or local courts or agencies regarding violations or alleged violations of any federal, state or local wage and hour law or any federal, state or local law with respect to discrimination or harassment on the basis of sex, age, race, color, creed, national origin, religion, disability or any other protected characteristics under such federal, state or local law or involving allegations by any employee concerning alleged discrimination or harassment based on “whistleblower” claims involving allegations of fraud, corporate misconduct, financial mismanagement, environmental compliance or similar claims asserted under federal, state or local laws.

7.16.5	To Seller’s knowledge, as of the date hereof, there is no activity involving any Company Employees seeking to certify a collective bargaining unit. To Seller’s knowledge, as of the date hereof, except as described in the Seller Disclosure Schedule, no executive, key employee, or group of employees has any plans to terminate employment with any Acquired Company.

7.17	Employee Plans. For purposes of this Section 7.17, and Sections 6 and 8.15, the term “Employee Plan” includes all pension, retirement, disability, medical, dental or other health insurance plans, sickness, disability, life insurance or other death benefit plans, profit sharing, deferred compensation, supplemental retirement plan, stock option, bonus or other incentive plans, stock purchase plans, vacation benefit plans, severance plans, employee assistance plans, or other employee benefit plans or arrangements, including, without limitation, any “pension plan” (“Pension Plan”) as defined in Section 3(2) of ERISA, and any “welfare plan,” as defined in Section 3(1) of ERISA, covering: (i) for purposes of this Section 7.17 and Section 6, the Company Employees, former employees, or their dependents, survivors or beneficiaries whether or not legally binding and for which Seller, its Affiliates or any of the Acquired Companies could reasonably have any Liabilities and (ii) for purposes of Section 8.15, Buyer’s employees, former employees, or their dependents, survivors or beneficiaries whether or not legally binding and for which Buyer and its Affiliates could reasonably have any Liabilities. “Employee Plan” shall not include any government sponsored employee benefit arrangements. Except as reflected in the Seller Disclosure Schedule or as would not have, individually or in the aggregate, a Company Material Adverse Effect:

7.17.1	The Seller Disclosure Schedule identifies all of the Employee Plans.

7.17.2	The Seller, the Acquired Companies, each Employee Plan, and the administrator and fiduciaries of each Employee Plan have complied in all material respects with all applicable legal requirements governing each Employee Plan including, but not limited to, the Code, ERISA, HIPAA and the changes made under the Sarbanes-Oxley Act of 2002. No lawsuits or complaints to, or by, any Person are pending with respect to any Employee Plan.

7.17.3	No Employee Plan is currently under audit, examination or investigation by any government agency, including but not limited to the IRS, the SEC or the DOL.

7.17.4	To the best of Seller’s knowledge, neither Seller, its Affiliates, the Acquired Companies, an Employee Plan, nor an administrator or fiduciary of any Employee Plan has taken any action, or failed to take any action, that could subject it or him or her or any other Person to any liability for any excise tax, fine or other penalty under applicable laws or for breach of fiduciary duty under ERISA or the Code with respect to or in connection with any Employee Plan.

7.17.5	Neither Seller, their Affiliates, the Acquired Companies, an Employee Plan, an administrator or fiduciary of any Employee Plan, nor any other Person has any liability to any Employee Plan participant, beneficiary or other Person under any provision of ERISA, the Code or any other applicable law by reason of any payment of benefits or other amounts or failure to pay benefits or any other amounts, or by reason of any credit or failure to give credit for any benefits or rights (such as, but not limited to, vesting rights) with respect to benefits under or in connection with any Employee Plan. Neither Seller, their Affiliates nor any of the Acquired Companies is in arrears with respect to any contributions under or premiums payable for any Employee Plan.

7.17.6	Each Pension Plan is qualified under Section 401(a) of the Code, and the trust or trusts maintained in connection with such Pension Plan is or are exempt from tax under Section 501(a) of the Code. A favorable IRS determination letter as to the qualification under the Code has been received for each such Pension Plan and its related trust or trusts and has been, or will be, timely amended for the recent tax changes commonly referred to as “GUST,” since the date of such determination letter there are no circumstances that are likely to adversely affect the qualification of such Pension Plans, and each such Pension Plan has been, or will be, timely amended to comply with the provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001.

7.17.7	The Acquired Companies are not and have not at any time during the last six (6) years been a participating employer in or has contributed to any multiemployer plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”), or incurred any withdrawal liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan that has not been satisfied in full or has any potential withdrawal liability.

7.17.8	None of the Pension Plans have incurred an “accumulated funding deficiency” as defined in Section 412 of the Code, whether or not waived. Seller has no knowledge with respect to any Multiemployer Plan covering Company Employees that has incurred an accumulated funding deficiency to which it or the Acquired Companies are contributing.

7.17.9	No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Acquired Companies either directly or indirectly with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(14) of ERISA.

7.17.10	All accrued obligations of the Acquired Companies for payments by it to trust or other funds or to any governmental or administrative agency, with respect to pension benefits, unemployment compensation benefits, social security benefits or any other benefits for employees of the Acquired Companies have been paid or adequate accruals therefore have been made in the Financial Statements, and none of the foregoing has been rendered not due by reason of any extension, whether at the request of any of the Acquired Companies or otherwise.

7.17.11	The Acquired Companies are in material compliance with the requirements of Sections 162(k) (to the extent applicable prior to its amendment by the Technical and Miscellaneous Revenue Act of 1988) and 4980B of the Code and Section 601 of ERISA and no event or condition exists with respect to any welfare plan that could subject the Acquired Companies to any tax under the foregoing sections of the Code and ERISA.

7.17.12

With respect to each Employee Plan, except for Employee Plans for which Seller is the plan sponsor as of the Closing Date, Seller has delivered to Buyer complete and correct copies of the following documents, as applicable: (i) the most recent (and prior two (2) years’) annual report (Form 5500) together with 3 years’ schedules, as required, filed with the IRS or DOL, and any financial statements and opinions required by Section 103(a)(3) of ERISA or, for each “top-hat” plan, a copy of all filings with the DOL; (ii) the most recent determination letter issued by the IRS; (iii) plan documents, including amendments, trust agreement and the most recent summary plan description and all modifications; and (iv) the most recent actuarial valuation, study or estimate of any retiree medical, life insurance or supplemental retirement benefits plan. Notwithstanding the preceding, Seller shall not be required to provide Form 5500’s and related schedules which Seller does not have with respect to the Chattanooga Plan.

7.17.13	Neither Seller, its Affiliates, nor any of the Acquired Companies has any obligation to provide post-retirement medical or other benefits to the Company Employees or former employees of the Acquired Companies or their survivors, dependents and beneficiaries, except as may be required by Section 4980B of the Code or Part 6 of Title I of ERISA or applicable state medical benefits continuation law, and Seller, its Affiliates and the Acquired Companies may terminate any such post-retirement medical or other benefits upon thirty (30) days’ notice or less without any liability therefore.

7.17.14	Seller and the Acquired Companies have no obligation to any former employee, or any Company Employee under any Employee Plan or otherwise, other than as disclosed in the Seller Disclosure Schedule to this Section 7.17, and any Employee Plan may be terminated as of or after the Closing Date without resulting in any liability to Buyer for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

7.18	Environmental. Except for immaterial items and except for items reflected in any Environmental Site Assessments or in the Seller Disclosure Schedule, as of the date hereof:

(a)	The Acquired Companies possess all environmental, health and safety permits, licenses and governmental authorizations (collectively, “Environmental Permits”) necessary under applicable Environmental Laws to conduct their business and operations as currently conducted.

(b)	The Acquired Companies are, and at all times have been, in compliance with and have not been and are not in violation of or liable under any applicable Environmental Laws and Environmental Permits, and none of the Acquired Companies has received any written communication from any Person that alleges that any of the Acquired Companies is not in such compliance.

(c)	There are no Environmental Claims pending or, to Seller’s knowledge, threatened, against any of the Acquired Companies, in either case arising out of (i) any real property currently or formerly owned, leased or operated by any of the Acquired Companies, (ii) any current or former operations of any of the Acquired Companies, or (iii) any other properties and assets (whether real, personal or mixed) in which any of the Acquired Companies has or had an interest.

(d)	None of the Acquired Companies has retained, or assumed, either contractually or by operation of law, any liabilities of which Seller has knowledge arising under applicable Environmental Laws or Environmental Permits.

(e) (i)	“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (in each case in writing) by any Person, alleging noncompliance, violation or potential liability (including potential responsibility or liability for costs of enforcement, investigation, cleanup, governmental response, removal or remediation, for natural resources damages, property damage, personal injuries or penalties or for contribution, indemnification, cost recovery, compensation or injunctive relief) arising out of, or related to (x) the presence, Release or threatened Release of any Hazardous Materials, or (y) circumstances forming the basis of any violation or alleged violation of, or liability under, any Environmental Law or Environmental Permit.

(ii)	“Environmental Laws” mean all foreign, federal, state and local laws, rules, regulations, orders, decrees, common law, judgments or binding agreements existing as of the date hereof issued, promulgated or entered into by or with any Governmental Authority, relating to pollution, the environment (including ambient air, surface water, groundwater, soil, land surface or subsurface strata and any other similar medium or natural resource) or protection of human health as it relates to the environment, including laws and regulations relating to Releases or threatened Releases of Hazardous Materials, the prevention or reduction to acceptable levels the Release of Hazardous Materials into the Environment, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, transport, handling of or exposure to Hazardous Materials. “Environmental Laws” shall also include, but not by way of limitation, the U.S. Comprehensive Environmental Response, Compensation and Liability Act (CERCLA).

(iii)	“Hazardous Materials” means: (x) any petroleum or petroleum products, derivatives, fractions or wastes, radioactive materials, wastes or mixtures, asbestos-containing materials and polychlorinated biphenyls; and (y) any other chemical, material, substance or waste the generation, manufacture, processing, distribution, possession, use, treatment, storage or Release of which is prohibited, limited or regulated under any applicable Environmental Law, or defined, designated or classified as hazardous, toxic, a pollutant or a contaminant under any applicable Environmental Law.

(iv)	“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, soil, land surface or subsurface strata, any other similar medium or natural resource) or within any building, structure or facility.

(f)	This Section 7.18 contains the exclusive representations and warranties of Seller with regard to Environmental Claims, Environmental Laws, Environmental Permits and any other environmental matters in this Agreement.

7.19	Sufficiency of Assets. Except for the services to be provided pursuant to the Transition Services Agreement, and except for the assets, systems and personnel utilized by Seller or its Affiliates to provide the services pursuant to the Transition Services Agreement, upon consummation of the transactions contemplated under this Agreement, the Acquired Companies, collectively, shall have in all material respects all the personnel, assets, properties, agreements, licenses and services necessary and presently utilized to conduct the Business as presently conducted. Upon consummation of the transactions contemplated by this Agreement, the Acquired Companies will have good and, in the case of real property, marketable title to all material properties, material agreements, material licenses and other material assets owned by Seller and its Affiliates and utilized exclusively in the Business, except for Intellectual Property Rights, which are covered by the representations in Section 7.11, and will have all of the books, records, correspondence, files, customer and vendor lists, sales materials and other data used by Seller’s management team based out of Duluth, Georgia or primarily relating to the Business.

7.20	Absence of Liens. Except for assets disposed of in the ordinary course of business, each of the Acquired Companies has valid title to or a valid leasehold in, or a contractual or common law right to use, each item of tangible personal property used in the conduct of the Business, free and clear of any Encumbrances, other than Permitted Encumbrances and Encumbrances described in Section 7.21 of the Seller Disclosure Schedule.

7.21	Real Estate.

(a)	The Seller Disclosure Schedule sets forth a list and description of all material real property owned in fee by the Acquired Companies (the “Owned Real Property”). With respect to each such parcel of Owned Real Property:

(i)	an Acquired Company has good and marketable title to the parcel of Owned Real Property, free and clear of any Encumbrance, except for Permitted Encumbrances and Encumbrances described in Section 7.21 of the Seller Disclosure Schedule;

(ii)	as of the date hereof, there are no pending or, to Seller’s knowledge, threatened condemnation, expropriation, eminent domain or other similar proceedings, lawsuits or administrative actions relating to the Owned Real Property which materially and adversely affect the current use or occupancy thereof;

(iii)	there are no outstanding written or, to Seller’s knowledge, oral rights, agreements, options or rights of first refusal to purchase the parcel of Owned Real Property, or any portion thereof or interest therein, which have been granted to any other Person;

(iv)	to Seller’s knowledge, there are no parties (other than the Acquired Companies) in possession of or holding any rights to take possession of the parcel of Owned Real Property; and

(v)	except for any matter which would not materially adversely affect the current use of a parcel of Owned Real Property, to Seller’s knowledge, (a) the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately, (b) the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to “permitted non-conforming use” or “permitted non-conforming structure” classifications), and do not encroach on any easement which may burden the land, (c) the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and (d) the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained.

(b)	The Seller Disclosure Schedule sets forth a list and description of all material real property leased or subleased to the Acquired Companies. Seller has delivered to Buyer correct and complete copies of the leases and subleases listed in the Seller Disclosure Schedule. With respect to each such lease and sublease, except as disclosed in the Seller Disclosure Schedule:

(i)	to Seller’s knowledge, such lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

(ii)	to Seller’s knowledge, such lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(iii)	as of the date hereof, none of the Acquired Companies nor, to Seller’s knowledge, any other party to the lease or sublease is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

(iv)	to Seller’s knowledge, no party to the lease or sublease has repudiated any provision thereof;

(v)	as of the date hereof, there are no material disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

(vi)	to Seller’s knowledge, with respect to each sublease, the representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease; and

(vii)	none of the Acquired Companies has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold.

7.22	Brokers and Finders. Except for Gleacher & Co., Seller has not employed any investment banker, broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement.

7.23	Inventory. Except for such matters that would not have a Company Material Adverse Effect, to Seller’s knowledge, the inventory of the Acquired Companies consists of live, raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to applicable reserves. Since April 20, 2003, the inventory of the Acquired Companies has been maintained in all material respects at levels in the ordinary course of business. The inventory of the Acquired Companies existing on the date of the Interim Financials was recorded on the Interim Financials at the lower of its cost or its market value consistent with poultry industry practices.

7.24	Customers. The Seller Disclosure Schedule sets forth a list of (a) as of the end of the Acquired Companies’ three (3) fiscal years ended May 27, 2001, May 26, 2002 and May 25, 2003, respectively, the Business’ top 25 customers determined by chicken product sales during such year (the “Major Customers”) and (b) for the Acquired Companies’ fiscal year ended May 25, 2003, by facility, the amount of revenue and type of product generating such revenue attributable to sales by the Business to operations of Seller that do not constitute the Business (including the Retained Business). Seller has previously provided to Buyer a schedule of each of the Business’ long-term pricing commitments for the Major Customers for the fiscal year ending May 30, 2004 in effect as of the date of this Agreement, and no material reduction in any such commitment has occurred between February 23, 2003 and the date of this Agreement. Except as indicated in the Seller Disclosure Schedule, none of the Business’ top 25 customers, determined by outstanding receivables as of February 23, 2003, has terminated or materially altered its relationship with the Acquired Companies between February 23, 2003 and the date of this Agreement, or, to Seller’s knowledge, threatened to do so or otherwise notified any Acquired Company of its intention to do so, and there has been no material dispute with any of such customers between February 23, 2003 and the date of this Agreement.

7.25	No Other Business. As of the Closing, the Acquired Companies will not have (a) any material amount of assets or Liabilities that do not primarily relate to the Business or (b) any employees that have not historically spent substantially all of their time performing services for the Business

7.26	OSHA Matters. As of the date hereof, there are no pending citations against the Acquired Companies under any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, or any program, whether government or private, designed to provide safe and healthful working conditions, including the Occupational Safety and Health Act (OSHA) (collectively, “OSHA Laws”) or state equivalent other than those that would not have a Company Material Adverse Effect. As of the date hereof, to Seller’s knowledge, none of the Acquired Companies is in violation of any OSHA Laws that could reasonably be expected to have a Company Material Adverse Effect. This Section 7.26 contains the exclusive representations and warranties of Seller with regard to OSHA Laws, and any violation thereof or other matter related thereto, in this Agreement.

8. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as set forth below. Such representations and warranties are made subject to those matters set forth in the Buyer Disclosure Schedule dated as of the date hereof and delivered as a separate document (the “Buyer Disclosure Schedule”) in the manner provided for in the introductory paragraph of the Buyer Disclosure Schedule and those matters set forth in the schedules are subject to the terms of Section 14.11.

8.1	Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power and authority to carry on its business as it is now being conducted. Buyer is qualified to conduct business in all jurisdictions in which such qualification or authorization is required or necessary, except for those jurisdictions in which failure to be so qualified or authorized has not had and will not have a Buyer Material Adverse Effect.

8.2	Certificate and By-Laws. Buyer has previously made available to Seller complete and correct copies of Buyer’s Charter Documents. Except for the amendment to Buyer’s certificate of incorporation contemplated by Section 9.2.1, such Charter Documents have not been further amended and are in full force and effect. The Buyer Disclosure Schedule contains a complete and accurate list of all officers and directors of Buyer and its Subsidiaries.

8.3	Capitalization. The authorized capital stock of Buyer consists solely of (i) 100,000,000 shares of Class A Common Stock, par value $.01 per share, constituting Buyer Class A Common Stock, (ii) 60,000,000 shares of Class B Common Stock, $.01 par value, constituting Buyer Class B Common Stock, and (iii) 5,000,000 shares of Preferred Stock. The Buyer Class A Common Stock, together with Buyer Class B Common Stock, is referred to as the “Buyer Capital Stock.” As of March 29, 2003, 13,523,429 shares of Buyer Class A Common Stock were issued and outstanding, 27,589,250 shares of Buyer Class B Common Stock were issued and outstanding, no shares of Buyer’s Preferred Stock were issued and outstanding, and no shares of Buyer Capital Stock or Buyer’s Preferred Stock were reserved for issuance upon the exercise of outstanding options to purchase Buyer Capital Stock. Buyer’s Class A Common Stock is duly listed for trading on the New York Stock Exchange and trades independently of and from Buyer’s Class B Common Stock.

8.4	Corporate Authorization; Binding Effect.

(a)	Buyer has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by Buyer have been duly authorized by its Board of Directors. This Agreement constitutes, and the Ancillary Agreements when executed by Buyer will constitute, the valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity.

(b)	Prior to the execution and delivery of this Agreement, the Board of Directors of Buyer (at a meeting duly called and held) has (i) approved this Agreement and the transactions contemplated hereby, (ii) approved the issuance of the Shares to Seller in accordance with this Agreement, (iii) directed and authorized a meeting of the stockholders of Buyer for the purpose of approving the issuance of the Shares, and (iv) determined that the transactions contemplated hereby are fair to and in the best interests of the holders of Buyer Capital Stock.

(c)	Except as contemplated in Section 8.4(b), no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby.

8.5	Effect of Agreement. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the lapse of time or both, assuming compliance with the matters referred to in Section 8.6, (a) violate any Law to which Buyer is subject; (b) violate any judgment, order, writ or decree of any court applicable to Buyer; (c) conflict with or result in the violation of any provision of Buyer’s Charter Documents, or (d) result in any violation of, or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer or any of its Subsidiaries is bound or affected, or result in the creation of any Encumbrance upon any of the properties or assets of Buyer or any of its Subsidiaries, other than any such violation, conflict, default, right, loss, cancellation or acceleration, or Encumbrance that, individually or in the aggregate, would not have a material adverse effect on the business, operations, financial condition, results of operations, or capitalization of Buyer or on the ability of Seller or Buyer to consummate the transactions contemplated by this Agreement.

8.6	Government Authorization. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to Buyer or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Buyer or is necessary for the consummation of the transactions contemplated hereby except: (i) in connection, or in compliance, with the provisions of the Securities Act, the Exchange Act and any applicable state securities or “blue sky” law, (ii) under the HSR Act, (iii) in connection, or in compliance with the provisions of federal, state and local tax laws, and (iv) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to obtain or make would not have a material adverse effect on the business, operations, financial condition, results of operations or capitalization of Buyer, or prevent the consummation of the transactions contemplated hereby.

8.7	No Options, Warrants, Rights. Buyer does not have outstanding Equity Securities other than the Buyer Capital Stock. Neither Buyer nor any of its Subsidiaries has any outstanding commitments to issue or sell any Equity Securities, and no securities or obligations evidencing any such right are outstanding. There are no outstanding obligations, written or otherwise, of Buyer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Buyer Capital Stock. There are no preemptive rights in respect of any Buyer Capital Stock. Neither Buyer nor any of its Subsidiaries owns any Equity Securities of any Person other than its Subsidiaries. Buyer is not a party to any agreements, arrangements or understandings with respect to the voting, transfer or assignment of the Buyer Capital Stock.

8.8	Subsidiaries.

8.8.1	Buyer’s Subsidiaries and their respective jurisdictions of incorporation are identified on the Buyer Disclosure Schedule. Each Subsidiary of Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and each has the corporate power to own, operate and lease its properties and to carry on its business as now being conducted. Each Subsidiary of Buyer is qualified to conduct its business in all jurisdictions in which such qualification or authorization is required, except for those jurisdictions in which failure to be so qualified or authorized would not have a Buyer Material Adverse Effect.

8.8.2	Except as identified on the Buyer Disclosure Schedule, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary of Buyer, is owned by Buyer, free and clear of all claims, options, charges and Encumbrances, and all of the outstanding shares of capital stock or other equity interests of each Subsidiary of Buyer are validly issued, fully paid and nonassessable.

8.9	Conduct of Business Since March 29, 2003. Since March 29, 2003 and except for transactions contemplated herein or set forth on the Buyer Disclosure Schedule:

8.9.1	There has not been a Buyer Material Adverse Effect.

8.9.2	No event has occurred that would have been prevented by Section 9.2.1 if the terms of said Section had been in effect as of and after March 29, 2003.

8.9.3	Neither Buyer nor any of its Subsidiaries has incurred or assumed any indebtedness for borrowed funds or purchase money indebtedness, or assumed, guaranteed, endorsed or otherwise become liable or responsible (either directly, contingently or otherwise) for the obligations of any other Person, except in respect of such assumption, guarantees or endorsements for such amounts that are incurred in the ordinary course of Buyer’s business.

8.10	SEC Documents and Other Reports. Buyer has filed all documents required to be filed by it and its Subsidiaries with the SEC since September 28, 2000 (the “Buyer SEC Documents”). As of their respective dates, or if amended as of the date of the last such amendment, the Buyer SEC Documents complied, and all documents required to be filed by Buyer with the SEC after the date hereof and prior to the Effective Time (“Subsequent Buyer SEC Documents”) will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder. The consolidated financial statements (including related notes) of Buyer included in the Buyer SEC Documents fairly present in all material respects, and the consolidated financial statements (including related notes) of Buyer included in the Subsequent Buyer SEC Documents will fairly present in all material respects, the consolidated financial position of Buyer and its consolidated Subsidiaries, as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act and the rules and regulations promulgated thereunder) in conformity with GAAP (except in the case of the unaudited statements) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Since September 28, 2002, Buyer has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as may be required by GAAP or disclosed in the Buyer SEC Documents. Except for such matters that would not have a Buyer Material Adverse Effect, (i) the receivables of Buyer, as reflected on the latest financial statements included in the Buyer SEC Documents or created subsequent to the date of such financial statements were created in the ordinary course of Buyer’s business, (ii) to the knowledge of Buyer and subject to any reserves established therefor in such financial statements, will be collected in accordance with their terms and at their recorded amounts, in accordance with Buyer’s prior practices, and (iii) between the date of such financial statements and the date hereof, to the knowledge of Buyer, neither Buyer nor any of its Affiliates has (a) permitted or agreed to any extension in the time for payment of receivables relating to its business other than in the ordinary course of business and consistent with past practice or (b) changed its policies or practices with respect to the extension of credit to customers of Buyer other than in the ordinary course of business and consistent with past practice.

8.11	Actions and Proceedings. There are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Authority against Buyer or any of its Subsidiaries other than those that would not have a Buyer Material Adverse Effect. Except as disclosed in the SEC Documents filed prior to the date hereof, there are no actions, suits or legal, administrative, regulatory or arbitration proceedings pending or, to the knowledge of Buyer, threatened against Buyer or any of its Subsidiaries that, if adversely determined, would result, individually or in the aggregate, in a Buyer Material Adverse Effect. Neither Buyer nor any of its Subsidiaries nor any property or asset of Buyer or any of its Subsidiaries is subject to (other than as apply to the poultry industry in general) or in violation of any order, executive order, writ, stay, decree, judgment, determination, award or injunction that could reasonably be expected to have a Buyer Material Adverse Effect.

8.12	Compliance with Laws. Except for such matters that would not have a Buyer Material Adverse Effect, (i) Buyer holds, owns or possesses, and is in compliance with the terms of, all permits,

licenses, exemptions, orders and approvals of all Governmental Authorities (other than Environmental Permits, which are exclusively provided for in Section 8.16) necessary for the conduct of its businesses and to own, lease and operate its properties (the “Buyer Permits”), (ii) with respect to the Buyer Permits, no action or proceeding is pending or, to the knowledge of Buyer, threatened by any Governmental Authority, (iii) Buyer’s business is being conducted in compliance with all applicable Laws, and (iv) no investigation or review by any Governmental Authority with respect to Buyer is pending or, to the knowledge of Buyer, threatened, in each case, other than disclosed on the Buyer Disclosure Schedule.

8.13	Material Contracts. The Buyer Disclosure Schedule sets forth, as of the date hereof, a listing of all of the following written (or, to the knowledge of Buyer, oral) agreements to which Buyer or any of its Subsidiaries is a party to or bound by: (a) employment agreement with an individual requiring payments of compensation in excess of $50,000 per year; (b) consulting agreement with an individual requiring payments of compensation in excess of $50,000 per year; (c) material distributor agreement which is not terminable on ninety (90) days’ (or less) notice; (d) joint venture, partnership or similar contract or agreement or equity or debt investment agreements; (e) contracts which are terminable by the other party or parties thereto upon a change of control of Buyer, other than such contracts the termination of which would not, individually or in the aggregate, have a Buyer Material Adverse Effect; (f) contracts or agreements that limit or purport to limit the ability of Buyer or any of its Subsidiaries to compete in any line of business or in any geographic area; (g) collective bargaining or labor agreements; (h) leases of real property pursuant to which Buyer or any of its Subsidiaries is entitled to receive (x) consideration in excess of $100,000 in any calendar year after December 31, 2002, or (y) consideration in excess of $200,000 in the aggregate over the remaining term of such lease; (i) agreements, notes, bonds, indentures or other instruments governing indebtedness for borrowed money, and any guarantee thereof or the pledge of any assets or other security therefore; (j) material requirements, “take or pay” or similar agreements; (k) material powers of attorney or agency agreements; (l) material feed ingredient contracts or commodity future contracts, option contracts or similar agreements, including without limitation, all such agreements that extend beyond sixty (60) days from the date hereof; (m) material agreements or arrangements establishing, creating or relating to any rebate, promotion, advertising coupon or other allowance; (n) material toll processing, co-packing or similar agreement; or (o) other contract, agreement or arrangement, involving an estimated total future payment or payments in excess of $1,000,000 (other than one time purchase orders with respect to raw materials and one time sales contracts relating to the sale of inventory, each in the ordinary course of business). The contracts required to be so listed are referred to herein as the “Buyer Material Contracts.” With respect to all Buyer Material Contracts, (i) all such contracts are the valid and binding obligations of Buyer in full force and effect, (ii) neither Buyer nor any of its Subsidiaries nor, to Buyer’s knowledge, any other party to any such Buyer Material Contract is in breach thereof, or default thereunder, and (iii) there does not exist under any provision thereof, or any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default except for such breaches, defaults and events which in the case of clauses (i), (ii) and (iii) would not, individually or in the aggregate, have a Buyer Material Adverse Effect. Buyer has made available to Seller true and correct copies of all Buyer Material Contracts.

8.14	Labor Relations.

8.14.1	Except as set forth in the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Buyer or any of its Subsidiaries.

8.14.2	Except for such matters as would not have a Buyer Material Adverse Effect, there are no (i) labor strikes, disputes, slowdowns, representation or certification campaigns or work stoppages pending, or to Buyer’s knowledge, threatened against or affecting Buyer or any of its Subsidiaries, (ii) grievance or arbitration proceedings, letter agreements or settlement agreements arising out of collective bargaining agreements to which Buyer or any of its Subsidiaries is a party, or (iii) unfair labor practice (within the meaning of the National Labor Relations Act or applicable state statute) complaints pending or, to Buyer’s knowledge, threatened against Buyer or any of its Subsidiaries.

8.14.3	Except for such matters as would not have a Buyer Material Adverse Effect, Buyer and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.

8.14.4	Except for such matters as would not have a Buyer Material Adverse Effect, there are, with respect to Buyer and its Subsidiaries, no lawsuits or pending administrative matters before any federal, state or local courts or agencies regarding violations or alleged violations of any federal, state or local wage and hour law or any federal, state or local law with respect to discrimination or harassment on the basis of sex, age, race, color, creed, national origin, disability, religion or any other protected characteristics under such federal, state or local law or involving allegations by any employee concerning alleged discrimination or harassment based on “whistleblower” claims involving allegations of fraud, corporate misconduct, financial mismanagement, environmental compliance or similar claims asserted under federal, state or local laws.

8.14.5	To Buyer’s knowledge, as of the date hereof, there is no activity involving any employees seeking to certify a collective bargaining unit. To Buyer’s knowledge, as of the date hereof, except as described in the Buyer Disclosure Schedule, no executive, key employee, or group of employees has any plans to terminate employment with Buyer or its Subsidiaries.

8.15	Employee Plans. Except as reflected in the Buyer Disclosure Schedule or as would not have, individually or in the aggregate, a Buyer Material Adverse Effect:

8.15.1	The Buyer Disclosure Schedule sets forth the Employee Plans maintained by Buyer or any Subsidiary of Buyer.

8.15.2	Buyer, each Employee Plan, and the administrator and fiduciaries of each Employee Plan have complied in all material respects with all applicable legal requirements governing each Employee Plan, including, but not limited to, the Code, ERISA, HIPAA and the changes made under the Sarbanes-Oxley Act of 2002. No lawsuits or complaints to, or by, any Person are pending with respect to any Employee Plan.

8.15.3	No Employee Plan is currently under audit, examination or investigation by any government agency, including but not limited to the IRS, the SEC or the DOL.

8.15.4	To the best of Buyer’s knowledge, neither Buyer, its Affiliates, an Employee Plan, nor an administrator or fiduciary of any Employee Plan has taken any action, or failed to take any action, that could subject it or him or her or any other Person to any liability for any excise tax, fine or other penalty under applicable laws or for breach of fiduciary duty under ERISA or the Code with respect to or in connection with any Employee Plan.

8.15.5	Neither Buyer, its Affiliates, an Employee Plan, an administrator or fiduciary of any Employee Plan, nor any other Person has any liability to any Employee Plan participant, beneficiary or other Person under any provision of ERISA, the Code or any other applicable law by reason of any payment of benefits or other amounts or failure to pay benefits or any other amounts, or by reason of any credit or failure to give credit for any benefits or rights (such as, but not limited to, vesting rights) with respect to benefits under or in connection with an Employee Plan. Neither Buyer nor its Affiliates is in arrears with respect to any contributions under or premiums payable for any Employee Plan.

8.15.6	Each funded Employee Plan that is a Pension Plan is qualified under Section 401(a) of the Code, and the trust or trusts maintained in connection with such Employee Plan is or are exempt from tax under Section 501(a) of the Code. A favorable IRS determination letter as to the qualification under the Code has been received for each such Pension Plan.

A favorable IRS determination letter as to the qualification under the Code has been received for each such Pension Plan and its related trust or trusts and has been or will be timely amended for the recent tax changes commonly referred to as “GUST”, since the date of such determination letter there are not circumstances that are likely to adversely affect the qualification of such Pension Plans, and each such Pension Plan has been or will be timely amended to comply with the provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001.

8.15.7	Buyer is not a participating employer in any Multiemployer Plan (as defined in Section 3(37) of ERISA).

8.15.8	No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Buyer of its Affiliates either directly or indirectly with respect to any ongoing, frozen or terminated “single employer plan”, within the meaning of Section 4001(a)(14) of ERISA.

8.15.9	All accrued obligations of Buyer or its Affiliates for payments by it to trust or other funds or to any governmental or administrative agency, with respect to pension benefits, unemployment compensation benefits, social security benefits or any other benefits for employees of Buyer and its Affiliates have been paid or adequate accruals therefore have been made in Buyer’s financial statements, and none of the foregoing has been rendered not due by reason of any extension, whether at the request of any of Buyer, its Affiliates or otherwise.

8.15.10	Buyer and its Affiliates are in material compliance with the requirements of Sections 162(k) (to the extent applicable prior to its amendment by the Technical and Miscellaneous Revenue Act of 1988) and 4980B of the Code and Section 601 of ERISA and no event or condition exists with respect to any welfare plan that could subject Buyer or its Affiliates to any tax under the foregoing sections of the Code and ERISA.

8.15.11	Neither Buyer nor its Affiliates has any obligation to provide post-retirement medical or other benefits, except as may be required by Section 4980B of the Code or Part 6 of Title I of ERISA or applicable state medical benefits continuation law, and Buyer and its Affiliates may terminate any such post-retirement medical or other benefits upon thirty (30) days’ notice or less without any liability therefore.

8.16	Environmental. Except as reflected in any environmental site assessments made available to Seller, as are immaterial, or as reflected in the Buyer Disclosure Schedule:

(a)	Buyer and its Subsidiaries possess all Environmental Permits necessary under applicable Environmental Laws to conduct their business and operations as currently conducted.

(b)	Buyer and its Subsidiaries are, and at all times have been, in compliance with and have not been and are not in violation of or liable under any applicable Environmental Laws and Environmental Permits, and none of Buyer and its Subsidiaries has received any written communication from any Person that alleges that Buyer and its Subsidiaries is not in such compliance.

(c)	There are no Environmental Claims pending or, to Buyer’s knowledge, threatened, against any of Buyer and its Subsidiaries in either case arising out of (i) any real property currently or formerly owned, leased or operated by any of Buyer and its Subsidiaries, (ii) any current or former operations of any of Buyer and its Subsidiaries, or (iii) any other properties and assets (whether real, personal or mixed) in which any of Buyer and its Subsidiaries has or had an interest.

(d)	None of Buyer and its Subsidiaries has retained, or assumed, either contractually or by operation of law, any liabilities of which Buyer has knowledge arising under applicable Environmental Laws or Environmental Permits.

(e)	This Section 8.16 contains the exclusive representations and warranties of Buyer with regard to Environmental Claims, Environmental Laws, Environmental Permits and any other environmental matters in this Agreement.

8.17	Absence of Liens. Except for assets disposed of in the ordinary course of business, Buyer and each of its Subsidiaries has valid title to or a valid leasehold in, or a contractual or common law right to use, each item of tangible personal property used in the conduct of Buyer’s business free and clear of any Encumbrances, other than Permitted Encumbrances and Encumbrances described in Section 8.17 of the Buyer Disclosure Schedule.

8.18	Real Estate.

(a)	The Buyer Disclosure Schedule sets forth a list and description of all material real property owned in fee by Buyer or any of its Subsidiaries (the “Buyer Owned Real Property”). With respect to each such parcel of Buyer Owned Real Property:

(i)	Buyer or any of its Subsidiaries has good and marketable title to the parcel of Buyer Owned Real Property, free and clear of any Encumbrance, except for Permitted Encumbrances and Encumbrances described in Section 8.18(a)(i) of the Buyer Disclosure Schedule;

(ii)	there are no pending or, to Buyer’s knowledge, threatened condemnation, expropriation, eminent domain or other similar proceedings, lawsuits or administrative actions relating to the Buyer Owned Real Property which materially and adversely affect the current use or occupancy thereof;

(iii)	there are no outstanding written or, to Buyer’s knowledge, oral rights, agreements, options or rights of first refusal to purchase the parcel of Buyer Owned Real Property, or any portion thereof or interest therein, which have been granted to any other Person;

(iv)	to Buyer’s knowledge, except as described in Section 8.18(a)(iv) of the Buyer Disclosure Schedule, there are no parties (other than Buyer or any of its Subsidiaries) in possession of or holding any rights to take possession of the parcel of Buyer Owned Real Property; and

(v)	except for any matter which would not materially adversely affect the current use of a parcel of Buyer Owned Real Property, to Buyer’s knowledge, (a) the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately, (b) the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to “permitted non-conforming use” or “permitted non-conforming structure” classifications), and do not encroach on any easement which may burden the land, (c) the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and (d) the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained.

(b)	The Buyer Disclosure Schedule sets forth a list and description of all material real property leased or subleased to Buyer or any of its Subsidiaries. Buyer has made available to Seller correct and complete copies of the leases and subleases listed in the

Buyer Disclosure Schedule. With respect to each such lease and sublease, except as disclosed in the Buyer Disclosure Schedule:

(i)	to Buyer’s knowledge, such lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

(ii)	to Buyer’s knowledge, such lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(iii)	neither Buyer, its Subsidiaries, nor, to Buyer’s knowledge, any other party to the lease or sublease is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

(iv)	to Buyer’s knowledge, no party to the lease or sublease has repudiated any provision thereof;

(v)	there are no material disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

(vi)	to Buyer’s knowledge, with respect to each sublease, the representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease; and

(vii)	neither Buyer nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold.

8.19	Proxy Statement. The proxy statement to be distributed in connection with Buyer’s meeting of stockholders to vote upon the issuance of the Shares pursuant to this Agreement (the “Proxy Statement”) will comply as to form in all material respects with the applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, Buyer makes no representation with respect to any statement in the foregoing documents based upon information about Seller or the Acquired Companies supplied by Seller for inclusion therein.

8.20	Brokers and Finders. Except for Credit Suisse First Boston LLC and Houlihan Lokey Howard & Zukin Financial Advisors, Inc., Buyer has not employed any investment banker, broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement.

8.21	Financing. Buyer has obtained all financing, bank consents and bank authorizations necessary to consummate the transactions contemplated hereunder as long as the Purchase Price does not exceed $600,000,000.

8.22	Inventory. Except for such matters that would not have a Buyer Material Adverse Effect, to Buyer’s knowledge, the inventory of Buyer consists of live, raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to applicable reserves. Since March 29, 2003, the inventory of Buyer has been maintained in all material respects at levels in the ordinary course of business. The inventory of Buyer existing on March 29, 2003 was recorded on the balance sheet of such date included in the Buyer SEC Documents at the lower of its cost or its market value consistent with poultry industry practices.

8.23	Customers. The Buyer Disclosure Schedule sets forth a list of as of the end of the Buyer’s three (3) fiscal years ended September 30, 2000, September 29, 2001, and September 28, 2002, the top 25 customers determined by chicken product sales during such year (the “Buyer Major Customers”). Buyer has previously provided to Seller a schedule of each of the Buyer’s long-term pricing commitments for the Buyer Major Customers for the fiscal year ending in September 2003 in effect as of the date of this Agreement, and no material reduction in any such commitment has occurred between March 29, 2003 and the date of this Agreement. Except as indicated in the Buyer Disclosure Schedule, none of Buyer’s top 25 customers, determined by outstanding receivables as of March 29, 2003, has terminated or materially altered its relationship with the Buyer between March 29, 2003 and the date of this Agreement, or, to Buyer’s knowledge, threatened to do so or otherwise notified Buyer of its intention to do so, and there has been no material dispute with any of such customers between March 29, 2003 and the date of this Agreement.

8.24	Intellectual Property. Buyer owns, or possesses adequate licenses or other rights to use, all material Intellectual Property Rights currently used or necessary to conduct its business. Without limitation to the foregoing, Buyer owns the trademarks and related Intellectual Property Rights described in Section 8.24 of the Buyer Disclosure Schedule and those trademarks are the only material trademarks used in the business of Buyer. To the knowledge of Buyer, and other than such infringements that would not have a Buyer Material Adverse Effect, (i) the Intellectual Property Rights of the Buyer currently used to conduct its business do not infringe upon any Intellectual Property Rights of others, and (ii) no third party is infringing on the Intellectual Property Rights of Buyer currently used to conduct its business.

8.25	OSHA Matters. There are no pending citations against Buyer under any OSHA Laws other than those that would not have a Buyer Material Adverse Effect. To Buyer’s knowledge, neither Buyer nor any of its Subsidiaries is in violation of any OSHA Laws that could reasonably be expected to have a Buyer Material Adverse Effect. This Section 8.25 contains the exclusive representations and warranties of Buyer with regard to OSHA Laws, and any violation thereof or other matter related thereto, in this Agreement.

8.26	Taxes and Tax Returns.

(a)	With respect to the Buyer and its Subsidiaries; (i) all material Tax Returns required to be filed by them have been filed, (ii) all Taxes shown to be due on such returns have been paid or accrued, (iii) all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), have been paid or accrued. No Governmental Authority has asserted any material claim for Taxes, or to the Buyer’s knowledge, has threatened to assert any material claim for Taxes.

(b)	The statute of limitations has closed for all Tax Returns of the Buyer and its Subsidiaries.

(c)	All material Taxes required by law to be withheld or collected with respect to the Buyer and its Subsidiaries have been withheld or collected and paid to the appropriate Governmental Authorities (or are properly being held for such payment).

(d)	There are no liens for Taxes upon the material assets of the Buyer and its Subsidiaries (other than Liens for Taxes that are not yet due and payable).

(e)	None of the assets of the Buyer and its Subsidiaries are considered tax-exempt use property or tax-exempt bond financed property within the meaning of sections 168(g)(1)(B) or (C) of the Code.

(f)	To Buyer’s knowledge, none of the Buyer or its Subsidiaries has a material taxable presence in any jurisdiction where they do not file a Tax Return.

(g)	The Buyer and its Subsidiaries have not made or become obligated to make, and will not as a result of the transactions contemplated hereby become obligated to make, any payments that could be nondeductible by reason of Section 280G (without regard to subsection (b)(4) thereof) or 162(m) of the Code, nor will any of the Buyer or its Subsidiaries be required to “gross up” or otherwise compensate any individual because of the imposition of any excise tax on such a payment to the individual.

(h)	To Buyer’s knowledge, no facts or circumstances have occurred or failed to occur which would cause the inclusion of the suspense account (that Buyer established pursuant to Code Section 447(i)(1)) into the gross income of the Buyer or any member of its affiliated group other than ratably as provided by Code Section 447(i)(5), consistent with Buyer’s past practice. In addition, the transactions contemplated in this Agreement will not cause the Buyer or its affiliated group to include the balance of such suspense account into gross income for Tax purposes.

9. Covenants.

9.1	Covenants of Seller.

9.1.1	Conduct of Business. During the period from the date hereof to the Closing Date, unless Buyer shall otherwise agree in writing or as contemplated by this Agreement or as necessary or appropriate to satisfy its obligations hereunder, Seller covenants that Seller and its Affiliates, including, without limitation, the Acquired Companies, shall (i) conduct and operate the Business in all material respects in the usual and ordinary course consistent with past practice, (ii) use reasonable commercial efforts to preserve intact the Business and its relationships with growers, suppliers, labor unions, customers and others having business dealings with them that are material to the Business, and (iii) use reasonable commercial efforts to keep available the services of the Business’ present officers and key employees. Without limiting the generality of the foregoing, unless Buyer shall otherwise agree in writing (which agreement will not be unreasonably withheld) or as contemplated by this Agreement or as necessary or appropriate to satisfy its obligations hereunder, during the period from the date hereof to the Closing Date, Seller covenants that:

(a)	none of the Acquired Companies shall adopt or propose any change in its Charter Documents;

(b)	none of Seller or its Affiliates shall authorize for issuance, issue, deliver, sell, pledge, dispose of, encumber or grant any lien on, or authorize or propose the issuance, delivery, sale, pledge, disposition of, encumber or grant of any lien on, any shares of the capital stock of any Acquired Company, or other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such securities or voting securities or any other ownership interest in any of the Acquired Companies (or interest the value of which is derived by reference to any of the foregoing), or enter into any agreement with respect to any of the foregoing;

(c)	none of the Acquired Companies shall acquire or agree to acquire any business or any corporation, partnership, association or other business, operation, organization or division thereof;

(d)	subject to Section 9.4 hereof, none of Seller and its Affiliates shall sell, abandon or otherwise dispose of, or pledge, mortgage or otherwise encumber any material assets of the Business other than in the ordinary course of business;

(e)	subject to Section 9.4 hereof, none of Seller and its Affiliates shall other than in the ordinary course of business, waive, release, grant or transfer any rights of material value relating to the Business;

(f)	none of Seller and its Affiliates shall modify or amend, or waive any benefit of, any noncompetition agreement benefiting the Business;

(g)	none of Seller and its Affiliates shall make any change in any method of financial accounting or financial accounting practice relating to the Business, except as required by applicable Law or to comply with GAAP;

(h)	except as required by its terms or in the ordinary course of business, none of Seller and its Affiliates shall amend in any material respect, terminate, renew (except as contemplated by Section 9.1.1(p)) or renegotiate any Company Material Contract or default in any material respect (or take or omit to take any action that with or without the giving of notice or passage of time or both, would constitute a default in any material respect) under any Company Material Contract or, except as contemplated by Section 9.1.1(p), enter into any new contract which would have been deemed to be a Company Material Contract if it had been in effect on the date hereof;

(i)	none of the Acquired Companies shall declare, issue or make any direct or indirect redemption, purchase or other acquisition of any shares of its capital stock or property, declare, issue or make any distribution or dividend to its stockholders in cash or in kind (except as otherwise contemplated by this Agreement) or split, combine, dividend, distribute or reclassify any shares of its capital stock;

(j)	none of Seller and its Affiliates shall dispose of or permit to lapse any rights to the use of any material Intellectual Property Rights benefiting the Business, or disclose any such material Intellectual Property Rights not a matter of public knowledge, except for any such disclosure required by applicable Law or judicial process and disclosures made in the ordinary course of business;

(k)	none of Seller and its Affiliates shall effect any increase in, amendment to or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan or collective bargaining agreement relating to employees of the Business;

(l)	except in the ordinary course of business, and except as required by contracts in effect on the date hereof, none of Seller and its Affiliates shall effect any increase in compensation, bonus, severance or termination pay or other benefits payable to the employees of the Business;

(m)	none of the Acquired Companies shall make any loan, advance or capital contribution to or investment in any Person in an aggregate amount in excess of $100,000 (excluding any loan, advance or capital contribution to, or investment in, any Acquired Company);

(n)	none of the Acquired Companies shall incur or assume any indebtedness for borrowed funds (including obligations in respect of capital leases), assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingently, or otherwise) for the obligations of any other Person;

(o)	none of Seller and its Affiliates shall change in any material respect its existing practices and procedures with respect to the extension of credit or collection of accounts receivable relating to the Business;

(p)	none of Seller and its Affiliates will enter into, with respect to the Business, any fixed price agreement having a term greater than one (1) year and involving greater than $2,500,000 during the term of the contract;

(q)	other than the routine replacement and repair of equipment and facilities in the ordinary course of business and capital expenditure commitments existing as of the date hereof, none of Seller and its Affiliates will make any individual capital expenditure on behalf of the Business in an amount in excess of $250,000;

(r)	none of Seller and its Affiliates will make material changes in the production capabilities or capacities of the Business’ production facilities; and

(s)	agree or commit to do any of the actions prohibited by paragraphs (a) through (r) of this Section 9.1.1.

9.1.2	Access to Information. During the period from the date hereof until the Closing Date, Seller will, and will cause its Affiliates and their employees, officers, auditors and agents to, provide Buyer and Buyer’s counsel, financial advisors, accountants and other authorized representatives (except to the extent not permitted under applicable Law or to the extent resulting in the waiver of attorney-client privilege, as advised by counsel) with reasonable access during normal business hours to the Business’ books and records and properties, plants and personnel.

9.1.3	Interim Financial Information. During the period from the date hereof until the Closing Date, Seller shall promptly provide Buyer with copies of: (i) all monthly financial management reports, Agristat reports and weekly consolidated summary profit and loss statements relating to the Business; (ii) any notice, report or other document filed with or sent to any Governmental Authority in connection with the transactions contemplated by this Agreement; and (iii) any material notice, report or other document received by any of the Acquired Companies from any Governmental Authority.

9.1.4	Notice of Developments. During the period from the date hereof until the Closing Date, Seller shall promptly notify Buyer in writing of: (i) the discovery by Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Seller in this Agreement or in the Seller Disclosure Schedule; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Seller in this Agreement or in the Seller Disclosure Schedule if (A) such representation or warranty or delivery of information had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Seller; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 10 impossible or unlikely or that has had or could reasonably be expected to have a Company Material Adverse Effect. Without limiting the generality of the foregoing, Seller shall promptly advise Buyer in writing of any Action threatened, commenced or asserted against or with respect to any of the Acquired Companies, except where such Action would not be reasonably likely to have a Company Material Adverse Effect. No notification given to Buyer pursuant to this Section 9.1.4 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Seller contained in this Agreement.

9.2	Covenants of Buyer.

9.2.1	Conduct of Business. During the period from the date hereof to the Closing Date, unless Seller shall otherwise agree in writing or as contemplated by this Agreement or as necessary or appropriate to satisfy its obligations hereunder, Buyer covenants and agrees that it shall (i) conduct and operate its business and operations in all material respects in the usual and ordinary course consistent with past practice, (ii) use its reasonable commercial efforts to preserve intact its business organization and preserve its relationships with growers, suppliers, labor unions, customers and others having business dealings with it that are material to Buyer and (iii) use its reasonable commercial efforts to keep available the services of its present officers and key employees. Without limiting the generality of the foregoing, unless Seller shall otherwise agree in writing (which agreement shall not be unreasonably withheld) or as contemplated by this Agreement or as necessary or appropriate to satisfy its obligations hereunder, during the period from the date hereof to the Closing Date, Buyer covenants that it shall not:

(a)	adopt or propose any change to its Charter Documents, except for the amendment to Buyer’s certificate of incorporation described on Exhibit 9.2.1;

(b)	authorize for issuance, issue, deliver, sell, pledge, dispose of, encumber or grant any lien on, or authorize or propose the issuance, delivery, sale, pledge, disposition of, encumber or grant of any lien on, any shares of its capital stock, or other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such securities or voting securities or any other ownership interest (or interest the value of which is derived by reference to any of the foregoing), or enter into any agreement with respect to any of the foregoing;

(c)	acquire or agree to acquire any material business or any material corporation, partnership, association or other business, operation, organization or division thereof; or

(d)	declare, issue or make any direct or indirect redemption, purchase or other acquisition of any shares of its capital stock, declare, issue or make any distribution or dividend to its stockholders in cash or in kind (except as otherwise contemplated by this Agreement and normal cash dividends consistent with past practices) or split, combine, dividend, distribute or reclassify any shares of its capital stock.

9.2.2	Access to Information. During the period from the date hereof until the Closing Date, Buyer will, and will cause its Affiliates and their employees, officers, auditors and agents to, provide Seller and Seller’s counsel, financial advisors, accountants and other authorized representatives (except to the extent not permitted under Law or to the extent resulting in the waiver of attorney-client privilege, as advised by counsel), with reasonable access during normal business hours to Buyer’s and its Subsidiaries’ books and records and properties, plant and personnel.

9.2.3	Contracts. Buyer acknowledges that various contracts relating to the Business were originally entered into in the name of Seller or an Affiliate of Seller (other than the Acquired Companies). Such contracts have been or, subject to Section 9.12, will be assigned to CPC at or prior to Closing. Buyer shall indemnify and hold Seller and its Affiliates harmless from and against all Liability arising under such contracts, except to the extent Buyer is entitled to indemnification with respect to such Liability pursuant to Section 12.1 hereof. Buyer and Buyer’s Affiliates shall use commercially reasonable efforts to obtain the release of Seller and its Affiliates (other than the Acquired Companies) from all Liabilities arising under such contracts. Buyer shall, and shall cause the Acquired Companies to, not renew or otherwise extend, or permit the renewal or extension of, the existing term of any such contracts to the extent Buyer has or gains knowledge of such contracts, other than any such contract with respect to which Seller and its Affiliates (other than the Acquired Companies) would have no potential Liability.

9.2.4	Guarantees. Buyer and Seller shall use their commercially reasonable efforts to cause Buyer to be substituted in all respects for Seller and its Affiliates (other than the Acquired Companies), and Seller and its Affiliates (other than the Acquired Companies) fully released, effective as of the Closing or as soon as possible thereafter, in respect of all obligations of Seller and its Affiliates (other than the Acquired Companies) under each of the guarantees, indemnities, bonding arrangements, letters of credit and letters of comfort given by Seller or its Affiliates (other than the Acquired Companies) for the benefit of the Business (the “Guarantees”), including, without limitation, those which are identified on Exhibit 9.2.4 hereto. If any such release cannot be obtained, (i) Buyer shall indemnify and hold Seller and Seller’s Affiliates (other than the Acquired Companies) harmless from and against any Liability relating to any Guarantee not released except to the extent Buyer is entitled to indemnification with respect to such Liability pursuant to Section 12.1 hereof, and (ii) Buyer shall, and shall cause the Acquired Companies to, not renew or otherwise extend the original term of any contract, agreement, lease, or other document or instrument to which such unreleased Guarantee relates to the extent Buyer has or gains knowledge of such unreleased Guarantee.

9.2.5	Interim Financial Information. During the period from the date hereof until the Closing Date, Buyer shall promptly provide Seller with copies of: (i) all monthly financial management reports, Agristat reports and weekly consolidated summary profit and loss statements relating to Buyer; (ii) any notice, report or other document filed with or sent to any Governmental Authority in connection with the transactions contemplated by this Agreement; and (iii) any material notice, report or other document received by Buyer from any Governmental Authority.

9.2.6	Notice of Developments. During the period from the date hereof until the Closing Date, Buyer shall promptly notify Seller in writing of: (i) the discovery by Buyer of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Buyer in this Agreement or in the Buyer Disclosure Schedule; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Buyer in this Agreement or in the Buyer Disclosure Schedule if (A) such representation or warranty or delivery of information had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Buyer; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 10 impossible or unlikely or that has had or could reasonably be expected to have a Buyer Material Adverse Effect. Without limiting the generality of the foregoing, Buyer shall promptly advise Seller in writing of any Action threatened, commenced or asserted against or with respect to Buyer, except where such Action would not be reasonably likely to have a Buyer Material Adverse Effect. No notification given to Seller pursuant to this Section 9.2.6 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Buyer contained in this Agreement.

9.2.7	Share Listing. Buyer shall obtain approval for listing, subject to notice of issuance, on the New York Stock Exchange, all Shares to be issued to Seller pursuant to this Agreement.

9.3	No Solicitation. From the date hereof through the date two (2) years after the earlier of the Closing Date and the termination of this Agreement pursuant to Section 11, neither Buyer or any of its Subsidiaries or Affiliates, on the one hand, nor Seller or any of its Subsidiaries or Affiliates, on the

other, will, directly or indirectly, except as contemplated by this Agreement, solicit for employment or employ any management level employee of the other party; provided, however, nothing herein shall restrict the above referenced parties from (i) soliciting any such employee by general employment advertising or third party employment agencies (so long as such agencies are not directed by such parties to target such employees), or (ii) hiring any employee who responds to such permitted solicitation or seeks employment on an unsolicited basis. The parties hereto agree that the terms of this Section 9.3 shall specifically supercede Section 7 of the Confidentiality Agreement and Section 7 of the Confidentiality Agreement is hereby terminated.

9.4	Excluded Assets.

9.4.1	Retained Intellectual Property. Seller specifically and exclusively retains all right, title and interest in and to the name “ConAgra,” “Butterball,” “Country Skillet,” “Banquet,” “Fresh Trace,” “Oven Bake” and “Game Time” (and derivations thereof) and to any logos, trademarks, service marks, trade names, domain names, copyrights and trade dress related thereto (the “Retained Intellectual Property”). Buyer acknowledges that, except as provided in the Transition Trademark License Agreement, it will not acquire, and that the Acquired Companies do not own, any right, title or interest in or to the Retained Intellectual Property. Buyer agrees that as promptly as practicable after Closing, except as required by any agreement to which an Acquired Company was bound immediately prior to Closing, it will cause the Acquired Companies to discontinue the use of any advertising or other form of media that uses or references any such Retained Intellectual Property, except as permitted by the Transition Trademark License Agreement. Buyer further agrees that as soon as practicable, but in no event longer than one (1) year after the Closing Date, it shall remove all signage which refers to any Retained Intellectual Property, and take all such other action as may be necessary to dissociate Seller with the operations of the Business after Closing, except as permitted by the Transition Trademark License Agreement.

9.4.2	Corporate Services; Insurance. Buyer acknowledges that the Acquired Companies are covered by certain insurance policies and insurable risk programs made available through Seller and described on Exhibit 9.4.2. With respect to any loss, Liability or damage relating to, resulting from or arising out of the conduct of the Business on or prior to the Closing Date for which Seller would be entitled to assert, or cause any Affiliate or other Person to assert, a claim for recovery under any policy of insurance maintained by or for the benefit of Seller or any Affiliate thereof in respect of the Business, at the request of the Acquired Companies, (x) Seller shall use its reasonable efforts to assert, or to assist the Acquired Companies to assert, one or more claims under such insurance covering such loss, Liability or damage if none of the Acquired Companies are entitled to assert such claim, but Seller or an Affiliate thereof is so entitled, in all events subject to applicable deductibles and retentions, (y) Seller shall provide the Acquired Companies with any recoveries under such insurance, in all events subject to applicable deductibles and retentions, and (z) Seller shall provide the Acquired Companies with access to any applicable insurance policies. Buyer further acknowledges that the systems and services listed on Exhibit 9.4.2 hereto (the “Corporate Services”) are supplied by Seller or its Affiliates to the Business, and (ii) Buyer will not acquire, and the Acquired Companies do not own, any right, title or interest in or to the Corporate Services.

9.4.3	Retained Assets. The Retained Assets shall be distributed by the Acquired Companies to Seller or its designees at or before Closing.

9.5	Record Retention. Except as set forth below and also subject to Section 13 hereof, Buyer will cause all books and records relating to the Business as of the Closing (the “Records”) to be retained for seven (7) years after Closing. In addition, except as set forth below and also subject to Section 13 hereof, to the extent any books and records relating to the Business are retained by Seller following Closing (the “Retained Records”), Seller shall retain the Retained Records for seven (7) years after Closing. During such term, each party shall allow the other party and its representatives access to inspect or copy the Records and Retained Records, as appropriate, during normal business hours. In the event a party intends to destroy any Records or Retained Records in its control at the end of such seven (7) year term, such party shall first notify the other party at which time the other party shall have the right to remove the Records at its own cost. The parties acknowledge that, in the past, they have routinely disposed of certain books and records on a periodic basis and have not retained such books and records for seven (7) years. Notwithstanding the foregoing, each party may continue such routine periodic record destruction so long as prior to such destruction, the party intending to destroy the records notifies the other party of the nature of such destruction and permits the other party to remove and retain such records at its expense.

9.6	Governmental Approvals.

9.6.1	Subject to the terms and conditions herein provided and applicable legal requirements, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable Laws to ensure that the conditions set forth in Section 10 are satisfied and to consummate and make effective the transactions contemplated by this Agreement.

9.6.2	Each of the parties shall use its commercially reasonable efforts to obtain as promptly as practicable all consents, waivers, approvals, authorizations or permits of, or registration or filing with or notification to, any Governmental Authority or any other Person required in connection with, and waivers of any violations, defaults or breaches that may be caused by, such party’s consummation of the transactions contemplated by this Agreement.

9.6.3	Each party hereto shall promptly inform the other of any communication from the FTC, the DOJ, the SEC or any other Governmental Authority regarding any of the transactions contemplated by this Agreement. If any party hereto or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such party shall use commercially reasonable efforts to cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

9.6.4	Without limiting the generality of the foregoing, each of the parties will use commercially reasonable efforts to obtain all authorizations or waivers required under the HSR Act to consummate the transactions contemplated hereby, including, without limitation, making all filings required of it with the Antitrust Division of the DOJ and the FTC required in connection therewith (the initial filings to occur no later than three (3) business days following the execution and delivery of this Agreement) and responding as promptly as practicable to all inquiries received from the DOJ, the FTC or any Governmental Authority for additional information or documentation. Buyer shall pay all of its filing and its legal fees associated with the filings referenced in this Section 9.6.4, and Seller shall pay all of its filing and its legal fees associated with the filings referenced in this Section 9.6.4. Each of Buyer and Seller shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act.

9.7	Investigation and Agreement by the Parties; No Other Representations or Warranties.

(a)	Buyer, on the one hand, and Seller, on the other hand, each acknowledge and agree that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the other party and its Subsidiaries and their business and operations, and such party has requested such documents and information from the other party as such party considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. Buyer, on the one hand, and Seller, on the other hand, each acknowledges and agrees that it has had an opportunity to ask all questions of and receive answers from the other party with respect to any matter such party considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. In connection with each party’s investigation of the other party and its Subsidiaries and their business and operations, each party and its representatives have received from the other party or its representatives certain projections and other forecasts for the other party and its Subsidiaries and certain estimates, plans and budget information. Each party acknowledges and agrees that there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; that such party is familiar with such uncertainties; that such party is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it or its representatives; and that such party will not (and will cause all of its respective Subsidiaries or other Affiliates or any other Persons acting on its behalf to not) assert any claim or cause of action against the other party or any of the other party’s directors, officers, employees, agents, stockholders, Affiliates, consultants, counsel, accountants, investment bankers or representatives with respect thereto, or hold any such other Person liable with respect thereto.

(b)	Each of Buyer, on the one hand, and Seller, on the other hand, agree that, except for the representations and warranties made by the other party that are expressly set forth in this Agreement, the other party has not made and shall not be deemed to have made to such party or to any of its representatives or Affiliates any representation or warranty of any kind. Without limiting the generality of the foregoing, each party agrees that neither the other party nor any of its representatives or Affiliates makes or has made any representation or warranty to such party or to any of its representatives or Affiliates with respect to:

(i)	any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the other party or any of its Subsidiaries or the future business, operations or affairs of the other party or any of its Subsidiaries heretofore or hereafter delivered to or made available to such party or its counsel, accountants, advisors, lenders, representatives or Affiliates; and

(ii)	any other information, statement or documents heretofore or hereafter delivered to or made available to such party or its counsel, accountants, advisors, lenders, representatives or Affiliates with respect to the other party or any of its Subsidiaries, except to the extent and as expressly covered by a representation and warranty made by the other party and contained in this Agreement.

9.8	Litigation.

9.8.1	Company Litigation. Buyer acknowledges that various Actions are now pending or may arise after the date hereof which result from operations of the Business or Acquired Companies and which name, or may in the future name, Seller (and/or one or more of Seller’s Affiliates), either individually, together with one or more Acquired Companies, or otherwise, as a party thereto, including, without limitation, the Actions which are described in the Seller Disclosure Schedule (the “Company Litigation”); provided, however, that for purposes of this Agreement, the term “Company Litigation” shall not include the Retained Litigation. Except as to matters subject to Seller’s indemnification obligations under Section 12.1, Buyer shall indemnify and hold Seller and Seller’s Affiliates harmless from and against all Liability relating to the Company Litigation including, without limitation, all costs and expenses of defending the Company Litigation. Buyer may settle or compromise any such Company Litigation (i) with the written consent of Seller, which consent shall not be unreasonably withheld or delayed, or (ii) without such consent, so long as such settlement or compromise includes (A) an unconditional release of Seller and/or its Affiliates, as the case may be, from all Liability in respect of such Company Litigation, (B) does not subject Seller or its Affiliates to any injunctive relief or other equitable remedy, and (C) does not include a statement or omission of fault, culpability or failure to act by or on behalf of Seller or its Affiliates. Seller and its Affiliates shall have the right, but not the obligation, to participate at their own expense in the defense of any Company Litigation and any such participation shall not in any way diminish or lessen the obligations of Buyer hereunder. Seller shall reasonably cooperate with Buyer, at Buyer’s cost and expense, in connection with the defense of any Company Litigation and, in connection therewith, shall furnish on a timely basis all such information, records, documents and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by Buyer, and provide, on a timely basis, access to and availability of its employees for purposes of such litigation, including, without limitation, for purposes of assisting in trial preparation and the conduct of any trial.

9.8.2	Retained Litigation. Notwithstanding anything contained in this Agreement to the contrary, the parties hereto agree that Seller, at its cost and expense, shall retain, and shall have the sole right to control, all claims and causes of action which have been asserted or may be asserted in the future by or on behalf of the Acquired Companies in the following captioned lawsuits and/or any other lawsuits which may be filed in the future with respect to the subject matter of such captioned lawsuits (hereinafter collectively referred to as the “Retained Litigation”):

(a)	In re Linerboard Antitrust Litigation, MDL Docket No. 1261 (E.D. Pa.),

(b)	In re Vitamins Antitrust Litigation (MDL No. 1285) Misc. 99-0197 (D.D.C.), and

(c)	Giral v. F-Hoffman LaRoche, Civil Action No. 98 CA 7467 (D.C. Sup. Ct.);

including any appeals thereof.

Seller shall be entitled to receive and retain the benefits of any judgment awarded or settlement reached in connection with the Retained Litigation. Buyer shall, and shall cause the Acquired Companies to, reasonably cooperate with Seller, at Seller’s cost and expense, in respect to the Retained Litigation and, in connection therewith shall furnish, on a timely basis, all information, records, documents and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by Seller and provide, on a timely basis, access to, and availability of, Company Employees for purposes of such litigation, including, without limitation, for purposes of assisting in trial preparation and the conduct of any trial. Seller may settle or compromise the Retained Litigation (i) with the written consent of Buyer, which consent shall not be unreasonably withheld or delayed, or (ii) without such consent, so long as such settlement or compromise includes (a) an unconditional release of the Acquired Companies from all Liability in respect of such Retained Litigation to the extent any of the Acquired Companies are named as a defendant in such Retained Litigation or it would be reasonable to expect that any of the Acquired Companies will be named as defendants in connection with such Retained Litigation, (b) does not subject Buyer or its Affiliates (including the Acquired Companies) to any injunctive relief or any equitable remedy and (c) does not include a statement or admission of fault, culpability, or failure to act by or in behalf of Buyer or its Affiliates (including the Acquired Companies).

9.9	Proxy Statement. As promptly as practicable, Buyer shall prepare and, after receipt from Seller of the audited financial statements referred to in Section 9.15, file with the SEC the Proxy Statement in preliminary form. Buyer shall use commercially reasonable efforts to have the Proxy

Statement cleared by the SEC as soon as practicable. Seller shall cooperate with Buyer in the preparation of the Proxy Statement, including providing Buyer with such information relating to Seller and its Affiliates and the Business as may be required to comply with the rules of the SEC. If, at any time prior to the Effective Time, any event or circumstance relating to Buyer or Seller, any Subsidiary of Buyer or Seller, or their respective officers or directors, should be discovered by a party which should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the other party and the parties shall cooperate in taking appropriate action in respect thereof.

9.10	Proxy Statement; Stockholder Approval.

(a)	Buyer, acting through its Board of Directors, shall, subject to and in accordance with applicable Law, its Certificate of Incorporation and its By-Laws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date the Proxy Statement has been cleared by the SEC, a meeting of the holders of Buyer Common Stock for the purpose of voting to approve the issuance of the Shares pursuant to this Agreement and the rules of the New York Stock Exchange (the “Buyer Stockholder Meeting”), and recommend to the stockholders of Buyer the issuance of the Shares and include in the Proxy Statement such recommendation.

(b)	Buyer, as promptly as practicable, shall cause the definitive Proxy Statement to be mailed to its stockholders as soon as practicable following the date on which it is cleared by the SEC.

9.11	Batesville Property. Seller shall, following the date hereof, take all necessary action to “split” or otherwise “subdivide” the real estate relating to Seller’s and CPC’s Batesville, Arkansas facilities (the “Shared Property”) along the lines as set forth on Exhibit 9.11 hereof. Parcel X as identified on Exhibit 9.11 is and shall be a Retained Asset and shall, as of and after the Closing Date, continue to be owned by Seller. Parcels Y and Z as identified on Exhibit 9.11 are and shall be included with the Business and, prior to the Closing Date, shall be conveyed by Seller to CPC. Buyer and Seller shall use their mutual best efforts to identify and resolve on or prior to the Closing Date, or as soon as possible thereafter, all issues relating to the Shared Property to provide for the independent use and enjoyment of Parcel X by Seller and Parcels Y and Z by CPC, such that such properties can be independently operated after Closing on substantially the same basis as such properties were operated prior to such split or subdivision, including, without limitation, executing and delivering cross-use and/or cross-easement agreements relating to access, use, parking and the like, and obtaining separate utility services for each parcel.

9.12	Unassignable Contracts. If (i) any third-party’s (including any Governmental Authority’s) consent or approval to the assignment or other transfer to the applicable Acquired Company of a contract to be transferred pursuant to a provision of this Agreement has not been obtained prior to the Closing, then as to the burdens, obligations, rights or benefits under or pursuant to such contracts (collectively, the “Rights”) not assignable to the applicable Acquired Company because such consent or approval has not been obtained:

(a)	Seller shall, and shall cause its Subsidiaries to, hold the Rights in trust for the applicable Acquired Company, for the account and benefit of the applicable Acquired Company;

(b)	After the Closing, (i) Seller shall, and shall cause its Affiliates other than the applicable Acquired Company, to take such reasonable actions and do all such things as shall be reasonably necessary or desirable in order that the value of the Rights shall be preserved and shall inure to the benefit of the applicable Acquired Company and such that all benefits under the Rights may be received by the applicable Acquired Company, and (ii) Buyer shall cause the applicable Acquired Company to perform the burdens and obligations under such Rights; and

(c)	After the Closing, Seller and Buyer shall continue to use their respective reasonable efforts to obtain such consent or approval.

9.13	Non-Competition and Non-Interference. From Closing through a period of five (5) years after the Closing Date, neither Seller nor any of its Subsidiaries will, within North America or Central America (including Puerto Rico and the Caribbean region), without the prior written consent of Buyer, (A) directly or indirectly engage in (i) the growing or slaughtering of chickens, (ii) an integrated chicken operation that grows, slaughters and processes chickens, (iii) the sale of fresh chicken, or (iv) the sale of fresh frozen chicken (whole or parts) that has not been further processed (collectively, the “Restricted Activities”) (other than through their ownership of Shares or other ownership interests in Buyer and other than as a holder of less than 2% of the outstanding capital stock of a publicly traded corporation), or (B) (i) use, license or otherwise allow any third party to use (to the extent Seller has rights to limit such use) the name “Butterball,” or use or license any third party to use the name “Country Skillet,” or in either case any derivation thereof, as a trademark, service mark, trade name or domain name in connection with any Restricted Activity, or (ii) use, license or convey any rights to a third party to any trade dress or copyright associated with products marketed under such name or mark in connection with any Restricted Activity. If Seller fails to keep or perform every covenant of this Section 9.13, Buyer shall be entitled to specifically enforce the same by injunction in equity in addition to any other remedies which Buyer may have. If any portion of this Section 9.13 shall be invalid or unenforceable, such invalidity or unenforceability shall in no way be deemed or construed to affect in any way the enforceability of any other provision of this Section 9.13. If any court in which Buyer seeks to have the provisions of this Section 9.13 enforced determines that the activities, time or geographic area hereinabove specified are too broad, such court may determine a reasonable activity, time or geographic area and shall enforce this Section 9.13 for such activity, time and geographic area.

9.14	Transfers of Business Assets. Seller shall cause its assets and Liabilities to be transferred and assigned so that the representations and warranties contained in Sections 7.19 and 7.25 are true and correct in all material respects as of the Closing.

9.15	Audit. Seller shall cause combined, consolidated financial statements meeting the requirements of Regulation S-X and otherwise in a form that meets the requirement of Schedule 14A under the Exchange Act for, with respect to the balance sheets required thereby, the two (2) consecutive fiscal years ending May 25, 2003 and, with respect to the related statements of earnings and cash flows required thereby, the three (3) consecutive fiscal years ending May 25, 2003, to be prepared for the Business and audited by Deloitte as promptly as practicable. Buyer shall be able to review such draft combined, consolidated financial statement for the Business, and the related workpapers, prior to issuance to ensure that they are appropriate for inclusion in its proxy statement to be filed with the SEC. At the request of Buyer, Seller shall use its commercially reasonable efforts to cause Deloitte to consent to the inclusion of their related audit report in Buyer’s future SEC filings.

9.16	Covenant Not to Disclose. Seller agrees that as the owner of the Business, it and its Affiliates may possess certain data and knowledge of operations of the Business which may be proprietary in nature and confidential, including certain trade secrets (herein, “Business Confidential Information”). Seller covenants and agrees that neither it nor any of its Affiliates will, at any time after the Closing, reveal, divulge or make known to any Person (other than Buyer) or use for its own account or for the account of any Person, any Business Confidential Information. Seller further covenants and agrees that neither it nor any of its Affiliates shall divulge any such Business Confidential Information which it may acquire during any transition period in which it assists or consults with Buyer or its Affiliates to facilitate the transfer and the continued success of the Business. Notwithstanding the foregoing, it is understood that the foregoing provisions shall apply only to Business Confidential Information which relates exclusively to the Business and not to information which is otherwise used in connection with Seller’s other operations. In addition, notwithstanding the foregoing, it shall not be a violation of the covenant set forth in this Section 9.16 for Seller to disclose information if required to do so by court order or if any information disclosed by Seller is in the public domain other than as a result of conduct by Seller or its Affiliates which constitutes the breach of a confidentiality obligation to Buyer.

9.17	Standstill. During the period from the date hereof until the earlier of the Closing Date and the termination of this Agreement pursuant to Section 11, Seller agrees not to, and will not permit any of its Affiliates to, directly or indirectly (a) trade in the Buyer’s securities in violation of applicable securities laws, (b) offer, pledge, sell, contract to sell, grant or otherwise transfer or dispose of any of the Buyer Capital Stock or any securities convertible into or exercisable or exchangeable for Buyer Capital Stock or (c) enter into any swap, short position or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Buyer Capital Stock (regardless of whether any of the transactions described in clause (b) or (c) is to be settled by the delivery of Buyer Capital Stock, or such other securities, in cash or otherwise).

9.18	Expired Intellectual Property Rights. Section 9.18 of the Seller Disclosure Schedule contains a list of expired, lapsed and/or abandoned trademarks and patents (“Expired Intellectual Property Rights”) in which Seller or the Acquired Companies may or may not hold some residual rights. Notwithstanding anything in this Agreement to the contrary, Buyer agrees that, effective as of the Effective Time, the Expired Intellectual Property Rights shall be deemed conveyed to Buyer on an “as is” basis without any representations and warranties whatsoever except that, to the knowledge of Seller, none of Seller or its Affiliates have sold, licensed or otherwise assigned any such Expired Intellectual Property Rights. Without limiting the generality of the foregoing, Buyer agrees that the representations and warranties set forth in Section 7.11 shall not apply to the Expired Intellectual Property Rights and that Seller hereby disclaims all other warranties and representations relating to the Expired Intellectual Property Rights, including but not limited to, warranties of title, validity, enforceability, revival rights and non-infringement.

9.19	Cuban Intellectual Property Rights. Notwithstanding anything in this Agreement to the contrary, no right, title or interest in or to any Intellectual Property Rights in Cuba shall be assigned, transferred or licensed from Seller to Buyer unless and until the parties have complied with all applicable laws and regulations, including the receipt of any necessary approval, consent or license from the Office of Foreign Assets Control of the United States Department of the Treasury.

9.20	Liabilities and Investments. Except as disclosed on Exhibit 9.20, Seller shall cause the Acquired Companies not to be obligated under any Indebtedness or hold any Restricted Investments (as those terms are defined in the subordinated indenture related to the Subordinated Promissory Note) immediately prior to the Closing.

9.21	Rights as Holder of Shares. As long as Seller holds any Shares issued pursuant to this Agreement, the rights and privileges of Buyer’s Class A common stock and Class B common stock (including dividend rights) will be identical, except as otherwise set forth in subparts (1) through (6) under the heading “Common Stock” of Article Fourth of Buyer’s Certificate of Incorporation in effect as of the Closing Date.

10.	Conditions Precedent to Obligations.

10.1	Conditions to Each Party’s Obligations. The respective obligations of each party to consummate the transactions contemplated herein shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)	Governmental Approvals. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Authority, which the failure to obtain, make or occur would have the effect of making any of the transactions contemplated hereby illegal, shall have been obtained, shall have been made or shall have occurred.

(b)	HSR Act. The waiting period (and any extension thereof) under the HSR Act and any other applicable antitrust Laws shall have expired or been terminated.

(c)	No Injunction. No Governmental Authority having jurisdiction over Seller or Buyer, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any Law, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the transactions contemplated herein illegal or otherwise prohibiting consummation of the transactions contemplated herein.

(d)	Stockholder Approval. The issuance of the Shares pursuant to this Agreement shall have been adopted by the requisite vote of the stockholders of Buyer in accordance with the rules of the New York Stock Exchange.

10.2	Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated herein shall be subject to the satisfaction on or prior to the Closing Date of the following additional conditions, unless waived in writing by Buyer:

(a)	Representations and Warranties. Each of the representations and warranties of Seller set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for such inaccuracies (without giving effect to any limitations as to materiality or a Company Material Adverse Effect set forth in such representations and warranties) that, individually or in the aggregate, would not have a Company Material Adverse Effect. Buyer shall have received an officers’ certificate signed on behalf of Seller by the Chief Executive Officer and Chief Financial Officer (or any other two executive officers) of Seller to such effect.

(b)	Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date, and Buyer shall have received an officers’ certificate signed on behalf of Seller by the Chairman and Chief Financial Officer (or any other two executive officers) of Seller to such effect.

(c)	Deliveries. The deliveries by Seller referred to in Section 4 shall have been made.

(d)	Audited Financial Statements. Seller shall have delivered to Buyer the audited combined, consolidated financial statements referred to in Section 9.15. Subject to the matters described in A.19 of Section 7.8 of the Seller Disclosure Schedule, the results of operations and financial condition reflected in such combined, consolidated financial statements shall not be materially different from the results of operations and financial condition reflected in the Financial Statements for the corresponding periods.

(e)	Company Closing Material Adverse Effect. No Company Closing Material Adverse Effect shall have been incurred or suffered and Buyer shall have received an officers’ certificate signed on behalf of Seller by the Chief Executive Officer and the Chief Financial Officer (or any other two executive officers) of Seller to such effect.

10.3	Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated herein shall be subject to the satisfaction on or prior to the Closing Date of the following additional conditions, unless waived in writing by Seller:

(a)	Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for such inaccuracies (without giving effect to any limitations as to materiality or a Buyer Material Adverse Effect set forth in such representations and warranties) that, individually or in the aggregate, would not have a Buyer Material Adverse Effect. Seller shall have received an officers’ certificate signed on behalf of Buyer by the Chairman and Chief Financial Officer (or any other two executive officers) of Buyer to such effect.

(b)	Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date, and Seller shall have received an officers’ certificate signed on behalf of Buyer by the Chairman and Chief Financial Officer (or any other two executive officers) of Buyer to such effect.

(c)	Deliveries. The deliveries by Buyer referred to in Section 4 shall have been made.

(d)	Listing of Shares. The Shares to be issued to Seller pursuant to this Agreement shall have been approved for listing, subject to notice of issuance, on the New York Stock Exchange.

(e)	Buyer Closing Material Adverse Effect. No Buyer Closing Material Adverse Effect shall have been incurred or suffered and Seller shall have received an officers’ certificate signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer (or any other two executive officers) of Buyer to such effect.

11.	Termination.

11.1	Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing Date:

(a)	by mutual written agreement of Seller and Buyer;

(b)	by either Seller or Buyer, if Closing shall not have occurred on or before December 31, 2003, as such date may be extended by the 30-day cure period provided for in Sections 11.1(d) and (e) (the “Termination Date”); provided that the party seeking to terminate this Agreement pursuant to this Section 11.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the transactions contemplated herein on or before the Termination Date;

(c)	by either Seller or Buyer, if: (i) any permanent injunction, order, decree or ruling by any Governmental Authority of competent jurisdiction preventing the consummation of the transactions contemplated herein shall have become final and nonappealable, or (ii) the HSR Act waiting period has failed to terminate prior to the Termination Date, or any approval or consent of the FTC, DOJ or any Governmental Authority required in order to consummate the transactions contemplated under this Agreement has not been obtained by such date;

(d)	by Buyer, if there has been a breach of one or more representations or warranties of Seller set forth in this Agreement or one or more material breaches of the covenants or agreements of Seller set forth in this Agreement, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by Buyer to Seller; provided, however, that this termination right under this Section 11.1(d) shall not be available with respect to breaches of representation and warranties unless the individual or aggregate impact of all inaccuracies of such representations and warranties (without regard to any materiality or Company Material Adverse Effect qualifier(s) contained in such representations and warranties) would have a Company Material Adverse Effect;

(e)	by Seller, if there has been a breach of one or more representations or warranties of Buyer set forth in this Agreement or one or more material breaches of the covenants or agreements of Buyer set forth in this Agreement, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by Seller to Buyer; provided, however, that this termination right under this Section 11.1(e) shall not be available with respect to breaches of representations and warranties unless the individual or aggregate impact of all inaccuracies of such representations and warranties (without regard to any materiality or Buyer Material Adverse Effect qualifier(s) contained in such representations and warranties) would have a Buyer Material Adverse Effect;

(f)	by either Buyer or Seller if (i) the Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Buyer’s stockholders shall have voted on a proposal to approve the issuance of shares pursuant to this Agreement, and (ii) the issuance of shares pursuant to this Agreement shall not have been approved at such meeting (and shall not have been approved at any adjournment or postponement thereof) by the required stockholder vote; provided, however, that (A) a party shall not be permitted to terminate this Agreement pursuant to this Section 11.1(f) if the failure to obtain such stockholder approval is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party at or prior to the Closing, and (B) Buyer shall not be permitted to terminate this Agreement pursuant to this Section 11.1(f) unless Buyer shall have made the payment required to be made to Seller pursuant to Section 11.3;

(g)	by Buyer if the Average Price is less than $5.35 and the conditions precedent to Closing contained in Section 10.1 have been satisfied or waived and Seller shall not have taken the actions described in Section 3.3.4 to prevent such termination;

(h)	by Buyer if, since the date of this Agreement, there shall have occurred any Company Closing Material Adverse Effect, or any event or circumstance that, in combination with any other events or circumstances, could reasonably be expected to have a Company Closing Material Adverse Effect, which effect, or the underlying event or circumstance, is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by Buyer to Seller;

(i)	by Seller if, since the date of this Agreement, there shall have occurred any Buyer Closing Material Adverse Effect, or any event or circumstance that, in combination with any other events or circumstances, could reasonably be expected to have a Buyer Closing Material Adverse Effect, which effect, or the underlying event or circumstance, is not curable, or, if curable, is not cured within thirty (30) days after written notice thereof is given by Seller to Buyer; and

(j)	by Seller if the Estimated Purchase Price exceeds $600,000,000 and Buyer shall not have taken the actions described in Section 3.3.5 to prevent such termination.

11.2	Effect of Termination. In the event of termination of this Agreement pursuant to this Section 11, the transactions contemplated hereby shall be deemed abandoned and this Agreement shall forthwith become void, except that the provisions of this Section 11.2, Section 9.3, Section 11.3, Section 14.3 and the terms of the Confidentiality Agreement shall survive any termination of this Agreement; provided, however, that nothing in this Agreement shall relieve any party from liability for any breach of this Agreement.

11.3	Termination Payment. If Seller terminates the transactions contemplated hereunder for any reason, other than pursuant to Sections 11.1(a), (b), (c), (e), (f), (i) or (j), then Seller shall immediately pay Buyer $25,000,000. If Buyer terminates the transactions contemplated under this Agreement for any reason other than pursuant to Sections 11.1(a) (b), (c), (d) or (h) then Buyer shall immediately pay Seller $25,000,000. Such payments shall be in addition to any other remedies or damages available to the non-breaching party resulting from or arising in connection with the other party’s breach of this Agreement.

12. General Indemnity.

12.1	Indemnification of Buyer by Seller. In addition to the other indemnification obligations of Seller set forth in this Agreement (the “Seller Indemnities”), from and after the Closing, Seller shall indemnify and hold Buyer, and the directors, officers, employees and Affiliates of Buyer, harmless against and in respect of:

12.1.1	Any liability, loss, claim, damage or deficiency resulting from any breach of representation or warranty (without regard to any materiality or Company Material Adverse Effect qualifier(s) contained in any such representations and warranties) or nonfulfillment of any covenant or agreement on the part of Seller under this Agreement, or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Buyer hereunder (provided that, for purposes of this Section 12.1.1 and Section 12.5.1, all such representations and warranties shall be deemed to be made as of the Closing Date as though made on and as of the Closing Date and all references to “as of the date hereof” or similar phrase in such representations and warranties shall be deemed to be references to “as of the Closing Date” notwithstanding any provision of this Agreement that any such representation or warranty speaks as of an earlier date);

12.1.2	Any liability, loss, claim, damage or deficiency resulting from the ownership or the operation of the Retained Business or relating to Retained Assets;

12.1.3	Any Liabilities of the Acquired Companies existing at or arising out of a state of facts or circumstances existing or business conducted before the Effective Time, to the extent such Liabilities are not (i) accrued or reserved in the Final Closing Balance Sheet, (ii) disclosed in Section 7.12, Section 7.16.2, Section 7.16.3 or Section 7.26 of the Seller Disclosure Schedule, (iii) disclosed in Exhibit 12.1.3 hereto or (iv) obligations under any contract or agreement either (x) to furnish goods, services and other non-cash benefits to another Person after the Closing or (y) to pay for goods, services and other non-cash benefits that another Person will furnish to it after the Closing;

12.1.4	Any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement; and

12.1.5	All other actions, suits, proceedings, demands, assessments, adjustments, costs and expenses incident to the foregoing or the Seller Indemnities and including, without limitation, reasonable attorneys’ fees and other out-of-pocket expenses.

12.2	Indemnification of Seller by Buyer. In addition to the other indemnification obligations of Buyer set forth in this Agreement (the “Buyer Indemnities”), from and after the Closing, Buyer shall indemnify and hold Seller, and the directors, officers, employees and Affiliates of Seller, harmless against and in respect of:

12.2.1	Any liability, loss, claim, damage or deficiency resulting from any breach of representation or warranty (without regard to any materiality or Buyer Material Adverse Effect qualifier(s) contained in such representations and warranties) or nonfulfillment of any covenant or agreement on the part of Buyer under this Agreement, or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Seller hereunder;

12.2.2	Any liability, loss, claim, damage or deficiency incurred or suffered by Seller or its Affiliates that relate to the failure of Buyer or the Acquired Companies to pay, perform or discharge any of the Liabilities of the Acquired Companies, except as to matters subject to Seller’s indemnification obligations under Section 12.1 or under any of Seller’s other indemnity obligation under this Agreement or the Ancillary Agreements;

12.2.3	All other actions, suits, proceedings, demands, assessments, adjustments, costs and expenses incident to the foregoing or the Buyer Indemnities and including, without limitation, reasonable attorneys’ fees and other out-of-pocket expenses.

12.3	Third Party Claims. All claims for indemnification relating to third party claims shall be asserted and resolved as set forth in this section 12.3 subject, however, to the terms, conditions and limitations otherwise set forth in this Agreement. In the event that any written claim or demand for which an Indemnifying Party would be liable is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event more than 30 days following such Indemnified Party’s receipt of such claim or demand, notify the Indemnifying Party in writing of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the “Claim Notice”). The Indemnified Party shall not be foreclosed by any failure to provide timely notice of the existence of a third party claim or demand to the Indemnifying Party except to the extent that the Indemnifying Party incurs any out-of-pocket expense as a result of such delay or otherwise has been prejudiced as a result of such delay. The Indemnifying Party shall have fifteen days from the receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (a) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand, and (b) whether or not it desires to defend the Indemnified Party against such claim or demand. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand and except as hereinafter provided, the Indemnifying Party shall have the right to select legal counsel, reasonably acceptable to the Indemnified Party, to represent and defend the Indemnified Party and to otherwise control the proceedings relating to such claim or demand. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its counsel in defending any claims or demands, including, without limitation, making available to the Indemnifying Party all information reasonably available to the Indemnified Party relating to such claim or demand, and shall not take any action which is reasonably likely to be detrimental to such defense. In addition, the Indemnified Party and the Indemnifying Party shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such claim or demand. The party in charge of the defense shall keep the other party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If any Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense provided, the Indemnifying Party shall pay the attorneys’ fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by any such Indemnifying Party in connection with the defense of such third party claim, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third party claim, or (iii) the Indemnified Party’s counsel shall have advised the Indemnified Party in writing with a copy to the Indemnifying Party that there is conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel. In the event that the Indemnifying Party does not elect to defend the claim, the Indemnified Party shall not settle a claim or demand without the consent of the Indemnifying Party (which consent shall not unreasonably be withheld). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, consent to the entry of a judgment, settle, compromise or offer to settle or compromise any such claim or demand or admit or acknowledge any liability (i) on a basis which would result in the imposition of a consent order, injunction, decree or equitable remedy which would restrict the future activity or conduct of the Indemnified Party or any Subsidiary or Affiliate thereof without the written consent of the Indemnified Party and (ii) without obtaining (a) a release of the Indemnified Party with respect to such claim or demand and (b) the dismissal with prejudice of any litigation or other proceeding with respect to such claim or demand, in each case for the benefit of and in form and substance reasonably satisfactory to the Indemnified Party. If the Indemnifying Party

elects not to defend the Indemnified Party against a claim or demand for which the Indemnifying Party would be liable, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim or demand, or, if the same is to be contested by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful (and the reasonable costs and expenses pertaining to such defense) shall be the liability of the Indemnifying Party hereunder. To the extent the Indemnifying Party shall control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party will give to the Indemnifying Party and its counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party. The Indemnified Party shall use commercially reasonable efforts in the defense of all such claims and demands.

12.4	Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 12.3 because no third party action is involved, the Indemnified Party shall promptly notify the Indemnifying Party in writing of any liability, loss, claim, damage or deficiency which such Indemnified Party claims are subject to indemnification under the terms of this Agreement. Subject to the terms, conditions and limitations set forth in this Agreement, the Indemnified Party shall not be foreclosed by any failure to provide timely notice of existence of a claim to the Indemnifying Party except to the extent that the Indemnifying Party incurs any out-of-pocket expense or otherwise has been prejudiced as a result of such delay.

12.5	Limitations.

12.5.1	Basket. Neither Seller nor Buyer shall have any Liability for indemnification obligations under Section 12.1.3, or resulting from a breach of a representation or warranty under Sections 7 or 8 of this Agreement (including a deemed breach of a representation or warranty as provided in the proviso in Section 12.1.1 of this Agreement), except to the extent such party’s aggregate Liability for all such indemnification obligations (without regard to any materiality, Company Material Adverse Effect qualifier(s) or Buyer Material Adverse Effect qualifier(s) contained in any representations and warranties set forth in this Agreement) exceeds Thirty Million Dollars ($30,000,000); provided, however, Seller’s indemnity obligations set forth in Section 7.6 and any matter constituting fraud or intentional misrepresentation by Buyer or Seller in connection with the transactions contemplated herein shall not be subject to the foregoing limitation.

12.5.2	Cap. Each party’s aggregate Liability for indemnification under this Agreement shall in no event exceed Two Hundred Million Dollars ($200,000,000); provided however, that each party’s indemnity obligations set forth in Section 13 and any matter constituting fraud, intentional misrepresentation or criminal activity under applicable Law shall not be subject to the foregoing limitation.

12.5.3	Remedies. Other than equitable remedies available at law to either party (including specific performance), after Closing the provisions of this Section 12 and Section 13 shall be the exclusive basis for the assertion of claims against, or the imposition of Liability on, Seller or its Affiliates, or Buyer or its Affiliates, in respect to the transactions contemplated herein, including, without limitation, any breach or alleged breach of this Agreement; provided that this paragraph shall not limit any remedies available for breaches of the Voting Agreement or any agreement executed at Closing pursuant to this Agreement.

12.5.4	Mitigation. Buyer and Seller shall, and shall cause their Affiliates to, use commercially reasonable efforts to mitigate the losses, costs, expenses and damages for which such party or their Affiliates may become entitled to indemnification hereunder.

12.5.5	Net Recovery. The amount to which an Indemnified Party may become entitled pursuant to the indemnification provisions of this Agreement shall be net of any recovery (whether by way of payment, discount, credit, set off, tax benefit, counterclaim or otherwise) received by such party or its Affiliates from a third party (including any insurer or taxation authority) in respect of such claim. Any such recovery shall be promptly repaid by Buyer to Seller, or Seller to Buyer, as applicable, less any taxes payable on the recovery and all reasonable costs, charges and expenses incurred in obtaining such recovery from the third party. For the avoidance of doubt, a Tax benefit shall only be taken into account under this paragraph to the extent that that the Tax benefit results in a lower Tax liability for the Indemnified Party than would have occurred absent the indemnity payment and the Tax benefit is actually recognized on a Tax Return.

12.5.6	Limitation of Damages. Each party shall be responsible only for direct damages, and shall in no event be liable for special, consequential or similar damages or losses.

12.5.7	Satisfaction of Indemnity Claims. Notwithstanding any of the terms and conditions of this Agreement to the contrary, except for each party’s indemnity obligations under Section 13, all amounts payable by Seller to Buyer with respect to any indemnity claim brought by Buyer under this Agreement, shall be satisfied, at the Seller’s option, either by Seller delivering to Buyer for cancellation that portion of the Subordinated Promissory Note that has a principal amount equal to the amount of the indemnity claim owed by Seller, or by payment of cash. Notwithstanding any of the terms and conditions of this Agreement to the contrary, all amounts payable by Buyer to Seller with respect to any indemnity claim brought by Seller under this Agreement, shall be satisfied, at Buyer’s option, either by increasing the amounts due and owing under the Subordinated Promissory Note in an amount equal to the amount of the indemnity claim owed by Buyer, or by the payment of cash. All payments with respect to indemnity claims shall be made promptly.

13. Special Tax Indemnity.

13.1	Tax Returns.

13.1.1	Buyer shall cause the Acquired Companies to consent to join, for all taxable periods of the Acquired Companies ending on or before the Closing Date for which the Acquired Companies are eligible to do so, in any consolidated or combined federal, state or local Tax Returns of Seller or Seller’s Affiliates. Seller will prepare and file, or cause to be prepared and filed, all of the Acquired Company Tax Returns for all taxable years or periods ending on or before the Closing Date (to the extent they have not already done so). Seller will pay to the applicable Governmental Authority, or cause the payment to the applicable Governmental Authority of, any Taxes shown as due thereon. Seller will prepare, or cause to be prepared, such Tax Returns using material accounting methods and other practices that are consistent with those used by the Acquired Companies in their prior Tax Returns except as otherwise required by Law. Notwithstanding the foregoing, Seller may revoke the election of To-Ricos under Code Section 936, in which event, Buyer will reasonably cooperate with Seller, and cause To-Ricos to consent to join in the filing of any federal, state or local consolidated or combined Tax Return with Seller and its affiliated group for the taxable year or period ending on the Closing Date. Items to be taken into account in any Tax Return for the short taxable period ending on the Closing Date will be determined under the “closing-the-books” method as described in Treasury Regulation Section 1.1502-76(b)(2)(i) (or any similar provision of state, local or foreign Law). Seller will deliver, or cause to be delivered, a draft of each of the Tax Returns for any of the Acquired Companies that require the signature of an officer or employee of Buyer (or one of Buyer’s Affiliates) to Buyer not less than 30 days prior to the due date (as may be extended) for filing such Tax Returns, and Buyer will provide Seller with its comments on, and proposed changes to, such Tax Returns not later than 15 days prior to such due date. If any aspect of such Tax Returns remains in dispute within 10 days prior to the due date for filing such Tax Returns, the matter in dispute will be submitted to a mutually acceptable, nationally-recognized firm of certified public accountants for resolution. The decision of such accountant will be final and binding on the parties, and the fees and expenses of the accountant will be paid one-half by Buyer and one-half by Seller. Notwithstanding the foregoing, Buyer shall not be entitled to object to any Tax Return prepared by Seller unless the accountant concludes that a position claimed in the Tax Return does not possess the level of support required to avoid the substantial understatement penalty provided for in Section 6662(d) of the Code.

13.1.2	Buyer will prepare and file, or cause to be prepared and filed, all of the Acquired Companies’ Tax Returns for all taxable years or periods ending after the Closing Date, and Buyer will pay, or cause to be paid, all Taxes shown as due thereon; provided, that with respect to any Straddle Period, Buyer will be entitled to indemnification as set forth in Section 13.3.

13.1.3	The parties agree to reasonably cooperate with each other and each other’s Affiliates in the preparation and filing of Tax Returns of the Acquired Companies for taxable periods ending on or before the Closing Date and Straddle Periods. The parties shall be entitled to utilize the services of the personnel who would have been responsible for preparing such returns as they relate to the Acquired Companies, without charge, to the extent reasonably necessary in preparing said returns on a timely basis. The parties shall also provide each other with full access to applicable and reasonably relevant records to enable the timely preparation and filing of said returns.

13.2	Apportionment of Taxes. With respect to any Straddle Period of the Acquired Companies, Buyer and Seller will, to the extent permitted by law, elect to treat the Closing Date as the last day of the taxable year or period of the Acquired Companies and will apportion any Taxes arising out of or relating to a Straddle Period to the Pre-Closing Period under the “closing-the-books” method as described in Treasury Regulation Section 1.1502-76(b)(2)(i) (or any similar provision of state, local or foreign Law). In any case where applicable Law does not permit the Acquired Companies to treat the Closing Date as the last day of the taxable year or period, any Taxes arising out of or relating to a Straddle Period will be apportioned to the Pre-Closing Period based on a closing of the books of that entity; provided, however, that exemptions, allowances or deductions (excluding depreciation, amortization and depletion deductions) that are calculated on an annualized basis will be apportioned on a daily pro rata basis. Notwithstanding the foregoing, Taxes imposed with respect to a time period (e.g., property taxes) shall be apportioned to the Pre-Closing Period on a daily pro rata basis.

13.3	Indemnification by Seller. Seller will indemnify and hold harmless the Buyer and the directors, officers, employees and Affiliates of Buyer (“Buyer Indemnified Persons”) for, and will pay to, or on behalf of, Buyer Indemnified Persons an amount equal to (a) any Taxes of the Acquired Companies for the Pre-Closing Period (including, for the avoidance of doubt, any Taxes of the Acquired Companies resulting from an election under Section 338(h)(10) of the Code) that have not been paid prior to the Closing Date, except to the extent accrued as a Liability on the Final Closing Balance Sheet, (b) any Taxes relating to any member of an affiliated group with which any of the Acquired Companies has filed a Tax Return on a consolidated, combined or unitary basis for a Pre-Closing Period, and (c) any Tax deficiency, and all related, reasonable legal and accounting fees and expenses, each directly resulting from any breach of Seller’s representations in Section 7.10(d), (e), (f), (g), and (i) or Seller’s covenants contained in this Section 13.

13.4	Indemnification by Buyer. Buyer will pay, or cause to be paid, on a timely basis, and shall indemnify, defend and hold harmless Seller and the directors, officers, employees and Affiliates of Seller (“Seller Indemnified Persons”) for: (a) any Tax deficiency, and all related, reasonable legal and accounting fees and expenses, each directly resulting from any breach of Buyer’s representations in Section 8.26(d), (e), (g) and (h) or Buyer’s covenants contained in this Section 13, (b) any Liability for Taxes for Tax periods of the Buyer and the Acquired Companies beginning, and the portion of the Straddle Period occurring, after the Closing Date, and (c) any Liability for Taxes attributable to an extraordinary transaction (other than the distribution of the Retained Assets or any deemed asset sale occurring under section 338(h)(10) or any comparable provision of state or local Law) effected at the direction of Buyer in respect of the Acquired Companies on or after the Effective Time.

13.5	Indemnification Process. In the event of a third-party claim for Taxes arising out of or relating to any taxable year or period of an Acquired Company ending on or before the Closing Date, the indemnification procedures will be in accordance with Section 12.3 and the limitations contained in Sections 12.5.3 through 12.5.6 (inclusive); provided however, that with respect to any Tax matter involving a Governmental Authority that does not treat the Acquired Companies as selling their assets to a newly created corporation on the Closing Date as a result of the Section 338(h)(10) election, Seller shall not settle or compromise any third-party claim for Taxes that may adversely effect Buyer in taxable periods ending after the Closing Date without Buyer’s consent (which shall not be unreasonably withheld). Any indemnification payments due under this Section 13 shall be paid within 10 days from the date of a final determination (as defined in Section 1313(a) of the Code) of the amount of Tax due.

13.6	Characterization of Indemnity Payments. All amounts paid by Buyer or Seller, as the case may be, by reason of Section 12.1, 12.2, 13.3 or 13.4 will be treated to the extent permitted under applicable Law as adjustments to the Purchase Price for all Tax purposes.

13.7	Transfer Taxes. Notwithstanding any other provision of this Agreement, all Transfer Taxes will be borne by Seller regardless of which party is obligated to pay such Tax under applicable Law. Buyer and Seller will cooperate in timely making and filing all Tax Returns that may be required to comply with Law relating to such Taxes.

13.8	Tax Sharing Agreements. Seller will cause the Acquired Companies to terminate as of the Closing Date any tax sharing, indemnity or allocation agreement between them and: (i) any other Affiliate of the Seller; (ii) Renewable Environmental Solutions, L.L.C.; or (iii) any partner of Renewable Environmental Solutions, L.L.C.

13.9	Tax Records. Seller will make available to Buyer such records as Buyer may require for the preparation of any Tax Return and such records as Buyer may require for the defense of any proceeding concerning such Tax Return. Buyer will make available to Seller such records as Seller may require for the preparation of any Tax Return and such records as Seller may require for the defense of any proceeding concerning any such Tax Return.

13.10	Refunds. Buyer and its Affiliates shall pay to Seller within ten (10) days of receipt any refund of Taxes: (i) that relate to a Pre-Closing Period of the Acquired Companies; (ii) that were paid by Seller or its Affiliates; and (iii) to the extent that any such refunds were not accrued as an asset on the Final Closing Balance Sheet.

13.11	Survival. The covenants and agreements of the parties contained in this Section 13 and the representations and warranties contained in Section 7.10(d), (e), (f), (g) and (i) and Section 8.26 (d), (e), (g) and (h) will survive the Closing and will remain in full force and effect until thirty (30) days following the expiration of the applicable underlying statutes of limitations (including extensions) with respect to any Taxes that would be indemnifiable by Buyer or Seller under Sections 13.3 and 13.4 of this Agreement.

13.12	Section 338(h)(10) Election. Seller agrees that it will, and with Buyer’s and the Acquired Companies’ full cooperation, prepare and make an election or join in making an election under Section 338(h)(10) of the Code in order to treat the sale of the Stock as a sale of all of the assets of the Acquired Companies for U.S. federal Tax purposes and an election under the statutes of such states as permit an equivalent election. Seller and Buyer will not make a joint election under the corresponding provisions of Puerto Rican law. Seller agrees that it will, and with Buyer’s and the Acquired Companies’ full cooperation, take such action to comply with all of the requirements and conditions of Section 338(h)(10) of the Code and the treasury regulations thereunder and all other applicable Code sections and treasury regulations relating thereto, including without limitation the execution and timely filing of Form 8023 entitled “Elections Under Section 338 for Corporations Making Qualified Stock Purchases” or any successor form of similar import, and any forms required to effectuate similar elections for state tax purposes. The parties agree that the Purchase Price shall be allocated to the assets of the Acquired Companies in accordance with Exhibit 13.12 hereto. Each party covenants to report gain, loss, or cost basis, as the case may be, in a manner consistent with Exhibit 13.12 for federal and state Tax purposes. Buyer, the Acquired Companies and Seller shall promptly notify Seller (and Seller will promptly notify Buyer) in the event that any Governmental Authority challenges or threatens to challenge, such allocations. Buyer, the Acquired Companies, and Seller shall cooperate after the Closing Date to timely and properly file all applicable federal and state elections required to be filed under this Section and to take all such action as is required by Law to give full effect to the elections for federal, state and local Tax purposes to the greatest extent permitted by Law. Buyer, the Acquired Companies and Seller shall fully cooperate in order to qualify To-Ricos for the application of such election to To-Ricos.

13.13	Miscellaneous Tax Provisions. In no event shall any party hereto pay more than once under different provisions of this Agreement for the same Tax Liability. Notwithstanding anything to the contrary herein, if Closing occurs, this Section 13 and Sections 12.3, and 12.5.3 through 12.5.6 (inclusive) (to the extent they govern the indemnification process for Taxes) shall be the sole remedy for any Tax matters under this Agreement. For the avoidance of doubt, the provisions of Section 12.5.1 do not apply to this Section 13.

13.14	Puerto Rican Tax Incentives. The parties will fully cooperate with each other to maintain (to the extent reasonably possible under Puerto Rican Law) To-Ricos’: (i) Grant of Industrial Tax Exemption pursuant to the 1987 Puerto Rican Tax Incentives Act (the “Industrial Grant”); and (ii) Certificate of Exemption under the Agricultural Incentives Act (1995) (“Agricultural Certificate”) after Closing until such time as To-Ricos can negotiate a modification of the Industrial Grant, obtain a new Industrial Grant under the 1998 Puerto Rican Tax Incentives Act, or ensure the continuation of its Agricultural Certificate. Provided however, Seller’s obligation to cooperate with Buyer with respect to this matter shall cease no later than one calendar year following the Closing Date; provided, further Seller’s obligation to so cooperate shall not (x) include any obligation to start or continue to own or conduct any entity or business in Puerto Rico or (y) preclude Seller or any Affiliate of Seller from conducting or changing any Puerto Rican business operation or activity, including Molinos de Puerto Rico, Inc.’s activities, in any manner as Seller or any Affiliate of Seller may determine.

14.	Miscellaneous. The following miscellaneous provisions shall apply to this Agreement:

14.1	Notices. All notices or other communications required or permitted to be given, pursuant to the terms of this Agreement, shall be in writing and shall be deemed to be duly given when received if delivered in person or by telecopy, telegram or cable and confirmed by mail, or mailed by registered or certified mail (return receipt requested) or overnight courier, express mail, postage prepaid, as follows:

If to Seller:	ConAgra Foods, Inc.
One ConAgra Drive
Omaha, Nebraska 68102
Attn: Corporate Controller

With a Copy to:	McGrath North Mullin & Kratz, PC LLO
First National Tower
1601 Dodge Street, Suite 3700
Omaha, Nebraska 68102
Fax: (402) 341-0216
Attn: Roger W. Wells

If to Buyer:	Pilgrim’s Pride Corporation
110 South Texas Street
Pittsburg, Texas 75686
Attn: Chief Financial Officer

With a Copy to:	Baker & McKenzie
2300 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201
Fax: (214) 978-3099
Attn: Alan G. Harvey

or at such other address as the party to whom notice is to be given furnishes in writing to the other party in the manner set forth above.

14.2	Amendments and Waivers. This Agreement may not be modified or amended, except by an instrument or instruments in writing, signed by the party against whom enforcement of any such modification or amendment is sought. Either Seller or Buyer may, by an instrument in writing, waive compliance by the other party with any term or provision of this Agreement on the part of such other party to be performed or complied with. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty or agreement contained herein. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

14.3	Expenses. Except as otherwise provided in this Agreement, Buyer and Seller shall each pay their own expenses, and those of their respective Affiliates, in connection with the preparation and execution of this Agreement and any expenses specifically payable by them pursuant to this Agreement.

14.4	Survival of Representations and Warranties. Subject to Section 13.11 hereof, the representations and warranties and indemnities related thereto of Seller and Buyer made in or pursuant to this Agreement shall survive as follows: representations and warranties, and the indemnities relating thereto, under Sections 7.16, 7.17 (except with respect to ERISA matters), 7.18, 8.14, 8.15 (except with respect to ERISA matters) and 8.16 shall survive the Closing for a period of four (4) years; representations and warranties, and the indemnities relating thereto, under Section 7.1, Section 7.3, Section 7.6, Section 7.7.2, Section 7.17 (with respect to ERISA matters) and Sections 8.1, 8.4 and 8.15 (with respect to ERISA matters) shall survive the Closing until expiration of the applicable statute of limitations; and all other representations and warranties, and the indemnities relating thereto, under this Agreement shall survive the Closing for a period of twelve (12) months. Indemnities relating to the breach of any covenant shall survive until expiration of the applicable statute of limitations. Notwithstanding the forgoing, it is specifically understood and agreed that the damages for which indemnification may be sought need not be incurred or paid by the Indemnified Party within the forgoing periods, but only that the claim with respect to which indemnification is sought be asserted and presented to the Indemnifying Party within such periods.

14.5	Entire Agreement. This Agreement, the Ancillary Agreements, the Seller Disclosure Schedule, the Buyer Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

14.6	Terms of Sale. The parties agree and acknowledge, on behalf of themselves and their Affiliates, that EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, OR THE ANCILLARY AGREEMENTS, THE STOCK AND THE ACQUIRED COMPANIES ARE BEING SOLD TO BUYER, AND THE SHARES ARE BEING ISSUED TO SELLER, WITHOUT ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE ANCILLARY AGREEMENTS. EXCEPT FOR CLAIMS MADE IN ACCORDANCE WITH THE SPECIFIC TERMS OF THIS AGREEMENT OR THE ANCILLARY AGREEMENTS, NO CLAIM SHALL BE MADE AGAINST EITHER PARTY OR ITS AFFILIATES, BY THE OTHER PARTY, IN RESPECT TO ANY REPRESENTATION, WARRANTY, INDEMNITY, COVENANT OR UNDERTAKING. THE PARTIES CONFIRM THAT THEY HAVE NOT RELIED ON ANY REPRESENTATION, WARRANTY, INDEMNITY, COVENANT OR

UNDERTAKING OF ANY PERSON WHICH IS NOT EXPRESSLY CONTAINED IN THIS AGREEMENT OR THE ANCILLARY AGREEMENTS. FOR THE AVOIDANCE OF DOUBT, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO ANY TAX ATTRIBUTES OF THE ACQUIRED COMPANIES.

14.7	Applicable Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in Delaware (without regard to conflicts of law doctrines).

14.8	Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

14.9	Assignability. Neither this Agreement nor any of the parties’ rights hereunder shall be assignable by any party hereto without the prior written consent of the other party hereto.

14.10	Effect of Headings. The headings of the various sections and subsections herein are inserted merely as a matter of convenience and for reference and shall not be construed as in any manner defining, limiting, or describing the scope or intent of the particular sections to which they refer, or as affecting the meaning or construction of the language in the body of such sections.

14.11	Exhibits; Disclosure Schedule. All exhibits and schedules referred to in this Agreement are incorporated herein by reference as if fully set forth herein. The disclosure of any matter in any section of the Seller Disclosure Schedule or the Buyer Disclosure Schedule shall not be deemed to constitute an admission by any party or to otherwise imply that any such matter is material or may have a Company or Buyer Material Adverse Effect, as the case may be, for purposes of this Agreement.

14.12	Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or other provisions of this Agreement in any other jurisdiction.

14.13	Construction and Interpretation. As used in this Agreement in respect to Seller and Buyer, “knowledge,” “knows” or “known” means, with respect to the matter in question, if any of the Executive Officers of Seller or Buyer, as the case may be, has actual knowledge of such matter. “Executive Officers” of Seller means those executive officers of Seller and the Acquired Companies listed on Exhibit 14.13 hereto, and “Executive Officers” of Buyer means those executive officers of Buyer listed on Exhibit 14.13 hereto. The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, strictly neither for nor against any party hereto, and without implying a presumption that the terms thereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the person who himself drafted same. It is hereby agreed that representatives of both parties have participated in the preparation hereof. The word “or” is not exclusive and the word “including” means “including without limitation.”

14.14	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same instrument.

14.15	Consent to Jurisdiction. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any United States federal or Delaware state court sitting in Wilmington, Delaware with respect to any action or proceeding arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such court or that such court is an inconvenient forum. The parties hereto shall cause the Acquired Companies to be bound by this Section.

14.16	Further Assurances. Each of the parties hereto agrees that, from and after the Closing, upon the reasonable request of the other party hereto and without further consideration, such party will execute and deliver to such other party such documents and further assurances and will take such other actions (without cost to such party) as such other party may reasonably request in order to carry out the purpose and intention of this Agreement. Such actions shall include, without limitation, the transfer or conveyance by Buyer, the Acquired Companies or their respective Affiliates and successors of any assets or rights included in the Retained Assets, the transfer or conveyance by Seller or its Affiliates and successors of any assets or rights included in the Business, and Seller’s commercially reasonable cooperation at Buyer’s cost in connection with the preparation of any materials required to be filed by Buyer with the SEC or any financing Buyer may seek.

14.17	Publicity. The parties hereto agree that they will consult with each other concerning any proposed press release or public announcement pertaining to the transactions contemplated hereby and shall use their best efforts to agree upon the text of any such press release or the making of such public announcement. The parties hereto agree that the issuance of any such press release or announcement shall not be a violation of the Confidentiality Agreement.

14.18	Note Redemption. Notwithstanding the terms of the Subordinated Promissory Note, during the period that Seller or any of its Affiliates holds any portion of the Subordinated Promissory Note, Buyer shall have the right to repurchase all or such portion of the Subordinated Promissory Note then held by Seller or its Affiliates by paying to Seller in immediately available funds an amount equal to the outstanding principal amount of the portion of the Subordinated Promissory Note to be repurchased, together with the payment of all interest accrued on the amount so repurchased through the date such repurchase occurs, so long as, after such repurchase, unless Buyer repurchases all of the Subordinated Promissory Note then held by Seller or its Affiliates, the outstanding principal amount of the Subordinated Promissory Note shall equal or exceed $150,000,000. Buyer shall give Seller at least fifteen (15) days written notice of its election to exercise such right. Seller agrees to cause its Affiliates to comply with the provision of this Section 14.18 and will give Buyer at least ten (10) days written notice of any proposed transfer of all or part of the Subordinated Promissory Note.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

SELLER: CONAGRA FOODS, INC., a Delaware corporation		BUYER: PILGRIM’S PRIDE CORPORATION, a Delaware corporation

By:	/s/ Dwight J. Goslee	By:	/s/ Lonnie A. Pilgrim
Its:	Exec. V.P.	Its:	Chairman of the Board

Annex E

AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

This Amendment No. 1 to Stock Purchase Agreement (this “Amendment”), dated as of August 11, 2003, is entered into between Pilgrim’s Pride Corporation, a Delaware corporation (“Buyer”), and ConAgra Foods, Inc., a Delaware corporation (“Seller”).

RECITALS:

A. Buyer and Seller entered into a Stock Purchase Agreement dated as of June 7, 2003 (the “Agreement”).

B. Section 14.2 of the Agreement provides that it may be modified or amended by an instrument in writing, signed by the party against whom enforcement of such modification or amendment is sought.

C. Buyer and Seller desire to amend the Agreement to permit Buyer to pay cash to Seller at Closing or thereafter in payment of all or part of that portion of the Purchase Price that the Agreement provided was to be represented by the Subordinated Promissory Note, subject to certain limitations.

AGREEMENT:

In consideration of the promises and mutual agreements contained herein and in the Agreement, the parties hereto agree as follows:

1. Definitions. All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

2. Payment of Cash in Lieu of Note Portion. Each of Buyer and Seller agree that, notwithstanding anything to the contrary in the Agreement, Buyer may, at its option, (a) pay cash to Seller in lieu of all or part of that portion of the Purchase Price that the Agreement provided was to be represented by the Subordinated Promissory Note; provided, however, that if Buyer issues the Subordinated Promissory Note in payment of a portion of the Purchase Price, the initial principal amount of such Subordinated Promissory Note must be at least $100 million, or such lesser amount as may be acceptable in writing to Seller; and (b) at any time redeem from Seller, in whole or in part, any Subordinated Promissory Note issued to Seller; provided, however, that without Seller’s prior written consent Buyer may not redeem less than 100% of any Subordinated Promissory Note held by Seller if Seller at the time holds less than, or the redemption would result in Seller holding less than, $100 million principal amount of such note, or such lesser amount as may be acceptable in writing to Seller. All references to $150 million in the Agreement or in the “Optional Redemption” section of Exhibit 1.1(k) to the Agreement shall be amended to refer to $100 million.

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3. Miscellaneous.

3.1. Ratification; Entire Agreement. This Amendment shall not effect any terms or provisions of the Agreement other than those amended hereby and is only intended to amend, alter or modify the Agreement as expressly stated herein. Except as amended hereby, the Agreement remains in effect, enforceable against each of the parties, and is hereby ratified and acknowledged by each of the parties. The Agreement, as amended by this Amendment, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supercedes any prior or contemporaneous agreements, whether oral or written, among the parties with respect to the subject matter hereof. No amendment or modification of this Amendment shall be effective unless made in writing and duly executed by the parties hereto.

3.2. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same instrument.

3.3 No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party under the Agreement or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, except as specifically set forth herein.

3.4. Applicable Law. This Amendment and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in Delaware (without regard to conflicts of law doctrines).

3.5. Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that Section 2(b) shall not be binding upon any holder of the Subordinated Promissory Note other than Seller and its Affiliates.

3.6. Effect of Headings. The headings of the various sections and subsections herein are inserted merely as a matter of convenience and for reference and shall not be construed as in any manner defining, limiting, or describing the scope or intent of the particular sections to which they refer, or as affecting the meaning or construction of the language in the body of such sections.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first above written.

SELLER: CONAGRA FOODS, INC., a Delaware corporation		BUYER: PILGRIM’S PRIDE CORPORATION, a Delaware corporation

By:	/s/ Dwight J. Goslee	By:	/s/ Richard A. Cogdill
Its:	EVP	Its:	Chief Financial Officer

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Annex F

AMENDMENT NO. 2 TO STOCK PURCHASE AGREEMENT

This Amendment No. 2 to Stock Purchase Agreement (this “Amendment”), dated as of August 20, 2003, is entered into between Pilgrim’s Pride Corporation, a Delaware corporation (“Buyer”), and ConAgra Foods, Inc., a Delaware corporation (“Seller”).

RECITALS:

A. Buyer and Seller entered into a Stock Purchase Agreement, dated as of June 7, 2003, which was amended by Amendment No. 1 to Stock Purchase Agreement, dated August 11, 2003 (collectively, the “Agreement”).

B. Section 14.2 of the Agreement provides that it may be modified or amended by an instrument in writing, signed by the party against whom enforcement of such modification or amendment is sought.

C. Seller’s consent is required pursuant to Section 9.2.1 of the Agreement in the event Buyer wishes to amend its certificate of incorporation prior to the Closing or authorize for issuance any shares of capital stock.

D. Buyer wishes to reclassify its current Class A common stock and Class B common stock into a single class of common stock as described in the form of Certificate of Amendment of Certificate of Incorporation of Buyer attached hereto as Annex A (the “Reclassification”).

E. Buyer and Seller desire to amend the Agreement to provide for the Reclassification.

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AGREEMENT:

In consideration of the promises and mutual agreements contained herein and in the Agreement, the parties hereto agree as follows:

1. Definitions. All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

2. Reclassification of Pilgrim’s Pride Common Stock.

2.1. Seller’s Consent. Seller hereby consents to Buyer effecting the Reclassification prior to the Closing of the transactions contemplated by the Agreement. Each of Buyer and Seller further agree that, notwithstanding anything to the contrary in the Agreement, if the Reclassification is effected prior to the Closing, Seller shall receive shares of the common stock of Buyer described in Annex A hereto, rather than shares of Class A common stock of Buyer, and all references to “Shares” shall mean such shares of the common stock of Buyer described in Annex A hereto to be delivered to Seller under the Agreement. If the Reclassification is effected prior to the end of the Reference Period (as defined below), then all references to Class A common stock in Section 3.3.7 of the Agreement shall mean the common stock of Buyer described in Annex A hereto for all periods subsequent to the effective time of the Reclassification.

2.2. Calculation of Shares to be Delivered to Buyer Under the Agreement. The parties agree that the Agreement shall be amended by adding thereto a new Section 3.3.7 to read in its entirety as follows:

3.3.7 Alternative Calculation of Shares to be Delivered to Buyer.

(a) Definitions Used in Section 3.3.7. As used in this Section 3.3.7, the following terms shall have the following meanings:

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(i) “Adjusted VWAP” means VWAP of the Class A common stock computed over the Reference Period, except that: (a) if the VWAP Adjustment Amount is greater than zero, then in lieu of the actual trading price of the Class A common stock over the Subsequent Period, such Adjusted VWAP shall be computed as if all trades in such stock during the Subsequent Period occurred at the VWAP of the Class A common stock for the Measurement Period, plus the VWAP Adjustment Amount; and (b) if (I) the VWAP of the Class A common stock during the Subsequent Period is greater than the VWAP of such stock during the Measurement Period, and (II) the average daily volume of the Class A common stock during the Initial Period is less than the average daily trading volume of such stock during the Subsequent Period, then in lieu of the actual trading volume of the Class A common stock over the Subsequent Period, such Adjusted VWAP shall be computed as if the volume of trades during each day in the Subsequent Period was equal to the average daily trading volume of the Class A common stock during the Initial Period.

(ii) “Discount Percentage” means the VWAP of the Class B common stock of Buyer, minus the VWAP of the Class A common stock, expressed as a percentage of the VWAP of the Class A common stock.

(iii) “Initial Period” means June 10, 2003 through and including August 21, 2003.

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(iv) “Measurement Period” means the ten (10) trading days preceding August 22, 2003.

(v) “Reference Period” means June 10, 2003 through and including the date that is five trading days prior to the Closing Date.

(vi) “Subsequent Period” means August 22, 2003 through and including the date that is five trading days prior to the Closing Date.

(vii) “VWAP” means the volume weighted average price of Buyer’s Class A common stock or Class B common stock, as applicable, on the New York Stock Exchange, as reported by Bloomberg, L.P.

(viii) “VWAP Adjustment Amount” means 50% of the difference between the VWAP of the Class A common stock over the Subsequent Period minus the VWAP of the Class A common stock over the Measurement Period, but shall not be less than zero.

(b) Alternative Calculation. Notwithstanding anything to the contrary in this Agreement, in the event the Discount Percentage over the Subsequent Period is less than thirty-five percent (35%), the following provision shall be used to compute the number of Shares to be delivered to Buyer at Closing, rather than the number of Shares computed based upon the provisions of Section 3.3.2 above. The number of Shares to be issued to Seller at Closing shall be equal to the lesser of 39,400,000 or the number of Shares determined by dividing: (i) forty-five percent (45%) of the Estimated Purchase Price by (ii) the greater of (1) the Adjusted VWAP during the Reference Period and

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(2) $5.35. The value of such Shares for purposes of determining the amount of the Subordinated Promissory Note shall be equal to such number of Shares multiplied by the greater of the Adjusted VWAP and $5.35.

3. Miscellaneous.

3.1. Ratification; Entire Agreement. This Amendment shall not effect any terms or provisions of the Agreement other than those amended hereby and is only intended to amend, alter or modify the Agreement as expressly stated herein. Except as amended hereby, the Agreement remains in effect, enforceable against each of the parties, and is hereby ratified and acknowledged by each of the parties. The Agreement, as amended by this Amendment, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supercedes any prior or contemporaneous agreements, whether oral or written, among the parties with respect to the subject matter hereof. No amendment or modification of this Amendment shall be effective unless made in writing and duly executed by the parties hereto.

3.2. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same instrument.

3.3 No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party under the Agreement or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, except as specifically set forth herein.

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3.4. Applicable Law. This Amendment and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in Delaware (without regard to conflicts of law doctrines).

3.5. Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

3.6. Effect of Headings. The headings of the various sections and subsections herein are inserted merely as a matter of convenience and for reference and shall not be construed as in any manner defining, limiting, or describing the scope or intent of the particular sections to which they refer, or as affecting the meaning or construction of the language in the body of such sections.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first above written.

SELLER: CONAGRA FOODS, INC., a Delaware corporation		BUYER: PILGRIM’S PRIDE CORPORATION, a Delaware corporation

By:	/s/ Dwight J. Goslee	By:	/s/ Richard A. Cogdill
Its:	EVP	Its:	Chief Financial Officer

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Annex G

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “Company” refers only to Pilgrim’s Pride Corporation and not to any of its subsidiaries. In addition, in this description, the term “Holder” refers to the record holder of any Note.

The Company will issue the Note in payment of a portion of the purchase price of all of the chicken business of ConAgra Foods, Inc. through the acquisition of all of the issued and outstanding capital stock of ConAgra Poultry Company, To-Ricos, Inc., Lovette Company, Inc. and Hester Industries, Inc. (collectively, the “Acquired Companies”), each a wholly-owned subsidiary of ConAgra Foods, Inc. (the “Acquisition”). The Notes will be issued under an Indenture dated as of             , 2003 (the “Indenture”) between the Company and             , as trustee (the “Trustee”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture and by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the Indenture.

BRIEF DESCRIPTION OF THE NOTES

The Notes:

•	will be general unsecured obligations of the Company; and

•	are expressly subordinated in right of payment to all existing and future Senior Indebtedness of the Company.

PRINCIPAL, MATURITY AND INTEREST

At the closing of the Acquisition, the Company will issue a Note with a principal amount of $             million based on an estimated combined, consolidated stockholders’ equity of the Acquired Companies. The final determination of the purchase price for the Acquired Companies will be subject to a post-closing audit of the final combined, consolidated balance sheet of the Acquired Companies as of the closing date of the Acquisition. Any reduction or increase in the purchase price will be made by the Company, paying the amount in cash, issuing a new Note in exchange for the original Note issued at the closing of the Acquisition, or a combination thereof. In the event a new Note is issued, the Holder of the Note will be required to surrender the original Note, and the new Note will be on the same terms and conditions as the Note issued at the closing of the Acquisition except that the principal balance will be decreased or increased by an amount equal to the difference between the final combined, consolidated stockholders’ equity of the Acquired Companies based on the post-closing audit and the estimated stockholders’ equity of the Acquired Companies used to determine the estimated purchase price.

The Notes will mature on March 4, 2011. Interest on the Notes will accrue at the rate of 10.50% per annum and will be payable semi-annually in arrears on December 15 and June 15, commencing on             . The Company will make each interest payment, including any Special Interest, to the Holders of record on the immediately preceding December 1 and June 1.

Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

ADDITIONAL NOTES

Subject to the limitations set forth under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company may incur additional Indebtedness up to an aggregate principal amount of $             [one-half of the Notes] which, at its option, may consist of additional Notes, in one or more series, having identical terms as the Notes issued on the date of the Indenture (the “Additional Notes”). Holders of such Additional Notes will have the right to vote together with Holders of Notes issued on the date of the Indenture as one class.

SUBSIDIARY GUARANTEES

The Indenture will require that each Domestic Restricted Subsidiary (other than any Securitization Subsidiary that has entered into or established a Permitted Securitization Program) that incurs any Indebtedness (other than intercompany Indebtedness between or among such Domestic Restricted Subsidiary and the Company or any of its Restricted Subsidiaries) which is pari passu with or subordinate in right of payment to the Notes guarantee the obligations of the Company under the Notes (including the payment of principal, premium, if any, and interest on the Notes) by entering into a supplemental indenture with the Company and the Trustee (each such Domestic Restricted Subsidiary and any other Restricted Subsidiary that guarantees the Notes in accordance with the Indenture being referred to herein as a “Guarantor”). The Indenture will provide that any such Domestic Restricted Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel to the Trustee within 10 business days of the date on which it was acquired, created or incurred such Indebtedness.

Any Guarantors will be jointly and severally liable with respect to the Company’s obligations under the Notes. Each such guarantee of the Notes (a “Subsidiary Guarantee”) will be a general unsecured obligation of the Guarantor thereunder and will be expressly subordinated in right of payment to all existing and future Senior Indebtedness of such Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(a) the Person acquiring the property in any such sale or disposition, or the Person formed by or surviving any such consolidation or merger (if such surviving Person is not the Guarantor), assumes all the obligations of that Guarantor under the Indenture and its Subsidiary Guarantee pursuant to a supplemental indenture satisfactory to the Trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the “Asset Sale” provisions of the Indenture.

The Subsidiary Guarantee of a Guarantor will be released and such Person shall no longer be deemed a Guarantor for purposes of the Indenture:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the Net Proceeds of that sale or other disposition are applied in accordance with the “Asset Sale” provisions of the Indenture;

(2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person (including by way of merger or consolidation) that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the Net Proceeds of that sale are applied (or the Company certifies in an Officer’s Certificate delivered to the Trustee that such Net Proceeds will be applied) in accordance with the “Asset Sale” provisions of the Indenture;

(3) if the Company properly designates the Guarantor as an Unrestricted Subsidiary; or

(4) if all Indebtedness and Guaranteed Indebtedness of such Guarantor has been paid in full or otherwise discharged.

See “—Repurchase at the Option of Holders—Asset Sales.”

OPTIONAL REDEMPTION

At any time prior to             , 2007, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture (including, if issued, any Additional Notes) at a redemption price of 110.5% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided, that:

(1) at least 65% of the aggregate principal amount of Notes issued under the Indenture (including, if issued, any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and

(2) the redemption must occur within 45 days of the date of the closing of such Public Equity Offering.

Except pursuant to the preceding paragraph and the last paragraph in this section, the Notes will not be redeemable at the Company’s option prior to             , 2007.

On or after             , 2007, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on September 15 of the years indicated below:

Year	Percentage
2007	105.250%
2008	102.625%
2009 and thereafter	100.000%

Notwithstanding the foregoing, the Company may, at any time and from time to time, redeem all or a part of the Notes from any Initial Holder upon not less than 15 nor more than 60 days’ notice, at a redemption price of 100.000% of the principal amount thereof, plus accrued and unpaid interest, if any. The Company may not, however, redeem less than all of the Notes from any Initial Holder if the Initial Holders hold less than, or the redemption would result in the Initial Holders holding less than, an aggregate of $100 million in principal amount of the Notes.

MANDATORY REDEMPTION

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Note.

REPURCHASE AT THE OPTION OF HOLDERS

Change of Control

If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to (a) in the case of an Initial Holder, 100% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, thereon to the date of purchase and (b) in the case of all other Holders, 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, thereon to the date of purchase. Within 90 days following any Change of Control, unless the Company has mailed a redemption notice with respect to all of the outstanding Notes in accordance with the Optional Redemption provisions of the Indenture, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice which date shall be no earlier than 15 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) such fair market value is determined by the Company’s Board of Directors and evidenced by a resolution of the Board of Directors and, if such fair market value exceeds $50 million, is set forth in an Officers’ Certificate delivered to the Trustee; and

(3) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash, Cash Equivalents or assets or Voting Stock of a type referred to in clauses (2), (3) or (4) immediately below.

For purposes of this provision, each of the following shall be deemed to be cash:

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in that conversion) within 90 days of the related Asset Sale.

Within 270 days after the receipt of any Net Proceeds from an Asset Sale, the Company may, at its option:

(1) apply such Net Proceeds to permanently repay, purchase or retire unsubordinated Indebtedness of the Company or any Restricted Subsidiary;

(2) apply such Net Proceeds to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another business reasonably related to the business of the Company;

(3) apply such Net Proceeds to make a capital expenditure used or useful in the Company’s business;

(4) apply such Net Proceeds to acquire other long-term assets that are used or useful in the Company’s business; or

(5) enter into a binding agreement with respect to the application of such Net Proceeds described in clauses (2), (3) or (4) above and apply such Net Proceeds pursuant thereto within 360 days of receipt by the Company of such Net Proceeds.

Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, then within 45 business days after the later of the application of Net Proceeds in accordance with the preceding paragraph and the date that is 270 days following the receipt of the Net Proceeds, to the extent of the balance of the net Proceeds after application in accordance with the preceding paragraph, the Company will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

FALL-AWAY EVENT

The obligations of the Company and its Restricted Subsidiaries to comply with the provisions of the Indenture described under the captions “Repurchase at the Option of the Holders—Change of Control,” “—Certain

Covenants—Restricted Payments,” “—Incurrence of Indebtedness and Issuance of Preferred Stock,” “—Liens,” “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,” “—Issuances of Guarantees by Domestic Restricted Subsidiaries,” “—Limitation on Issuance and Sale of Equity Interests in Restricted Subsidiaries,” and “—the Transactions with Affiliates,” and the requirement set forth under clause (4) of the first paragraph under “—Merger, Consolidation, or Sale of Assets,” will terminate if and when the Notes shall achieve Investment Grade Status (a “Fall-Away Event”).

CERTAIN COVENANTS

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable (a) in Equity Interests (other than Disqualified Stock) of the Company or (b) to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company or any Restricted Subsidiary of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Subsidiary Guarantees, except a payment of interest or principal to a Wholly Owned Restricted Subsidiary of the Company or at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable eight-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (1), (2), (3) and (7) of the next succeeding paragraph) is less than the sum, without duplication, of

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the fiscal quarter beginning immediately prior to the date of the Indenture to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds received by the Company since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the Company), plus

(c) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus (d) if any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, the fair market value of such redesignated Subsidiary (as determined in good faith by the Board of Directors) as of the date of its redesignation, not to exceed in the case of any Subsidiary the amount of Restricted Investments previously made by the Company or any of its Restricted Subsidiaries in such Unrestricted Subsidiary (subsequent to the date of the Indenture) which were treated as Restricted Payments (other than any such Restricted Payment that was made pursuant to the provisions of paragraphs (1) through (6) below).

The preceding provisions will not prohibit the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture. In addition, so long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Restricted Subsidiary or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or Indebtedness of the Company which is subordinate or junior in right of payment to the Notes and has a Weighted Average Life to Maturity no less than that of the Indebtedness being refinanced; provided, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

(2) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company or any Restricted Subsidiary with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; provided, that the amount of any such net cash proceeds that are utilized for any such defeasance, redemption, repurchase or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

(3) Investments made out of the net cash proceeds of a substantially concurrent issue and sale (other than to a Subsidiary of the Company) of Equity Interests (other than Disqualified Stock) of the Company; provided, that the amount of any such net cash proceeds that are utilized for any such Investment shall be excluded from clause (3)(b) of the preceding paragraph;

(4) the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis so long as the Company or one of its Restricted Subsidiaries receives at least a pro rata share (and in like form) of the dividend or distribution in accordance with its common Equity Interests;

(5) the payment by the Company of cash dividends on its common stock in an aggregate amount up to $10.0 million per year;

(6) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the management or the Board of Directors of the Company or any Restricted Subsidiary pursuant to any equity subscription agreement, stock option agreement or similar agreement approved by the Board of Directors of the Company; provided, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1 million in any twelve-month period; and

(7) other Restricted Payments in an aggregate amount not to exceed $50.0 million.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such

Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors and set forth in a resolution. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing or appraisal firm acceptable to the Trustee if the fair market value exceeds $50.0 million. Not later than the date of making any Restricted Payment with a fair market value in excess of $50.0 million, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a description and amounts of all Restricted Payments made by the Company pursuant to this “Restricted Payments” covenant since the date of the most recently delivered Officers’ Certificate pursuant to this paragraph (or, if none, the date of the Indenture), together with a copy of any fairness opinion or appraisal required by the Indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Domestic Restricted Subsidiaries and any other Guarantors may incur Indebtedness or issue Preferred Stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended eight full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock or Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock or Disqualified Stock had been issued, as the case may be, at the beginning of such eight-quarter period.

The first paragraph of this covenant will not prohibit the incurrence or issuance of any of the following items of Indebtedness or Preferred Stock (collectively, “Permitted Debt”):

(1) the incurrence by the Company or any Guarantor of Indebtedness (and any replacements, renewals, refinancings, extensions or amendments of any thereof) in an aggregate principal amount at any one time outstanding as of the date of any such incurrence under this clause (1) not to exceed an amount equal to the greater of (x) $585.0 million, less the aggregate amount of all Net Proceeds of Asset Sales (other than a sale of all or a substantial portion of the assets used in or related to the Turkey Operations) applied by the Company or any of its Subsidiaries to repay Indebtedness incurred under this clause (1) pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” and (y) 75% of the fair market value of property, plant, equipment and intangibles (excluding goodwill) of the Company and its consolidated Restricted Subsidiaries;

(2) the incurrence by the Company or any Restricted Subsidiary of Indebtedness pursuant to a revolving credit facility under the Existing U.S. Credit Facilities (and any replacements, renewals, refinancings, extensions or amendments of any thereof) in an aggregate principal amount outstanding at any one time as of the date of any such incurrence under this clause (2) not to exceed the Domestic Borrowing Base;

(3) the incurrence of Indebtedness by the Foreign Restricted Subsidiaries pursuant to the Existing Foreign Credit Facility (and any replacements, renewals, refinancings, extensions or amendments thereof) in an aggregate principal amount outstanding at any one time as of the date of any such incurrence under this clause (3) not to exceed the greater of (x) $50.0 million and (y) the Foreign Borrowing Base;

(4) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes to be issued on the date of the Indenture or as described in the first paragraph under “Principal, Maturity and Interest” (including, in each case, any Subsidiary Guarantees);

(5) the incurrence by the Company or any of its Restricted Subsidiaries of purchase money obligations incurred in the ordinary course of business in an amount outstanding at any one time as of the date of any such incurrence not to exceed 75% of the purchase price or fair market value of the asset purchased, acquired or constructed;

(6) the incurrence by the Company or any of its Restricted Subsidiaries of Capital Lease Obligations incurred in the ordinary course of business in an amount outstanding at any one time as of the date of any such incurrence not to exceed 5% of the Company’s Consolidated Tangible Net Worth;

(7) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations pursuant to which the Company or the Restricted Subsidiary has hedged against its actual exposure to fluctuations in interest rates, currency values or commodity prices;

(8) the incurrence by the Company or any Restricted Subsidiary of up to $25.0 million aggregate principal amount of Indebtedness to the Camp County Industrial Development Corporation pursuant to that certain Loan Agreement (the “Camp County Loan Agreement”), dated as of June 15, 1999, between the Company and the Camp County Industrial Development Corporation, including the incurrence by the Company or any Guarantor of Indebtedness to Harris Trust and Savings Bank pursuant to the Reimbursement Agreement dated June 15, 1999 between the Company and Harris Trust and Savings Bank, or under any irrevocable letter of credit, surety bond, insurance policy or other similar instrument issued by any Person to support the Company’s or any Restricted Subsidiary’s Obligations pursuant to the Camp County Loan Agreement or in connection with the related bonds issued by the Camp County Industrial Development Corporation (and reimbursement and similar agreements in respect thereof) and any Permitted Refinancing Indebtedness relating thereto; provided, that such $25.0 million and any corresponding credit enhancement or reimbursement obligation with respect thereto shall be reduced by any prepayments or scheduled payments under the Camp County Loan Agreement;

(9) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding under this clause (9) not to exceed $150 million;

(10) the incurrence by the Company or any Restricted Subsidiary of up to $82.5 million aggregate principal amount of Indebtedness to the issuer of industrial development bonds and similar Indebtedness outstanding as of the date of the Indenture, including the incurrence by the Company or any Restricted Subsidiary of Indebtedness to the issuer of any irrevocable letter of credit, surety bond, insurance policy or other similar instrument issued by any Person to support the Company’s or any Restricted Subsidiary’s Obligations pursuant to or in connection with such related industrial revenue bonds (and reimbursement and similar agreements in respect thereof); provided, that such $82.5 million and any corresponding credit enhancement or reimbursement obligation with respect thereto shall be reduced by any prepayments or scheduled payments in respect of such industrial revenue bonds or Indebtedness;

(11) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) under the Senior Notes and the Senior Notes Indenture or that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (1), (2), (3), (5), (6), (8), (10) or (14) of this paragraph;

(12) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness; provided, however, that:

(a) if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Note, in the case of the Company, or the Subsidiary Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (12);

(13) the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant and, in the case of a Domestic Restricted Subsidiary, the provisions of the covenant set forth under the caption “—Issuances of Guarantees by Domestic Restricted Subsidiaries”;

(14) Indebtedness of the Company to the extent the net proceeds thereof are promptly (a) used to purchase Notes tendered in a Change of Control Offer made as a result of a Change of Control in accordance with the Indenture or (b) deposited to defease the Notes;

(15) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued; and

(16) the issuance of Preferred Stock to the Company or a Wholly Owned Restricted Subsidiary.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, (a) in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant; provided, that (x) Indebtedness outstanding under the Existing U.S. Credit Facilities on the date of the Indenture will be deemed to have been incurred on such date in reliance on the exception provided in clauses (1) and (2), as applicable, of the definition of Permitted Debt above and (y) Indebtedness outstanding under the Existing Foreign Credit Facility on the date of the Indenture will be deemed to have been incurred on such date in reliance on the exception provided in clause (3) of the definition of Permitted Debt above, and (b) with respect to Indebtedness denominated in a currency other than United States dollars, the Company or any of its Restricted Subsidiaries shall not have been deemed to incur Indebtedness solely as a result of fluctuations in the exchange rates of currencies.

Liens

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, incur or suffer to exist any Lien (other than Permitted Liens or Liens securing Senior Indebtedness) upon any of its assets (including Capital Stock of a Restricted Subsidiary), whether owned at the date the Notes are first issued or thereafter acquired, or any interest therein or any income or profits therefrom, unless:

(1) if such Lien secures Senior Subordinated Indebtedness, the Notes or the Guarantees are secured on an equal and ratable basis with such Indebtedness for so long as such Senior Subordinated Indebtedness is secured by such Lien; and

(2) if such Lien secures Subordinated Indebtedness, the Lien securing such Subordinated Indebtedness will be subordinated and junior to a Lien securing the Notes or the Guarantees, as the case may be, with the same relative priority as such Indebtedness has with respect to the Notes or the Guarantees.

Limitations on Layered Debt

The Company shall not, and shall not permit any Restricted Subsidiary, to incur, directly or indirectly, any Indebtedness that is subordinate or junior in right of payment of any Senior Indebtedness unless such Indebtedness is Senior Subordinated Debt or is expressly subordinated in right of payment to, or ranks pari passu with, the Notes or Subsidiary Guarantees, as the case may be. In addition, no Guarantor shall Guarantee, directly or indirectly, any Indebtedness of the Company that is subordinate or junior in right of payment to any Senior Indebtedness unless such Guarantee is expressly subordinated in right of payment to, or ranks pari passu, with, the Subsidiary Guarantee of such Guarantor.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) Existing Credit Facilities as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Credit Facilities, as in effect on the date of the Indenture;

(2) the Indenture, the Subsidiary Guarantee, the Notes and any additional notes that are issued under the Indenture;

(3) applicable law;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition;

(8) Permitted Refinancing Indebtedness, provided, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12) customary restrictions imposed on any Securitization Subsidiary in connection with a Permitted Securitization Program, including, without limitation, those imposed on Pilgrim’s Pride Funding Corporation on the date of the Indenture; and

(13) the Senior Notes Indenture, the Senior Guarantee and the Senior Notes.

Merger, Consolidation, or Sale of Assets

The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction no Default or Event of Default exists;

(4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable eight-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(5) the Company shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that such merger, consolidation or sale of assets and such supplemental indenture, if any, comply with the Indenture.

In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This “Merger, Consolidation, or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Wholly Owned Restricted Subsidiaries.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person or is approved by a majority of the disinterested members of the Board of Directors; and

(2) (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, such determination shall be set forth in a resolution adopted by the Board of Directors stating that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, the Board of Directors has received an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing or appraisal firm acceptable to the Trustee.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any transaction entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with past practices;

(2) any transaction entered into by the Company and any of its Restricted Subsidiaries or between any of the Restricted Subsidiaries;

(3) transactions with a Person that is an Affiliate of the Company solely because the Company owns an Equity Interest in such Person;

(4) payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Company and reasonable indemnification arrangements;

(5) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “—Restricted Payments;” and

(6) any transaction entered into with ConAgra Foods or its Subsidiaries by the Company and any of its Restricted Subsidiaries.

Issuances of Guarantees by Domestic Restricted Subsidiaries

The Company will not permit any Domestic Restricted Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of the Company which is pari passu with or subordinate in right of payment to the Notes (“Guaranteed Indebtedness”), unless (i) such Domestic Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Subsidiary Guarantee by such Domestic Restricted Subsidiary and (ii) such Domestic Restricted Subsidiary waives and will not in any manner whatsoever claim, or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Domestic Restricted Subsidiary under its Subsidiary Guarantee until the Notes have been paid in full. If the Guaranteed Indebtedness is (A) pari passu with the Notes, then the guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee, or (B) subordinated to the Notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

Notwithstanding the foregoing, any such Subsidiary Guarantee by a Domestic Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged if such Guarantor sells or otherwise disposes of all or substantially all of its assets to, or consolidates with or merges with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, in compliance with the terms described above in the fourth paragraph under the caption “—Subsidiary Guarantees.”

Limitation on the Issuance and Sale of Equity Interests in Restricted Subsidiaries

The Company will not sell, and will not permit any Restricted Subsidiaries, directly or indirectly, to issue or sell any Equity Interests of a Restricted Subsidiary except:

(1) to the Company or a Wholly Owned Restricted Subsidiary;

(2) issuances of director’s qualifying shares or sales to foreign nationals of shares of Capital Stock of Foreign Restricted Subsidiaries, to the extent required by applicable law;

(3) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the “—Restricted Payments” covenant if made on the date of such issuance or sale; or

(4) sales of Common Stock (including options, warrants or other rights to purchase shares of such Common Stock) of a Restricted Subsidiary by the Company or a Restricted Subsidiary, provided that the Company or such Restricted Subsidiary applies the Net Proceeds of any such sale in accordance with “Repurchase at the Option of Holders—Asset Sales” above.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated an Unrestricted Subsidiary, all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and either will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “—Restricted Payments” or will at the time of such designation qualify as a Permitted Investment, as the Company shall determine. All such outstanding Investments will be valued at their fair market value at the time of such designation. That designation will only be permitted if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default and such redesignation will increase the amount available for Restricted Payments under the first paragraph of the covenant described under the caption “—Restricted Payments” as provided therein or Permitted Investments, as applicable.

Payments for Consent

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

EVENTS OF DEFAULT AND REMEDIES

Each of the following is an Event of Default:

(1) the Company defaults in the payment when due of interest on the Notes and such default continues for a period of 30 days;

(2) the Company defaults in the payment when due of principal of, or premium, if any, on the Notes;

(3) failure by the Company or any of the Guarantors to comply with the provisions described under the caption “—Repurchase at the Option of Holders—Change of Control” or “Certain Covenants—Merger, Consolidation or Sale of Assets;”

(4) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions
“—Repurchase at the Option of Holders—Asset Sales,” “—Certain Covenants—Restricted Payments” and “—Certain Covenants—Issuance of Indebtedness and Issuance of Preferred Stock” for 30 days after the date on which the Company has received written notice from the Trustee or the Holders of at least

25% in principal amount of the then outstanding Notes specifying such failure and stating that such notice is a “Notice of Default” under the Indenture;

(5) failure by the Company or any of its Restricted Subsidiaries to comply with any of the other agreements in the Indenture for 60 days after the date on which the Company has received written notice from the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes specifying such failure and stating that such notice is a “Notice of Default” under the Indenture;

(6) the Company or any Restricted Subsidiary defaults under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

(7) a final nonappealable judgment or final nonappealable judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company or any of its Restricted Subsidiaries and such judgment or judgments are not paid, discharged or stayed for a period (during which execution shall not be effectively stayed) of 60 days, provided that the aggregate of all such undischarged judgments exceeds $20.0 million;

(8) except as permitted by the Indenture, any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

(9) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest, if any) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

SUBORDINATION

The Company may not pay (except from the trust as provided in the Legal Defeasance and Covenant Defeasance provisions) principal of, or premium, if any, or interest on, the Notes, or make any deposit pursuant to the Legal Defeasance and Covenant Defeasance provisions, and may not repurchase, redeem or otherwise retire any Notes until all principal and other Obligations with respect to Senior Indebtedness is paid in full (collectively, “Pay The Notes”) if (a) any principal, premium, interest or any other amount payable in respect of any Senior Indebtedness is not paid within any applicable grace period (including at maturity) or (b) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, (1) the default has been cured or waived and any such acceleration has been rescinded or (2) such Senior Indebtedness has been paid in full in cash or otherwise satisfied in accordance with the terms thereof; provided, however, that the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the holders of such Senior Indebtedness or, if there is no Representative, from the holders of such Senior Indebtedness.

During the continuance of any default (other than a default described in clause (a) or a default and acceleration described in clause (b) of the preceding paragraph) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except any notice required to effect the acceleration) or the expiration of any applicable grace period, the Company may not pay the Notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Company and the Trustee of written notice of such default from the Representative of the holders of such Designated Senior Indebtedness or, if there is no Representative, from the holders of such Designated Senior Indebtedness, specifying an election to effect a Payment Blockage Period (a “Payment Blockage Notice”) and ending 179 days thereafter (unless such Payment Blockage Period is earlier terminated (a) by written notice to the Trustee and the Company from the Representative of the holders of such Designated Senior Indebtedness or, if there is no Representative, from the holders of such Designated Senior Indebtedness that gave such Payment Blockage Notice, (b) because such default is no longer continuing or (c) because such Designated Senior Indebtedness has been repaid in full in cash or otherwise satisfied in accordance with the terms thereof). Not more than one Payment Blockage Notice with respect to all issues of Designated Senior Indebtedness may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to one or more issues of Designated Senior Indebtedness during such period. No non-payment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be the basis for a subsequent Payment Blockage Notice. Following the expiration of any period during which the Company is prohibited from making payments on the Notes pursuant to a Payment Blockage Notice, the Company shall (unless otherwise prohibited as described in the first two sentences of this paragraph) resume making any and all required payments in respect of the Notes, including, without limitation, any missed payments, unless the maturity of any Designated Senior Indebtedness has been accelerated, and such acceleration remains in full force and effect.

The Company shall give prompt written notice to the Trustee of any default in the payment of any Senior Indebtedness or any acceleration under any Senior Indebtedness or under any agreement pursuant to which Senior Indebtedness may have been issued. Failure to give such notice shall not affect the subordination of the Notes to the Senior Indebtedness or the application of the other provisions provided in the above paragraphs.

If payment of the Notes is accelerated when Designated Senior Indebtedness is outstanding, the Company may not pay the Notes until three business days after the Representative of the holders of such Designated Senior Indebtedness or, if there is no Representative, the holders of such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Notes only if the Indenture otherwise permits payment at that time.

The Obligations of each Guarantor are subordinated in right of payment to the payment when due of all Senior Indebtedness of such Guarantor. This subordination is for the benefit of and enforceable by the holders of such Senior Indebtedness to the extent and in the manner provided for the Notes and the Indenture.

CERTAIN DEFINITIONS

Set forth below are certain defined terms used in the Indenture.

“Acquired Debt” means, with respect to any specified Person:

(i) Indebtedness of any other Person existing at the time such other Person is merged with or into, or became a Subsidiary of, such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Senior Notes” means any Senior Notes (other than Initial Senior Notes) issued under the Senior Notes Indenture in accordance with Section 3.01 of the First Supplemental Indenture dated August 9, 2011 between the Company and the Chase Manhattan Bank, as trustee, as part of the same series as the Initial Senior Notes or as an additional series.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, that beneficial ownership of 10% or more of the total voting power of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business; provided, that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(i) any single transaction or series of related transactions that involves assets having a fair market value of less than $2.0 million;

(ii) a transfer of assets between or among the Company and its Restricted Subsidiaries;

(iii) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(iv) the sale or lease of equipment, inventory, accounts receivable (or interests therein) or other assets in the ordinary course of business or pursuant to a Permitted Securitization Program;

(v) the sale or other disposition of cash or Cash Equivalents; and

(vi) the sale, lease or other disposition of any assets or rights to the extent constituting a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Board of Directors” means either the board of directors of the Company or any duly authorized committee of that board.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock,” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but in any event excluding interests in pools of accounts receivable or inventory sold by a Securitization Subsidiary pursuant to a Permitted Securitization Program.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided, that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within six months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” or “group” (as such terms are used in Section 13(d)(3) of the Exchange Act) other than a Wholly Owned Restricted Subsidiary;

(2) any “person” or “group” (as such terms are used in Section 13(d)(3) of the Exchange Act), other than the Pilgrim Family, becomes the ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the total voting power of the Voting Stock of the Company on a fully-diluted basis;

(3) the adoption of a plan relating to the liquidation or dissolution of the Company;

(4) the consummation of any transaction (including, without limitation, any merger, consolidation or recapitalization) to which the Company is a party the result of which is that, immediately after such transaction, the holders of all of the outstanding Voting Stock of the Company immediately prior to such transaction hold less than 50.1% of the Voting Stock of the Person surviving such transaction, measured by voting power rather than number of shares; or

(5) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company, unless such Restricted Subsidiary is a Guarantor and its Subsidiary Guarantee remains in full force and effect, shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the Company or a Restricted Subsidiary by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that:

(1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary thereof;

(2) the Net Income of any Restricted Subsidiary, unless such Restricted Subsidiary is a Guarantor and its Subsidiary Guarantee remains in full force and effect, shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, provided that the aggregate amount of such Net Income that could be paid to the Company or a Restricted Subsidiary by loans or advances or repayments of loans or advances, intercompany transfer or otherwise will be included in Consolidated Net Income;

(3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; and

(4) the cumulative effect of a change in accounting principles shall be excluded.

“Consolidated Tangible Net Worth” of any Person means, at any time, for such Person and its Restricted Subsidiaries on a consolidated basis, an amount computed equal to (a) the consolidated stockholders’ equity of the Person and its Restricted Subsidiaries, minus, (b) all Intangible Assets of the Person and its Restricted Subsidiaries, in each case as of such time. For the purposes hereof, “Intangible Assets” means intellectual property, goodwill and other intangible assets, in each case determined in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who, during any period of two consecutive years:

(1) was a member of such Board of Directors on the date of the Indenture; or

(2) was nominated for election or elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination, election or appointment.

“Debt Rating” means the rating assigned to the Notes by Moody’s or S&P, as the case may be.

“Default” means any event, act or condition that is, or after notice or with the passage of time or both would be, an Event of Default.

“Designated Senior Indebtedness” means:

(1) any Senior Indebtedness of the Company or a Guarantor that has, at the time of determination, an aggregate principal amount outstanding of at least $25.0 million (including the amount of all undrawn commitments and matured and contingent reimbursement obligations pursuant to letters of credit thereunder) that is specifically designated in the instrument evidencing such Senior Indebtedness and in an Officers’ Certificate delivered to the Trustee as “Designated Senior Indebtedness” of the Company for purposes of the Indenture; and

(2) any Senior Indebtedness of the Company or a Guarantor outstanding under the Existing Credit Facilities, the Senior Notes Indenture or otherwise under clause (1) of the second paragraph of “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” as the same may be amended, supplemented or otherwise modified from time to time, including amendments, supplements or modifications and any renewal, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original agent and lenders or another administrative agent or agents or one or more other lenders and whether provided under the original Existing Credit Facilities or one or more other credit or other agreements or indentures).

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Domestic Borrowing Base” means, as of a date of determination, the sum of (i) 85% of the book value of the outstanding accounts receivable of the Company and its Domestic Restricted Subsidiaries (as such accounts receivable would be shown on a consolidated balance sheet of the Company and its Domestic Restricted Subsidiaries prepared in accordance with GAAP), less allowance for doubtful accounts, plus (ii) 80% of the inventory of the Company and its Domestic Restricted Subsidiaries (as such inventory would be shown on a consolidated balance sheet of the Company and its Domestic Restricted Subsidiaries prepared in accordance with GAAP); provided, that for purposes of determining the Domestic Borrowing Base as of a date of determination, any accounts receivable or inventory that has been sold or otherwise transferred to a Securitization Subsidiary pursuant to a Permitted Securitization Program shall not be included in the Domestic Borrowing Base for purposes of the calculation thereof.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that was formed under the laws of the United States or any state thereof or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Existing Credit Facilities” means, collectively, the Existing U.S. Credit Facilities and the Existing Foreign Credit Facility.

“Existing Foreign Credit Facility” means the facility evidenced by the Revolving Credit Agreement, by and among Grupo Pilgrim’s Pride Funding, S. de R.L. de C.V., Comerica Bank Mexico, S.A. and Comerica Bank, dated September 7, 2001, and the related notes, collateral documents, guarantees and agreements, each as amended through the date of the Indenture.

“Existing U.S. Credit Facilities” means:

(1) the facility evidenced by the Third Amended and Restated Note Purchase Agreement by and between the Company and John Hancock Life Insurance Company, dated August 30, 2002, and the related notes, collateral documents, guarantees and agreements, each as amended through the date of the Indenture;

(2) the facility evidenced by the Amended and Restated Credit Agreement by and among CoBank, ACB, individually and as Agent, Farm Credit Services of America, FLCA, and other Banks thereunder, dated November 16, 2000, and the related notes, collateral documents, guarantees and agreements, each as amended through the date of the Indenture; and

(3) the facility evidenced by the Second Amended and Restated Secured Credit Agreement, by and among the Company and Harris Trust and Savings Bank, individually and as Agent, and other Banks thereunder, dated November 5, 1999, and the related notes, collateral documents, guarantees and agreements, each as amended through the date of the Indenture.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(3) the product of (a) all dividends, whether paid or accrued, whether or not in cash, on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of such Person (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable eight-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the eight-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the eight-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

“Foreign Borrowing Base” means, as of a date of determination, the sum of (i) 85% of the book value of the outstanding accounts receivable of the Company’s Foreign Restricted Subsidiaries (as such accounts receivable would be shown on a combined balance sheet of the Company’s Foreign Restricted Subsidiaries prepared in accordance with GAAP), less allowance for doubtful accounts, plus (ii) 80% of the inventory of the Company’s

Foreign Restricted Subsidiaries (as such inventory would be shown on a combined balance sheet of the Company’s Foreign Restricted Subsidiaries prepared in accordance with GAAP); provided, that for purposes of determining the Foreign Borrowing Base as of a date of determination, any accounts receivable or inventory that has been sold or otherwise transferred to a Securitization Subsidiary pursuant to a Permitted Securitization Program shall not be included in the Foreign Borrowing Base for purposes of the calculation thereof.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary that is not a Domestic Restricted Subsidiary and with respect to which more than 80% of its assets (determined on a consolidated basis in accordance with GAAP) are located in territories and jurisdictions outside of the United States of America.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means any Restricted Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture and its respective successors and assigns.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates;

(2) any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in currency values; and

(3) any commodity futures or option contract or other similar commodity hedging contract designed to protect such person against fluctuations in commodity prices.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

(1) borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) (other than obligations with respect to letters of credit securing obligations (other than obligations described in clause (1), (2) and (4) of this definition) entered into in the ordinary course of business of such Person to the extent that such letters of credit are not drawn upon);

(3) banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable incurred in the ordinary course of business; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Initial Holders” means ConAgra Foods, its Affiliates and each of their respective principals, employees, partners, officers, members and directors.

“Initial Senior Notes” means the 9 5/8% Senior Notes due 2011 of the Company issued under the Senior Notes Indenture.

“Investment Grade Status” exists as of a date if at such date (i) the Debt Rating of Moody’s is at least Baa3 (or the equivalent) or higher and (ii) the Debt Rating of S&P is at least BBB- (or the equivalent) or higher.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” In addition, the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an “Investment” made by the Company in such Unrestricted Subsidiary.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:

(1) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), in net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements; and amounts required to be applied to the repayment of Indebtedness.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender; and

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment of receivables owing to the Company or any of its Restricted Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (provided, that nothing in this clause (2) shall prevent the Company or any Restricted Subsidiary from offering such concessionary trade terms as management deems reasonable in the circumstances);

(3) any Investment in Cash Equivalents;

(4) any Investment of Capital Stock, Obligations or other securities of any Person received by the Company or any of its Restricted Subsidiaries in settlement of Obligations created in the ordinary course of business and owing to the Company or such Restricted Subsidiary;

(5) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(6) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(7) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(8) Hedging Obligations, provided, that such Hedging Obligations constitute Permitted Debt permitted by clause (7) of the second paragraph under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(9) Investments in a Person arising from the sale or transfer of assets primarily used in or related to, or Equity Interests of a Subsidiary of the Company whose assets primarily consist of those used in or related to, the Turkey Operations in connection with a joint venture including such Turkey Operations with a third party;

(10) Investments made in bonds, debentures and notes issued by any corporation organized under the laws of any State of the United States having Investment Grade Status from the aggregate proceeds of insurance premiums paid by the Company or a Restricted Subsidiary under a captive insurance arrangement and any earnings on such Investments; and

(11) other Investments made after the date of the Indenture in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (11) that are at the time outstanding, not to exceed $70 million.

“Permitted Liens” means:

(1) Liens on the assets of the Company and its Restricted Subsidiaries securing Indebtedness and other Obligations (in addition to those referred to in clauses (2) through (12) of this definition) to the extent that such Indebtedness (a) was outstanding on the date of the Indenture or was permitted to be incurred by the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” at the time of such incurrence and (b) at the time of such incurrence did not exceed an aggregate principal amount outstanding at any one time of the greater of (x) $585.0 million less the aggregate amount of all Net Proceeds of Asset Sales (other than a sale of all or a substantial portion of the assets used in the Turkey Operations), applied by the Company or any of its Subsidiaries to repay Indebtedness incurred pursuant to clause (1) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” pursuant to the covenant described under the caption “—Repurchase at the Option of Holders—Asset Sales” and (y) 75% of the fair market value of property, plant, equipment and intangibles (excluding goodwill) of the Company and its consolidated Restricted Subsidiaries;

(2) Liens on the assets of the Company and any Restricted Subsidiary securing Indebtedness and other Obligations to the extent that such Indebtedness is permitted to be incurred by clauses (2), (3) and (14)(b) of the second paragraph of the covenant entitled
“—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(3) Liens on the assets of the Company and any Restricted Subsidiary securing Permitted Refinancing Indebtedness to the extent that (a) such Permitted Refinancing Indebtedness is permitted to be incurred by clause (11) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” and (b) such Permitted Refinancing Indebtedness was incurred to refinance Indebtedness outstanding under clauses (1), (2), (3) or (14)(b) of such paragraph;

(4) Liens in favor of the Company or its Restricted Subsidiaries;

(5) Liens on property of a Person existing at the time such Person is acquired by, merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided, that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those of the Person acquired by, merged into or consolidated with the Company or the Restricted Subsidiary;

(6) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided, that such Liens were in existence prior to the contemplation of such acquisition;

(7) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(8) Liens to secure Indebtedness permitted by clauses (5), (6), (8) and (10) of the second paragraph of the covenant entitled “— Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” (or Permitted Refinancing Indebtedness relating thereto, provided that the principal amount of the Indebtedness secured does not increase and the Liens do not extend to other property or assets) covering only the assets acquired with such Indebtedness;

(9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(10) Liens on accounts receivable or inventory of a Securitization Subsidiary or rights with respect thereto in connection with a Permitted Securitization Program;

(11) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Hedging Obligations designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(12) Liens on the property of Foreign Restricted Subsidiaries and on intercompany Indebtedness to the Company to secure Indebtedness permitted by clause (13) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(13) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $20.0 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided, that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable), of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all customary expenses and premiums incurred in connection therewith); provided, however, that with respect to Indebtedness denominated in currency other than United States dollars, if the principal amount of such Indebtedness is extended, refinanced, renewed, replaced, defeased or refunded with Indebtedness denominated in the same foreign currency and not exceeding the principal amount (or accreted value, if applicable) thereof in such denomination of foreign currency, then it shall not be deemed to have exceeded the principal amount (or accreted value, if applicable) of the refinanced Indebtedness solely as a result of fluctuations in the exchange rate of such foreign currency;

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by the Company or a Guarantor or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Permitted Securitization Program” means a transaction or series of transactions (including amendments, supplements, extensions, renewals, replacements, refinancings or modifications thereof) pursuant to which a

Securitization Subsidiary purchases accounts receivable or inventory from the Company or any Restricted Subsidiary and finances or sells such accounts receivables or inventory or fractional interests therein; provided, that (i) the Board of Directors shall have determined in good faith that such Permitted Securitization Program is economically fair and reasonable to the Company and the Securitization Subsidiary, (ii) all sales of accounts receivable or inventory by the Securitization Subsidiary are made at fair market value (as determined in good faith by the Board of Directors), (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Board of Directors), (iv) no portion of the Indebtedness of a Securitization Subsidiary shall be Guaranteed Indebtedness or is recourse to the Company or any Restricted Subsidiary (other than to such Securitization Subsidiary and other than recourse for customary representations, warranties, covenants and indemnities) and (v) neither the Company nor any Subsidiary (other than the Securitization Subsidiary) has any obligation to maintain or preserve the Securitization Subsidiary’s financial condition.

“Pilgrim Family” means Lonnie A. “Bo” Pilgrim, his spouse, his issue, his estate and any trust, partnership or other entity primarily for the benefit of him, his spouse and/or issue.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non- voting) of such Person’s preferred or preference stock, whether now outstanding or hereafter issued, including, without limitation, all series and classes of such preferred or preference stock.

“Public Equity Offering” means a public offering and sale of Capital Stock (other than Disqualified Stock) for cash made on a primary basis by the Company after the date of the Indenture.

“Representative” means the trustee, agent or representative expressly authorized to act in such capacity, if any, for an issue of Senior Indebtedness.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, or any successor to the rating agency business thereof.

“Securitization Subsidiary” means a Restricted Subsidiary or an Unrestricted Subsidiary of the Company which is established for the limited purpose of acquiring and financing or selling (including, without limitation, interests therein) accounts receivable or inventory and engaging in activities ancillary thereto.

“Senior Indebtedness” of the Company means all of its Obligations with respect to Indebtedness, whether outstanding on the date the Notes are first issued or thereafter incurred, and shall include (i) all obligations for interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such post-filing interest is allowed in such proceeding, (ii) all fees, expenses and indemnities and all other amounts payable with respect to Indebtedness and (iii) all Obligations in respect of the Existing Credit Facilities; provided, however, that Senior Indebtedness shall not include: (i) any obligation of the Company to any Subsidiary of the Company; (ii) any obligation in respect of the Notes or other Indebtedness of the Company that is by its terms is expressly subordinate, junior subordinate or pari passu in right of payment to the Notes; or (iii) any obligations with respect to any Capital Stock. To the extent that any payment of Senior Indebtedness (whether by or on behalf of the Company as proceeds of security or enforcement or any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to a trustee, receiver or other similar party under any Bankruptcy Law, then if such payment is recovered by, or paid over to, such trustee, receiver or other similar party, the Senior Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred. “Senior Indebtedness” of any Guarantor has a correlative meaning and shall not include any obligation of such Guarantor to the Company or any other Subsidiary of the Company.

“Senior Guarantee” means a Guarantor’s guarantee of the Senior Notes.

“Senior Notes” means the Initial Senior Notes and any Additional Senior Notes.

“Senior Notes Indenture” means the Indenture, dated as of the date August 9, 2001, by and between the Company and The Chase Manhattan Bank, as trustee, governing the Senior Notes.

“Senior Subordinated Indebtedness” of the Company means the Notes and any other subordinated Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the Notes and is not subordinated by its terms to any other subordinated Indebtedness or other obligation of the Company which is not Senior Indebtedness. “Senior Subordinated Indebtedness” of any Guarantor has a correlative meaning.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof.

“Special Interest” means the additional interest, if any, to be paid on the Notes pursuant to the 10.50% Senior Subordinated Notes due March 4, 2011 Registration Rights Agreement dated             , 2003, at a rate from 0.25% per annum up to a maximum of 1.00% per annum on the principal amount of the Notes in the event of a registration default under such agreement until such registration default has been cured.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means any Indebtedness of the Company or a Guarantor if the instrument creating or evidencing such Indebtedness or pursuant to which such Indebtedness is outstanding expressly provides that such Indebtedness is subordinated in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Turkey Operations” means the Company’s and/or its Restricted Subsidiaries’ turkey operations as substantially constituted on the date of the Indenture.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company shall be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the eight-quarter reference period, and (2) no Default or Event of Default would be in existence following such designation.

“U.S. Government Obligations” means direct noncallable obligations of, or noncallable obligations the payment of principal of and interest on which is guaranteed by, the United States of America, or to the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged, or beneficial interests in a trust the corpus of which consists exclusively of money or such obligations or a combination thereof.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to other Persons to comply with local law that collectively do not constitute more than 5% of all of the Capital Stock ordinarily having the power to vote for the election of directors of such Restricted Subsidiary) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.